ACE SECURITIES CORP.
Depositor

OCWEN LOAN SERVICING, LLC
a Servicer

GMAC MORTGAGE, LLC
a Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION
Master Servicer and Securities Administrator

HSBC BANK USA, NATIONAL ASSOCIATION
Trustee

POOLING AND SERVICING AGREEMENT
Dated as of July 1, 2007

ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2
Asset Backed Pass-Through Certificates

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Exhibits

Exhibit A-1	Form of Class A Certificate
Exhibit A-2	Form of Class CE-1 Certificate and Class CE-2 Certificate
Exhibit A-3	Form of Class P Certificate
Exhibit A-4	Form of Class R Certificate
Exhibit B-1
Form of Transferor Representation Letter and Form of Transferee Representation Letter in Connection with Transfer of the Class P Certificates, Class CE-1 Certificates, Class CE-2 Certificates and Residual Certificates Pursuant to Rule 144A Under the Securities Act

Exhibit B-2
Form of Transferor Representation Letter and Form of Transferee Representation Letter in Connection with Transfer of the Class P Certificates, Class CE-1 Certificates, Class CE-2 Certificates and Residual Certificates Pursuant to Rule 501(a) Under the Securities Act

Exhibit B-3	Form of Transfer Affidavit and Agreement and Form of Transferor Affidavit in Connection with Transfer of Residual Certificates
Exhibit C-1	Form of Back-Up Certification
Exhibit C-2	Annual Independent Public Accountants’ Servicing Report
Exhibit D	Form of Power of Attorney
Exhibit E	Servicing Criteria
Exhibit F	Mortgage Loan Purchase Agreement
Exhibit G	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit H	Additional Disclosure Notification
Exhibit I	Interest Rate Swap Agreement
Exhibit J	Interest Rate Cap Contract
Exhibit K	Insurance Policy

Schedule 1	Mortgage Loan Schedule
Schedule 2	Prepayment Charge Schedule
Schedule 3	Reserved
Schedule 4	Standard File Layout - Delinquency Reporting
Schedule 5	Standard File Layout - Master Servicing
Schedule 6	Data Requirements of Servicing Advances Incurred Prior to Cut-off Date

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This Pooling and Servicing Agreement, is dated and effective as of July 1, 2007, among ACE SECURITIES CORP., as Depositor, OCWEN LOAN SERVICING, LLC, as a Servicer, GMAC MORTGAGE, LLC, as a Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator and HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest of the Trust Fund created hereunder. The Trust Fund will consist of a segregated pool of assets comprised of the Mortgage Loans and certain other related assets subject to this Agreement.

REMIC I

As provided herein, the Securities Administrator will elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (other than the Reserve Fund, the Cap Contract and, for the avoidance of doubt, the Supplemental Interest Trust and the Swap Agreement) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R-I Interest will be the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions (as defined herein). The following table irrevocably sets forth the designation, the REMIC I Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein). None of the REMIC I Regular Interests will be certificated.

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
I-CE	Variable(2)	$68,784,112.46	May 2037
I-AM	Variable(2)	$16,356,292.00	May 2037
I-1-A	Variable(2)	$1,938,426.00	May 2037
I-1-B	Variable(2)	$1,938,426.00	May 2037
I-2-A	Variable(2)	$1,898,366.50	May 2037
I-2-B	Variable(2)	$1,898,366.50	May 2037
I-3-A	Variable(2)	$1,857,013.00	May 2037
I-3-B	Variable(2)	$1,857,013.00	May 2037
I-4-A	Variable(2)	$1,816,557.00	May 2037
I-4-B	Variable(2)	$1,816,557.00	May 2037
I-5-A	Variable(2)	$1,776,978.50	May 2037
I-5-B	Variable(2)	$1,776,978.50	May 2037
I-6-A	Variable(2)	$1,738,257.50	May 2037
I-6-B	Variable(2)	$1,738,257.50	May 2037
I-7-A	Variable(2)	$1,700,377.00	May 2037
I-7-B	Variable(2)	$1,700,377.00	May 2037
I-8-A	Variable(2)	$1,663,318.00	May 2037
I-8-B	Variable(2)	$1,663,318.00	May 2037
I-9-A	Variable(2)	$1,627,062.00	May 2037

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
I-9-B	Variable(2)	$1,627,062.00	May 2037
I-10-A	Variable(2)	$1,591,593.50	May 2037
I-10-B	Variable(2)	$1,591,593.50	May 2037
I-11-A	Variable(2)	$1,556,894.00	May 2037
I-11-B	Variable(2)	$1,556,894.00	May 2037
I-12-A	Variable(2)	$1,522,947.00	May 2037
I-12-B	Variable(2)	$1,522,947.00	May 2037
I-13-A	Variable(2)	$1,489,737.00	May 2037
I-13-B	Variable(2)	$1,489,737.00	May 2037
I-14-A	Variable(2)	$1,457,247.00	May 2037
I-14-B	Variable(2)	$1,457,247.00	May 2037
I-15-A	Variable(2)	$1,425,462.50	May 2037
I-15-B	Variable(2)	$1,425,462.50	May 2037
I-16-A	Variable(2)	$1,394,367.50	May 2037
I-16-B	Variable(2)	$1,394,367.50	May 2037
I-17-A	Variable(2)	$1,363,947.50	May 2037
I-17-B	Variable(2)	$1,363,947.50	May 2037
I-18-A	Variable(2)	$1,334,187.50	May 2037
I-18-B	Variable(2)	$1,334,187.50	May 2037
I-19-A	Variable(2)	$1,305,073.00	May 2037
I-19-B	Variable(2)	$1,305,073.00	May 2037
I-20-A	Variable(2)	$1,276,591.00	May 2037
I-20-B	Variable(2)	$1,276,591.00	May 2037
I-21-A	Variable(2)	$1,248,727.00	May 2037
I-21-B	Variable(2)	$1,248,727.00	May 2037
I-22-A	Variable(2)	$1,221,468.50	May 2037
I-22-B	Variable(2)	$1,221,468.50	May 2037
I-23-A	Variable(2)	$1,194,801.00	May 2037
I-23-B	Variable(2)	$1,194,801.00	May 2037
I-24-A	Variable(2)	$1,168,712.50	May 2037
I-24-B	Variable(2)	$1,168,712.50	May 2037
I-25-A	Variable(2)	$1,143,191.00	May 2037
I-25-B	Variable(2)	$1,143,191.00	May 2037
I-26-A	Variable(2)	$1,118,223.50	May 2037
I-26-B	Variable(2)	$1,118,223.50	May 2037
I-27-A	Variable(2)	$1,093,798.00	May 2037
I-27-B	Variable(2)	$1,093,798.00	May 2037
I-28-A	Variable(2)	$1,069,903.00	May 2037
I-28-B	Variable(2)	$1,069,903.00	May 2037
I-29-A	Variable(2)	$1,046,527.00	May 2037
I-29-B	Variable(2)	$1,046,527.00	May 2037
I-30-A	Variable(2)	$1,023,659.00	May 2037
I-30-B	Variable(2)	$1,023,659.00	May 2037
I-31-A	Variable(2)	$175,642.50	May 2037
I-31-B	Variable(2)	$175,642.50	May 2037
I-32-A	Variable(2)	$275,722.00	May 2037

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Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
I-32-B	Variable(2)	$275,722.00	May 2037
I-33-A	Variable(2)	$269,688.50	May 2037
I-33-B	Variable(2)	$269,688.50	May 2037
I-34-A	Variable(2)	$263,785.00	May 2037
I-34-B	Variable(2)	$263,785.00	May 2037
I-35-A	Variable(2)	$258,011.00	May 2037
I-35-B	Variable(2)	$258,011.00	May 2037
I-36-A	Variable(2)	$252,370.00	May 2037
I-36-B	Variable(2)	$252,370.00	May 2037
I-37-A	Variable(2)	$246,938.50	May 2037
I-37-B	Variable(2)	$246,938.50	May 2037
I-38-A	Variable(2)	$241,538.00	May 2037
I-38-B	Variable(2)	$241,538.00	May 2037
I-39-A	Variable(2)	$236,245.50	May 2037
I-39-B	Variable(2)	$236,245.50	May 2037
I-40-A	Variable(2)	$231,068.50	May 2037
I-40-B	Variable(2)	$231,068.50	May 2037
I-41-A	Variable(2)	$226,004.50	May 2037
I-41-B	Variable(2)	$226,004.50	May 2037
I-42-A	Variable(2)	$221,051.00	May 2037
I-42-B	Variable(2)	$221,051.00	May 2037
I-43-A	Variable(2)	$216,205.00	May 2037
I-43-B	Variable(2)	$216,205.00	May 2037
I-44-A	Variable(2)	$211,463.50	May 2037
I-44-B	Variable(2)	$211,463.50	May 2037
I-45-A	Variable(2)	$206,826.00	May 2037
I-45-B	Variable(2)	$206,826.00	May 2037
I-46-A	Variable(2)	$9,096,381.00	May 2037
I-46-B	Variable(2)	$9,096,381.00	May 2037
I-CE-2O	Variable(2)	(3)	May 2037
I-CE-2G	Variable(2)	(4)	May 2037
__________________________

(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC I Regular Interest.

(2)	Calculated in accordance with the definition of “REMIC I Remittance Rate” herein.
(3)	REMIC I Regular Interest I-CE-20 will not have an Uncertificated Balance, but will accrue interest on its Notional Amount described in accordance with the definition of “Notional Amount” herein.
(4)	REMIC I Regular Interest I-CE-2G will not have an Uncertificated Balance, but will accrue interest on its Notional Amount described in accordance with the definition of “Notional Amount” herein.

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REMIC II

As provided herein, the Securities Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.” The Class R-II Interest will evidence the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the REMIC II Remittance Rate, the initial aggregate Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests. None of the REMIC II Regular Interests will be certificated.

Designation	REMIC II Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date (1)
AA	Variable(2)	$ 192,594,512.21	May 2037
A	Variable(2)	$ 1,277,410.00	May 2037
ZZ	Variable(2)	$ 2,653,090.25	May 2037
P	Variable(2)(3)	$ 100.00	May 2037
IO	Variable(2)	(4)	May 2037
CE-2	(5)	(6)	May 2037
__________________________

(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC II Regular Interest.

(2)	Calculated in accordance with the definition of “REMIC II Remittance Rate” herein.
(3)	REMIC II Regular Interest P will be entitled to 100% of the Prepayment Charges.
(4)	REMIC II Regular Interest IO will not have an Uncertificated Balance, but will accrue interest on its Notional Amount.
(5)
REMIC II Regular Interest CE-2 will not have a REMIC II Remittance Rate, but will be entitled to 100% of the amounts distributed on REMIC I Regular Interest I-CE-20 and REMIC I Regular Interest I-CE-2G.

(6)
For federal income tax purposes, the REMIC II Regular Interest CE-2 will not have an Uncertificated Balance, but will have a Notional Amount equal to the Notional Amounts of REMIC I Regular Interest I-CE-20 and REMIC I Regular Interest I-CE-2G.

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REMIC III

As provided herein, the Securities Administrator will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III.” The Class R-III Interest will evidence the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Classes of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date (1)
Class A	Variable(2)	$ 127,741,000.00	May 2037
Class P	N/A(3)	$ 100.00	May 2037
Class CE-1	(4)	$ 68,784,012.46	May 2037
Class CE-2	(5)	(6)	May 2037
Class IO Interest	(7)	(7)	May 2037
__________________________

(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Certificates.

(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.
(3)	The Class P Certificates will not accrue interest.
(4)
The Class CE-1 Certificates will accrue interest at their variable Pass-Through Rate on the Notional Amount of the Class CE-1 Certificates outstanding from time to time which shall equal the Uncertificated Balance of the REMIC II Regular Interests (other than REMIC II Regular Interest P). The Class CE-1 Certificates will not accrue interest on their Certificate Principal Balance.

(5)
The Class CE-2 Certificates are an interest only class and for each Distribution Date the Class CE-2 Certificates will be entitled to receive 100% of the amounts distributed on REMIC II Regular Interest CE-2.

(6)
For federal income tax purposes, the Class CE-2 Certificates will not have a Certificate Principal Balance, but will have a Notional Amount equal to the Notional Amount of REMIC II Regular Interest CE-2.

(7)	The Class IO Interest will not have a Pass-Through Rate or a Certificate Principal Balance, but will be entitled to 100% of amounts distributed on REMIC II Regular Interest IO.

The Mortgage Loans had an aggregate Scheduled Principal Balance as of the Cut-off Date, after deducting all Monthly Payments due on or before the Cut-off Date, of $196,525,112.46.

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In consideration of the mutual agreements herein contained, the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.

Whenever used in this Agreement, including, without limitation, in the Preliminary Statement hereto, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Accepted Master Servicing Practices”: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage master servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Master Servicer (except in its capacity as successor to a Servicer), or (y) as provided in Section 3.01 hereof, but in no event below the standard set forth in clause (x).

“Accepted Servicing Practices”: As defined in Section 3.01.

“Account”: The Collection Accounts and the Distribution Account as the context may require.

“Accrued Certificate Interest”: With respect to any Class A Certificate, Class CE-1 Certificate or CE-2 Certificate and each Distribution Date, interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Certificate for such Distribution Date on the Certificate Principal Balance, in the case of the Class A Certificates, or on the Notional Amount in the case of the Class CE-1 Certificates and Class CE-2 Certificates, of such Certificate immediately prior to such Distribution Date. The Class P Certificates are not entitled to distributions in respect of interest and, accordingly, will not accrue interest. All distributions of interest on the Class A Certificates will be calculated on the basis of a 360-day year and the actual number of days in the applicable Interest Accrual Period. All distributions of interest on the Class CE-1 Certificates will be based on a 360-day year consisting of twelve 30-day months. Accrued Certificate Interest with respect to each Distribution Date, as to any Class A Certificate or Class CE-1 Certificate shall be reduced by an amount equal to the portion allocable to such Certificate pursuant to Section 1.02 hereof, if any, of the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.23 or Section 4.19 of this Agreement and (b) the aggregate amount of any Relief Act Interest Shortfall, if any, for such Distribution Date. In addition, Accrued Certificate Interest with respect to each Distribution Date, as to any Class CE-1 Certificate, shall be reduced by an amount equal to the portion allocable to such Class CE-1 Certificate of Realized Losses, if any, pursuant to Section 1.02 and Section 5.04 hereof.

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“Additional Disclosure Notification”: Has the meaning set forth in Section 5.06(a).

“Additional Form 10-D Disclosure”: Has the meaning set forth in Section 5.06(a) of this Agreement.

“Additional Form 10-K Disclosure”: Has the meaning set forth in Section 5.06(d) of this Agreement.

“Additional Servicer”: Means each affiliate of a Servicer and each Person who is not an affiliate of the related Servicer that Services any of the Mortgage Loans. For clarification purposes, the Master Servicer and the Securities Administrator are Additional Servicers.

“Administration Fees”: The sum of (i) the related Servicing Fee, (ii) the Master Servicing Fee and (iii) the Credit Risk Management Fee.

“Administration Fee Rate”: The sum of (i) the Servicing Fee Rate, (ii) the Master Servicing Fee Rate and (iii) the Credit Risk Management Fee Rate.

“Advance Facility”: As defined in Section 3.26(a).

“Advance Financing Person”: As defined in Section 3.26(a).

“Advance Reimbursement Amounts”: As defined in Section 3.26(b).

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Loss Severity Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses (including any principal amounts that have been forgiven in respect of modifications to any Mortgage Loans) incurred on any Mortgage Loans from the Cut-off Date to the last day of the preceding calendar month and the denominator of which is the aggregate principal balance of such Mortgage Loans immediately prior to the liquidation of such Mortgage Loans.

“Agreement”: This Pooling and Servicing Agreement, including all exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Allocated Realized Loss Amount”: With respect to the Class A Certificates and any Distribution Date, an amount equal to the sum of any Realized Loss allocated to the Class A Certificates on the Distribution Date and any Allocated Realized Loss Amount remaining unpaid from the previous Distribution Date.

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“Amounts Held for Future Distribution”: As to any Distribution Date, the aggregate amount held in the related Collection Account at the close of business on the immediately preceding Determination Date on account of (i) all Monthly Payments or portions thereof received in respect of the Mortgage Loans due after the related Due Period and (ii) Principal Prepayments and Liquidation Proceeds received in respect of such Mortgage Loans after the last day of the related Prepayment Period.

“Ancillary Income”: All income derived from the Mortgage Loans, other than Servicing Fees and Prepayment Charges, including but not limited to, late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees and all other incidental fees and charges.

“Annual Independent Public Accountants’ Servicing Report”: A report of a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans or mortgage loans similar in nature to the Mortgage Loans by the Servicer and that such firm is of the opinion that the provisions of this Agreement or similar servicing agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to the attention of such firm which would indicate that such servicing has not been conducted in compliance therewith, except (i) such exceptions such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such report. No Annual Independent Public Accountants’ Servicing Report shall contain any provision restricting the use of such report by the Servicer, including any prohibition on the inclusion of any such report in any filing with the Commission.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect of record the sale and assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages secured by Mortgaged Properties located in the same county, if permitted by law.

“Authorized Officers”: A managing director of the whole loan trading desk and a managing director in global markets.

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to (1) the sum of (a) the aggregate of the amounts on deposit in the Collection Accounts and the Distribution Account as of the close of business on the related Servicer Remittance Date, (b) the aggregate of any amounts deposited in the Distribution Account by the Servicer or the Master Servicer in respect of Prepayment Interest Shortfalls for such Distribution Date pursuant to Section 3.23 or Section 4.19 of this Agreement, (c) the aggregate of any P&I Advances for such Distribution Date made by the Servicers pursuant to Section 5.03 of this Agreement and (d) the aggregate of any P&I Advances made by a successor to a Servicer (including the Master Servicer) for such Distribution Date pursuant to Section 8.02 of this Agreement, reduced (to an amount not less than zero) by (2) the portion of the amount described in clause (1)(a) above that represents (i) Amounts Held for Future Distribution, (ii) Principal Prepayments on the Mortgage Loans received after the related Prepayment Period (together with any interest payments received with such Principal Prepayments to the extent they represent the payment of interest accrued on the Mortgage Loans during a period subsequent to the related Prepayment Period), (iii) Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received in respect of the Mortgage Loans after the related Prepayment Period, (iv) amounts reimbursable or payable to the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator, the Credit Risk Manager or the Custodians pursuant to Section 3.09 or 9.05 of this Agreement or otherwise payable in respect of Extraordinary Trust Fund Expenses, (v) the Credit Risk Management Fee, (vi) amounts deposited in a Collection Account or the Distribution Account in error, (vii) the amount of any Prepayment Charges collected by the Servicers in connection with the Principal Prepayment of any of the Mortgage Loans and (viii) amounts reimbursable to a successor Servicer (including the Master Servicer) pursuant to Section 8.02 of this Agreement.

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“Balloon Mortgage Loan”: A Mortgage Loan that provides for the payment of the unamortized principal balance of such Mortgage Loan in a single payment, that is substantially greater than the preceding monthly payment at the maturity of such Mortgage Loan.

“Balloon Payment”: A payment of the unamortized principal balance of a Mortgage Loan in a single payment that is substantially greater than the preceding Monthly Payment at the maturity of such Mortgage Loan.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Beneficiary”: The Trustee, on behalf of, and for the benefit of, the holders of the Class A Certificates.

“Book-Entry Certificates”: The Class A Certificates for so long as the Certificates of such Class shall be registered in the name of the Depository or its nominee.

“Book-Entry Custodian”: The custodian appointed pursuant to Section 6.01.

“Business Day”: Any day other than (i) a Saturday, a Sunday or (ii) a day on which the New York Stock Exchange or the Federal Reserve is closed or the banking or savings and loan institutions in the States of New York, Maryland, Minnesota, Florida, Iowa, Texas, Pennsylvania or in the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law, executive order or governmental decree to be closed.

“Cap Contract”: Shall mean the interest rate cap contract dated as of August 20, 2007 between the Trustee and the Cap Counterparty, including any schedule, confirmation, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit J.

“Cap Counterparty”: The counterparty under the Cap Contract. Initially, the Cap Counterparty shall be Bear Stearns Financial Products Inc.

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“Cap Credit Support Annex”: The credit support annex, dated as of August 20, 2007, between the Trustee and the Cap Counterparty, which is annexed to and forms part of the Cap Contract.

“Cash-Out Refinancing”: A Refinanced Mortgage Loan the proceeds of which are more than a nominal amount in excess of the principal balance of any existing first mortgage plus any subordinate mortgage on the related Mortgaged Property and related closing costs.

“Certificate”: Any one of ACE Securities Corp., Asset Backed Pass-Through Certificates, Series 2007-SL2, Class A, Class P, Class CE-1, Class CE-2 and Class R Certificates issued under this Agreement.

“Certificate Factor”: With respect to any Class of Certificates (other than the Residual Certificates) as of any Distribution Date, a fraction, expressed as a decimal carried to six places, the numerator of which is the aggregate Certificate Principal Balance (or Notional Amount, in the case of the Class CE-1 Certificates and Class CE-2 Certificates) of such Class of Certificates on such Distribution Date (after giving effect to any distributions of principal and allocations of Realized Losses resulting in reduction of the Certificate Principal Balance (or Notional Amount, in the case of the Class CE-1 Certificates and Class CE-2 Certificates) of such Class of Certificates to be made on such Distribution Date), and the denominator of which is the initial aggregate Certificate Principal Balance (or Notional Amount, in the case of the Class CE-1 Certificates and Class CE-2 Certificates) of such Class of Certificates as of the Closing Date.

“Certificate Insurer”: Assured Guaranty Corp., a Maryland-domiciled insurance company, or any successor thereto.

“Certificate Insurer Default”: The existence and continuance of any of the following: (a) the Certificate Insurer fails to make a payment required under the Insurance Policy in accordance with its terms; or (b) (i) the Certificate Insurer (A) files any petition or commences any case or proceeding under any provision or chapter of the Bankruptcy Code or any other similar federal or state law relating to its own insolvency, bankruptcy, liquidation or reorganization, (B) makes a general assignment for the benefit of its creditors, or (C) has an order for relief entered against it under the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, liquidation or reorganization which is final and non-appealable; or (ii) a court of competent jurisdiction, the New York State Insurance Department or the Maryland Insurance Administration or other competent regulatory authority enters a final and non-appealable order, judgment or decree (A) appointing a custodian, trustee, agent or receiver for the Certificate Insurer or for all or any material portion of its property or (B) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Certificate Insurer (or the taking of possession of all or any material portion of the property of the Certificate Insurer); provided, however, that upon the cure of any Certificate Insurer Default, the Certificate Insurer 's voting, approval, notice and consent rights shall be reinstated.

“Certificate Margin”: With respect to the Class A Certificates and, for purposes of the definition of “Marker Rate”, REMIC II Regular Interest A, 0.70% in the case of each Distribution Date through and including the Optional Termination Date and 1.05% in the case of each Distribution Date thereafter.

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“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization or a Non-United States Person shall not be a Holder of a Residual Certificate for any purposes hereof, and solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by the Depositor, the Sponsor, a Servicer, the Master Servicer, the Securities Administrator, the Trustee or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained. The Trustee and the Securities Administrator may conclusively rely upon a certificate of the Depositor, the Sponsor, the Master Servicer, the Securities Administrator or a Servicer in determining whether a Certificate is held by an Affiliate thereof. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the Securities Administrator shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to each Class A Certificate or Class P Certificate as of any date of determination, the Certificate Principal Balance of such Certificate on the Distribution Date immediately prior to such date of determination plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate (other than a Class P Certificate) pursuant to Section 5.04, minus (i) all distributions allocable to principal made thereon and (ii) Realized Losses allocated thereto, if any, on such immediately prior Distribution Date (or, in the case of any date of determination up to and including the first Distribution Date, the initial Certificate Principal Balance of such Certificate, as stated on the face thereof). With respect to each Class CE-1 Certificate as of any date of determination, an amount equal to the Percentage Interest evidenced by such Certificate times the excess, if any, of (A) the then aggregate Uncertificated Balances of the REMIC II Regular Interests over (B) the then aggregate Certificate Principal Balances of the Class A Certificates and the Class P Certificates then outstanding. The aggregate initial Certificate Principal Balance of each Class of Regular Certificates is set forth in the Preliminary Statement hereto.

“Certificate Register”: The register maintained pursuant to Section 6.02.

“Certification Parties”: Has the meaning set forth in Section 3.20 of this Agreement.

“Certifying Person”: Has the meaning set forth in Section 3.20 of this Agreement.

“Charged Off Loan”: With respect to any Distribution Date, a defaulted Mortgage Loan that the related Servicer is required to charge off once such Mortgage Loan becomes 180 days delinquent pursuant to Section 3.13, provided that such Mortgage Loan is not a Liquidated Mortgage Loan and provided further, that the related Servicer has determined, based on a broker’s price opinion and other relevant considerations, that there will be (i) no Significant Subsequent Recoveries with respect to such Mortgage Loan or (ii) the potential Subsequent Recoveries are anticipated to be an amount, determined by such Servicer in its good faith judgment and in light of other mitigating circumstances, that is insufficient to warrant proceeding through foreclosure or other liquidation of the related Mortgaged Property.

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“Class”: Collectively, all of the Certificates bearing the same class designation.

“Class A Certificate”: Any one of the Class A Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-1 and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive the related Net WAC Rate Carryover Amount and (iii) the obligation to pay any Class IO Distribution Amount.

“Class CE-1 Certificate”: Any one of the Class CE-1 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing (i) a Regular Interest in REMIC III, (ii) beneficial ownership of the Reserve Fund and (iii) beneficial ownership of the Supplemental Interest Trust.

“Class CE-2 Certificate”: Any one of the Class CE-2 Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class IO Distribution Amount”: As defined in Section 5.07(f) hereof. For purposes of clarity, the Class IO Distribution Amount for any Distribution Date shall equal the amount payable to the Supplemental Interest Trust on such Distribution Date in excess of the amount payable on the Class IO Interest on such Distribution Date, all as further provided in Section 5.07(f) hereof.

“Class IO Interest”: An uncertificated interest in the Trust Fund held by the Trustee, evidencing a REMIC Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class P Certificate”: Any one of the Class P Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-3 and evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class R Certificates”: Any one of the Class R Certificates executed and authenticated by the Securities Administrator and delivered by the Trustee, substantially in the form annexed hereto as Exhibit A-4, and evidencing the Class R-I Interest, the Class R-II Interest and the Class R-III Interest.

“Class R-I Interest”: The uncertificated residual interest in REMIC I.

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“Class R-II Interest”: The uncertificated residual interest in REMIC II.

“Class R-III Interest”: The uncertificated residual interest in REMIC III.

“Closing Date”: August 20, 2007.

“Code”: The Internal Revenue Code of 1986 as amended from time to time.

“Collection Account”: The separate account or accounts created and maintained, or caused to be created and maintained, by each Servicer pursuant to Section 3.08(a) of this Agreement for the benefit of the Certificateholders and the Certificate Insurer, which shall be entitled (i) with respect to the Ocwen Mortgage Loans, “Ocwen Loan Servicing, LLC, as Servicer for HSBC Bank USA, National Association as Trustee, in trust for the registered holders of ACE Securities Corp., Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates and the Certificate Insurer” and (ii) with respect to the GMAC Mortgage Loans, “GMAC Mortgage, LLC, as Servicer for HSBC Bank USA, National Association as Trustee, in trust for the registered holders of ACE Securities Corp., Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates and the Certificate Insurer”. Each Collection Account must be an Eligible Account.

“Combined Loan-to-Value Ratio”: With respect to any Mortgage Loan and as of any date of determination, the fraction (expressed as a percentage) the numerator of which is the sum of (i) original principal balance of the related Mortgage Loan at such date of determination and (ii) the unpaid principal balance of the related First Mortgage Loan as of the date of origination of that Mortgage Loan and the denominator of which is (a) with respect to a Refinanced Mortgage Loan, the Value of the related Mortgaged Property at origination and (b) with respect to all other Mortgage Loans, the lesser of (i) the Value of the related Mortgage Property at origination and (ii) the purchase price of the related Mortgaged Property.

“Commission”: The Securities and Exchange Commission.

“Controlling Person”: Means, with respect to any Person, any other Person who “controls” such Person within the meaning of the Securities Act.

“Corporate Trust Office”: The principal corporate trust office of the Trustee or the Securities Administrator, as the case may be, at which, at any particular time, its corporate trust business in connection with this Agreement shall be administered, which office at the date of the execution of this instrument is located at (i) with respect to the Trustee, HSBC Bank USA, National Association, 452 Fifth Avenue, New York, New York 10018, Attention: ACE Securities Corp., 2007-SL2, or at such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Depositor, the Master Servicer, the Securities Administrator and the Servicers, or (ii) with respect to the Securities Administrator, (A) for purposes of Certificate transfers and surrender, Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust (ACE 2007-SL2), and (B) for all other purposes, Wells Fargo Bank, National Association, P.O. Box 98, Columbia, Maryland 21046, Attention: Corporate Trust (ACE 2007-SL2) (or for overnight deliveries, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust (ACE 2007-SL2)), or at such other address as the Securities Administrator may designate from time to time by notice to the Certificateholders, the Depositor, the Master Servicer, the Servicer and the Trustee.

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“Corresponding Certificate”: With respect to each REMIC II Regular Interest, as follows:

REMIC II REGULAR INTEREST	CLASS
REMIC II REGULAR INTEREST A	A
REMIC II REGULAR INTEREST P	P
REMIC II REGULAR INTEREST CE-2	CE-2

“Credit Enhancement Percentage”: For any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Overcollateralization Amount and the denominator of which is the aggregate Scheduled Principal Balance of the Mortgage Loans, calculated after taking into account distributions of principal on the Mortgage Loans and distribution of the Principal Distribution Amount to the Holders of the Class A Certificates on such Distribution Date.

“Credit Risk Management Agreements”: The agreements between the Credit Risk Manager and each Servicer and/or Master Servicer, each regarding the loss mitigation and advisory services to be provided by the Credit Risk Manager.

“Credit Risk Management Fee”: The amount payable to the Credit Risk Manager on each Distribution Date as compensation for all services rendered by it in the exercise and performance of any and all powers and duties of the Credit Risk Manager under the Credit Risk Management Agreements, which amount shall equal one twelfth of the product of (i) the Credit Risk Management Fee Rate multiplied by (ii) the Scheduled Principal Balance of the Mortgage Loans and any related REO Properties as of the first day of the related Due Period.

“Credit Risk Management Fee Rate”: 0.0135% per annum.

“Credit Risk Manager”: Clayton Fixed Income Services Inc., a Colorado corporation and its successors and assigns.

“Custodial Agreement”: Either of (i) the DBNTC Custodial Agreement or (ii) the Wells Fargo Custodial Agreement, or any other custodial agreement entered into after the date hereof with respect to any Mortgage Loan subject to this Agreement.

“Custodian”: Either Wells Fargo or DBNTC or any other custodian appointed under any custodial agreement entered into after the date of this Agreement.

“Cut-off Date”: With respect to each Mortgage Loan, July 1, 2007. With respect to all Qualified Substitute Mortgage Loans, their respective dates of substitution. References herein to the “Cut-off Date,” when used with respect to more than one Mortgage Loan, shall be to the respective Cut-off Dates for such Mortgage Loans.

“DBRS”: DBRS, Inc. or its successor in interest.

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“DBNTC”: Deutsche Bank National Trust Company, a national banking association, or its successor in interest.

“DBNTC Custodial Agreement”: The Custodial Agreement, dated as of July 1, 2007, among the Trustee, DBNTC and the Servicers, as may be amended or supplemented from time to time.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction resulting from a Deficient Valuation.

“Deficiency Amount”: With respect to the Class A Certificates, an amount equal to the sum of:

(1) with respect to any Distribution Date, any shortfall in the Available Distribution Amount, any Net Swap Payment payable to the Securities Administrator on behalf of the Supplemental Interest Trust and any other amounts available for the payment of accrued and unpaid interest on Class A Certificates on such Distribution Date (subject to the limitations set forth in the Insurance Policy);

(2)  (a)   on the Final Maturity Date, the amount needed to pay the outstanding principal balance of the Class A Certificates (after giving effect to the payment of all amounts actually available to be paid on the Class A Certificates on that Distribution Date from all sources other than the Insurance Policy); and

(b) for any Distribution Date other than the Final Maturity Date, any Allocated Realized Loss Amounts allocable to the Class A Certificates;

provided, however, that “Deficiency Amount” shall not include any amounts available to be paid to the holders of the Class A Certificates which are not paid to the holders of the Class A Certificates solely as a result of failure by the Trustee or the Securities Administrator to pay such amount when due and payable, including, without limitation, any such additional amounts as may be attributable to penalties or default interest rates, amounts in respect of indemnification, or any other additional amounts payable by reason of such a default. In addition, “Deficiency Amount” does not include Net WAC Rate Carryover Amounts, nor does it include shortfalls resulting from application of the Servicemembers Civil Relief Act, Prepayment Interest Shortfalls, any shortfall attributable to any taxes, withholding or other charges imposed by any governmental authority (including interest and penalties in respect of such liabilities) or any obligation of the holders of the Class A Certificates to make the payments described in Section 5.07(f) hereof.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificates”: As defined in Section 6.01(b).

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“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced by a Qualified Substitute Mortgage Loan.

“Delinquency Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the Scheduled Principal Balance of all Mortgage Loans that, using the OTS Method, are sixty (60) or more days delinquent, including Mortgage Loans that (i) are in foreclosure, (ii) have been converted to REO Properties, (iii) have been discharged by reason of bankruptcy and (iv) that have been modified for the 12-month period following the modification of such Mortgage Loan and thereafter until such Mortgage Loan becomes current under the terms of the Mortgage Loan as modified, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans and REO Properties as of the last day of the previous calendar month.

“Depositor”: ACE Securities Corp., a Delaware corporation, or its successor in interest.

“Depository”: The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Institution”: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations (or, in the case of a depository institution that is the principal subsidiary of a holding company, such holding company has unsecured commercial paper or other short-term unsecured debt obligations) that are rated at least A-1+ by S&P, F-1+ by Fitch and P-1 by Moody’s (or, if such Rating Agencies are no longer rating the Class A Certificates, comparable ratings by any other nationally recognized statistical rating agency then rating the Class A Certificates).

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the 15th day of the calendar month in which such Distribution Date occurs, or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day. The Determination Date for purposes of Article X hereof shall mean the 15th day of the month, or if such 15th day is not a Business Day, the first Business Day following such 15th day.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I other than through an Independent Contractor; provided, however, that the related Servicer, on behalf of the Trustee, shall not be considered to Directly Operate an REO Property solely because such Servicer establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

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“Disqualified Organization”: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership” and (vi) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any Trust REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The separate trust account or accounts created and maintained by the Securities Administrator pursuant to Section 3.08(b) in the name of the Securities Administrator for the benefit of the Certificateholders and the Certificate Insurer and designated “Wells Fargo Bank, National Association, in trust for registered holders of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2”. Funds in the Distribution Account shall be held in trust for the Certificateholders and the Certificate Insurer for the uses and purposes set forth in this Agreement. The Distribution Account must be an Eligible Account.

“Distribution Date”: The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in August 2007.

“Due Date”: With respect to each Distribution Date, the day of the month on which the Monthly Payment is due on a Mortgage Loan during the related Due Period, exclusive of any days of grace.

“Due for Payment”: (i) with respect to current interest and principal shortfalls pursuant to clauses (1) and (2)(b) of the definition of “Deficiency Amount”, the Distribution Date on which such amounts are due and payable pursuant to the terms of this Agreement (without giving effect to any acceleration thereof), (ii) with respect to the unpaid principal balance of the Class A Certificates as of the Final Maturity Date, the Final Maturity Date, and (iii) with respect to a Preference Amount, the Business Day on which the documentation described in the fourth paragraph of Section 2 of the Insurance Policy has been Received by the Certificate Insurer.

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“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

“Eligible Account”: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.  Notwithstanding Section 12.01, this Agreement may be amended to reduce the rating requirements in clause (i) above, without the consent of any of the Certificateholders, provided that the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates and that the Certificate Insurer shall have given prior written consent to such amendment.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account”: an account established by the related Servicer for Escrow Payments on any Mortgage Loan.

“Escrow Mortgage Loan”: Any Mortgage Loan for which the related Servicer has established an Escrow Account for items constituting Escrow Payments.

“Escrow Payments”: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, mortgage insurance premiums, fire and hazard insurance premiums, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage, applicable law or any other related document.

“Estate in Real Property”: A fee simple estate in a parcel of land.

“Excess Liquidation Proceeds”: To the extent that such amount is not required by law to be paid to the related Mortgagor, the amount, if any, by which Liquidation Proceeds with respect to a liquidated Mortgage Loan exceed the sum of (i) the outstanding principal balance of such Mortgage Loan and accrued but unpaid interest at the related Net Mortgage Rate through the last day of the month in which the related Liquidation Event occurs, plus (ii) related liquidation expenses or other amounts to which the related Servicer is entitled to be reimbursed from Liquidation Proceeds with respect to such liquidated Mortgage Loan pursuant to Section 3.09 of this Agreement.

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“Excess Servicing Fee”: Shall have the meaning set forth in Section 5.01(e) of this Agreement.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Extraordinary Trust Fund Expense”: Any amounts payable or reimbursable to the Trustee, a Servicer, the Master Servicer, the Securities Administrator, the Custodians, the Credit Risk Manager or any director, officer, employee or agent of any such Person from the Trust Fund pursuant to the terms of this Agreement and any amounts payable from the Distribution Account in respect of taxes pursuant to Section 11.01(g)(v), subject to the limitations described in Section 7.03 herein.

“Fannie Mae”: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Maturity Date”: The Distribution Date occurring in May 2037.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Charged Off Mortgage Loan and other than a Mortgage Loan or REO Property purchased by an originator, the Sponsor or the Terminator pursuant to or as contemplated by Section 2.03, 3.13(c) or Section 10.01), a determination made by the related Servicer that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which such Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered, which determination shall be evidenced by a certificate of a Servicing Officer of such Servicer delivered to the Master Servicer and maintained in its records.

“First Mortgage Loan”: A mortgage loan that is secured by a first lien on the related Mortgaged Property.

“Fitch”: Fitch Ratings or any successor in interest.

“Foreclosure Restricted Mortgage Loan”: A Mortgage Loan that was 60 or more days delinquent based on the terms of the original mortgage note, modification, bankruptcy plan or forbearance plan as of the close of business on August 1, 2007 and identified as such on the Mortgage Loan Schedule.

“Form 8-K Disclosure Information”: Has the meaning set forth in Section 5.06(b) of this Agreement.

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“Freddie Mac”: Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GMAC”: GMAC Mortgage, LLC or any successor thereto appointed hereunder in connection with the servicing and administration of the GMAC Mortgage Loans.

“GMAC Mortgage Loans”: The Mortgage Loans serviced by GMAC pursuant to the terms of this Agreement as specified on the Mortgage Loan Schedule.

“GMAC Servicing Fee Rate”: With respect to each GMAC Mortgage Loan, 0.34% per annum.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(B) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (a) is in fact independent of the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Sponsor, any originator and their respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Sponsor, any originator or any Affiliate thereof, (c) is not connected with the Depositor, the Master Servicer, the Securities Administrator, the Servicers, the Sponsor, any originator or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions and (d) is not a member of the immediate family of a Person defined on clause (b) or (c) above.

“Independent Contractor”: Either (i) any Person (other than a Servicer) that would be an “independent contractor” with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates), so long as REMIC I does not receive or derive any income from such Person and provided that the relationship between such Person and REMIC I is at arm’s length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including a Servicer) if the Trustee has received an Opinion of Counsel to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Insolvency Proceeding”: With respect to any Person, the commencement after the Closing Date of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any person, the commencement, after the Closing Date, of any proceedings by or against any person for the winding up or liquidation of its affairs, or the consent by any person, after the Closing Date, to the appointment of a trustee, conservator, administrator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to that person under Federal or state law or the applicable law of any other jurisdiction.

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“Institutional Accredited Investor”: As defined in Section 6.01(c).

“Insurance Agreement”: The Insurance and Indemnity Agreement, dated as of August 20, 2007, among the Certificate Insurer, the Master Servicer and Securities Administrator, the Depositor, the Sponsor and the Trustee, as such agreement may be amended, modified or supplemented from time to time.

“Insurance Policy”: The financial guaranty insurance policy, number D-2007-161 issued by the Certificate Insurer for the benefit of the Class A Certificateholders and attached to this agreement as Exhibit K.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy, covering a Mortgage Loan or the related Mortgaged Property, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor or a senior lienholder in accordance with Accepted Servicing Practices, subject to the terms and conditions of the related Mortgage Note and Mortgage.

“Insured Amount”: (i) with respect to any Distribution Date and the Class A Certificates, the Deficiency Amount for such Distribution Date and (ii) with respect to any other date and the Class A Certificates, any Preference Amounts.

“Interest Accrual Period”: With respect to any Distribution Date and the Class A Certificates, the period commencing on the Distribution Date of the month immediately preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing on the Closing Date) and ending on the day preceding such Distribution Date. With respect to any Distribution Date and the Class CE-1 Certificates and Class CE-2 Certificates and the REMIC I Regular Interests, the one-month period commencing on the first day of the month prior to the month in which the Distribution Date occurs and ending on the last day of the calendar month immediately preceding the month in which such Distribution Date occurs.

“Interest Carry Forward Amount”: With respect to any Distribution Date and any Class A Certificate, the sum of (i) the amount, if any, by which (a) the Interest Distribution Amount for such Class as of the immediately preceding Distribution Date exceeded (b) the actual amount distributed on such Class in respect of interest on such immediately preceding Distribution Date and (ii) the amount of any Interest Carry Forward Amount for such Class remaining unpaid from the previous Distribution Date, plus accrued interest on such sum calculated at the related Pass-Through Rate for the most recently ended Interest Accrual Period.

“Interest Determination Date”: With respect to the Class A Certificates, REMIC I Regular Interests and REMIC II Regular Interests (other than REMIC II Regular Interest P) and any Interest Accrual Period therefor, the second London Business Day preceding the commencement of such Interest Accrual Period.

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“Interest Distribution Amount”: With respect to any Distribution Date and any Class A Certificates and any Class CE-1 Certificates, the aggregate Accrued Certificate Interest on the Certificates of such Class for such Distribution Date.

“Interest Remittance Amount”: With respect to any Distribution Date is that portion of the Available Distribution Amount for such Distribution Date that represents interest received or advanced on the Mortgage Loans (net of the Administration Fees and any Prepayment Charges and after taking into account amounts payable or reimbursable to the Trustee, the Custodians, the Securities Administrator, the Master Servicer, the Servicers or the Credit Risk Manager pursuant to this Agreement or the Custodial Agreements, provided that if any such amounts represent Extraordinary Trust Fund Expenses such amounts will be subject to limitations set forth Section 7.03 herein).

“Last Scheduled Distribution Date”: The Distribution Date occurring in May 2037, which is the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date.

“Late Collections”: With respect to any Mortgage Loan and any Due Period, all amounts received subsequent to the Determination Date immediately following such Due Period with respect to such Mortgage Loan, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

“Late Payment Rate”: Has the meaning set forth in the Insurance Agreement.

“Liquidated Mortgage Loan”: A Liquidated Mortgage Loan is a Mortgage Loan that was liquidated and for which the related Servicer has determined that it has received all amounts it expects to receive in connection with such liquidation, including payments under any related private mortgage insurance policy, hazard insurance policy or any condemnation proceeds and amounts received in connection with the final disposition of the related REO Property.

“Liquidation Event”: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made as to such Mortgage Loan or (iii) such Mortgage Loan is removed from REMIC I by reason of its being purchased, sold or replaced pursuant to or as contemplated by Section 2.03, Section 3.13(c) or Section 10.01 of this Agreement. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property or (ii) such REO Property is removed from REMIC I by reason of its being purchased pursuant to Section 10.01.

“Liquidation Proceeds”: The amount (other than Insurance Proceeds, amounts received in respect of the rental of any REO Property prior to REO Disposition, or required to be released to a Mortgagor or a senior lienholder in accordance with applicable law or the terms of the related Mortgage Loan Documents) received by the related Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation (other than amounts required to be released to the Mortgagor or a senior lienholder), (ii) the liquidation of a defaulted Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise, (iii) the repurchase, substitution or sale of a Mortgage Loan or an REO Property pursuant to or as contemplated by Section 2.03, Section 3.13(c), Section 3.22 or Section 10.01 of this Agreement or (iv) any Subsequent Recoveries.

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“Loan-to-Value Ratio”: As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the Value of the related Mortgaged Property.

“London Business Day”: Any day on which banks in the Cities of London and New York are open and conducting transactions in United States dollars.

“Loss Severity Percentage”: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the principal balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

“Marker Rate”: With respect to the Class CE-1 Certificates and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the REMIC II Remittance Rate for each of REMIC II Regular Interest A and REMIC II Regular Interest ZZ, with the rate on each such REMIC II Regular Interest (other than REMIC II Regular Interest ZZ) subject to a cap equal to the lesser of (i) the related One-Month LIBOR Pass-Through Rate and (ii) the related Net WAC Pass-Through Rate for the Corresponding Certificate for the purpose of this calculation for such Distribution Date and with the rate on REMIC II Regular Interest ZZ subject to a cap of zero for the purpose of this calculation; provided however, each such cap for each REMIC II Regular Interest (other than REMIC II Regular Interest ZZ) shall be multiplied by a fraction the numerator of which is the actual number of days in the related Interest Accrual Period and the denominator of which is 30.

“Master Servicer”: As of the Closing Date, Wells Fargo Bank, National Association and thereafter, its successors in interest who meet the qualifications of this Agreement. The Master Servicer and the Securities Administrator shall at all times be the same Person or an Affiliate.

“Master Servicer Event of Default”: One or more of the events described in Section 8.01(c).

“Master Servicing Fee”: With respect to each Mortgage Loan and for any calendar month, an amount equal to one-twelfth of the product of the Master Servicing Fee Rate multiplied by the Scheduled Principal Balance of the Mortgage Loans as of the Due Date in the preceding calendar month.

“Master Servicing Fee Rate”: 0.040% per annum.

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“Maximum Insured Amount”: With respect to the Class A Certificates, $127,741,000 in respect of principal, plus interest thereon calculated at the applicable Pass-Through Rate therefor.

“Maximum ZZ Uncertificated Interest Deferral Amount”: With respect to any Distribution Date, the excess of (i) accrued interest at the REMIC II Remittance Rate applicable to REMIC II Regular Interest ZZ for such Distribution Date on a balance equal to the Uncertificated Balance of REMIC II Regular Interest ZZ minus the REMIC II Overcollateralization Amount, in each case for such Distribution Date, over (ii) Uncertificated Interest on REMIC II Regular Interest A for such Distribution Date, with the rate on each such REMIC II Regular Interest subject to a cap equal to the lesser of (i) the related One-Month LIBOR Pass-Through Rate and (ii) the related Net WAC Pass-Through Rate for the Corresponding Certificate for the purpose of this calculation for such Distribution Date; provided however, each such cap for each REMIC II Regular Interest shall be multiplied by a fraction the numerator of which is the actual number of days in the related Interest Accrual Period and the denominator of which is 30.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS® System”: The system of recording transfers of mortgages electronically maintained by MERS.

“MIN”: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

“Minimum Servicing Requirements”: With respect to a special servicer appointed pursuant to Section 7.11 hereunder:

(i) the proposed special servicer is (1) an affiliate of the Master Servicer that services mortgage loans similar to the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located or (2) the proposed special servicer has a rating of at least “Above Average” by S&P and either a rating of at least “RSS2” by Fitch or a rating of at least “SQ2” by Moody’s; and

(ii) the proposed special servicer has a net worth of at least $25,000,000.

“MOM Loan”: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note, determined: (a) after giving effect to (i) any Deficient Valuation and/or Debt Service Reduction with respect to such Mortgage Loan and (ii) any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act or similar state or local laws; (b) without giving effect to any extension granted or agreed to by the related Servicer pursuant to Section 3.01 of this Agreement; and (c) on the assumption that all other amounts, if any, due under such Mortgage Loan are paid when due.

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“Moody’s”: Moody’s Investors Service, Inc. or any successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a second lien on, or second priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: The Mortgage Loan Documents pertaining to a particular Mortgage Loan.

“Mortgage Loan”: Each mortgage loan transferred and assigned to the Trustee and the Mortgage Loan Documents for which have been delivered to the related Custodian pursuant to Section 2.01 of this Agreement and pursuant to the related Custodial Agreement, as held from time to time as a part of the Trust Fund, the Mortgage Loans so held being identified in the Mortgage Loan Schedule.

“Mortgage Loan Documents”: The documents evidencing or relating to each Mortgage Loan delivered to the applicable Custodian under the related Custodial Agreement on behalf of the Trustee.

“Mortgage Loan Purchase Agreement”: Shall mean the Mortgage Loan Purchase Agreement dated as of August 20, 2007, between the Depositor and the Sponsor, a copy of which is attached hereto as Exhibit F.

“Mortgage Loan Schedule”: As of any date, the list of Mortgage Loans included in REMIC I on such date attached hereto as Schedule 1. The Depositor shall deliver or cause the delivery of the initial Mortgage Loan Schedule to the Servicers, the Master Servicer, the Custodians, the Certificate Insurer and the Trustee on the Closing Date. The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(i) the Mortgage Loan identifying number;

(ii) the Mortgagor’s first and last name;

(iii) the street address of the Mortgaged Property including the state and zip code;

(iv) a code indicating whether the Mortgaged Property is owner-occupied;

(v) the type of Residential Dwelling constituting the Mortgaged Property;

(vi) the original months to maturity;

(vii) the original date of the Mortgage Loan and the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

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(viii) the Combined Loan-to-Value Ratio at origination;

(ix) the Mortgage Rate in effect immediately following the Cut-off Date;

(x) the date on which the first Monthly Payment was due on the Mortgage Loan;

(xi) the stated maturity date;

(xii) the amount of the Monthly Payment at origination;

(xiii) the amount of the Monthly Payment as of the Cut-off Date;

(xiv) the last Due Date on which a Monthly Payment was actually applied to the unpaid Scheduled Principal Balance;

(xv) the original principal amount of the Mortgage Loan;

(xvi) the Scheduled Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date;

(xvii) a code indicating the purpose of the loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing);

(xviii) the Mortgage Rate at origination;

(xix) the date on which the first Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;

(xx) a code indicating the documentation style (i.e., full, stated or limited);

(xxi) a code indicating if the Mortgage Loan is subject to a primary insurance policy or lender paid mortgage insurance policy and the name of the insurer, and if applicable, the rate payable in connection therewith;

(xxii) the Appraised Value of the Mortgaged Property;

(xxiii) the sale price of the Mortgaged Property, if applicable;

(xxiv) a code indicating whether the Mortgage Loan is subject to a Prepayment Charge, the term of such Prepayment Charge and the amount of such Prepayment Charge;

(xxv) the product type (e.g., 2/28, 15 year fixed, 30 year fixed, 15/30 balloon, etc.);

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(xxvi) the Mortgagor’s debt to income ratio;

(xxvii) the FICO score at origination;

(xxviii) with respect to each Mortgage Loan registered on MERS, the MIN;

(xxix) the applicable Custodian; and

(xxx) the applicable Servicer.

The Mortgage Loan Schedule shall set forth the following information with respect to the Mortgage Loans in the aggregate as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans. The Mortgage Loan Schedule shall be amended from time to time by the Depositor in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, the Cut-off Date shall refer to the related Cut-off Date for such Mortgage Loan, determined in accordance with the definition of Cut-off Date herein.

“Mortgage Note”: The original executed note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Rate”: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note. With respect to each Mortgage Loan that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as of the date such Mortgage Loan became an REO Property.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of an Estate in Real Property improved by a Residential Dwelling.

“Mortgagor”: The obligor on a Mortgage Note.

“Net Monthly Excess Cashflow”: With respect to any Distribution Date, the sum of (i) any Overcollateralization Reduction Amount for such Distribution Date (which shall equal zero on and after the Optional Termination Date) and (ii) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum for such Distribution Date of (A) the Senior Interest Distribution Amount payable to the Holders of the Class A Certificates, (B) the Principal Remittance Amount, (C) any Net Swap Payment or Swap Termination Payment (not caused by the occurrence of a Swap Provider Trigger Event) owed to the Swap Provider (to the extent such amount has not been paid by the Securities Administrator from any upfront payment received pursuant to any related replacement interest rate swap agreement that may be entered into by the Trustee on behalf of the Supplemental Interest Trust) and (D) the premium payable to the Certificate Insurer and any reimbursements payable to the Certificate Insurer for such Distribution Date.

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“Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the Administration Fee Rate.

“Net Swap Payment”: With respect to each Distribution Date, the net payment required to be made pursuant to the terms of the Swap Agreement by either the Swap Provider or Securities Administrator from the Supplemental Interest Trust, which net payment shall not take into account any Swap Termination Payment.

“Net WAC Pass-Through Rate”: With respect to the Class A Certificates and any Distribution Date, a rate per annum (adjusted for the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) twelve and (ii) a fraction, expressed as a percentage, the numerator of which is the amount of interest which accrued on the Mortgage Loans in the related Due Period minus the fees payable to the Servicers, the Master Servicer and the Credit Risk Manager at the Administrative Fee Rate and the amount of the Premium payable to the Certificate Insurer with respect to the Mortgage Loans for such Distribution Date and any Net Swap Payment payable to the Swap Provider and Swap Termination Payment payable to the Swap Provider which was not caused by the occurrence of a Swap Provider Trigger Event (to the extent such amount has not been paid by the Securities Administrator from any upfront payment received pursuant to any related replacement interest rate swap agreement that may be entered into by the Trustee on behalf of the Supplemental Interest Trust), in each case for such Distribution Date and the denominator of which is the aggregate principal balance of the Mortgage Loans as of the last day of the immediately preceding Due Period (or as of the Cut-off Date with respect to the first Distribution Date) after giving effect to principal prepayments received during the related Prepayment Period which were distributed on the immediately preceding Distribution Date. For federal income tax purposes, such rate shall be expressed as the weighted average of (adjusted for the actual number of days elapsed in the related Interest Accrual Period) the REMIC II Remittance Rates on the REMIC II Regular Interests (other than REMIC II Regular Interest IO and REMIC II Regular Interest CE-2), weighted on the basis of the Uncertificated Balance of such REMIC II Regular Interest.

“Net WAC Rate Carryover Amount”: With respect to any Class A Certificate and any Distribution Date on which the Pass-Through Rate is limited to the Net WAC Pass-Through Rate, an amount equal to the sum of (i) the excess of (x) the amount of interest such Certificates would have been entitled to receive on such Distribution Date if the Net WAC Pass-Through Rate would not have been applicable to such Certificates on such Distribution Date over (y) the amount of interest paid to such Certificates on such Distribution Date at the Net WAC Pass-Through Rate plus (ii) the related Net WAC Rate Carryover Amount for the previous Distribution Date not previously distributed to such Certificates together with interest thereon at a rate equal to the Pass-Through Rate for the most recently ended Interest Accrual Period without taking into account the Net WAC Pass-Through Rate.

“New Lease”: Any lease of REO Property entered into on behalf of REMIC I, including any lease renewed or extended on behalf of REMIC I, if REMIC I has the right to renegotiate the terms of such lease.

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“Nonpayment”: With respect to any Distribution Date, an Insured Amount is Due for Payment but the funds, if any, remitted to the Securities Administrator pursuant to this Agreement are insufficient for payment in full of such Insured Amount.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the related Servicer or a successor to the Servicer (including the Master Servicer) will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the related Servicer or a successor to the related Servicer (including the Master Servicer) will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Late Collections, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Non-United States Person”: Any Person other than a United States Person.

“Notice of Claim”: A notice of nonpayment and demand for payment of an Insured Amount in the form of Exhibit A to the Insurance Policy.

“Notional Amount”: With respect to the Class CE-1 Certificates and any Distribution Date, the Uncertificated Balance of the REMIC II Regular Interests (other than REMIC II Regular Interest P) for such Distribution Date. As of the Closing Date, the Notional Amount of the Class CE-1 Certificates is equal to $68,784,012. With respect to the Class CE-2 Certificates and any Distribution Date, the Notional Amount of the REMIC II Regular Interest CE-2 for such Distribution Date. With respect to the REMIC II Regular Interest CE-2 and any Distribution Date, the Notional Amounts of the REMIC I Regular Interest I-CE-20 and REMIC I Regular Interest I-CE-2G. With respect to REMIC I Regular Interest I-CE-20 and any Distribution Date, the sum of the aggregate principal balances of the Ocwen Mortgage Loans for such Distribution Date. With respect to REMIC I Regular Interest I-CE-2G and any Distribution Date, the sum of the aggregate principal balances of the GMAC Mortgage Loans for such Distribution Date.

With respect to REMIC II Regular Interest IO and each Distribution Date listed below, the aggregate Uncertificated Balance of the REMIC I Regular Interests ending with the designation “A” listed below:

Distribution Date	REMIC I Regular Interests
1st through 7th	I-1-A through I-46-A
8	I-2-A through I-46-A
9	I-3-A through I-46-A
10	I-4-A through I-46-A
11	I-5-A through I-46-A
12	I-6-A through I-46-A
13	I-7-A through I-46-A

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Distribution Date	REMIC I Regular Interests
14	I-8-A through I-46-A
15	I-9-A through I-46-A
16	I-10-A through I-46-A
17	I-11-A through I-46-A
18	I-12-A through I-46-A
19	I-13-A through I-46-A
20	I-14-A through I-46-A
21	I-15-A through I-46-A
22	I-16-A through I-46-A
23	I-17-A through I-46-A
24	I-18-A through I-46-A
25	I-19-A through I-46-A
26	I-20-A through I-46-A
27	I-21-A through I-46-A
28	I-22-A through I-46-A
29	I-23-A through I-46-A
30	I-24-A through I-46-A
31	I-25-A through I-46-A
32	I-26-A through I-46-A
33	I-27-A through I-46-A
34	I-28-A through I-46-A
35	I-29-A through I-46-A
36	I-30-A through I-46-A
37through 45	I-31-A through I-46-A
46	I-32-A through I-46-A
47	I-33-A through I-46-A
48	I-34-A through I-46-A
49	I-35-A through I-46-A
50	I-36-A through I-46-A
51	I-37-A through I-46-A
52	I-38-A through I-46-A
53	I-39-A through I-46-A
54	I-40-A through I-46-A
55	I-41-A through I-46-A
56	I-42-A through I-46-A
57	I-43-A through I-46-A
58	I-44-A through I-46-A
59	I-45-A and I-46-A
60	I-46-A
thereafter	$0.00

With respect to the Class IO Interest and any Distribution Date, an amount equal to the Notional Amount of the REMIC II Regular Interest IO.

“Ocwen”: Ocwen Loan Servicing, LLC or any successor thereto appointed hereunder in connection with the servicing and administration of the Ocwen Mortgage Loans.

“Ocwen Mortgage Loans”: The Mortgage Loans serviced by Ocwen pursuant to the terms of this Agreement as specified on the Mortgage Loan Schedule.

“Ocwen Servicing Fee Rate”: With respect to each Ocwen Mortgage Loan, 0.32% per annum.

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“Officer’s Certificate”: With respect to any Person, a certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), or by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of such Person (or, in the case of a Person that is not a corporation, signed by the person or persons having like responsibilities).

“One-Month LIBOR”: With respect to the Class A Certificates, REMIC II Regular Interests (other than REMIC II Regular Interest P) and any Interest Accrual Period therefor, the rate determined by the Securities Administrator on the related Interest Determination Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on such Interest Determination Date; provided that if such rate does not appear on Reuters Screen LIBOR01, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one-month U.S. dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date. In such event, the Securities Administrator will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such Interest Determination Date, two or more Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16). If on such Interest Determination Date, fewer than two Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate. Notwithstanding the foregoing, if, under the priorities described above, LIBOR for an Interest Determination Date would be based on LIBOR for the previous Interest Determination Date for the third consecutive Interest Determination Date, the Securities Administrator shall select an alternative comparable index (over which the Securities Administrator has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party. The establishment of One-Month LIBOR by the Securities Administrator and the Securities Administrator’s subsequent calculation of the One-Month LIBOR Pass-Through Rates for the relevant Interest Accrual Period, shall, in the absence of manifest error, be final and binding.

“One-Month LIBOR Pass-Through Rate”: With respect to the Class A Certificates and, for purposes of the definition of “Marker Rate”, REMIC II Regular Interest A, a per annum rate equal to One-Month LIBOR plus the related Certificate Margin.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Servicers, the Securities Administrator or the Master Servicer, acceptable to the Trustee, except that any opinion of counsel relating to (a) the qualification of any REMIC as a REMIC or (b) compliance with the REMIC Provisions must be an opinion of Independent counsel.

“Optional Termination Date”: The first Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust Fund as of the last day of the related Due Period has been reduced to less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

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“Order”: A final nonappealable order of a court or other body exercising jurisdiction in an Insolvency Proceeding by or against the Trust, to the effect that the Beneficiary or a holder of the Class A Certificate is required to return or repay all or any portion of a Preference Amount.

“OTS Method”: The Office of Thrift Supervision (OTS) Delinquency Calculation Method, pursuant to which a Mortgage Loan is considered delinquent if a Monthly Payment has not been received by the close of business on such Mortgage Loan’s Due Date in the following month. By way of example, a Mortgage Loan will be considered 30 days delinquent if the Mortgagor fails to make a Monthly Payment due on July 1 by the close of business on August 1. Such Mortgage Loan will be reported as current at the end of July and on the August statement to Certificateholders and will not be reported as delinquent until the end of August and on the September statement to Certificateholders.

“Overcollateralization Amount”: With respect to any Distribution Date, the excess, if any, of (a) the aggregate Scheduled Principal Balances of the Mortgage Loans and REO Properties immediately following such Distribution Date over (b) the sum of the aggregate Certificate Principal Balances of the Class A Certificates and the Class P Certificates as of such Distribution Date (after taking into account the payment of the Principal Remittance Amount on such Distribution Date).

“Overcollateralization Increase Amount”: With respect to any Distribution Date, the amount of Net Monthly Excess Cashflow actually applied as an accelerated payment of principal to the Class A Certificates to the extent the Required Overcollateralization Amount exceeds the Overcollateralization Amount.

“Overcollateralization Reduction Amount”: With respect to any Distribution Date, the lesser of (i) the amount by which the Overcollateralization Amount exceeds the Required Overcollateralization Amount and (ii) the Principal Remittance Amount; provided however that on any Distribution Date on which a Trigger Event is in effect and on and after the Optional Termination Date, the Overcollateralization Reduction Amount shall equal zero.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Property, any advance made by the related Servicer in respect of any Determination Date pursuant to Section 5.03 of this Agreement, an Advance Financing Person pursuant to Section 3.26 of this Agreement or in respect of any Distribution Date by a successor Servicer pursuant to Section 8.02 of this Agreement (which advances shall not include principal or interest shortfalls due to bankruptcy proceedings or application of the Relief Act or similar state or local laws.)

“Pass-Through Rate”: With respect to the Class A Certificates and any Distribution Date, a rate per annum equal to the lesser of (i) the One-Month LIBOR Pass-Through Rate for such Distribution Date and (ii) the Net WAC Pass-Through Rate for such Distribution Date.

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With respect to the Class CE-1 Certificates and any Distribution Date, a rate per annum equal to the percentage equivalent of a fraction, the numerator of which is the sum of the amounts calculated pursuant to clauses (i) through (iv) below, and the denominator of which is the aggregate Uncertificated Balances of REMIC II Regular Interest AA, REMIC II Regular Interest A and REMIC II Regular Interest ZZ. For purposes of calculating the Pass-Through Rate for the Class CE-1 Certificates, the numerator is equal to the sum of the following components:

(i) the REMIC II Remittance Rate for REMIC II Regular Interest AA minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC II Regular Interest AA;

(ii) the REMIC II Remittance Rate for REMIC II Regular Interest A minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC II Regular Interest A;

(iii) the REMIC II Remittance Rate for REMIC II Regular Interest ZZ minus the Marker Rate, applied to an amount equal to the Uncertificated Balance of REMIC II Regular Interest ZZ; and

(iv) 100% of the interest on REMIC II Regular Interest P.

With respect to the Class CE-2 Certificates and any Distribution Date, an amount equal to 100% of the amounts distributed on REMIC II Regular Interest CE-2.

The Class IO Interest shall not have a Pass-Through Rate, but current interest for the Class IO Interest and each Distribution Date shall be an amount equal to 100% of the amounts distributable to REMIC II Regular Interest IO for such Distribution Date.

“PCAOB”:  Means the Public Company Accounting Oversight Board.

“Percentage Interest”: With respect to any Class of Certificates (other than the Residual Certificates), the undivided percentage ownership in such Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the initial Certificate Principal Balance represented by such Certificate and the denominator of which is the aggregate initial Certificate Principal Balance or Notional Amount of all of the Certificates of such Class. The Class A Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $25,000 and integral multiples of $1.00 in excess thereof. The Class P Certificates are issuable only in Percentage Interests corresponding to initial Certificate Principal Balances of $20 and integral multiples thereof. The Class CE-1 Certificates and Class CE-2 Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Notional Amounts of $10,000 and integral multiples of $1.00 in excess thereof; provided, however, that a single Certificate of each such Class of Certificates may be issued having a Percentage Interest corresponding to the remainder of the aggregate initial Notional Amount of such Class or to an otherwise authorized denomination for such Class plus such remainder. With respect to any Residual Certificate, the undivided percentage ownership in such Class evidenced by such Certificate, as set forth on the face of such Certificate. The Residual Certificates are issuable in Percentage Interests of 20% and integral multiples of 5% in excess thereof.

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“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Depositor, the Servicers, the Master Servicer, the Trustee or any of their respective Affiliates:

(i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii) (A) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by or federal funds sold by any depository institution or trust company (including the Trustee or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company (or, if the only Rating Agency is S&P, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) or its ultimate parent has a short-term uninsured debt rating in the highest available rating category of Moody’s and S&P and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1+ in the case of S&P if S&P is the Rating Agency; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(iii) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

(iv) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

(v) units of money market funds that have been rated “AAAm” or “AAAm-G” by S&P and “Aaa” by Moody’s including any such money market fund managed or advised by the Master Servicer, the Trustee or any of their Affiliates; and

(vi) if previously confirmed in writing to the Trustee and consented to by the Certificate Insurer, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing securities having ratings equivalent to its highest initial rating of the Class A Certificates;

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provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any Transferee of a Residual Certificate other than a Disqualified Organization or Non-United States Person.

“Person”: Any individual, limited liability company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code.

“Preference Amount”: With respect to the Class A Certificates, any payment of principal or interest previously distributed by or on behalf of the Securities Administrator to the Beneficiary or a Holder of the Class A Certificates, which would have been covered by the Insurance Policy as a Deficiency Amount if there had been a shortfall in funds available to make such payment on the required Distribution Date for such payment, which has been deemed a preferential transfer and has been recovered from the Beneficiary or such holder pursuant to the United States Bankruptcy Code in accordance with an Order.

“Premium”: The premium payable to the Certificate Insurer under the Insurance Policy at the Premium Rate, determined as set forth in the Premium Letter.

“Premium Letter”: The Premium Letter, dated as of August 20, 2007 between the Sponsor and the Depositor, acknowledged and agreed to by the Certificate Insurer, the Securities Administrator and the Trustee.

“Premium Rate”: The premium payable to the Certificate Insurer under the Insurance Policy in an amount equal to 0.3200% per annum on a 30/360 basis. Notwithstanding the foregoing, for the first Distribution Date the Premium Rate will be a per annum rate equal to the product of (i) 0.3200% and (ii) a fraction, the numerator of which is 5 and the denominator of which is 30.

“Prepayment Assumption”: A prepayment rate of 100% PPC. The Prepayment Assumption is used solely for determining the accrual of original issue discount on the Certificates for federal income tax purposes. To assume 100% PPC is to assume (i) a per annum prepayment rate of 10% of the then outstanding principal balance of the mortgage loans in the first month of the life of the mortgage loans, (ii) an additional 1.6364% (precisely 18%/11) per annum in each month thereafter through the eleventh month, (iii) building to a constant prepayment rate of 28% per annum beginning in the twelfth month and remaining constant thereafter.

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“Prepayment Charge”: With respect to any Principal Prepayment, any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

“Prepayment Charge Schedule”: As of any date, the list of Mortgage Loans providing for a Prepayment Charge included in the Trust Fund on such date, attached hereto as Schedule 2 (including the prepayment charge summary attached thereto). The Depositor shall deliver or cause the delivery of the Prepayment Charge Schedule to the Servicers, the Master Servicer and the Trustee on the Closing Date. The Prepayment Charge Schedule shall set forth the following information with respect to each Prepayment Charge:

(i) the Mortgage Loan identifying number;

(ii) a code indicating the type of Prepayment Charge;

(iii) the date on which the first Monthly Payment was due on the related Mortgage Loan;

(iv) the term of the related Prepayment Charge;

(v) the original principal amount of the related Mortgage Loan; and

(vi) the Scheduled Principal Balance of the related Mortgage Loan as of the Cut-off Date.

“Prepayment Interest Excess”: With respect to each Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and the fifteenth (15th) day of the calendar month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the last date through which interest is collected from the related Mortgagor. Each Servicer may withdraw such Prepayment Interest Excess from the related Collection Account in accordance with Section 3.09(a)(x).

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each such Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the month in which such Distribution Date occurs that was applied by the related Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to interest at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Distribution Date. The obligations of the Servicers and the Master Servicer in respect of any Prepayment Interest Shortfall are set forth in Section 3.23 and Section 4.19, respectively of this Agreement.

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“Prepayment Period”: For any Distribution Date and (A) the Ocwen Mortgage Loans (i) with respect to Principal Prepayments in part, the calendar month immediately preceding the month in which the related Distribution Date occurs and (ii) with respect to Principal Prepayments in full, the period from the 16th day of the month immediately preceding the month in which the related Distribution Date occurs (or with respect to the first Prepayment Period, the period commencing on the Cut-off Date) to the 15th day of the month in which such Distribution Date occurs and (B) the GMAC Mortgage Loans the period from the 16th day of the month immediately preceding the month in which the related Distribution Date occurs (or with respect to the first Prepayment Period, the period commencing on the Cut-off Date) to the 15th day of the month in which such Distribution Date occurs.

“Principal Prepayment”: Any voluntary payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

“Principal Distribution Amount”: With respect to any Distribution Date the sum of (i) the principal portion of all Monthly Payments on the Mortgage Loans due during the related Due Period, to the extent received or advanced on or prior to the related Determination Date; (ii) the principal portion of all proceeds received in respect of the repurchase of a Mortgage Loan or, in the case of a substitution, certain amounts representing a principal adjustment, during the related Prepayment Period pursuant to or as contemplated by Section 2.03, Section 3.13(c) and Section 10.01 of this Agreement; (iii) the principal portion of all other unscheduled collections, including Insurance Proceeds, Liquidation Proceeds and all Principal Prepayments in full and in part, received during the related Prepayment Period, to the extent applied as recoveries of principal on the Mortgage Loans, net in each case of payments or reimbursements to the Trustee, the Custodians, the Master Servicer, the Securities Administrator, the Servicers or the Credit Risk Manager and (iv) the amount of any Overcollateralization Increase Amount for such Distribution Date minus (v) the amount of any Overcollateralization Reduction Amount for such Distribution Date. In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Class A Certificates.

“Principal Remittance Amount”: With respect to any Distribution Date the sum of the amounts described in clauses (i) through (iii) of the definition of Principal Distribution Amount.

“Purchase Price”: With respect to any Mortgage Loan or REO Property to be purchased pursuant to or as contemplated by Section 2.03, Section 3.13(c) or Section 10.01 of this Agreement, and as confirmed by a certification of a Servicing Officer to the Trustee, an amount equal to the sum of (i) 100% of the Scheduled Principal Balance thereof as of the date of purchase (or such other price as provided in Section 10.01), (ii) in the case of (x) a Mortgage Loan, accrued interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or a P&I Advance by the related Servicer, which payment or P&I Advance had as of the date of purchase been distributed pursuant to Section 5.01, through the end of the calendar month in which the purchase is to be effected and (y) an REO Property, accrued interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or a P&I Advance by the related Servicer through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, (iii) any unreimbursed Servicing Advances and P&I Advances (including Nonrecoverable P&I Advances and Nonrecoverable Servicing Advances) and any unpaid Servicing Fees allocable to such Mortgage Loan or REO Property and (iv) in the case of a Mortgage Loan required to be purchased pursuant to Section 2.03, expenses reasonably incurred or to be incurred by the Certificate Insurer and the related Servicer or the Trustee in respect of the breach or defect giving rise to the purchase obligation and any costs and damages incurred by the Trust Fund and the Trustee in connection with any violation by any such Mortgage Loan of any predatory or abusive lending law.

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“QIB”: As defined in Section 6.01(c).

“Qualified Substitute Mortgage Loan”: A mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of this Agreement which must, on the date of such substitution, (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Scheduled Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (iv) have the same Due Date as the Due Date on the Deleted Mortgage Loan, (v) have a Combined Loan-to-Value Ratio as of the date of substitution equal to or lower than the Combined Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date, (vi) be secured by the same lien priority on the related Mortgaged Property as the Deleted Mortgage Loan, (vii) have a credit grade at least equal to the credit grading assigned on the Deleted Mortgage Loan, (viii) be a “qualified mortgage” as defined in the REMIC Provisions and (ix) conform to each representation and warranty set forth in Section 6 of the Mortgage Loan Purchase Agreement applicable to the Deleted Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Deleted Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate principal balances, the Mortgage Rates described in clause (ii) hereof shall be determined on the basis of weighted average Mortgage Rates, the terms described in clause (iii) hereof shall be determined on the basis of weighted average remaining term to maturity, the Combined Loan-to-Value Ratios described in clause (v) hereof shall be satisfied as to each such mortgage loan, the credit grades described in clause (vii) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (ix) hereof must be satisfied as to each Qualified Substitute Mortgage Loan or in the aggregate, as the case may be.

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“Rate/Term Refinancing”: A Refinanced Mortgage Loan, the proceeds of which are not more than a nominal amount in excess of the existing first mortgage loan and any subordinate mortgage loan on the related Mortgaged Property and related closing costs, and were used exclusively (except for such nominal amount) to satisfy the then existing first mortgage loan and any subordinate mortgage loan of the Mortgagor on the related Mortgaged Property and to pay related closing costs.

“Rating Agency or Rating Agencies”: DBRS, Moody’s and S&P or their successors. If such agencies or their successors are no longer in existence, “Rating Agencies” shall be such nationally recognized statistical rating agencies, or other comparable Persons, designated by the Depositor, notice of which designation shall be given to the Trustee, the Servicers and the Certificate Insurer.

“Realized Loss”: With respect to a Charged Off Loan, an amount equal to (i) the unpaid principal balance of such Charged Off Loan, plus (ii) amounts reimbursable to a Servicer or the Master Servicer for P&I Advances, Servicing Advances and other related expenses, including attorneys’ fees with respect to such Charged Off Loan. Any Charged Off Loan will give rise to a Realized Loss at the time it is charged off, as described in Section 3.13 of this Agreement.

With respect to each Mortgage Loan that is not a Charged Off Loan and as to which a Final Recovery Determination has been made, an amount (not less than zero), as reported by a Servicer to the Master Servicer (in substantially the form of Schedule 4 hereto) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) amounts reimbursable to the Servicer or the Master Servicer for P&I Advances, Servicing Advances and other related expenses, including attorneys’ fees, in each case with respect to the related Mortgage Loan, plus (iii) any amounts previously withdrawn from the Collection Account in respect of the related Mortgage Loan pursuant to Section 3.09(a)(ix) and Section 3.13(b) of this Agreement, minus (iv) the proceeds, if any, received in respect of such Mortgage Loan during the calendar month in which such Final Recovery Determination was made. A Mortgage Loan, other than a Charged Off Loan, will give rise to a Realized Loss at the time a Final Recovery Determination with respect to such Mortgage Loan has been made.

With respect to any REO Property as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of REMIC I, plus (ii) amounts reimbursable to a Servicer or the Master Servicer for P&I Advances, Servicing Advances and other related expenses, including attorneys’ fees, in each case with respect to the related Mortgage Loan, plus (iii) any amounts previously withdrawn from the Collection Account in respect of the related Mortgage Loan pursuant to Section 3.09(a)(ix) and Section 3.13(b) of this Agreement, minus (iv) the total of all net rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property. An REO Property will give rise to a Realized Loss at the time a Final Recovery Determination with respect to such REO Property has been made.

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With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

To the extent a Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Certificate Principal Balance of any Class of Certificates on any Distribution Date.

“Receipt” and “Received”: Actual delivery to the Certificate Insurer prior to 12:00 Noon, New York City time, on a Business Day; provided, however, that delivery either on a day that is not a Business Day, or after 12:00 Noon, New York City time, on a Business Day, shall be deemed to be "Received" on the next succeeding Business Day. For purposes of this definition, “actual delivery” to the Certificate Insurer means (i) the delivery of the original Notice of Claim, notice or other applicable documentation to the Certificate Insurer at its address set forth in the Insurance Policy, or (ii) facsimile transmission of the original Notice of Claim, notice or other applicable documentation to the Certificate Insurer at its facsimile number set forth in the Insurance Policy. If presentation is made by facsimile transmission, the Securities Administrator on behalf of the Beneficiary, (i) promptly shall confirm transmission by telephone to the Certificate Insurer at its telephone number set forth in the Insurance Policy, and (ii) as soon as is reasonably practicable, shall deliver the original Notice of Claim, notice or other applicable documentation to the Certificate Insurer at its address set forth in the Insurance Policy. If any Notice of Claim, notice or other documentation actually delivered (or attempted to be delivered) under the Insurance Policy by the Securities Administrator on behalf of the Beneficiary, is not in proper form or is not properly completed, executed or delivered, or otherwise is insufficient for the purpose of making a claim under the Insurance Policy, “Receipt” by the Certificate Insurer shall be deemed not to have occurred, and the Certificate Insurer promptly shall so advise the Securities Administrator on behalf of the Beneficiary. In such case, the Securities Administrator on behalf of the Beneficiary, may submit an amended Notice of Claim, notice or other documentation, as the case may be, to the Certificate Insurer.

“Record Date”: With respect to each Distribution Date and the Class A Certificates, the Business Day immediately preceding such Distribution Date for so long as such Certificates are Book-Entry Certificates. With respect to each Distribution Date and any other Class of Certificates, including any Definitive Certificates, the last day of the calendar month immediately preceding the month in which such Distribution Date occurs.

“Recovery”: As defined in Section 5.11(c) of this Agreement.

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“Reference Banks”: Barclays Bank PLC, The Tokyo Mitsubishi Bank and National Westminster Bank PLC and their successors in interest; provided, however, that if any of the foregoing banks are not suitable to serve as a Reference Bank, then any leading banks selected by the Securities Administrator which are engaged in transactions in Eurodollar deposits in the International Eurocurrency market (i) with an established place of business in London, (ii) not controlling, under the control of or under common control with the Depositor or any Affiliate thereof and (iii) which have been designated as such by the Securities Administrator.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regular Certificate”: Any Class A Certificate, Class CE-1 Certificate, Class CE-2 Certificate or Class P Certificate.

“Regular Interest”: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

“Regulation AB”: Means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Relevant Servicing Criteria”: Means the Servicing Criteria applicable to the various parties, as set forth on Exhibit E attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Master Servicer, the Securities Administrator, the Trustee or a Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such parties.

“Relief Act”: The Servicemembers Civil Relief Act, as amended, or similar state or local laws.

“Relief Act Interest Shortfall”: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Relief Act.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC I”: The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder, with respect to which a REMIC election is to be made, consisting of: (i) such Mortgage Loans and Prepayment Charges as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, and together with all collections thereon and proceeds thereof; (ii) any REO Property, together with all collections thereon and proceeds thereof; (iii) the Trustee’s rights with respect to the Mortgage Loans under all insurance policies required to be maintained pursuant to this Agreement and any proceeds thereof; (iv) the Depositor’s rights under the Mortgage Loan Purchase Agreement (including any security interest created thereby); and (v) the Collection Accounts, the Distribution Account and any REO Account, and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto. Notwithstanding the foregoing, however, REMIC I specifically excludes (i) all payments and other collections of principal and interest due on the Mortgage Loans on or before the Cut-off Date and all Prepayment Charges payable in connection with Principal Prepayments made before the Cut-off Date; (ii) the Reserve Fund and any amounts on deposit therein from time to time and any proceeds thereof; (iii) the Swap Agreement; (iv) the Cap Contract and (v) the Supplemental Interest Trust.

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“REMIC I Adjusted Net Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property) as of any Distribution Date, a per annum rate of interest equal to (i) the then applicable Mortgage Rate for such Mortgage Loan, minus (ii) the Administration Fee Rate, minus (iii) a per annum rate equal to the product of (A) the Premium Rate and (B) a fraction, the numerator of which is the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date and the denominator of which is the aggregate principal balance of the Mortgage Loans as of the last day of the immediately preceding Due Period (or as of the Cut-off Date with respect to the first Distribution Date) after giving effect to principal prepayments received during the related Prepayment Period which were distributed on the immediately preceding Distribution Date.

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a “regular interest” in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related REMIC I Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC I Remittance Rate”: With respect to REMIC I Regular Interest I-CE and REMIC I Regular Interest I-AM, a per annum rate equal to the weighted average of the REMIC I Adjusted Net Mortgage Rates of the Mortgage Loans. With respect to each REMIC I Regular Interest ending with the designation “A”, a per annum rate equal to the weighted average of the REMIC I Adjusted Net Mortgage Rates of the Mortgage Loans multiplied by 2, subject to a maximum rate of 10.460%. With respect to each REMIC I Regular Interest ending with the designation “B”, the greater of (x) a per annum rate equal to the excess, if any, of (i) 2 multiplied by the weighted average of the REMIC I Adjusted Net Mortgage Rates of the Mortgage Loans over (ii) 10.460% and (y) 0.00%. With respect to REMIC I Regular Interest I-CE-20, a weighted average per annum rate, determined on a Mortgage Loan by Mortgage Loan basis (and solely with respect to the Ocwen Mortgage Loans), equal to the excess, if any, of (i) the excess of (a) the Mortgage Rate for each such Mortgage Loan over (b) the sum of the (w) Ocwen Servicing Fee Rate, provided, however, that the Ocwen Servicing Fee Rate shall be subject to a cap equal to the Servicing Fee Rate, (x) Master Servicing Fee Rate and (y) Credit Risk Manager Fee Rate, over (ii) the Net Mortgage Rate of each such Mortgage Loan. With respect to REMIC I Regular Interest I-CE-2G, a weighted average per annum rate, determined on a Mortgage Loan by Mortgage Loan basis (and solely with respect to the GMAC Mortgage Loans), equal to the excess, if any, of (i) the excess of (a) the Mortgage Rate for each such Mortgage Loan over (b) the sum of the (x) GMAC Servicing Fee Rate, provided, however, that the GMAC Servicing Fee Rate shall be subject to a cap equal to the Servicing Fee Rate (y) Master Servicing Fee Rate and (z) Credit Risk Manager Fee Rate, over (ii) the Net Mortgage Rate of each such Mortgage Loan.

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“REMIC II”: The segregated pool of assets consisting of all of the REMIC I Regular Interests conveyed in trust to the Trustee, for the benefit of the REMIC II Regular Interests pursuant to Section 2.07, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC II Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of the aggregate Scheduled Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the REMIC II Remittance Rate for REMIC II Regular Interest AA minus the Marker Rate, divided by (b) 12.

“REMIC II Overcollateralization Amount”: With respect to any date of determination, (i) 1.00% of the aggregate Uncertificated Balances of the REMIC II Regular Interests (other than REMIC II Regular Interest P) minus (ii) the aggregate of the Uncertificated Balances of REMIC II Regular Interest A, in each case as of such date of determination.

“REMIC II Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of the aggregate Scheduled Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate of the Uncertificated Balances of REMIC II Regular Interest A and the denominator of which is the aggregate of the Uncertificated Balances of REMIC II Regular Interest A and REMIC II Regular Interest ZZ.

“REMIC II Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a “regular interest” in REMIC II. Each REMIC II Regular Interest shall accrue interest at the related REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC II Regular Interests are set forth in the Preliminary Statement hereto.

“REMIC II Regular Interest AA”: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest AA shall accrue interest at the related REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC II Regular Interest A”: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest A shall accrue interest at the related REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

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“REMIC II Regular Interest CE-2”: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest CE-2 will be entitled to 100% of the amounts distributed on REMIC I Regular Interest I-CE-20 and REMIC I Regular Interest I-CE-2G.

“REMIC II Regular Interest IO”: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest IO shall accrue interest at the related REMIC II Remittance Rate in effect from time to time and shall not be entitled to distributions of principal.

“REMIC II Regular Interest P”: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest P shall accrue interest at the related REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC II Regular Interest ZZ”: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest ZZ shall accrue interest at the related REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto.

“REMIC II Remittance Rate”: With respect to REMIC II Regular Interest AA, REMIC II Regular Interest A, REMIC II Regular Interest ZZ and REMIC II Regular Interest P, a per annum rate (but not less than zero) equal to the weighted average of: (w) with respect to REMIC I Regular Interest I-CE and REMIC I Regular Interest I-AM, the REMIC I Remittance Rate for such REMIC I Regular Interest for each such Distribution Date, (x) with respect to each REMIC I Regular Interest ending with the designation “B”, the weighted average of the REMIC I Remittance Rates for such REMIC I Regular Interests, weighted on the basis of the Uncertificated Balances of such REMIC I Regular Interests for each such Distribution Date and (y) with respect to REMIC I Regular Interests ending with the designation “A”, for each Distribution Date listed below, the weighted average of the rates listed below for each such REMIC I Regular Interest listed below, weighted on the basis of the Uncertificated Balances of each such REMIC I Regular Interest for each such Distribution Date:

Distribution Date	REMIC I Regular Interest	Rate
1st through 6th	I-1-A through I-46-A	REMIC I Remittance Rate

7	I-1-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate

8	I-2-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A	REMIC I Remittance Rate

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Distribution Date	REMIC I Regular Interest	Rate
9	I-3-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A and I-2-A	REMIC I Remittance Rate

10	I-4-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-3-A	REMIC I Remittance Rate

11	I-5-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-4-A	REMIC I Remittance Rate

12	I-6-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-5-A	REMIC I Remittance Rate

13	I-7-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-6-A	REMIC I Remittance Rate

14	I-8-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-7-A	REMIC I Remittance Rate

15	I-9-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-8-A	REMIC I Remittance Rate

16	I-10-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-9-A	REMIC I Remittance Rate

17	I-11-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-10-A	REMIC I Remittance Rate

18	I-12-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-11-A	REMIC I Remittance Rate

19	I-13-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-12-A	REMIC I Remittance Rate

20	I-14-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-13-A	REMIC I Remittance Rate

21	I-15-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-14-A	REMIC I Remittance Rate

22	I-16-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-15-A	REMIC I Remittance Rate

23	I-17-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-16-A	REMIC I Remittance Rate

50

Distribution Date	REMIC I Regular Interest	Rate
24	I-18-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-17-A	REMIC I Remittance Rate

25	I-19-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-18-A	REMIC I Remittance Rate

26	I-20-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-19-A	REMIC I Remittance Rate

27	I-21-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-20-A	REMIC I Remittance Rate

28	I-22-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-21-A	REMIC I Remittance Rate

29	I-23-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-22-A	REMIC I Remittance Rate

30	I-24-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-23-A	REMIC I Remittance Rate

31	I-25-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-24-A	REMIC I Remittance Rate

32	I-26-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-25-A	REMIC I Remittance Rate

33	I-27-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-26-A	REMIC I Remittance Rate

34	I-28-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-27-A	REMIC I Remittance Rate

35	I-29-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-28-A	REMIC I Remittance Rate

36	I-30-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-29-A	REMIC I Remittance Rate

37 through 45	I-31-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-30-A	REMIC I Remittance Rate

46	I-32-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-31-A	REMIC I Remittance Rate

51

Distribution Date	REMIC I Regular Interest	Rate
47	I-33-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-32-A	REMIC I Remittance Rate

48	I-34-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-33-A	REMIC I Remittance Rate

49	I-35-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-34-A	REMIC I Remittance Rate

50	I-36-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-35-A	REMIC I Remittance Rate

51	I-37-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-36-A	REMIC I Remittance Rate

52	I-38-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-37-A	REMIC I Remittance Rate

53	I-39-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-38-A	REMIC I Remittance Rate

54	I-40-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-39-A	REMIC I Remittance Rate

55	I-41-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-40-A	REMIC I Remittance Rate

56	I-42-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-41-A	REMIC I Remittance Rate

57	I-43-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-42-A	REMIC I Remittance Rate

58	I-44-A through I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-43-A	REMIC I Remittance Rate

59	I-45-A and I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-44-A	REMIC I Remittance Rate

60	I-46-A	2 multiplied by Swap LIBOR, subject to a maximum rate of REMIC I Remittance Rate
	I-1-A through I-45-A	REMIC I Remittance Rate

thereafter	I-1-A through I-46-A	REMIC I Remittance Rate

52

With respect to REMIC II Regular Interest IO, and (i) the 1st Distribution Date through the 6th Distribution Date, the excess of (x) the weighted average of the REMIC I Remittance Rates for REMIC I Regular Interests including the designation “A”, over (y) the weighted average of the REMIC I Remittance Rates for REMIC I Regular Interests including the designation “A”, (ii) the 7th Distribution Date through the 60th Distribution Date, the excess of (x) the weighted average of the REMIC I Remittance Rates for REMIC I Regular Interests including the designation “A”, over (y) 2 multiplied by Swap LIBOR and (iii) thereafter, 0.00%. With respect to REMIC II Regular Interest CE-2, an amount equal to 100% of the amounts distributed on REMIC I Regular Interest I-CE-20 and REMIC I Regular Interest I-CE-2G.

“REMIC II Required Overcollateralization Amount”: 1.00% of the Required Overcollateralization Amount.

“REMIC III”: The segregated pool of assets consisting of all of the REMIC II Regular Interests conveyed in trust to the Trustee, for the benefit of the REMIC III Certificateholders pursuant to Section 2.07, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC III Certificate”: Any Regular Certificate or Class R Certificate.

“REMIC III Certificateholder”: The Holder of any REMIC III Certificate.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Regular Interest”: Any REMIC I Regular Interest or REMIC II Regular Interest.

“REMIC Remittance Rate”: The REMIC I Remittance Rate or the REMIC II Remittance Rate.

“Remittance Report”: A report by the Servicers pursuant to Section 5.03(a) of this Agreement.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code as being included in the term “rents from real property.”

“REO Account”: The account or accounts maintained, or caused to be maintained, by each Servicer in respect of an REO Property pursuant to Section 3.22 of this Agreement. The REO Account must be an Eligible Account.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of REMIC I.

53

“REO Property”: A Mortgaged Property acquired by the related Servicer or its nominee on behalf of REMIC I through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.22 of this Agreement.

“Reportable Event”: Has the meaning set forth in Section 5.06(b) of this Agreement.

“Required Overcollateralization Amount”: With respect to any Distribution Date (i) prior to the Stepdown Date, the product of (A) 35.00% and (B) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, 70.00% of the Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period, subject to a floor equal to the product of (a) 0.50% and (b) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, and (iii) on or after the Stepdown Date and a Trigger Event is in effect, the Required Overcollateralization Amount for the immediately preceding Distribution Date. Notwithstanding the foregoing, with respect to any Distribution Date on or after the Optional Termination Date, the Required Overcollateralization Amount for such Distribution Date and each Distribution Date thereafter will be equal to the greater of (i) the Required Overcollateralization Amount for the Distribution Date immediately preceding the Optional Termination Date and (ii) 70.00% of the Scheduled Principal Balance of the Mortgage Loans as of the last day of the related Due Period, subject to a floor equal to the product of (a) 0.50% and (b) the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

“Reserve Fund”: A fund created pursuant to Section 3.25 which shall be an asset of the Trust Fund but which shall not be an asset of any Trust REMIC. The Reserve Fund must be an Eligible Account.

“Reserve Interest Rate”: With respect to any Interest Determination Date, the rate per annum that the Securities Administrator determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/16%) of the one-month U.S. dollar lending rates which New York City banks selected by the Securities Administrator, after consultation with the Depositor, are quoting on the relevant Interest Determination Date to the principal London offices of leading banks in the London interbank market or (ii) in the event that the Securities Administrator can determine no such arithmetic mean, the lowest one-month U.S. dollar lending rate which New York City banks selected by the Securities Administrator are quoting on such Interest Determination Date to leading European banks.

“Residential Dwelling”: Any one of the following: (i) a attached, detached or semi-detached one to four-family dwelling, (ii) a one-family dwelling unit in a Fannie Mae eligible condominium project or (iii) a detached one-family dwelling in a planned unit development, none of which is a co-operative or mobile home.

“Residual Certificate”: Any one of the Class R Certificates.

“Residual Interest”: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

54

“Responsible Officer”: When used with respect to the Trustee, the Depositor or the Master Servicer, any officer of such entity having direct responsibility for the administration of this Agreement and, with respect to a particular matter, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Reuters Screen LIBOR01”: Means the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Rolling Three Month Delinquency Average”: With respect to any Distribution Date, the fraction, expressed as a percentage, equal to the average of the Delinquency Percentage for the current Distribution Date and each of the two immediately preceding Distribution Dates (or for the Distribution Dates in August 2007 and September 2007, the corresponding number of preceding Distribution Dates.)

“Rule 144A”: Rule 144A under the Securities Act.

“S&P”: Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc.

“Sarbanes-Oxley Act”: Means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: A written certification signed by an officer of the Master Servicer that complies with (i) the Sarbanes-Oxley Act, as amended from time to time, and (ii) Exchange Act Rules 13a-14(d) and 15d-14(d), as in effect from time to time; provided that if, after the Closing Date (a) the Sarbanes-Oxley Act is amended, (b) the Rules referred to in clause (ii) are modified or superseded by any subsequent statement, rule or regulation of the Commission or any statement of a division thereof, or (c) any future releases, rules and regulations are published by the Commission from time to time pursuant to the Sarbanes-Oxley Act, which in any such case affects the form or substance of the required certification and results in the required certification being, in the reasonable judgment of the Master Servicer, materially more onerous that the form of the required certification as of the Closing Date, the Sarbanes-Oxley Certification shall be as agreed to by the Master Servicer, the Depositor and the Sponsor following a negotiation in good faith to determine how to comply with any such new requirements.

“Scheduled Principal Balance”: With respect to any Mortgage Loan: (a) as of the Cut-off Date, the outstanding principal balance of such Mortgage Loan as of such date, net of the principal portion of all unpaid Monthly Payments, if any, due on or before such date; (b) as of any Due Date subsequent to the Cut-off Date up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such Mortgage Loan, the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, minus the sum of (i) the principal portion of each Monthly Payment due on or before such Due Date but subsequent to the Cut-off Date, to the extent received or advanced, (ii) all Principal Prepayments received before such Due Date but after the Cut-off Date, (iii) the principal portion of all Liquidation Proceeds and Insurance Proceeds received before such Due Date but after the Cut-off Date and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation occurring before such Due Date and (c) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such Mortgage Loan, zero.

55

The Scheduled Principal Balance of any Charged Off Loan is equal to zero.

With respect to any REO Property: (a) as of any Due Date subsequent to the date of its acquisition on behalf of the Trust Fund up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such REO Property, an amount (not less than zero) equal to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the calendar month in which such REO Property was acquired; and (b) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such REO Property, zero.

“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Administrator”: As of the Closing Date, Wells Fargo Bank, National Association and thereafter, its respective successors in interest that meet the qualifications of this Agreement. The Securities Administrator and the Master Servicer shall at all times be the same Person or Affiliates.

“Senior Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the Interest Distribution Amount for such Distribution Date and (ii) the Interest Carry Forward Amount, if any, for such Distribution Date.

“Servicer”: Ocwen or GMAC, as applicable, or any successor thereto appointed hereunder in connection with the servicing and administration of the related Mortgage Loans.

“Servicer Event of Default”: One or more of the events described in Section 8.01(a).

“Servicer Remittance Date”: With respect to any Distribution Date and the GMAC Mortgage Loans, by 12:00 p.m. New York time on the 18th day of the month in which such Distribution Date occurs; provided that if such 18th day of a given month is not a Business Day, the Servicer Remittance Date for such month shall be the Business Day immediately preceding such 18th day. With respect to any Distribution Date and the Ocwen Mortgage Loans, by 12:00 p.m. New York time on the 22nd day of each month in which such Distribution Date occurs; provided that if such 22nd day of a given month is not a Business Day, the Servicer Remittance Date for such month shall be the Business Day immediately preceding such 22nd day.

“Servicer Report”: A report (substantially in the form of Schedule 5 hereto) or otherwise in form and substance acceptable to the Master Servicer and the Securities Administrator on an electronic data file or tape prepared by the Servicers pursuant to Section 5.03(a) of this Agreement, with such additions, deletions and modifications as agreed to by the Master Servicer, the Securities Administrator and the Servicer.

56

“Service(s)(ing)”: Means, in accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the residential mortgage-backed securitization market.

“Servicing Advances”: The customary and reasonable “out-of-pocket” costs and expenses incurred prior to or on or after the Cut-off Date (the amounts incurred prior to the Cut-off Date shall be identified on the Servicing Advance Schedule by (a) each Servicer with respect to any Mortgage Loans serviced by such Servicer that were transferred to the related Servicer prior to the Cut-off Date and/or (b) the Depositor with respect to any Mortgage Loans that were transferred to the Servicer after the Cut-off Date, as applicable) by the related Servicer in connection with a default, delinquency or other unanticipated event by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including but not limited to foreclosures, in respect of a particular Mortgage Loan, including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered on the MERS® System, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property, (iv) the performance of its obligations under Section 3.01, Section 3.07, Section 3.11, Section 3.13 and Section 3.22 of this Agreement; (v) refunding to any Mortgagor the portion of any prepaid origination fees or finance charges that are subject to reimbursement upon a principal prepayment of the related Mortgage Loan to the extent such refund is required by applicable law; and (vi) obtaining any legal documentation required to be included in the Mortgage File and/or correcting any outstanding title issues (i.e., any lien or encumbrance on the Mortgaged Property that prevents the effective enforcement of the intended lien position) reasonably necessary for the related Servicer to perform its obligations under this Agreement. Servicing Advances also include any reasonable “out-of-pocket” cost and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. The Servicers shall not be required to make any Nonrecoverable Servicing Advances.

“Servicing Advance Schedule”: With respect to any Servicing Advances incurred prior to the Cut-off Date, the schedule or schedules provided by (a) the related Servicer with respect to any Mortgage Loans that were transferred to the related Servicer prior to the Cut-off Date and/or (b) the Depositor with respect to any Mortgage Loans that were transferred to the Servicer after the Cut-off Date, as applicable, to the Master Servicer and, if such schedule is provided by the Depositor, to the related Servicer, on the date on which such Servicer seeks reimbursement for a Servicing Advance made by the related Servicer, which schedule or schedules shall contain the information set forth on Schedule 6.

“Servicing Criteria”: Means the criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

57

“Servicing Fee”: With respect to each Mortgage Loan and for any calendar month, an amount equal to one-twelfth of the product of the Servicing Fee Rate multiplied by the Scheduled Principal Balance of the Mortgage Loans as of the Due Date in the preceding calendar month; provided, however, that Ocwen shall only be entitled to a portion of the Servicing Fee calculated on the Ocwen Mortgage Loans at the Ocwen Servicing Fee Rate and GMAC shall only be entitled to a portion of the Servicing Fee calculated on the GMAC Mortgage Loans at the GMAC Servicing Fee Rate. The Servicing Fee is payable solely from collections of interest on the Mortgage Loans, except as otherwise provided in Section 3.09 of this Agreement.

“Servicing Fee Rate”: 0.50% per annum.

“Servicing Function Participant”: Means any Sub-Servicer, Subcontractor or any other Person, other than the Servicers, the Master Servicer, each Custodian, the Trustee and the Securities Administrator, that is determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, without regard to any threshold referenced therein.

“Servicing Officer”: Any officer of the Servicers or the Master Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of Servicing Officers furnished by the related Servicer or the Master Servicer, to the Trustee, the Master Servicer (in the case of a Servicer), the Securities Administrator and the Depositor on the Closing Date, as such list may from time to time be amended.

“Significant Subsequent Recoveries”: With respect to a defaulted Mortgage Loan, a determination by the related Servicer that either (A) the potential Subsequent Recoveries are anticipated to be greater than or equal to the sum of (i) the total indebtedness of the senior lien on the related Mortgaged Property and (ii) $10,000 (after anticipated expenses and attorneys’ fees) or (B) the related Mortgagor has shown a willingness and ability to pay over the previous six months.

“Single Certificate”: With respect to any Class of Certificates (other than the Residual Certificates), a hypothetical Certificate of such Class evidencing a Percentage Interest for such Class corresponding to an initial Certificate Principal Balance of $1,000. With respect to the Residual Certificates, a hypothetical Certificate of such Class evidencing a 100% Percentage Interest in such Class.

“Special Servicing Practices”: With regard to any Charged Off Loans, the servicing of such Charged Off Loans using specialized collection procedures (including foreclosure, if appropriate) to maximize recoveries.

“Sponsor”: DB Structured Products, Inc. or its successor in interest, in its capacity as seller under the Mortgage Loan Purchase Agreement.

“Startup Day”: With respect to each Trust REMIC, the day designated as such pursuant to Section 11.01(b) hereof.

“Stepdown Date”: The later to occur of (a) the Distribution Date occurring in August 2010 and (b) the first Distribution Date on which the Credit Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans, but prior to any distribution of the Principal Distribution Amount to the Holders of the Certificates then entitled to distributions of principal on such Distribution Date), is greater than or equal to 70.00%.

58

“Subcontractor”: Means any vendor, subcontractor or other Person that is not responsible for the overall servicing of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB (without regard to any threshold percentage specified therein) with respect to Mortgage Loans under the direction or authority of any Servicer (or a Sub-Servicer of any Servicer), the Master Servicer, the Trustee, a Custodian or the Securities Administrator.

“Subsequent Recoveries”: As of any Distribution Date, amounts received during the related Prepayment Period by the related Servicer specifically related to a defaulted Mortgage Loan or disposition of an REO Property prior to the related Prepayment Period that resulted in a Realized Loss, (i) with respect to a Charged Off Loan, after such Mortgage Loan has been charged off by the related Servicer or (ii) with respect to a Liquidated Mortgage Loan, after the liquidation or disposition of such defaulted Mortgage Loan.

“Sub-Servicer”: Means any Person that services Mortgage Loans on behalf of any Servicer and is responsible for the performance (whether directly or through sub-servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed under this Agreement or any related Sub-Servicing Agreement that is identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between a Servicer and a Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.02 of this Agreement.

“Substitution Shortfall Amount”: As defined in Section 2.03.

“Supplemental Interest Trust”: The corpus of a trust created pursuant to Section 5.07 of this Agreement and designated as the “Supplemental Interest Trust,” consisting of the Swap Agreement, the Class IO Interest and the right to receive payments in respect of the Class IO Distribution Amount. For the avoidance of doubt, the Supplemental Interest Trust does not constitute a part of the Trust Fund.

“Supplemental Interest Trust Trustee”: HSBC Bank USA, National Association a national banking association, or its successor in interest, or any successor supplemental interest trust trustee appointed as provided herein.

“Swap Agreement”: The interest rate swap agreement, dated as of August 20, 2007, between the Supplemental Interest Trust Trustee, and the Swap Provider, including any schedule, confirmations, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit I.

59

“Swap Credit Support Annex”: The credit support annex, dated as of August 20, 2007, between the Supplemental Interest Trust Trustee and the Swap Provider, which is annexed to and forms part of the Swap Agreement.

“Swap Collateral Account”: As defined in Section 5.09 of this Agreement.

“Swap LIBOR”: LIBOR as determined pursuant to the Swap Agreement.

“Swap Notional Amount”: For each calculation period as defined in the Swap Agreement, the lesser of (i) the Certificate Principal Balance of the Class A Certificates and (ii) the amount set forth below:

Distribution Date	Swap Notional Amount ($)
February 2008	111,384,708
March 2008	107,507,856
April 2008	103,711,123
May 2008	99,997,097
June 2008	96,363,983
July 2008	92,810,026
August 2008	89,333,511
September 2008	85,932,757
October 2008	82,606,121
November 2008	79,351,997
December 2008	76,168,810
January 2009	73,055,022
February 2009	70,009,128
March 2009	67,029,654
April 2009	64,115,160
May 2009	61,264,235
June 2009	58,475,500
July 2009	55,747,605
August 2009	53,079,230
September 2009	50,469,084
October 2009	47,915,902
November 2009	45,418,448
December 2009	42,975,511
January 2010	40,585,909
February 2010	38,248,484
March 2010	35,962,102
April 2010	33,725,655
May 2010	31,538,059
June 2010	29,398,253
July 2010	27,305,199
August 2010	25,257,881
September 2010	25,257,881
October 2010	25,257,881
November 2010	25,257,881

60

Distribution Date	Swap Notional Amount ($)
December 2010	25,257,881
January 2011	25,257,881
February 2011	25,257,881
March 2011	25,257,881
April 2011	25,257,881
May 2011	24,906,596
June 2011	24,355,152
July 2011	23,815,775
August 2011	23,288,205
September 2011	22,772,183
October 2011	22,267,443
November 2011	21,773,566
December 2011	21,290,490
January 2012	20,817,999
February 2012	20,355,862
March 2012	19,903,853
April 2012	19,461,751
May 2012	19,029,341
June 2012	18,606,414
July 2012	18,192,762

“Swap Provider”: The swap provider under the Swap Agreement. Initially, the Swap Provider shall be Bear Stearns Financial Products Inc.

“Swap Provider Trigger Event”: A Swap Provider Trigger Event shall have occurred if any of the following has occurred: (i) an Event of Default under the Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Swap Agreement), (ii) a Termination Event under the Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Swap Agreement) or (iii) an Additional Termination Event under the Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

“Swap Termination Payment”: Upon the designation of an “Early Termination Date” as defined in the Swap Agreement, the payment to be made by the Securities Administrator on behalf of the Supplemental Interest Trust Trustee from the Supplemental Interest Trust to the Swap Provider, or by the Swap Provider to the Supplemental Interest Trust, as applicable, pursuant to the terms of the Swap Agreement.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of the Trust REMICs under the REMIC Provisions, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

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“Term of the Insurance Policy”: The period from and including the Closing Date to and including the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Class A Certificates have been paid in full and (ii) the Final Maturity Date; provided, however, that in the event that any amount with respect to any Deficiency Amount paid to the Securities Administrator on behalf of the Beneficiary pursuant to this Agreement during the Term of the Insurance Policy becomes a Preference Amount, the Certificate Insurer’s obligations with respect thereto shall remain in effect or shall be reinstated, as applicable, until payment in full by the Certificate Insurer pursuant to the terms hereof.

“Termination Price”: As defined in Section 10.01.

“Terminator”: As defined in Section 10.01.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trigger Event”: With respect to any Distribution Date, a Trigger Event is in effect if either (x) the Delinquency Percentage exceeds 10.00% or (y) the aggregate amount of Realized Losses (including any principal amounts that have been forgiven in respect of modifications to any Mortgage Loan) incurred since the Cut-off Date through the last day of the related Due Period divided by the Scheduled Principal Balance of the Mortgage Loans as of the Cut-off exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date	Percentages
August 2009 to July 2010	7.00% plus 1/12 of 3.00% for each month thereafter
August 2010 to July 2011	10.00% plus 1/12 of 3.00% for each month thereafter
August 2011 to July 2012	13.00% plus 1/12 of 2.00% for each month thereafter
August 2012 to July 2013	15.00% plus 1/12 of 2.00% for each month thereafter
August 2013 and thereafter	17.00%

The Trigger Event may be amended to change the calculation of delinquencies and Realized Losses for purposes of this definition without consent of the Certificateholders, provided that, a letter is obtained from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Class A Certificates and the Certificate Insurer has provided its prior written consent.

“Trust”: ACE Securities Corp., Home Equity Loan Trust, Series 2007-SL2, the trust created hereunder.

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“Trust Fund”: Collectively, all of the assets of REMIC I, REMIC II, REMIC III and the Reserve Fund and any amounts on deposit therein and any proceeds thereof and the Cap Contract. For avoidance of doubt, the Trust Fund does not include the Supplemental Interest Trust.

“Trust REMIC”: REMIC I, REMIC II or REMIC III.

“Trustee”: HSBC Bank USA, National Association, a national banking association, or its successor in interest, or any successor trustee appointed as herein provided.

“Uncertificated Balance”: The amount of the REMIC Regular Interests outstanding as of any date of determination. As of the Closing Date, the Uncertificated Balance of each REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial uncertificated balance. On each Distribution Date, the Uncertificated Balance of the REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 5.01 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 5.04 and the Uncertificated Balance of REMIC II Regular Interest ZZ shall be increased by interest deferrals as provided in Section 5.01. The Uncertificated Balance of each REMIC Regular Interest shall never be less than zero.

“Uncertificated Interest”: With respect to any REMIC Regular Interest for any Distribution Date, one month’s interest at the related REMIC Remittance Rate applicable to such REMIC Regular Interest for such Distribution Date, accrued on the Uncertificated Balance thereof immediately prior to such Distribution Date. Uncertificated Interest in respect of the REMIC Regular Interests shall accrue on the basis of a 360-day year consisting of twelve 30-day months. Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest, shall be reduced by an amount equal to the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.23 or Section 4.19 of this Agreement and (b) the aggregate amount of any Relief Act Interest Shortfall, if any allocated, in each case, to such REMIC Regular Interest or REMIC Regular Interest pursuant to Section 1.02. In addition, Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest, shall be reduced by Realized Losses, if any, allocated to such REMIC Regular Interest pursuant to Section 1.02 and Section 5.04.

“Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.11.

“United States Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof (except, in the case of a partnership, to the extent provided in regulations) provided that, for purposes solely of the restrictions on the transfer of any Class R Certificate, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required to be United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter I of the Code), and which was treated as a United States person on August 20, 1996 may elect to continue to be treated as a United States person notwithstanding the previous sentence. The term “United States” shall have the meaning set forth in Section 7701 of the Code.

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“Value”: With respect to any Mortgaged Property, the lesser of (i) the lesser of (a) the value thereof as determined by an appraisal made for the related originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac and (b) the value thereof as determined by a review appraisal conducted by the related originator of the Mortgage Loan in accordance with the related originator’s underwriting guidelines, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, (A) in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the lesser of (1) the value determined by an appraisal made for the related originator of the Mortgage Loan of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac and (2) the value thereof as determined by a review appraisal conducted by the related originator of the Mortgage Loan in accordance with the related originator’s underwriting guidelines, and (B) in the case of a Mortgage Loan originated in connection with a “lease-option purchase,” such value of the Mortgaged Property is based on the lower of the value determined by an appraisal made for the originator of such Mortgage Loan at the time of origination or the sale price of such Mortgaged Property if the “lease option purchase price” was set less than 12 months prior to origination, and is based on the value determined by an appraisal made for the related originator of such Mortgage Loan at the time of origination if the “lease option purchase price” was set 12 months or more prior to origination.

“Verification Report”: As defined in Section 4.20.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any such Certificate. With respect to any date of determination, 98% of all Voting Rights will be allocated among the holders of the Class A Certificates and the Class CE-1 Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates, 1% of all Voting Rights will be allocated among the holders of the Class P Certificates and 1% of all Voting Rights will be allocated among the holders of the Class R Certificates. The Voting Rights allocated to each Class of Certificate shall be allocated among Holders of each such Class in accordance with their respective Percentage Interests as of the most recent Record Date. Notwithstanding the foregoing, unless a Certificate Insurer Default exists and is continuing, on any date on which any Class A Certificates are outstanding or any amounts are owed to the Certificate Insurer, the Certificate Insurer will have all rights, including all consent and voting rights, that the Class A Certificateholders are entitled to under this Agreement.

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“Wells Fargo”: Wells Fargo Bank, National Association in its capacity as a Custodian under the Wells Fargo Custodial Agreement, or any successor thereto.

“Wells Fargo Custodial Agreement”: The Custodial Agreement dated as of July 1, 2007, among the Trustee, Wells Fargo and the Servicers, as may be amended or supplemented from time to time.

SECTION 1.02. Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of Accrued Certificate Interest and the amount of the Interest Distribution Amount for the Class A Certificates and the Class CE-1 Certificates for any Distribution Date, (1) the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicers pursuant to Section 3.23 of this Agreement or by the Master Servicer pursuant to Section 4.19 of this Agreement) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class CE-1 Certificates and second, to the Class A Certificates, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance or Notional Amount, as applicable, of each such Certificate and (2) the Net WAC Rate Carryover Amounts paid to the Class A Certificates incurred for any Distribution Date shall be allocated to the Class CE-1 Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance or Notional Amount thereof, as applicable.

For purposes of calculating the amount of Uncertificated Interest for the REMIC I Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to Section 3.23 of this Agreement or the Master Servicer pursuant to Section 4.19) and any Relief Act Interest Shortfalls incurred in respect of Mortgage Loans shall be allocated first, to REMIC I Regular Interest I-CE, REMIC I Regular Interest I-AM and to the REMIC I Regular Interests ending with the designation “B”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest, and then, to REMIC I Regular Interests ending with the designation “A”, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rates on the respective Uncertificated Balances of each such REMIC I Regular Interest.

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  For purposes of calculating the amount of Uncertificated Interest for the REMIC II Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicers pursuant to Section 3.23 of this Agreement or the Master Servicer pursuant to Section 4.19) and the REMIC II Marker Allocation Percentage of any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among REMIC II Regular Interest AA, REMIC II Regular Interest A, REMIC II Regular Interest ZZ and REMIC II Regular Interest P pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC II Remittance Rate on the respective Uncertificated Balance of each such REMIC II Regular Interest.

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ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01. Conveyance of the Mortgage Loans.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, on behalf of the Trust, without recourse, for the benefit of the Certificateholders and the Certificate Insurer, all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to the Mortgage Loans identified on the Mortgage Loan Schedule, the rights of the Depositor under the Mortgage Loan Purchase Agreement (including, without limitation the right to enforce the obligations of the other parties thereto thereunder), the rights of the Depositor under the Cap Contract, the right to any payments made by the Cap Counterparty under the Cap Contract, the right to any Net Swap Payment and any Swap Termination Payment made by the Swap Provider, and all other assets included or to be included in REMIC I. Such assignment includes all interest and principal received by the Depositor and any Servicer on or with respect to the Mortgage Loans (other than payments of principal and interest due on such Mortgage Loans on or before the Cut-off Date). A copy of the Mortgage Loan Purchase Agreement is attached hereto as Exhibit F.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with the related Custodian pursuant to the related Custodial Agreement the documents with respect to each Mortgage Loan as described under Section 2 of the Custodial Agreements (the “Mortgage Loan Documents”). In connection with such delivery and as further described in the Custodial Agreements, the Custodians will be required to review such Mortgage Loan Documents and deliver to the Trustee, the Depositor, the Servicers, the Sponsor and the Certificate Insurer certifications (in the forms attached to the Custodial Agreements) with respect to such review with exceptions noted thereon. In addition, under the Custodial Agreements if a Custodian discovers a defect with respect to any Mortgage Loan Document, such Custodian will give written specification of such defect to the Master Servicer, the Depositor, the Servicer, the Trustee and the Certificate Insurer. Upon receipt of such notice, the Depositor or the Trustee will provide notice to the Sponsor of such defect and the Sponsor shall either cure such defect or repurchase or substitute the related Mortgage Loan in accordance with the provisions of the Mortgage Loan Purchase Agreement.

Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that the functions of the Trustee with respect to the custody, acceptance, inspection and release of the Mortgage Files, including, but not limited to certain insurance policies and documents contemplated by Section 4.11, and preparation and delivery of the certifications shall be performed by the Custodians pursuant to the terms and conditions of the Custodial Agreements.

The Depositor shall deliver or cause the related originator to deliver to the related Servicer copies of all trailing documents required to be included in the Mortgage File at the same time the originals or certified copies thereof are delivered to the Trustee or Custodians, such documents including the mortgagee policy of title insurance and any Mortgage Loan Documents upon return from the recording office. The Servicers shall not be responsible for any custodian fees or other costs incurred in obtaining such documents and the Depositor shall cause the Servicers to be reimbursed for any such costs the related Servicer may incur in connection with performing its obligations under this Agreement.

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The Mortgage Loans permitted by the terms of this Agreement to be included in the Trust are limited to (i) Mortgage Loans (which the Depositor acquired pursuant to the Mortgage Loan Purchase Agreement, which contains, among other representations and warranties, a representation and warranty of the Sponsor that no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 or as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C) or as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9) or a “high risk home loan” under the Illinois High Risk Home Loan Act, effective as of January 1, 2004) and (ii) Qualified Substitute Mortgage Loans (which, by definition as set forth herein and referred to in the Mortgage Loan Purchase Agreement, are required to conform to, among other representations and warranties, the representation and warranty of the Sponsor that no Qualified Substitute Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 or as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C) or as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9) or a “high risk home loan” under the Illinois High Risk Home Loan Act, effective as of January 1, 2004). The Depositor and the Trustee on behalf of the Trust understand and agree that it is not intended that any Mortgage Loan be included in the Trust that is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003, as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C) or as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9) or a “high risk home loan” under the Illinois High Risk Home Loan Act, effective as of January 1, 2004.

SECTION 2.02. Acceptance of REMIC I by Trustee.

The Trustee acknowledges receipt, subject to the provisions of Section 2.01 hereof and Section 2 of the related Custodial Agreement, of the Mortgage Loan Documents and all other assets included in the definition of “REMIC I” under clauses (i), (iii), (iv) and (v) (to the extent of amounts deposited into the Distribution Account) and declares that it holds (or the applicable Custodian on its behalf holds) and will hold such documents and the other documents delivered to it constituting a Mortgage Loan Document, and that it holds (or the applicable Custodian on its behalf holds) or will hold all such assets and such other assets included in the definition of “REMIC I” in trust for the exclusive use and benefit of all present and future Certificateholders and the Certificate Insurer.

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SECTION 2.03. Repurchase or Substitution of Mortgage Loans.

(a) Upon discovery or receipt of notice of any materially defective document in, or that a document is missing from, a Mortgage File or of a breach by the Sponsor of any representation, warranty or covenant under the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders and the Certificate Insurer, the Trustee shall promptly notify the Sponsor and the related Servicer of such defect, missing document or breach and request that the Sponsor deliver such missing document, cure such defect or breach within sixty (60) days from the date the Sponsor was notified of such missing document, defect or breach, and if the Sponsor does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce the obligations of the Sponsor under the Mortgage Loan Purchase Agreement to repurchase such Mortgage Loan from REMIC I at the Purchase Price within ninety (90) days after the date on which the Sponsor was notified of such missing document, defect or breach, if and to the extent that the Sponsor is obligated to do so under the Mortgage Loan Purchase Agreement. The Purchase Price for the repurchased Mortgage Loan shall be remitted to the related Servicer for deposit in the related Collection Account and the Trustee, upon receipt of written certification from the related Servicer of such deposit, shall release or cause the applicable Custodian (upon receipt of a request for release in the form attached to the related Custodial Agreement) to release to the Sponsor the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Sponsor shall furnish to it and as shall be necessary to vest in the Sponsor any Mortgage Loan released pursuant hereto, and the Trustee shall not have any further responsibility with regard to such Mortgage File. In lieu of repurchasing any such Mortgage Loan as provided above, if so provided in the Mortgage Loan Purchase Agreement, the Sponsor may cause such Mortgage Loan to be removed from REMIC I (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(b). It is understood and agreed that the obligation of the Sponsor to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing shall constitute the sole remedy respecting such omission, defect or breach available to the Trustee, the Certificateholders and the Certificate Insurer.

In addition, promptly upon the earlier of discovery by a Servicer or receipt of notice by a Servicer of the breach of the representation or covenant of the Sponsor set forth in Section 5(xii) of the Mortgage Loan Purchase Agreement which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the related Servicer shall promptly notify the Sponsor and the Trustee of such breach. The Trustee shall enforce the obligations of the Sponsor under the Mortgage Loan Purchase Agreement to remedy such breach to the extent and in the manner set forth in the Mortgage Loan Purchase Agreement.

(b) Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) must be effected prior to the date which is two years after the Startup Day for REMIC I.

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As to any Deleted Mortgage Loan for which the Sponsor substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Sponsor delivering to the Trustee or the applicable Custodian on behalf of the Trustee, for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the Assignment to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2 of the related Custodial Agreement, as applicable, together with an Officers’ Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Shortfall Amount (as described below), if any, in connection with such substitution. The applicable Custodian on behalf of the Trustee shall acknowledge receipt of such Qualified Substitute Mortgage Loan or Loans and, within ten (10) Business Days thereafter, review such documents and deliver to the Depositor, the Trustee and the related Servicer, with respect to such Qualified Substitute Mortgage Loan or Loans, an initial certification pursuant to the related Custodial Agreement, with any applicable exceptions noted thereon. Within one year of the date of substitution, the applicable Custodian on behalf of the Trustee shall deliver to the Depositor, the Trustee and the related Servicer a final certification pursuant to the related Custodial Agreement with respect to such Qualified Substitute Mortgage Loan or Loans, with any applicable exceptions noted thereon. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of REMIC I and will be retained by the Sponsor. For the month of substitution, distributions to Certificateholders will reflect the Monthly Payment due on such Deleted Mortgage Loan on or before the Due Date in the month of substitution, and the Sponsor shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Depositor shall give or cause to be given written notice to the Certificateholders and the Certificate Insurer that such substitution has taken place, shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and shall deliver a copy of such amended Mortgage Loan Schedule to the Trustee, the Certificate Insurer and the Servicer. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Trust Fund and shall be subject in all respects to the terms of this Agreement and the Mortgage Loan Purchase Agreement, including all applicable representations and warranties thereof included herein or in the Mortgage Loan Purchase Agreement.

For any month in which the Sponsor substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the related Servicer will determine the amount (the “Substitution Shortfall Amount”), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Scheduled Principal Balance thereof as of the date of substitution, together with one month’s interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate, plus all outstanding P&I Advances and Servicing Advances (including Nonrecoverable P&I Advances and Nonrecoverable Servicing Advances) related thereto. On the date of such substitution, the Sponsor will deliver or cause to be delivered to the related Servicer for deposit in the related Collection Account an amount equal to the Substitution Shortfall Amount, if any, and the Trustee or the applicable Custodian on behalf of the Trustee, upon receipt of the related Qualified Substitute Mortgage Loan or Loans, upon receipt of a request for release in the form attached to the related Custodial Agreement and certification by the related Servicer of such deposit, shall release to the Sponsor the related Mortgage File or Files and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Sponsor shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

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In addition, the Sponsor shall obtain at its own expense and deliver to the Trustee and the Certificate Insurer an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust REMIC, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code, or (b) any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(c) Upon discovery by the Depositor, the Sponsor, the related Servicer or the Trustee that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two (2) Business Days give written notice thereof to the other parties. In connection therewith, the Sponsor shall repurchase or substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within ninety (90) days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan. Any such repurchase or substitution shall be made in the same manner as set forth in Section 2.03(a). The Trustee shall reconvey to the Sponsor the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty.

(d) With respect to a breach of the representations made pursuant to Section 5(xii) of the Mortgage Loan Purchase Agreement that materially and adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders and the Certificate Insurer, the Sponsor shall be required to take the actions set forth in this Section 2.03.

(e) Within ninety (90) days of the earlier of discovery by a Servicer or receipt of notice by a Servicer of the breach of any representation, warranty or covenant of the related Servicer set forth in Section 2.05 which materially and adversely affects the interests of the Certificateholders and the Certificate Insurer in any Mortgage Loan or Prepayment Charge, such Servicer shall cure such breach in all material respects.

SECTION 2.04. Representations and Warranties of the Master Servicer.

The Master Servicer hereby represents, warrants and covenants to the Servicers, the Depositor and the Trustee, for the benefit of each of the Trustee, the Certificate Insurer and the Certificateholders, that as of the Closing Date or as of such date specifically provided herein:

(i) The Master Servicer is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Master Servicer;

(ii) The Master Servicer has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Master Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

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(iii) The execution and delivery of this Agreement by the Master Servicer, the consummation by the Master Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Master Servicer and will not (A) result in a breach of any term or provision of the charter and by-laws of the Master Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Master Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Master Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Master Servicer; and the Master Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Master Servicer’s knowledge, would in the future materially and adversely affect, (x) the ability of the Master Servicer to perform its obligations under this Agreement or (y) the business, operations, financial condition, properties or assets of the Master Servicer taken as a whole;

(iv) The Master Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(v) No litigation is pending against the Master Servicer that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Master Servicer to perform any of its other obligations hereunder in accordance with the terms hereof;

(vi) There are no actions or proceedings against, or investigations known to it of, the Master Servicer before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Master Servicer of its obligations under, or validity or enforceability of, this Agreement;

(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

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(viii) There are no affiliations, relationships or transactions relating to the Master Servicer of a type that are described under Item 1119 of Regulation AB with DBNTC, the Depositor, the Sponsor, the Servicers, the Credit Risk Manager, the Swap Provider, the Cap Counterparty, the Certificate Insurer or the Trustee.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.04 shall survive the resignation or termination of the parties hereto and the termination of this Agreement and shall inure to the benefit of the Trustee, the Depositor, the Certificate Insurer and the Certificateholders.

SECTION 2.05. Representations, Warranties and Covenants of the Servicers.

(a) Ocwen hereby represents, warrants and covenants to the Master Servicer, the Securities Administrator, the Depositor and the Trustee, for the benefit of each of such Persons, the Certificate Insurer and the Certificateholders that as of the Closing Date or as of such date specifically provided herein:

(i) Ocwen is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation, and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Ocwen in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Agreement;

(ii) Ocwen has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. Ocwen has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Ocwen, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii) The execution and delivery of this Agreement by Ocwen, the servicing of the Mortgage Loans by Ocwen hereunder, the consummation by Ocwen of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Ocwen and will not (A) result in a breach of any term or provision of Ocwen’s formation documents or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which Ocwen is a party or by which it may be bound, or any statute, order or regulation applicable to Ocwen of any court, regulatory body, administrative agency or governmental body having jurisdiction over Ocwen; and Ocwen is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to Ocwen's knowledge, would in the future materially and adversely affect, (x) the ability of Ocwen to perform its obligations under this Agreement, (y) the business, operations, financial condition, properties or assets of Ocwen taken as a whole or (z) the legality, validity or enforceability of this Agreement;

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(iv) Ocwen does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(v) No litigation is pending against Ocwen that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Ocwen to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

(vi) There are no actions or proceedings against, or investigations known to it of, Ocwen before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by Ocwen of its obligations under, or the validity or enforceability of, this Agreement;

(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Ocwen of, or compliance by Ocwen with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(viii) Ocwen has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis;

(ix) Ocwen is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS; and

(x) Ocwen will not waive any Prepayment Charge other than in accordance with the standard set forth in Section 3.01.

(b) GMAC hereby represents, warrants and covenants to the Master Servicer, the Securities Administrator, the Depositor and the Trustee, for the benefit of each of such Persons, the Certificate Insurer and the Certificateholders that as of the Closing Date or as of such date specifically provided herein:

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(i) GMAC is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation, and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by GMAC in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Agreement;

(ii) GMAC has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. GMAC has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of GMAC, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii) The execution and delivery of this Agreement by GMAC, the servicing of the Mortgage Loans by GMAC hereunder, the consummation by GMAC of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of GMAC and will not (A) result in a breach of any term or provision of GMAC’s formation documents or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which GMAC is a party or by which it may be bound, or any statute, order or regulation applicable to GMAC of any court, regulatory body, administrative agency or governmental body having jurisdiction over GMAC; and GMAC is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to GMAC's knowledge, would in the future materially and adversely affect, (x) the ability of GMAC to perform its obligations under this Agreement, (y) the business, operations, financial condition, properties or assets of GMAC taken as a whole or (z) the legality, validity or enforceability of this Agreement;

(iv) GMAC does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(v) No litigation is pending against GMAC that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of GMAC to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

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(vi) There are no actions or proceedings against, or investigations known to it of, GMAC before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by GMAC of its obligations under, or the validity or enforceability of, this Agreement;

(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by GMAC of, or compliance by GMAC with, this Agreement or the consummation by it of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(viii) GMAC has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis;

(ix) GMAC is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS; and

(x) GMAC will not waive any Prepayment Charge other than in accordance with the standard set forth in Section 3.01.

(c) Notwithstanding anything to the contrary contained in this Agreement, if the covenant of the related Servicer set forth in Section 2.05(a)(x) or 2.05(b)(x) above is breached, the related Servicer will pay the amount of such waived Prepayment Charge, from its own funds without any right of reimbursement, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account within 90 days of the earlier of discovery by the related Servicer or receipt of notice by the related Servicer of such breach; provided, however, the Servicers shall not have any obligation to pay the amount of any uncollected Prepayment Charge under this Section 2.05 if the related Servicer did not have a copy of the related Mortgage Note, such Servicer requested a copy of the same from the related Custodian in accordance with the terms of the related Custodial Agreement and such Custodian failed to provide such copy within the time frame set forth in the related Custodial Agreement. Furthermore, notwithstanding any other provisions of this Agreement, any payments made by the Servicers in respect of any waived Prepayment Charges pursuant to this paragraph shall be deemed to be paid outside of the Trust Fund.

(d) It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive the resignation or termination of the parties hereto, the termination of this Agreement and the delivery of the Mortgage Files to the related Custodian and shall inure to the benefit of the Trustee, the Master Servicer, the Securities Administrator, the Servicers, the Depositor, the Certificate Insurer and the Certificateholders. Upon discovery by any such Person or the Servicer of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan, Prepayment Charge or the interests therein of the Certificateholders and the Certificate Insurer, the party discovering such breach shall give prompt written notice (but in no event later than two (2) Business Days following such discovery) to the Trustee.

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SECTION 2.06. Issuance of the REMIC I Regular Interests and the Class R-I Interest.

The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to the applicable Custodian on its behalf of the Mortgage Loan Documents, subject to the provisions of Section 2.01 and Section 2.02 hereof and Section 2 of the related Custodial Agreement, together with the assignment to it of all other assets included in REMIC I, the receipt of which is hereby acknowledged. The interests evidenced by the Class R-I Interest, together with the REMIC I Regular Interests, constitute the entire beneficial ownership interest in REMIC I. The rights of the Holders of the Class R-I Interest and REMIC I (as holder of the REMIC I Regular Interests) to receive distributions from the proceeds of REMIC I in respect of the Class R-I Interest and the REMIC I Regular Interests, respectively, and all ownership interests evidenced or constituted by the Class R-I Interest and the REMIC I Regular Interests, shall be as set forth in this Agreement.

SECTION 2.07. Conveyance of the REMIC I Regular Interests; Acceptance of REMIC II and REMIC III by the Trustee.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests for the benefit of the Class R-II Interest and REMIC II (as holder of the REMIC I Regular Interests). The Trustee acknowledges receipt of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class R-II Interest and REMIC II (as holder of the REMIC I Regular Interests). The rights of the Holder of the Class R-II Interest and REMIC II (as holder of the REMIC I Regular Interests) to receive distributions from the proceeds of REMIC II in respect of the Class R-II Interest and the REMIC II Regular Interests, respectively, and all ownership interests evidenced or constituted by the Class R-II Interest and the REMIC II Regular Interests, shall be as set forth in this Agreement. The Class R-II Interest and the REMIC II Regular Interests shall constitute the entire beneficial ownership interest in REMIC II. The Trustee acknowledges receipt of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class R-III Interest and REMIC III (as holder of the REMIC II Regular Interests). The rights of the Holder of the Class R-III Interest and REMIC III (as holder of the REMIC II Regular Interests) to receive distributions from the proceeds of REMIC III in respect of the Class R-III Interest and the Regular Certificates, respectively, and all ownership interests evidenced or constituted by the Class R-III Interest and the Regular Certificates, shall be as set forth in this Agreement. The Class R-III Interest and the Regular Certificates shall constitute the entire beneficial ownership interest in REMIC III.

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SECTION 2.08. Issuance of the Residual Certificates.

The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and, concurrently therewith and in exchange therefor, pursuant to the written request of the Depositor executed by an officer of the Depositor, the Securities Administrator has executed and authenticated and the Trustee has delivered to or upon the order of the Depositor, the Class R Certificates in authorized denominations. The Class R Certificates evidence ownership in the Class R-I Interest, the Class R-II Interest and the Class R-III Interest.

SECTION 2.09. Establishment of the Trust.

The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust to be known, for convenience, as “ACE Securities Corp., Home Equity Loan Trust, Series 2007-SL2” and does hereby appoint HSBC Bank USA, National Association as Trustee in accordance with the provisions of this Agreement.

SECTION 2.10. Purpose and Powers of the Trust.

The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a) acquire and hold the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom;

(b) to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans;

(c) to make payments on the Certificates;

(d) to engage in those activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e) subject to compliance with this Agreement, to engage in such other activities as may be required in connection with the conservation of the Trust Fund and the making of distributions to the Certificateholders.

The trust is hereby authorized to engage in the foregoing activities. The Trustee shall not cause the trust to engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement (or those ancillary thereto) while any Certificate is outstanding, and this Section 2.10 may not be amended, without the consent of the Certificateholders evidencing 51% or more of the aggregate voting rights of the Certificates and the Certificate Insurer.

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SECTION 2.11. Representations and Warranties of the Trustee.

The Trustee hereby represents and warrants to the Sponsor and the Depositor, for the benefit of each of the Certificateholders and the Certificate Insurer, that as of the Closing Date:

(a) There are no affiliations relating to the Trustee of a type that are described under Item 1119(a) of Regulation AB; and

(b) There are no legal proceedings pending or contemplated, including legal proceedings pending or contemplated by governmental authorities, against the Trustee that could be material to the Certificateholders.

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ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS; ACCOUNTS

SECTION 3.01. The Servicers to Act as Servicer.

The obligations of each of Ocwen and GMAC hereunder to service and administer the Mortgage Loans shall be limited to the Ocwen Mortgage Loans and the GMAC Mortgage Loans, respectively, and with respect to the duties and obligations of each Servicer references herein to the related Mortgage Loans shall be limited to the Ocwen Mortgage Loans (and the related proceeds thereof and related REO Properties) in the case of Ocwen, and the GMAC Mortgage Loans (and the related proceeds thereof and related REO Properties) in the case of GMAC, and in no event shall either Servicer have any responsibility or liability with respect to any Mortgage Loans serviced by the other Servicer hereunder. Except as otherwise expressly stated herein, references in this Article III to “Servicer” shall refer to Ocwen or GMAC, as the case may be, and any successor thereto as a Servicer.

From and after the Closing Date, Ocwen and GMAC shall service and administer the related Mortgage Loans on behalf of the Trust Fund and in the best interests of and for the benefit of the Certificateholders and the Certificate Insurer (as determined by the related Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the respective Mortgage Loans and all applicable law and regulations and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i) any relationship that the related Servicer or any Affiliate of the related Servicer may have with the related Mortgagor;

(ii) the ownership of any Certificate by the related Servicer or any Affiliate of the Servicer;

(iii) the related Servicer’s obligation to make P&I Advances or Servicing Advances; or

(iv) the related Servicer’s right to receive compensation for its services hereunder.

To the extent consistent with the foregoing, the Servicers shall also seek to maximize the timely and complete recovery of principal and interest on the related Mortgage Notes and shall waive (or permit a Sub-Servicer to waive) a Prepayment Charge only under the following circumstances: (i) such waiver is standard and customary in servicing similar Mortgage Loans and such waiver is related to a default or reasonably foreseeable default and would, in the reasonable judgment of the related Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan and, if such waiver is made in connection with a refinancing of the related Mortgage Loan, such refinancing is related to a default or a reasonably foreseeable default, (ii) such Prepayment Charge is unenforceable in accordance with applicable law or the collection of such related Prepayment Charge would otherwise violate applicable law or (iii) the collection of such Prepayment Charge would be considered “predatory” pursuant to written guidance published or issued by any applicable federal, state or local regulatory authority acting in its official capacity and having jurisdiction over such matters. In addition, the Servicers shall not impose a Prepayment Charge in any instance when the related Mortgage Loan is accelerated or where the Mortgagor has made a Principal Prepayment in full in connection with the workout of a delinquent Mortgage Loan or due to a default by the Mortgagor. Notwithstanding any provision in this Agreement to the contrary, in the event the Prepayment Charge payable under the terms of the Mortgage Note is less than the amount of the Prepayment Charge set forth in the Prepayment Charge Schedule or other information provided to the related Servicer, neither the related Servicer nor the Master Servicer shall have any liability or obligation with respect to such difference (including any obligation to recalculate any Prepayment Charges), and in addition shall not have any liability or obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Prepayment Charge Schedule.

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In the event any Servicer waives a Prepayment Charge in connection with clauses (ii) or (iii) of the preceding paragraph, the related Servicer shall provide a written explanation of such Servicer’s determination to the Master Servicer, and the Master Servicer shall provide a copy of such writing to the Sponsor and the Depositor.

Subject only to the above-described servicing standards (the “Accepted Servicing Practices”) and the terms of this Agreement and of the related Mortgage Loans, each Servicer shall have full power and authority, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable with the goal of maximizing proceeds of the related Mortgage Loan. Without limiting the generality of the foregoing, each Servicer in its own name is hereby authorized and empowered by the Trustee when the related Servicer believes it appropriate in its best judgment, to execute and deliver, on behalf of the Trust Fund, the Certificateholders, the Certificate Insurer and the Trustee or any of them, and upon written notice to the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge or subordination, and all other comparable instruments, with respect to the related Mortgage Loans and the related Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee, for the benefit of the Trust Fund and the Certificateholders and the Certificate Insurer. The Servicers shall service and administer the related Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicers shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.14, the Trustee shall execute, at the written request of any Servicer, and furnish to the related Servicer a power of attorney in the form of Exhibit D hereto and other documents necessary or appropriate to enable the related Servicer to carry out its servicing and administrative duties hereunder and furnished to the Trustee by the related Servicer, and the Trustee shall not be liable for the actions of the related Servicer under such powers of attorney and shall be indemnified by such Servicer for any cost, liability or expense incurred by the Trustee in connection with the related Servicer’s use or misuse of any such power of attorney.

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Each Servicer is hereby authorized and empowered in its own name or in the name of the Sub-Servicer engaged by such Servicer, when the related Servicer or the Sub-Servicer, as the case may be, believes it is appropriate in accordance with Accepted Servicing Practices to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Trustee, the Certificateholders, the Certificate Insurer or any of them, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any reasonable out-of-pocket expenses incurred in connection with the actions described in the preceding sentence or as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS® System, shall be reimbursable by the Trust Fund to the related Servicer.

In accordance with Accepted Servicing Practices, each Servicer shall make or cause to be made Servicing Advances as necessary for the purpose of effecting the payment of taxes and assessments on the related Mortgaged Properties (to the extent the related Servicer has been notified that such taxes or assessments have not been paid by the related Mortgagor, owner or servicer of the related First Mortgage Loan), which Servicing Advances shall be reimbursable in the first instance from related collections from the related Mortgagors pursuant to Section 3.07, and further as provided in Section 3.09; provided, however, the Servicers shall only make such Servicing Advance if the related Mortgagor has not made such payment and if the failure to make such Servicing Advance would result in the loss of the related Mortgaged Property due to a tax sale or foreclosure as result of a tax lien; provided, however, that the Servicers shall be required to make such Servicing Advances only to the extent that such Servicing Advances, in the good faith judgment of the related Servicer, will be recoverable by such Servicer out of Insurance Proceeds, Liquidation Proceeds, or otherwise out of the proceeds of the related Mortgage Loan. Any cost incurred by the Servicers in effecting the payment of taxes and assessments on a Mortgaged Property shall not, for the purpose of calculating the Scheduled Principal Balance of such Mortgage Loan or distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. The parties to this Agreement acknowledge that Servicing Advances shall be reimbursable pursuant to Section 3.09 of this Agreement, and agree that no Servicing Advance shall be rejected or disallowed by any party unless it has been shown that such Servicing Advance was not made in accordance with the terms of this Agreement. Notwithstanding the foregoing, the parties understand and agree that, with respect to any Mortgage Loan (1) the Master Servicer shall not approve the reimbursement of any Servicing Advance made with respect to such Mortgage Loan prior to the Cut-off Date (each, a “Pre-Cut-off Date Advance”) unless and until it has received a Servicing Advance Schedule listing the amount of Pre-Cut-off Date Advances made in respect of such Mortgage Loan from (a) the related Servicer with respect to any Mortgage Loans that were transferred to such Servicer prior to the Cut-off Date and/or (b) the Depositor with respect to any Mortgage Loans that were transferred to the Servicers after the Cut-off Date, as applicable, (2) the aggregate Pre-Cut-off Date Advances reimbursable hereunder with respect to such Mortgage Loan shall not exceed the amount of Pre-Cut-off Date Advances for such Mortgage Loan shown on the Servicing Advance Schedule delivered to the Master Servicer, (3) the Depositor shall be deemed to have agreed with and approved the Pre-Cut-off Date Advances shown on any Servicing Advance Schedule furnished to the Master Servicer, and (4) the Master Servicer will have no liability to the Depositor, the Servicer or any other Person, including any Certificateholder, for approving reimbursement of related Pre-Cut-off Date Advances so long as the aggregate amount of such advances reimbursed hereunder does not exceed of the amount of Pre-Cut-off Date Advances for such Mortgage Loan shown on the Servicing Advance Schedule.

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The Servicers, in such capacity, may consent to the refinancing of a First Mortgage Loan on a Mortgaged Property, provided that the following requirements are met:

(i) the resulting Combined Loan-to-Value Ratio of such Mortgage Loan is no higher than the Combined Loan-to-Value Ratio prior to such refinancing;

(ii) the interest rate for the loan evidencing the refinanced First Mortgage Loan is no more than 2.0% higher than the interest rate on the loan evidencing the existing First Mortgage Loan immediately prior to the date of such refinancing; and

(iii) the mortgage loan evidencing the refinanced First Mortgage Loan is not subject to negative amortization.

Each Servicer shall inspect the Mortgaged Properties related to Mortgage Loans serviced by such Servicer as often as deemed necessary by the related Servicer in the related Servicer’s sole discretion, to assure itself that the value of such Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than 60 days delinquent, the Servicer shall conduct subsequent inspections in accordance with Accepted Servicing Practices. Each Servicer shall keep a written or electronic report of each such inspection.

Notwithstanding anything in this Agreement to the contrary, the Servicers may not make any future advances with respect to a Mortgage Loan and the Servicers shall not permit any modification with respect to any related Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such related Mortgage Loan (unless, as provided in Section 3.06, the related Mortgagor is in default with respect to the related Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) or any modification, waiver or amendment of any term of any related Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC created hereunder to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

In the event that the Mortgage Loan Documents relating to a Mortgage Loan contain provisions requiring the related Mortgagor to arbitrate disputes (at the option of the Trustee, on behalf of the Trust), the Trustee hereby authorizes the related Servicer to waive the Trustee’s right or option to arbitrate disputes and to send written notice of such waiver to the Mortgagor, although the Mortgagor may still require arbitration at its option.

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From and after the Closing Date, each Servicer will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis.

SECTION 3.02. Sub-Servicing Agreements Between a Servicer and Sub-Servicers.

(a) Each Servicer may arrange for the subservicing of any Mortgage Loan by a Sub-Servicer pursuant to a Sub-Servicing Agreement; provided that such sub-servicing arrangement and the terms of the related Sub-Servicing Agreement must provide for the servicing of such Mortgage Loans in a manner consistent with the servicing arrangements contemplated hereunder and the related Servicer shall cause any Sub-Servicer to comply with the provisions of this Agreement (including, without limitation, to provide the information required to be delivered under Sections 3.17, 3.18 and 3.20 hereof), to the same extent as if such Sub-Servicer were the related Servicer. Each Servicer shall be responsible for obtaining from each Sub-Servicer engaged by such Servicer and delivering to the Master Servicer any annual statement of compliance, assessment of compliance, attestation report and Sarbanes-Oxley Act related certification as and when required to be delivered. Each Sub-Servicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Sub-Servicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Notwithstanding the provisions of any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between any Servicer or a Sub-Servicer or reference to actions taken through the related Servicer or otherwise, the related Servicer shall remain obligated and liable to the Depositor, the Trustee, the Certificateholders and the Certificate Insurer for the servicing and administration of the related Mortgage Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Sub-Servicer and to the same extent and under the same terms and conditions as if the related Servicer alone were servicing and administering the related Mortgage Loans. Every Sub-Servicing Agreement entered into by a Servicer shall contain a provision giving the successor servicer the option to terminate such agreement in the event a successor servicer is appointed. All actions of each Sub-Servicer performed pursuant to the related Sub-Servicing Agreement shall be performed as an agent of the related Servicer with the same force and effect as if performed directly by the related Servicer.

(b) Notwithstanding the foregoing, the Servicers shall be entitled to outsource one or more separate servicing functions to a Subcontractor that does not meet the eligibility requirements for a Sub-Servicer, so long as such outsourcing does not constitute the delegation of the related Servicer’s obligation to perform all or substantially all of the servicing of the related Mortgage Loans to such Subcontractor. The related Servicer shall promptly, upon request, provide to the Master Servicer, the Trustee and the Depositor a written description (in form and substance satisfactory to the Master Servicer, the Trustee and the Depositor) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of each such Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this subsection; provided, however, that the related Servicer shall not be required to provide the information in clauses (i) or (ii) of this subsection until such time that the applicable assessment of compliance is due pursuant to Section 3.18 of this Agreement. The use by a Servicer of any such Subcontractor shall not release the related Servicer from any of its obligations hereunder and such Servicer shall remain responsible hereunder for all acts and omissions of such Subcontractor as fully as if such acts and omissions were those of the related Servicer, and the related Servicer shall pay all fees and expenses of the Subcontractor from such Servicer’s own funds.

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(c) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicers shall cause any such Subcontractor used by such Servicer for the benefit of the Master Servicer and the Depositor to comply with the provisions of Sections 3.18 and 3.20 of this Agreement to the same extent as if such Subcontractor were the related Servicer. The Servicers shall be responsible for obtaining from each such Subcontractor and delivering to the Master Servicer, the Trustee and any Depositor any assessment of compliance, attestation report and Sarbanes-Oxley Act related certification required to be delivered by such Subcontractor under Sections 3.18 and 3.20, in each case as and when required to be delivered.

(d) For purposes of this Agreement, the related Servicer shall be deemed to have received any collections, recoveries or payments with respect to the related Mortgage Loans that are received by a Sub-Servicer regardless of whether such payments are remitted by the Sub-Servicer to such Servicer.

SECTION 3.03. Successor Sub-Servicers.

Any Sub-Servicing Agreement shall provide that the related Servicer shall be entitled to terminate any Sub-Servicing Agreement and to either itself directly service the related Mortgage Loans or enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02. Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated as soon as is reasonably possible by any successor to the related Servicer without fee or, in the event a termination fee exists, such fee shall be payable by the Servicer from its own funds without reimbursement therefor, in accordance with the terms of this Agreement, in the event that the related Servicer (or any successor to such Servicer) shall, for any reason, no longer be the Servicer of the related Mortgage Loans (including termination due to a Servicer Event of Default). Each Servicer shall be entitled to enter into an agreement with its Sub-Servicer and Subcontractor for indemnification of the related Servicer or Subcontractor, as applicable, by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

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SECTION 3.04. No Contractual Relationship Between Sub-Servicer, Subcontractor, Trustee, the Certificate Insurer or the Certificateholders.

Any Sub-Servicing Agreement and any other transactions or services relating to the Mortgage Loans involving a Sub-Servicer or the Subcontractor, as applicable, shall be deemed to be between the Sub-Servicer or Subcontractor, as applicable, and the related Servicer alone and the Master Servicer, Trustee, the Certificate Insurer and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to any Sub-Servicer or the Subcontractor except as set forth in Section 3.05.

SECTION 3.05. Assumption or Termination of Sub-Servicing Agreement by Successor Servicer.

In connection with the assumption of the responsibilities, duties and liabilities and of the authority, power and rights of the Servicer hereunder by a successor servicer pursuant to Section 8.02, it is understood and agreed that the Servicer’s rights and obligations under any Sub-Servicing Agreement then in force between the Servicer and a Sub-Servicer shall be assumed simultaneously by such successor servicer without act or deed on the part of such successor servicer; provided, however, that any successor servicer may terminate the Sub-Servicer.

The Servicer shall, upon the reasonable request of the Master Servicer, but at its own expense, deliver to the assuming party documents and records relating to each Sub-Servicing Agreement and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreements to the assuming party.

The Servicing Fee payable to any such successor servicer shall be payable from payments received on the Mortgage Loans in the amount and in the manner set forth in this Agreement.

SECTION 3.06. Collection of Certain Mortgage Loan Payments.

Each Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the related Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and Accepted Servicing Practices, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing, a Servicer may in its discretion (i) waive any late payment charge or, if applicable, penalty interest or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note related to a Mortgage Loan for a period of not greater than 180 days; provided that any extension pursuant to this clause shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder and provided, further, that any such waiver, modification, postponement or indulgence granted to a Mortgagor by a Servicer in connection with its servicing of the related First Mortgage Loan shall not be considered relevant to a determination of whether such Servicer has acted consistently with the terms and standards of this Agreement, so long as in the related Servicer’s determination such action is not materially adverse to the interests of the Certificateholders and the Certificate Insurer. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the related Servicer, such default is reasonably foreseeable, the related Servicer, consistent with Accepted Servicing Practices may waive, modify or vary any term of such Mortgage Loan subject to certain limitations, including, but not limited to, the following: any amounts added to the principal balance of the Mortgage Loan, or capitalized amounts added to the Mortgage Loan, will be required to be fully amortized over the remaining term, or the extended term, of the Mortgage Loan; all capitalizations are to be implemented in accordance with such Servicer’s standards and may be implemented only by such Servicer for that purpose; the final maturity of any Mortgage Loan will not be extended beyond the Assumed Final Distribution Date; and no servicing modification with respect to a Mortgage Loan will have the effect of reducing the Mortgage Rate below one-half of the Mortgage Rate as in effect on the Cut-off Date or the Servicing Fee Rate, whichever is greater. The related Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note or otherwise or against any public or governmental authority with respect to a taking or condemnation) if it reasonably believes that enforcing the provision of the Mortgage or other instrument pursuant to which such payment is required is prohibited by applicable law.

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SECTION 3.07. Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

In connection with an Escrow Mortgage Loan or a Mortgage Loan that in accordance with Accepted Servicing Practices becomes an Escrow Mortgage Loan, the each Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all collections from the Mortgagors (or related advances from Sub-Servicers) for the payment of taxes, assessments, fire, flood, and hazard insurance premiums, and comparable items for the account of the Mortgagors (“Escrow Payments”) shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. Each Servicer shall deposit in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the related Servicer’s receipt thereof, all Escrow Payments collected on account of the related Mortgage Loans and shall thereafter deposit such Escrow Payments in the Servicing Accounts, in no event later than the second Business Day after the deposit of good funds into the clearing account, and retain therein, all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from a Servicing Account may be made by a Servicer only to (i) effect timely payment of taxes, assessments, fire, flood, and hazard insurance premiums, and comparable items; (ii) reimburse itself out of related collections for any Servicing Advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.11 (with respect to fire, flood and hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) for application to restore or repair the related Mortgaged Property in accordance with Section 3.11; (v) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; or, only to the extent not required to be paid to the related Mortgagors, to pay itself interest on balances in the Servicing Account; or (vi) clear and terminate the Servicing Account at the termination of the related Servicer’s obligations and responsibilities in respect of the related Mortgage Loans under this Agreement in accordance with Article X. As part of its servicing duties, each Servicer shall pay to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its own funds, without any reimbursement therefor. Notwithstanding the foregoing, the Servicers shall not be obligated to collect Escrow Payments if the related Mortgage Loan does not require such payments but the Servicer shall nevertheless be obligated to make Servicing Advances as provided in Section 3.01 and Section 3.11. In the event a Servicer shall deposit in the Servicing Accounts any amount not required to be deposited therein, it may at any time withdraw such amount from the Servicing Accounts, any provision to the contrary notwithstanding.

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With respect to Escrow Mortgage Loans, the Servicers shall ascertain and estimate Escrow Payments and all other charges that will become due and payable with respect to the related Mortgage Loans and the Mortgaged Properties, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable. To the extent that a Mortgage does not provide for Escrow Payments, the Servicers (i) shall determine whether any such payments are made by the Mortgagor in a manner and at a time that is necessary to avoid the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien and (ii) shall ensure that all insurance required to be maintained on the Mortgaged Property pursuant to this Agreement is maintained. If any such payment has not been made and the related Servicer receives notice of a tax lien with respect to the Mortgage Loan being imposed, such Servicer shall, promptly and to the extent required to avoid loss of the Mortgaged Property, advance or cause to be advanced funds necessary to discharge such lien on the Mortgaged Property unless the related Servicer determines the advance to be nonrecoverable. Each Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments subject to its determination of recoverability.

SECTION 3.08. Collection Accounts and Distribution Account.

(a) On behalf of the Trust Fund, each Servicer shall establish and maintain one or more “Collection Accounts”, held in trust for the benefit of the Trustee, the Certificateholders and the Certificate Insurer. On behalf of the Trust Fund, the Servicers shall deposit or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the related Servicer’s receipt thereof, and shall thereafter deposit in the related Collection Account, in no event later than two Business Days after the deposit of good funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it on or subsequent to the Cut-off Date other than amounts attributable to a Due Date on or prior to the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the related Mortgage Loans;

(ii) all payments on account of interest (net of the related Servicing Fee and any Prepayment Interest Excess) on each related Mortgage Loan;

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(iii) all Insurance Proceeds and Liquidation Proceeds (other than proceeds collected in respect of any particular REO Property) and all Subsequent Recoveries with respect to the related Mortgage Loans;

(iv) any amounts required to be deposited by the related Servicer pursuant to Section 3.10 in connection with any losses realized on Permitted Investments with respect to funds held in the related Collection Account;

(v) any amounts required to be deposited by the related Servicer pursuant to the second paragraph of Section 3.11(a) in respect of any blanket policy deductibles;

(vi) any Purchase Price or Substitution Shortfall Amount delivered to the related Servicer and all proceeds (net of amounts payable or reimbursable to the related Servicer, the Master Servicer, the Trustee, the Custodians or the Securities Administrator) of Mortgage Loans purchased in accordance with Section 2.03, Section 3.13 or Section 10.01;

(vii) any Prepayment Charges collected by the related Servicer in connection with the Principal Prepayment of any of the related Mortgage Loans or amounts required to be deposited by the Servicer in connection with a breach of its obligations under Section 2.05; and

(viii) any amounts collected and required to be deposited in respect of primary mortgage insurance policies pursuant to Section 3.11(d).

The foregoing requirements for deposit in the related Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, Ancillary Income, Prepayment Interest Excess and payments in the nature of late payment charges, assumption fees or other similar fees need not be deposited by the related Servicer in the related Collection Account and may be retained by such Servicer as additional servicing compensation. In the event a Servicer shall deposit in the related Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the related Collection Account, any provision herein to the contrary notwithstanding.

(b) On behalf of the Trust Fund, the Securities Administrator shall establish and maintain one or more Distribution Accounts, held in trust for the benefit of the Trustee, the Trust Fund, the Certificateholders and the Certificate Insurer. On behalf of the Trust Fund, the Servicers shall deliver to the Securities Administrator in immediately available funds for deposit in the Distribution Account on or before 12:00 noon New York time on the Servicer Remittance Date, that portion of the Available Distribution Amount (calculated without regard to the references in clause (2) of the definition thereof to amounts that may be withdrawn from the Distribution Account) for the related Distribution Date then on deposit in the related Collection Account and the amount of all Prepayment Charges collected by the related Servicer in connection with the Principal Prepayment of any of the related Mortgage Loans then on deposit in the related Collection Account and the amount of any funds reimbursable to an Advance Financing Person pursuant to Section 3.26. If, after receipt of all amounts remitted by the Servicers on the related Servicer Remittance Date and any Net Swap Payments payable by the Swap Provider pursuant to the Swap Agreement, the Securities Administrator determines that there is a Deficiency Amount, then the Securities Administrator shall make a claim under the Insurance Policy at least two days prior to the related Distribution Date in accordance with Section 5.11 and the terms of the Insurance Policy.

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With respect to any remittance received by the Securities Administrator after the Servicer Remittance Date on which such payment was due, the Securities Administrator shall send written notice thereof to the related Servicer. The related Servicer shall pay to the Securities Administrator interest on any such late payment by the related Servicer at an annual rate equal to Prime Rate (as defined in The Wall Street Journal) plus one percentage point, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the related Servicer to the Securities Administrator on the date such late payment is made and shall cover the period commencing with the day following such Servicer Remittance Date and ending with the Business Day on which such payment is made, both inclusive. The payment by a Servicer of any such interest, or the failure of the Securities Administrator to notify the related Servicer of such interest, shall not be deemed an extension of time for payment or a waiver of any Event of Default by the related Servicer.

(c) Funds in the Collection Accounts and funds in the Distribution Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.10. Each Servicer shall give notice to the Trustee, the Securities Administrator, the Master Servicer and the Certificate Insurer of the location of the related Collection Account when established and prior to any change thereof. The Securities Administrator shall give notice to the Servicers, the Depositor and the Certificate Insurer of the location of the Distribution Account when established and prior to any change thereof.

(d) Funds held in the Collection Accounts at any time may be delivered by the related Servicer in immediately available funds to the Securities Administrator for deposit in the Distribution Account. In the event any Servicer shall deliver to the Securities Administrator for deposit in the Distribution Account any amount not required to be deposited therein, it may at any time request that the Securities Administrator withdraw such amount from the Distribution Account and remit to it any such amount, any provision herein to the contrary notwithstanding. In no event shall the Securities Administrator incur liability as a result of withdrawals from the Distribution Account at the direction of a Servicer in accordance with the immediately preceding sentence, so long as the Securities Administrator has complied with the provisions of Section 9.02 of this Agreement. In addition, each Servicer shall deliver to the Securities Administrator no later than the Servicer Remittance Date the amounts set forth in clauses (i) through (iv) below:

(i) any P&I Advances, as required pursuant to Section 5.03;

(ii) any amounts required to be deposited pursuant to Section 3.22(d) or 3.21(f) in connection with any related REO Property;

(iii) any amounts to be paid in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 10.01; and

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(iv) any amounts required to be deposited pursuant to Section 3.23 in connection with any Prepayment Interest Shortfalls.

SECTION 3.09. Withdrawals from the Collection Accounts and Distribution Account.

(a) Each Servicer shall, from time to time, make withdrawals from the related Collection Account for any of the following purposes or as described in Section 5.03:

(i) to remit to the Securities Administrator for deposit in the Distribution Account the amounts required to be so remitted pursuant to Section 3.08(b) or permitted to be so remitted pursuant to the first sentence of Section 3.08(d);

(ii) subject to Section 3.13(c), to reimburse itself (including any successor servicer) for P&I Advances made by it, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Monthly Payments or rental and other income from the related REO Property on related Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 5.03;

(iii) subject to Section 3.13(c), to pay itself any unpaid Servicing Fees and reimburse itself any unreimbursed Servicing Advances with respect to each related Mortgage Loan, but only to the extent of any Liquidation Proceeds and Insurance Proceeds received with respect to such related Mortgage Loan or rental or other income from the related REO Property;

(iv) to pay to itself as servicing compensation (in addition to the Servicing Fee or any portion thereof payable to the related Servicer) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the related Collection Account;

(v) to pay to itself or the Sponsor, as the case may be, with respect to each Mortgage Loan serviced by such Servicer that has previously been purchased or replaced pursuant to Section 2.03 or Section 3.13(c) all amounts received thereon not included in the Purchase Price or the Substitution Shortfall Amount;

(vi) to reimburse itself (including any successor to such Servicer) for

(A) any P&I Advance or Servicing Advance previously made by it which the Servicer has determined to be a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance in accordance with the provisions of Section 5.03 or Section 3.13;

(B) any unpaid Servicing Fees payable to the related Servicer to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Mortgage Loan under Section 3.08(a)(iii); or

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(C) any P&I Advance or Servicing Advance made with respect to a delinquent Mortgage Loan which Mortgage Loan has been modified by the related Servicer in accordance with the terms of this Agreement; provided that the related Servicer shall only reimburse itself for such P&I Advances and Servicing Advances at the time of such modification, or as otherwise provided in this Section 3.09;

(vii) to reimburse itself or the Depositor for expenses incurred by or reimbursable to itself or the Depositor, as the case may be, pursuant to Section 3.01 or Section 7.03;

(viii) to reimburse itself or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the purchase obligation under Section 2.03 of this Agreement that were included in the Purchase Price of the related Mortgage Loan, including any expenses arising out of the enforcement of the purchase obligation;

(ix) to pay, or to reimburse itself for advances in respect of, expenses incurred in connection with any related Mortgage Loan pursuant to Section 3.13(b);

(x) to pay to itself any Prepayment Interest Excess on the related Mortgage Loans to the extent not retained pursuant to Section 3.08(a)(ii);

(xi) with respect to Ocwen, to reimburse itself for unreimbursed Servicing Advances made from its own funds or pursuant to Section 5.03(b) for any unreimbursed P&I Advances (made from its own funds) from Amounts Held for Future Distribution for such Distribution Date (provided that such amounts must be replaced by Ocwen by deposit in the related Collection Account no later than the close of business on the Servicer Remittance Date immediately following the Due Period or Prepayment Period for which such amounts relate);

(xii) to the extent not previously reimbursed pursuant to this Agreement, to reimburse itself for litigation expenses incurred in connection with performing its servicing duties hereunder, subject to the Servicer's indemnification obligations under Section 3.27; and

(xiii) to clear and terminate the Collection Account pursuant to Section 10.01.

Each Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the related Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii), (iii), (v), (vi), (vii), (viii), (ix), (x) and, with respect to Ocwen, subclauses (xi) and (xii) above.

(b) The Securities Administrator shall, from time to time, make withdrawals from the Distribution Account, for any of the following purposes, without priority:

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(i) to make distributions to Certificateholders, and the other parties as described therein, in accordance with Section 5.01;

(ii) to pay to itself, the Trustee, the Custodians and the Master Servicer amounts to which it is entitled pursuant to Section 9.05 or any other provision of this Agreement and any Extraordinary Trust Fund Expenses;

(iii) to reimburse itself or the Master Servicer pursuant to Section 8.01(a) and Section 8.02;

(iv) to pay any Net Swap Payment or Swap Termination Payment payable to the Supplemental Interest Trust owed to the Swap Provider (unless a Swap Provider Trigger Event has occurred and is continuing);

(v) to pay any amounts in respect of taxes pursuant to Section 11.01(g)(v);

(vi) to pay the Master Servicing Fee to the Master Servicer;

(vii) to pay the Credit Risk Management Fee to the Credit Risk Manager;

(viii) to reimburse itself pursuant to Section 8.01 (or the applicable Servicer pursuant to 8.01(b)(ii)); and

(ix) to clear and terminate the Distribution Account pursuant to Section 10.01.

SECTION 3.10. Investment of Funds in the Investment Accounts.

(a) Each Servicer may direct, by means of written directions (which may be standing directions), any Depository Institution maintaining the related Collection Account to invest the funds in such Collection Account (for purposes of this Section 3.10, an “Investment Account”) in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Securities Administrator is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Securities Administrator is the obligor on such Permitted Investment. Amounts in the Distribution Account may be invested in Permitted Investments as directed in writing by the Master Servicer and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Securities Administrator is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Securities Administrator is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Securities Administrator shall be entitled to sole possession over each such investment in the Distribution Account and, subject to subsection (b) below, the income thereon, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Securities Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee or its nominee. In the event amounts on deposit in a Collection Account are at any time invested in a Permitted Investment payable on demand, the party with investment discretion over such Investment Account shall:

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(x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y) demand payment of all amounts due thereunder promptly upon receipt by such party of written notice from the Servicer that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b) All income and gain realized from the investment of funds deposited in a Collection Account shall be for the benefit of the related Servicer and shall be subject to its withdrawal in accordance with Section 3.09. Each Servicer shall deposit into the related Collection Account the amount of any loss incurred in respect of any such Permitted Investment made with funds in such account immediately upon realization of such loss. All earnings and gain realized from the investment of funds deposited in the Distribution Account shall be for the benefit of the Master Servicer. The Master Servicer shall remit from its own funds for deposit into the Distribution Account the amount of any loss incurred on Permitted Investments in the Distribution Account.

(c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may and, subject to Section 9.01 and Section 9.02(a)(v), shall, at the written direction of the Servicer or the Certificate Insurer, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

(d) The Trustee, the Master Servicer or their respective Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s or the Master Servicer’s economic self-interest for (i) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable to the Trustee or the Master Servicer pursuant to Section 3.09 or 3.10 or otherwise payable in respect of Extraordinary Trust Fund Expenses. Such additional compensation shall not be an expense of the Trust Fund.

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SECTION 3.11. Maintenance of Hazard Insurance, Errors and Omissions and Fidelity Coverage and Primary Mortgage Insurance.

(a) The terms of each Mortgage Note require the related Mortgagor to maintain fire, flood and hazard insurance policies. To the extent such policies are not maintained by the related Mortgagor, owner or servicer of the related First Mortgage Loan and the related Servicer has been notified that such policies are not maintained, the related Servicer shall cause to be maintained for each Mortgaged Property fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of the current principal balance of the related Mortgage Loan and the amount necessary to compensate fully for any damage or loss to the improvements which are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. Each Servicer shall also cause to be maintained fire and hazard insurance on each REO Property with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the sum of the outstanding principal balance of the related Mortgage Loan and the related First Mortgage Loan at the time it became an REO Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicers will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by a Servicer under any such policies remaining after application of any such amounts to any related First Mortgage Loan and application of amounts to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with Accepted Servicing Practices, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited into the related Collection Account, subject to withdrawal pursuant to Section 3.09, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.22, if received in respect of an REO Property. Any cost incurred by a Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program), in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy.

In the event that any Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of B:VI or better in Best’s Key Rating Guide or otherwise acceptable to Fannie Mae or Freddie Mac insuring against hazard losses on all of the related Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations to cause fire and hazard insurance to be maintained on the Mortgaged Properties, it being understood and agreed that such policy may contain a deductible clause, in which case the related Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with this Section 3.11, and there shall have been one or more losses which would have been covered by such policy, deposit into the related Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the related Mortgage Loans, each Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Trust Fund, the Certificateholders and the Certificate Insurer claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

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(b) Each Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of its respective obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the related Mortgage Loans. Each Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac. A Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty (30) days’ prior written notice to the Trustee and the Certificate Insurer.

(c) The Servicers need not obtain the approval of the Master Servicer prior to releasing any Insurance Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. At a minimum, the Servicers shall comply with the following conditions in connection with any such release of Insurance Proceeds in excess of $10,000:

(i) the related Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii) the related Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens; and

(iii) pending repairs or restoration, the related Servicer shall place the Insurance Proceeds in the related Escrow Account, if any.

If the Trustee is named as an additional loss payee, each Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Trustee.

(d) Each Servicer agrees to present on behalf of the Trustee, the Certificateholders and the Certificate Insurer claims to the applicable insurer under any primary mortgage insurance policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any primary mortgage insurance policies respecting defaulted Mortgage Loans. Pursuant to Section 3.08, any amounts collected by a Servicer under any primary mortgage insurance policies shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.09. Notwithstanding any provision to the contrary, no Servicer shall have any responsibility with respect to a primary mortgage insurance policy unless such Servicer has been made aware of such policy, as reflected on the Mortgage Loan Schedule or otherwise and have been provided with adequate information to administer such policy.

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SECTION 3.12. Enforcement of Due-on-Sale Clauses; Assumption Agreements

Each Servicer shall, to the extent it has knowledge of any conveyance of any related Mortgaged Property by any related Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the Servicers shall not exercise any such rights if prohibited by law from doing so. If a Servicer reasonably believes that it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the related Servicer shall enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Each Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the then current underwriting criteria of the related Servicer for mortgage loans similar to the related Mortgage Loans. In connection with any assumption or substitution, the related Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicers shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by a Servicer in respect of an assumption or substitution of liability agreement will be retained by the related Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The related Servicer shall notify the Trustee (or the applicable Custodian) that any such substitution or assumption agreement has been completed by forwarding to the Trustee (or the applicable Custodian) the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

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Notwithstanding the foregoing paragraph or any other provision of this Agreement, the related Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the related Servicer may be restricted by law from preventing, for any reason whatever. For purposes of this Section 3.12, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

SECTION 3.13. Realization Upon Defaulted Mortgage Loans.

(a) (i) Each Servicer shall use its commercially reasonable efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the related Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.06. With respect to such of the Mortgage Loans as come into and continue in default, the related Servicer will decide whether to (i) foreclose upon the Mortgaged Properties securing such Mortgage Loans, (ii) write off the unpaid principal balance of the Mortgage Loans as bad debt, (iii) take a deed in lieu of foreclosure, (iv) accept a short sale (a payoff of the Mortgage Loan for an amount less than the total amount contractually owed in order to facilitate a sale of the Mortgaged Property by the Mortgagor) or permit a short refinancing (a payoff of the Mortgage Loan for an amount less than the total amount contractually owed in order to facilitate refinancing transactions by the Mortgagor not involving a sale of the Mortgaged Property), (v) arrange for a repayment plan, or (vi) agree to a modification in accordance with this Agreement. In connection with such decision, the related Servicer shall take such action as (i) such Servicer would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (ii) shall be consistent with Accepted Servicing Practices, (iii) such Servicer shall determine consistently with Accepted Servicing Practices to be in the best interest of the Trustee, Certificateholders and the Certificate Insurer, provided, that actions taken by the related Servicer in connection with its servicing of the related First Mortgage Loan shall not be considered relevant to a determination of whether the related Servicer has met the standard set forth in this clause (iii) so long as in such Servicer’s determination such action is not materially adverse to the interests of the Certificateholders or the Certificate Insurer and (iv) is consistent with the requirements of the insurer under any insurance policy required to be maintained under this Agreement; provided, however, that the related Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration of any property unless it shall determine in its sole discretion (i) that such restoration and/or foreclosure will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself of such expenses and (ii) that such expenses will be recoverable to it through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the related Collection Account). Each Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the related Servicer as contemplated in Sections 3.09 and 3.22. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the related Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses. Servicers shall not permitted make any P&I Advances with respect to any Mortgage Loan that is 90 or more days delinquent, based on the OTS Method.

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(ii) Notwithstanding anything to the contrary contained in this Agreement, with respect to any Mortgage Loan that is one hundred twenty (120) days delinquent, the related Servicer shall obtain a broker’s price opinion with respect to the related Mortgaged Property and shall use all reasonable efforts to obtain a total indebtedness balance (including, but not limited to, unpaid principal, interest, escrows, taxes and expenses) for any related First Lien. The cost of obtaining any such broker’s price opinion shall be reimbursable to the related Servicer as a Servicing Advance pursuant to Section 3.09. After obtaining the related broker’s price opinion, the Servicer will determine whether any Significant Subsequent Recovery is possible through foreclosure proceedings or other liquidation of the related Mortgaged Property. If the related Servicer determines that (x) no Significant Subsequent Recovery is possible or (y) the potential Subsequent Recoveries are anticipated to be an amount, determined by the related Servicer in its good faith judgment and in light of other mitigating circumstances, that is insufficient to warrant proceeding through foreclosure or other liquidation of the related Mortgaged Property, it may, at its discretion, charge off such delinquent Mortgage Loan in accordance with subsections (a)(iii) and (a)(iv) below (any such Mortgage Loan, a “Charged Off Loan”).

(iii) With respect to any Mortgage Loan, if the related Servicer determines based on the broker’s price opinion obtained under paragraph (a)(ii) above and other relevant considerations that (x) no Significant Subsequent Recovery is possible through foreclosure proceedings or other liquidation of the related Mortgaged Property or (y) the potential Subsequent Recoveries are anticipated to be an amount, determined by the related Servicer in its good faith judgment and in light of other mitigating circumstances, that is insufficient to warrant proceeding through foreclosure or other liquidation of the related Mortgaged Property, it will be obligated to charge off the related Mortgage Loan at the time such Mortgage Loan becomes 180 days delinquent. Once a Mortgage Loan has been charged off, the related Servicer will not be entitled to any additional servicing compensation (except as described in paragraph (a)(iv) of this Section 3.13), the Charged Off Loan will give rise to a Realized Loss, and the related Servicer will follow the procedures described in paragraph (a)(iv) below.

(iv) Any Mortgage Loan that becomes a Charged Off Loan may continue to be serviced by the related Servicer for the Certificateholders and the Certificate Insurer using Special Servicing Practices. The Servicers will accrue, but not be entitled to, any Servicing Fees and reimbursement of expenses in connection with such Charged Off Loans, except to the extent of funds available from the aggregate amount of recoveries on all Charged Off Loans. Such aggregate recovery amounts on Charged Off Loans shall be paid to the related Servicer first, as reimbursement of any outstanding and unpaid expenses, and second, as any accrued and unpaid Servicing Fees. The Servicers will only be entitled to previously accrued Servicing Fees and expenses on any such Charged Off Loans. The Servicers will not be entitled to receive any future unaccrued Servicing Fees or expenses from collections on such Charged Off Loans. Any Charged Off Loan serviced using Special Servicing Practices shall be so serviced. Any amounts received on such Charged Off Loans will be treated as Subsequent Recoveries and included in the Available Distribution Amount.

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  The Master Servicer shall track collections received by the Servicers on any Charged Off Loans based upon loan level data provided to the Master Servicer by the Servicers on the date on which the related Servicer provides its Servicer Report pursuant to Section 5.03(a), identifying the Charged Off Loans as of the related Due Period that the related Servicer will continue to service using Special Servicing Practices. On each Distribution Date, the Master Servicer shall verify, based on the recovery and expense information provided by the Servicer (i) the aggregate amount of accrued and unpaid Servicing Fees to be paid to the related Servicer and expenses to be reimbursed to the related on such Charged Off Loans as of the related Due Period and (ii) the amount of Subsequent Recoveries on such Charged Off Loans for such Distribution Date. The Master Servicer shall be entitled to rely, without independent verification, on the loan level data provided by the Servicers that identifies the recovery amounts and the outstanding and unpaid expenses on any Charged Off Loan in order to verify the amount in clause (ii) of the previous sentence. The Master Servicer will be responsible for independently verifying the aggregate amount of accrued and unpaid Servicing Fees described in clause (i) of the second preceding sentence to be paid to the related Servicer.

(b) Notwithstanding the foregoing provisions of this Section 3.13 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the a Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the related Servicer shall not, on behalf of the Trust Fund, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Trust Fund, the Trustee, the Certificateholders or the Certificate Insurer would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the related Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by an Independent Person who regularly conducts environmental audits using customary industry standards, that:

(1) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

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The cost of the environmental audit report contemplated by this Section 3.13 shall be advanced by the related Servicer, subject to such Servicer’s right to be reimbursed therefor from the related Collection Account as provided in Section 3.09(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the related Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the related Servicer determines, as described above, that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then such Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the related Servicer, subject to its right to be reimbursed therefor from the related Collection Account as provided in Sections 3.09(a)(iii) or 3.09(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the related Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(c) Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds or Liquidation Proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to reimburse the related Servicer for any related unreimbursed Servicing Advances and P&I Advances, pursuant to Section 3.09(a)(ii) or (a)(iii); second, to accrued and unpaid interest on the related Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and third, as a recovery of principal of the related Mortgage Loan. If the amount of the recovery so allocated to interest is less than the full amount of accrued and unpaid interest due on such Mortgage Loan, the amount of such recovery will be allocated by the related Servicer as follows: first, to unpaid Servicing Fees; and second, to the balance of the interest then due and owing. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the related Servicer pursuant to Section 3.09(a)(iii). The portion of the recovery allocated to interest (net of unpaid Servicing Fees) and the portion of the recovery allocated to principal of the related Mortgage Loan shall be applied as follows: first, to reimburse the related Servicer for any related unreimbursed Servicing Advances or P&I Advances in accordance with Section 3.09(a)(ii) and any other amounts reimbursable to the related Servicer pursuant to Section 3.09, and second, as part of the amounts to be transferred to the Distribution Account in accordance with Section 3.08(b). Excess proceeds, if any, from the liquidation of a Liquidated Mortgage Loan will be retained by the related Servicer as additional servicing compensation pursuant to Section 3.15.

Notwithstanding the foregoing provisions of this Section 3.13 or any other provision of this Agreement, no Servicer shall acquire title to a Mortgaged Property related to a Foreclosure Restricted Mortgage Loan if acquiring title to such Mortgaged Property would cause the adjusted basis (for federal income tax purposes) of the Mortgaged Properties in respect of Foreclosure Restricted Mortgage Loans that are currently owned by REMIC I after foreclosure (along with any other assets owned by REMIC I other than “qualified mortgages” and “permitted investments” within the meaning of Section 860G of the Internal Revenue Code) to exceed 0.75% of the adjusted basis of the assets in REMIC I. Instead, such Servicer shall dispose of the Foreclosure Restricted Mortgage Loan for cash in a foreclosure sale. In addition, if such Servicer determines that, following a distribution on any Distribution Date, the adjusted basis of the REO Properties relating to such Foreclosure Restricted Mortgage Loans (along with any other assets owned by REMIC I other than “qualified mortgages” and “permitted investments” within the meaning of Section 860G of the Internal Revenue Code) exceeds 1.0% of the adjusted basis of the assets of REMIC I immediately after the Distribution Date, then prior to the next Distribution Date, such Servicer shall dispose of enough of such REO Properties for cash, so that the adjusted basis of such REO Properties relating to Foreclosure Restricted Mortgage Loans (along with any other assets owned by REMIC I other than “qualified mortgages” and “permitted investments” within the meaning of Section 860G of the Internal Revenue Code) will be less than 1.0% of the adjusted basis of the assets of REMIC I. In either event, such Servicer is permitted to acquire (for its own account and not on behalf of the Trust Fund) the REO Property at the foreclosure sale for an amount not less than the greater of: (i) the highest amount bid by any other person at the foreclosure sale, or (ii) the estimated fair market value of the REO Property, as determined by such Servicer in good faith. These restrictions will be lifted with respect to a Foreclosure Restricted Mortgage Loan if such Mortgage Loan becomes current for three consecutive Monthly Payments.

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The Servicers and the Master Servicer agree to cooperate in providing each Servicer with the information regarding the Foreclosure Restricted Mortgage Loans serviced by the other Servicer in order to comply with this Section 3.13.

SECTION 3.14. Trustee to Cooperate; Release of Mortgage Files.

(a) Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by a Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the related Servicer will promptly furnish to the applicable Custodian, on behalf of the Trustee, two copies of a request for release substantially in the form attached to the related Custodial Agreement signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the related Collection Account have been or will be so deposited) and shall request that the applicable Custodian, on behalf of the Trustee, deliver to the related Servicer the related Mortgage File. Upon receipt of such certification and request, the related Custodian, on behalf of the Trustee, shall within five (5) Business Days release the related Mortgage File to the related Servicer and the Trustee and the related Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, the related Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the related Collection Account, unless it shall represent a Servicing Advance.

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(b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by the related Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The applicable Custodian, on behalf of the Trustee, shall, upon the request of the related Servicer, and delivery to the applicable Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form attached to the related Custodial Agreement (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release within five (5) Business Days the related Mortgage File held in its possession or control to the related Servicer. Such trust receipt shall obligate the related Servicer to return the Mortgage File to the applicable Custodian on behalf of the Trustee, when the need therefor by the related Servicer no longer exists unless the related Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the applicable Custodian, on behalf of the Trustee, to the related Servicer.

Notwithstanding the foregoing, in connection with a Principal Prepayment in full of any Mortgage Loan, the Master Servicer may request release of the related Mortgage File from the applicable Custodian, in accordance with the provisions of the related Custodial Agreement, in the event the related Servicer fails to do so.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the related Servicer, any court pleadings, requests for trustee’s sale or other documents prepared and delivered to the Trustee and reasonably acceptable to it and necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. So long as no Servicer Event of Default shall have occurred and be continuing, the related Servicer shall have the right to execute any and all such court pleadings, requests and other documents as attorney-in-fact for, and on behalf of the Trustee. Notwithstanding the preceding sentence, the Trustee shall in no way be liable or responsible for the willful malfeasance of a Servicer, or for any wrongful or negligent actions taken by a Servicer, while such Servicer is acting in its capacity as attorney-in-fact for and on behalf of the Trustee.

SECTION 3.15. Servicing Compensation.

As compensation for its activities hereunder, each Servicer shall be entitled to the Servicing Fee (or, (i) for as long as Ocwen is the Servicer of the Ocwen Mortgage Loans, the Servicing Fee calculated using the Ocwen Servicing Fee Rate and (ii) for so long as GMAC is the Servicer of the GMAC Mortgage Loans, the Servicing Fee calculated using the GMAC Servicing Fee Rate) with respect to each Mortgage Loan serviced by it payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 3.23. In addition, the Servicers shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds or Liquidation Proceeds to the extent permitted by Section 3.09(a)(iii), Section 3.09(a)(vi) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.22. The right to receive the Servicing Fee (or, (i) with respect to Ocwen, the Servicing Fee calculated using the Ocwen Servicing Fee Rate and (ii) with respect to GMAC, the Servicing Fee calculated using the GMAC Servicing Fee Rate) may not be transferred in whole or in part except in connection with the transfer of all of the related Servicer’s responsibilities and obligations under this Agreement to the extent permitted herein.

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Additional servicing compensation in the form of Ancillary Income (other than Prepayment Charges) shall be retained by the Servicers only to the extent such fees or charges are received by such Servicer. The Servicers shall also be entitled pursuant to Section 3.09(a)(iv) to withdraw from the related Collection Account and pursuant to Section 3.22(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.10. In addition, the Servicers shall be entitled to retain or withdraw from the related Collection Account, pursuant to Section 3.09(a)(x), any Prepayment Interest Excess with respect to the Mortgage Loans serviced by it as additional servicing compensation. Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

SECTION 3.16. Collection Account Statements.

Upon request, not later than fifteen (15) days after each Distribution Date, the Servicers shall forward to the Master Servicer and the Securities Administrator, the Certificate Insurer and the Depositor, a statement prepared by the institution at which the related Collection Account is maintained setting forth the status of the related Collection Account as of the close of business on such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the related Collection Account. Copies of such statement and any similar statements provided by the Servicers shall be provided by the Securities Administrator to any Certificateholder and to any Person identified to the Securities Administrator as a prospective transferee of a Certificate, upon request at the expense of the requesting party, provided such statement is delivered by the related Servicer to the Securities Administrator.

SECTION 3.17. Annual Statement as to Compliance.

(a) Each Servicer shall deliver (and shall cause any Sub-Servicer engaged by it to deliver) to the Master Servicer and to the Depositor (with a copy delivered to the Certificate Insurer) on or before March 15 of each year, commencing in March 2008, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such party’s activities during the preceding calendar year or portion thereof and of the related Servicer’s performance under this Agreement, or such other applicable agreement in the case of a Sub-Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, or such other applicable agreement in the case of a Sub-Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer’s Certificate from the related Servicer, any Sub-Servicer engaged by such Servicer, the Depositor shall review such Officer’s Certificate and, if applicable, consult with each such party, as applicable, as to the nature of any failures by such party, in the fulfillment of any of the related Servicer’s obligations hereunder or, in the case of a Sub-Servicer, under such other applicable agreement.

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(b) Failure of a Servicer to comply timely with this Section 3.17 shall be deemed a Servicer Event of Default as to the related Servicer, automatically, without notice and without any cure period, and the Master Servicer may (in addition to whatever rights the Master Servicer may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance), with the prior written consent of the Certificate Insurer (not to be unreasonably withheld), terminate all the rights and obligations of the related Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof without compensating the related Servicer for the same (other than such Servicer’s right to reimbursement of unreimbursed P&I Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided in this Agreement). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

(c) In the event a Servicer or any Sub-Servicer engaged by a Servicer is terminated, assigns its rights and obligations under or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Sub-Servicer, as the case may be, such party shall provide an Officer’s Certificate with respect to the related year pursuant to this Section 3.17(c) or to such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation for the related year.

SECTION 3.18. Assessments of Compliance and Attestation Reports.

(a) By March 15 of each year, commencing in March 2008, each Servicer, at its own expense, shall furnish, and shall cause any Servicing Function Participant engaged by it to furnish, each at its own expense, to the Master Servicer (with a copy delivered to the Certificate Insurer), a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such party of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such party used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such party’s assessment of compliance with the Relevant Servicing Criteria as of and for the fiscal year covered by the Form 10-K required to be filed pursuant to Section 5.06(d), including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such party’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Notwithstanding the foregoing, neither a Servicer nor any Servicing Function Participant engaged by a Servicer shall be required to deliver any assessments until March 31st in any given year so long as it has not received written confirmation from the Depositor that a Form 10-K is required to be filed in respect of the Trust for the preceding calendar year; provided however that, notwithstanding the foregoing, no Subcontractor will be required to deliver any assessments in any given year in which the Form 10-K is not required to be filed.

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(b) By March 15 of each year, commencing in March 2008, each Servicer, at its own expense, shall cause, and each Servicer shall cause any Servicing Function Participant engaged by it to cause, each at its own expense, a registered public accounting firm (which may also render other services to the related Servicer or such other Servicing Function Participants, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Master Servicer (with a copy delivered to the Certificate Insurer), to the effect that (i) it has obtained a representation regarding certain matters from the management of such party, which includes an assertion that such party has complied with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such party’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language. Notwithstanding the foregoing, neither the Servicers nor any Servicing Function Participant engaged by a Servicer shall be required to deliver or cause the delivery of such reports until March 31st in any given year so long as the related Servicer has not received written confirmation from the Depositor that a Form 10-K is required to be filed in respect of the Trust for the preceding fiscal year; provided however that, notwithstanding the foregoing, no Subcontractor will be required to deliver any reports in any given year in which the Form 10-K is not required to be filed.

(c) Failure of a Servicer to comply timely with this Section 3.18 shall be deemed a Servicer Event of Default as to the related Servicer, automatically, without notice and without any cure period, and the Master Servicer may (in addition to whatever rights the Master Servicer may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance), with the prior written consent of the Certificate Insurer (not to be unreasonably withheld), terminate all the rights and obligations of the related Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof without compensating the related Servicer for the same (other than the related Servicer’s right to reimbursement of unreimbursed P&I Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided for in this Agreement). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

(d) In the event a Servicer or any Servicing Function Participant engaged by a Servicer is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Servicing Function Participant, as the case may be, such party shall provide a report on assessment of compliance with respect to the related year pursuant to this Section 3.18(d) or to such other applicable agreement, notwithstanding any such termination, assignment or resignation for the related year.

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(e) Notwithstanding the foregoing provisions of this Section 3.18, (i) in the event that during any calendar year (or applicable portion thereof) the Servicer services 5% or less of the Mortgage Loans, as calculated by the Master Servicer, or (ii) in any calendar year in which an annual report on Form 10-K is not required to be filed with respect to the Trust, then, in each such event, the Servicer may, in lieu of providing an assessment of compliance and attestation thereon in accordance with Item 1122 of Regulation AB, provide (and cause each Subservicer and Subcontractor described in clause (a)(iii) above to provide) to the Depositor and the Master Servicer, by not later than March 15 of such calendar year, an Annual Independent Public Accountants’ Servicing Report. If the Servicer provides an Annual Independent Public Accountants’ Servicing Report pursuant to this subsection (c), then the certification required to be delivered by the Servicer (and its Subservicers and Subcontractors) pursuant to clause (a)(iv) above shall be in the form of Exhibit C-2 attached hereto.

SECTION 3.19. [Reserved].

SECTION 3.20. Annual Certification; Additional Information.

(a) Each Servicer shall and shall cause any Servicing Function Participant engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15 of each year in which the Trust is subject to the reporting requirements of the Exchange Act, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit C-1, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. In the event a Servicer or any Servicing Function Participant engaged by it is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing agreement, as the case may be, such party shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 3.20 with respect to the period of time it was subject to this Agreement or any applicable Sub-Servicing Agreement, as the case may be.

(b) Each Servicer shall indemnify and hold harmless the Master Servicer, the Securities Administrator, the Trustee, the Depositor, the Certificate Insurer and their respective officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the related Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 3.20 or the related Servicer’s negligence, bad faith or willful misconduct in connection therewith. Such indemnity shall survive the termination or resignation of the parties hereto or the termination of this Agreement. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, the Securities Administrator, the Trustee, the Depositor and the Certificate Insurer, then the related Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer, the Securities Administrator, the Trustee, the Depositor and the Certificate Insurer as a result of the losses, claims, damages or liabilities of the Master Servicer, the Securities Administrator, the Trustee and the Depositor in such proportion as is appropriate to reflect the relative fault of the Master Servicer, the Securities Administrator, the Trustee, the Depositor and the Certificate Insurer on the one hand and the related Servicer on the other in connection with a breach of the Servicer’s obligations under this Section 3.20.

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(c) Each Servicer shall provide to the Master Servicer and the Certificate Insurer prompt notice of the occurrence of any of the following:

(i) any Servicer Event of Default under the terms of this Agreement, any merger, consolidation or sale of substantially all of the assets of the related Servicer, the related Servicer’s engagement of any Sub-Servicer to perform or assist in the performance of any of such Servicer’s obligations under this Agreement, any material litigation involving the related Servicer that is material to the Certificateholders, and to the extent disclosure is required under Regulation AB, any affiliation or other significant relationship between the related Servicer and any other Servicer, any of the parties listed as originators in the final prospectus supplement, the Sponsor, the Depositor, the Master Servicer, the Securities Administrator, the Trustee, the Custodians, the Cap Counterparty and the Swap Provider.

(ii) If a Servicer has knowledge of the occurrence of any of the events described in this clause (ii), then no later than ten days prior to the deadline for the filing of any Distribution Report on Form 10-D in respect of the Trust, the related Servicer shall provide to the Master Servicer notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related Distribution Report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) any material pool asset changes (such as, additions, substitutions or repurchases) relating to the Mortgage Loans serviced by the related Servicer (Item 1121(a)(14) of Regulation AB).

(d) Each Servicer shall provide to the Securities Administrator and Master Servicer such additional information as the Securities Administrator and the Master Servicer may reasonably request, including evidence of the authorization of the person signing any certification or statement, financial information and reports and of the fidelity bond and errors and omissions insurance policy required to be maintained by the related Servicer pursuant to this Agreement, and such other information related to the related Servicer or its performance hereunder.

SECTION 3.21. Access to Certain Documentation.

Each Servicer shall provide to the Office of Thrift Supervision, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificate Owner, access to the documentation regarding the related Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the related Servicer designated by it. Nothing in this Section 3.21 shall limit the obligation of the Servicers to comply with any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of a Servicer to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section. Nothing in this Section 3.21 shall require the Servicers to collect, create, collate or otherwise generate any information that it does not generate in its usual course of business. The Servicers shall not be required to make copies of or ship documents to any Person unless provisions have been made for the reimbursement of the costs thereof.

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SECTION 3.22. Title, Management and Disposition of REO Property.

(a) The deed or certificate of sale of any REO Property related to a Mortgage Loan shall be taken in the name of the Trustee, or its nominee, on behalf of the Trust Fund and for the benefit of the Certificateholders and the Certificate Insurer. The related Servicer, on behalf of REMIC I, shall either sell any REO Property by the close of the third calendar year following the calendar year in which REMIC I acquires ownership of such REO Property for purposes of Section 860(a)(8) of the Code or request from the Internal Revenue Service, no later than sixty (60) days before the day on which the three-year grace period would otherwise expire, an extension of the three-year grace period, unless the related Servicer had delivered to the Trustee and the Certificate Insurer an Opinion of Counsel, addressed to the Trustee, the Depositor and the Certificate Insurer, to the effect that the holding by REMIC I of such REO Property subsequent to three (3) years after its acquisition will not result in the imposition on any Trust REMIC created hereunder of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any Trust REMIC hereunder to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. Each Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders and the Certificate Insurer solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any Trust REMIC created hereunder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(b) Each Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to REO Properties an account held in trust for the Trustee, on behalf of the Trust Fund and for the benefit of the Certificateholders and the Certificate Insurer (the “REO Account”), which shall be an Eligible Account. The Servicers shall be permitted to allow the related Collection Account to serve as the REO Account, subject to the maintenance of separate ledgers for each REO Property. The Servicers shall be entitled to retain or withdraw any interest income paid on funds deposited in the related REO Account.

(c) The Servicers shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property related to a Mortgage Loan serviced by it as are consistent with the manner in which the related Servicer manages and operates similar property owned by it or any of its Affiliates, all on such terms and for such period as the related Servicer deems to be in the best interests of Certificateholders and the Certificate Insurer. In connection therewith, the related Servicer shall deposit, or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one (1) Business Day after the related Servicer’s receipt thereof, and shall thereafter deposit in the REO Account, in no event more than two (2) Business Days after the deposit of good funds into the clearing account, all revenues received by it with respect to an REO Property related to a Mortgage Loan serviced by it and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

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(i) all insurance premiums due and payable in respect of such REO Property;

(ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii) all costs and expenses necessary to maintain such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the related Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the related Servicer would make such advances if such Servicer owned the REO Property and if in such Servicer’s judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Subject to compliance with applicable laws and regulations as shall at any time be in force, and notwithstanding the foregoing, the Servicers, on behalf of the Trust Fund, shall not:

(i) enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv) allow any Person to Directly Operate any REO Property on any date more than ninety (90) days after its date of acquisition by the Trust Fund;

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unless, in any such case, the related Servicer has obtained an Opinion of Counsel, provided to the related Servicer, the Certificate Insurer and the Trustee, to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by REMIC I, in which case the related Servicer may take such actions as are specified in such Opinion of Counsel.

The Servicers may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

(i) the terms and conditions of any such contract shall not be inconsistent herewith;

(ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to the related Servicer as soon as practicable, but in no event later than thirty (30) days following the receipt thereof by such Independent Contractor;

(iii) none of the provisions of this Section 3.22(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the related Servicer of any of its duties and obligations to the Trustee on behalf of the Trust Fund and for the benefit of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv) the related Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Servicers shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the related Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The related Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether such Servicer’s compensation pursuant to Section 3.15 is sufficient to pay such fees. Any such agreement shall include a provision that such agreement may be immediately terminated by any successor servicer without fee, in the event the related Servicer shall for any reason, no longer be the Servicer of the related Mortgage Loans (including termination due to a Servicer Event of Default).

(d) In addition to the withdrawals permitted under Section 3.22(c), the Servicers may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and Advances made in respect of such REO Property or the related Mortgage Loan. On the Servicer Remittance Date, the related Servicer shall withdraw from each REO Account and deposit into the Distribution Account in accordance with Section 3.08(d)(ii), for distribution on the related Distribution Date in accordance with Section 5.01, the income from the related REO Property received during the prior calendar month, net of any withdrawals made pursuant to Section 3.22(c) or this Section 3.22(d).

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(e) Subject to the time constraints set forth in Section 3.22(a), each REO Disposition shall be carried out by the Servicers at such price and upon such terms and conditions as the related Servicer shall deem necessary or advisable, as shall be normal and usual in accordance with Accepted Servicing Practices.

(f) The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the Servicer as provided above, shall be deposited in the Distribution Account in accordance with Section 3.08(d)(ii) on the Servicer Remittance Date in the month following the receipt thereof for distribution on the related Distribution Date in accordance with Section 5.01. Any REO Disposition shall be for cash only (unless changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

(g) Each Servicer shall file information returns (and shall provide a certification of a Servicing Officer to the Master Servicer that such filings have been made) with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

SECTION 3.23. Obligations of the Servicers in Respect of Prepayment Interest Shortfalls; Relief Act Interest Shortfalls.

Each Servicer shall deliver to the Securities Administrator for deposit into the Distribution Account on or before 12:00 noon New York time on the Servicer Remittance Date from its own funds an amount equal to the lesser of (i) the aggregate amount of the Prepayment Interest Shortfalls attributable to Principal Prepayments in full on the related Mortgage Loans for the related Distribution Date resulting solely from voluntary Principal Prepayments received by the Servicer during the portion of the related Prepayment Period occurring between the sixteenth (16th) day of the month preceding the month in which the related Distribution Date occurs and ending on the last day of such month and (ii) (A) with respect to Ocwen, the aggregate amount of the servicing fee payable to Ocwen at the Ocwen Servicing Fee Rate on such Distribution Date with respect to the related Mortgage Loans and (B) with respect to GMAC, the aggregate amount of the servicing fee payable to GMAC at the GMAC Servicing Fee Rate on such Distribution Date with respect to the related Mortgage Loans. The Servicers shall not have the right to reimbursement for any amounts remitted to the Securities Administrator in respect of this Section 3.23. The Servicers shall not be obligated to pay the amounts set forth in this Section 3.23 with respect to shortfalls resulting from the application of the Relief Act.

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SECTION 3.24. Obligations of the Servicer in Respect of Mortgage Rates and Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to any Mortgage Loan results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Scheduled Principal Balances that were made by the related Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, such Servicer, upon discovery or receipt of notice thereof, immediately shall deliver to the Securities Administrator for deposit in the Distribution Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Securities Administrator, the Master Servicer, the Depositor, the Certificate Insurer and any successor servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement. Notwithstanding the foregoing, this Section 3.24 shall not limit the ability of the related Servicer to seek recovery of any such amounts from the related Mortgagor under the terms of the related Mortgage Note and Mortgage, to the extent permitted by applicable law.

SECTION 3.25. Reserve Fund.

(a) No later than the Closing Date, the Securities Administrator shall establish and maintain a separate, segregated trust account entitled, “Reserve Fund, Wells Fargo Bank, National Association, in trust for the registered holders of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates.” On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Reserve Fund $1,000. In addition, the amount deposited in the Reserve Fund shall be increased by any payments received by the Securities Administrator under the Cap Contract and deposited into the Reserve Fund for the benefit of the Class A Certificates.

(b) On each Distribution Date, the Securities Administrator shall deposit into the Reserve Fund the amounts described in Section 5.01(c)(7)(vii), rather than distributing such amounts to the Class CE-1 Certificateholders pursuant to Section 5.01(c)(7)(ix). On each such Distribution Date, the Securities Administrator shall hold all such amounts for the benefit of the Holders of the Class A Certificates and will distribute such amounts to the Holders of the Class A Certificates, in the amounts and priorities set forth in Section 5.01(c). If no Net WAC Rate Carryover Amounts are payable on a Distribution Date, the Securities Administrator shall deposit, into the Reserve Fund on behalf of the Class CE-1 Certificateholders, from amounts otherwise distributable to the Class CE-1 Certificateholders, an amount such that when added to other amounts already on deposit in the Reserve Fund, the aggregate amount on deposit therein is equal to $1,000.

(c) The Reserve Fund constitutes an “outside reserve fund” within the meaning of Treasury Regulation § 1.860G-2(h) and is not an asset of any REMIC. It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Reserve Fund be disregarded as an entity separate from the Holder of the Class CE-1 Certificates unless and until the date when either (a) there is more than one Class CE-1 Certificateholder or (b) any Class of Certificates in addition to the Class CE-1 Certificates is recharacterized as an equity interest in the Reserve Fund for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Reserve Fund be treated as a partnership. The Master Servicer shall not be required to prepare and file partnership tax returns in respect of such partnership unless it receives additional reasonable compensation (not to exceed $10,000 per year) for the preparation of such filings, written notification recognizing the creation of a partnership agreement or comparable documentation evidencing the partnership. All amounts deposited into the Reserve Fund (other than the initial deposit therein of $1,000 and any amounts paid to the Reserve Fund from the Cap Contract) shall be treated as amounts distributed by REMIC III to the Holders of the Class CE-1 Certificates. Upon the termination of the Trust Fund, or the payment in full of the Class A Certificates, all amounts remaining on deposit in the Reserve Fund will be released by the Trust Fund and distributed to the Class CE-1 Certificateholders or their designees. The Reserve Fund will be part of the Trust Fund but not part of any REMIC and any payments to the Holders of the Class A Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

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(d) By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder hereby agrees that the Securities Administrator will deposit into the Reserve Fund the amounts described above on each Distribution Date rather than distributing such amounts to the Class CE-1 Certificateholders. By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder further agrees that its agreement to such action by the Securities Administrator is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance.

(e) At the direction of the Holders of a majority in Percentage Interest in the Class CE-1 Certificates, the Securities Administrator shall direct any Depository Institution maintaining the Reserve Fund to invest the funds in such account in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Securities Administrator or an Affiliate manages or advises such investment, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Securities Administrator or an Affiliate manages or advises such investment. All income and gain earned upon such investment shall be deposited into the Reserve Fund. In no event shall the Securities Administrator be liable for any investments made pursuant to this clause (e). If the Holders of a majority in Percentage Interest in the Class CE-1 Certificates fail to provide investment instructions, funds on deposit in the Reserve Fund shall be held uninvested by the Securities Administrator without liability for interest or compensation.

(f) For federal tax return and information reporting, the right of the Class A Certificateholders to receive payments from the Reserve Fund and the Supplemental Interest Trust in respect of any Net WAC Rate Carryover Amount shall be assigned a value of $554,700.

(g) In the event that the Cap Contract is terminated prior to the Distribution Date in January 2008, other than in connection with the optional termination of the trust, the Securities Administrator, at the direction of the Depositor, shall use reasonable efforts to appoint a successor cap counterparty to enter into a new interest rate cap contact on terms substantially similar to the Cap Contract, with a successor cap counterparty meeting all applicable eligibility requirements. The Securities Administrator will apply any cap agreement termination payments paid by the Cap Counterparty in connection with such early termination to the upfront payment required to appoint the successor cap counterparty. If the Securities Administrator is unable to locate a qualified successor cap counterparty within thirty (30) days of the Early Termination Date (as defined in the Cap Contract), any cap agreement termination payments paid by the Cap Counterparty will be deposited into a separate non-interest bearing Eligible Account and the Securities Administrator, on each subsequent Distribution Date (until the termination date of the Cap Contract or the appointment of a successor cap counterparty), will withdraw from the amount then remaining on deposit in such reserve account an amount equal to the payment, if any, that would have been paid to the Securities Administrator by the original Cap Counterparty calculated in accordance with the terms of the original Cap Contract, and distribute such amount to the holders of the Certificates in accordance with Section 5.01.

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(h) In the event that the Cap Counterparty fails to perform any of its obligations under the Cap Contract (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that an Event of Default, Termination Event, or Additional Termination Event (each as defined in the Cap Contract) occurs with respect to the related Cap Contract, the Securities Administrator shall immediately, but no later than the next Business Day following actual notice of such failure or breach, notify the Depositor and send any notices and make any demands, on behalf of the Holders of the Class A Certificates, required to enforce the rights under the Cap Contract.

(i) In the event that the Cap Counterparty’s obligations are guaranteed by a third party under a guaranty relating to a Cap Contract (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Cap Counterparty fails to make any payment by the close of business on the day it is required to make payment under the terms of the Cap Contract, the Securities Administrator shall, as soon as practicable, but no later than two (2) business days after the Swap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Securities Administrator shall in no event be liable for any failure or delay in the performance by the Cap Counterparty or any Guarantor of its obligations hereunder or pursuant to the Cap Contract and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

SECTION 3.26. Advance Facility.

(a) Notwithstanding anything to the contrary contained herein, (i) each Servicer is hereby authorized to enter into an advance facility (“Advance Facility”) but no more than two Advance Facilities without the prior written consent of the Trustee and by with the Certificate Insurer, which consent shall not be unreasonably withheld, under which (A) the related Servicer sells, assigns or pledges to an advancing person (an “Advance Financing Person”) its rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (B) an Advance Financing Person agrees to finance some or all P&I Advances or Servicing Advances required to be made by the related Servicer pursuant to this Agreement

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and (ii) the related Servicer is hereby authorized to assign its rights to the Servicing Fee (which rights shall terminate upon the resignation, termination or removal of the Servicer pursuant to the terms of this Agreement) or pledge its servicing rights; it being understood that neither the Trust Fund nor any party hereto shall have a right or claim (including without limitation any right of offset) to any amounts for reimbursement of P&I Advances or Servicing Advances so assigned or to the portion of the Servicing Fee so assigned or the servicing rights so pledged; it being further understood that any pledgee of the servicing rights will not have the right to remove or replace the Servicer, assume servicing itself without the consent of the Certificate Insurer or prevent the removal of the related Servicer as directed by the Certificate Insurer. Any purported transfer of servicing by a pledgee without the Certificate Insurer’s consent shall be null and void. Subject to the provisions of the first sentence of this Section 3.26(a), no consent of the Depositor, Trustee, Master Servicer, Certificateholders or any other party is required before a Servicer may enter into an Advance Facility, but the related Servicer shall provide notice to the Depositor, Master Servicer, the Trustee and the Certificate Insurer of the existence of any such Advance Facility promptly upon the consummation thereof stating (a) the identity of the Advance Financing Person and (b) the identity of any Person (“Servicer’s Assignee”) who has the right to receive amounts in reimbursement of previously unreimbursed P&I Advances or Servicing Advances. Notwithstanding the existence of any Advance Facility under which an advancing person agrees to finance P&I Advances and/or Servicing Advances on the related Servicer’s behalf, such Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

(b) Reimbursement amounts (“Advance Reimbursement Amounts”) shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the related Mortgage Loans for which the related Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer had made the related P&I Advance(s) and/or Servicing Advance(s).

(c) The related Servicer shall maintain and provide to any successor servicer (with, upon request, a copy to the Trustee) a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advance Financing Person. The successor servicer shall be entitled to rely on any such information provided by the predecessor servicer, and the successor servicer shall not be liable for any errors in such information.

(d) Reimbursement amounts distributed with respect to each Mortgage Loan shall be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a “first-in, first out” (FIFO) basis. The documentation establishing any Advance Facility shall require the related Servicer to provide to the related Advance Financing Person or its designee loan-by-loan information with respect to each such reimbursement amount distributed to such Advance Financing Person or Advance Facility trustee on each Distribution Date, to enable the Advance Financing Person or Advance Facility trustee to make the FIFO allocation of each such reimbursement amount with respect to each Mortgage Loan. The related Servicer shall remain entitled to be reimbursed by the Advance Financing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by the related Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advance Financing Person.

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(e) Any amendment to this Section 3.26 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 3.26, including amendments to add provisions relating to a successor servicer, may be entered into by the Trustee, the Depositor, and the related Servicer with the consent of the Certificate Insurer but without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, provided, that the Trustee has been provided an Opinion of Counsel that such amendment is authorized hereunder and has no material adverse effect on the Certificateholders, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency (instead of obtaining an Opinion of Counsel to such effect) stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such rating letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. Prior to entering into an Advance Facility, the related Servicer shall notify the lender under such facility in writing that: (a) the P&I Advances and/or Servicing Advances financed by and/or pledged to the lender are obligations owed to the related Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of P&I Advances and/or Servicing Advances only to the extent provided herein, and neither the Master Servicer, the Securities Administrator, the Trustee, the Trust nor the Certificate Insurer are otherwise obligated or liable to repay any P&I Advances and/or Servicing Advances financed by the lender; (b) the related Servicer will be responsible for remitting to the lender the applicable amounts collected by it as Servicing Fees and as reimbursement for P&I Advances and/or Servicing Advances funded by the lender, as applicable, subject to the restrictions and priorities created in this Agreement; and (c) neither the Master Servicer, the Securities Administrator nor the Trustee shall have any responsibility to calculate any amount payable under an Advance Facility or to track or monitor the administration of the financing arrangement between the Servicer and the lender or the payment of any amount under an Advance Facility.

(f) The related Servicer shall indemnify the Master Servicer, the Securities Administrator, the Trustee, the Trust Fund and the Certificate Insurer for any cost, liability or expense relating to the Advance Facility including, without limitation, a claim, pending or threatened, by an Advance Financing Person.

SECTION 3.27. Indemnification.

Each Servicer agrees to indemnify the Trustee, Master Servicer and the Securities Administrator and the Certificate Insurer, from, and hold the Trustee, Master Servicer and the Securities Administrator and the Certificate Insurer harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by any such Person by reason of the related Servicer’s willful misfeasance, bad faith or gross negligence in the

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performance of its duties under this Agreement or by reason of the related Servicer’s reckless disregard of its obligations and duties under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement and the resignation or removal of the related Servicer, the Trustee, the Master Servicer and the Securities Administrator. Any payment hereunder made by the a Servicer to any such Person shall be from such Servicer’s own funds, without reimbursement from REMIC I therefor.

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ARTICLE IV

ADMINISTRATION AND MASTER SERVICING
OF THE MORTGAGE LOANS BY THE MASTER SERVICER

SECTION 4.01. Master Servicer.

The Master Servicer shall, from and after the Closing Date supervise, monitor and oversee the obligations of the Servicers under this Agreement to service and administer the Mortgage Loans in accordance with the terms of this Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Servicers as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by the Servicers and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under this Agreement. The Master Servicer shall independently and separately monitor each Servicer’s servicing activities with respect to each Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to each Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, prepare the statements specified in Section 5.03 and any other information and statements required to be provided by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of each Servicer to the Distribution Account pursuant to the terms hereof based on information provided to the Master Servicer by each Servicer.

The Trustee shall furnish the Servicers and the Master Servicer with any limited powers of attorney and other documents in form acceptable to it necessary or appropriate to enable the Servicer and the Master Servicer to service and administer the Mortgage Loans and REO Properties. The Trustee shall have no responsibility for any action of the Master Servicer or the Servicers pursuant to any such limited power of attorney and shall be indemnified by the Master Servicer or the related Servicer, as applicable, for any cost, liability or expense incurred by the Trustee in connection with such Person’s misuse of any such power of attorney.

The Trustee, the Custodians and the Securities Administrator shall provide access to the records and documentation in possession of the Trustee, the Custodians or the Securities Administrator regarding the Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the Certificate Insurer, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee, the Custodians or the Securities Administrator; provided, however, that, unless otherwise required by law, none of the Trustee, the Custodians or the Securities Administrator shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee, the Custodians and the Securities Administrator shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s, the Custodians’ or the Securities Administrator’s actual costs.

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The Trustee shall execute and deliver to the related Servicer or the Master Servicer upon request any court pleadings, requests for trustee’s sale or other documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or any other Mortgage Loan Document; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or any other Mortgage Loan Document or otherwise available at law or equity.

SECTION 4.02. REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee and the Securities Administrator shall act in accordance herewith to treat such REMIC as a REMIC, and the Trustee and the Securities Administrator shall comply with any directions of the Sponsor, the Servicers or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion prepared at the expense of the Trust Fund; and (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.03 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of an Opinion of Counsel stating that such contribution will not result in an Adverse REMIC Event as defined in Section 11.01(f).

SECTION 4.03. Monitoring of Servicers.

(a) The Master Servicer shall be responsible for monitoring the compliance by the Servicers with their respective duties under this Agreement. In the review of a Servicer’s activities, the Master Servicer may rely upon an Officer’s Certificate of the related Servicer with regard to the related Servicer’s compliance with the terms of this Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer should be terminated in accordance with the terms hereof or that a notice should be sent pursuant to the terms hereof with respect to the occurrence of an event that, unless cured, would constitute a Servicer Event of Default, the Master Servicer shall notify the related Servicer, the Sponsor, the Trustee and the Certificate Insurer thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate, subject to the rights of the Certificate Insurer hereunder.

(b) The Master Servicer, for the benefit of the Trustee, the Certificateholders and the Certificate Insurer, shall enforce the obligations of the Servicers under this Agreement and shall, in the event that a Servicer fails to perform its obligations in accordance with this Agreement, subject to this Section and Article VIII, notify the Trustee and the Certificate Insurer and the Trustee may terminate the rights and obligations of the related Servicer hereunder in accordance with and subject to the provisions of Article VIII. In the event the rights and obligations of a Servicer (or any successor thereto) are terminated, the Master Servicer shall act as servicer of the related Mortgage Loans or a successor servicer shall be appointed in accordance with the provisions of Article VIII. Such enforcement, including, without limitation, the legal prosecution of claims and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action.

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(c) The Master Servicer shall be entitled to be reimbursed by the Servicers (or from amounts on deposit in the Distribution Account if the related Servicer is unable to fulfill its obligations hereunder) for all reasonable out-of-pocket or third party costs associated with the transfer of servicing from the predecessor Servicer (or if the predecessor Servicer is the Master Servicer, from the Servicer immediately preceding the Master Servicer), including without limitation, any reasonable out-of-pocket or third party costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the related Mortgage Loans properly and effectively, upon presentation of reasonable documentation of such costs and expenses.

(d) The Master Servicer shall require the Servicers to comply with the remittance requirements and other obligations set forth in this Agreement.

(e) If the Master Servicer acts as a successor to a Servicer, it will not assume any liability for the representations and warranties of the terminated Servicer.

SECTION 4.04. Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

SECTION 4.05. Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article XI, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each

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case, in accordance with the provisions of this Agreement; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 4.03, shall not permit a Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer and the Certificate Insurer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action will not cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC or result in the imposition of a tax upon REMIC I, REMIC II or REMIC III, as the case may be. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney prepared and delivered to it and reasonably acceptable to it by empowering the Master Servicer or the related Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with this Agreement, and the Trustee shall execute and deliver such other documents prepared and delivered to it and reasonably acceptable to it, as the Master Servicer or the related Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or the related Servicer and shall be indemnified by the Master Servicer or the related Servicer, as applicable, for any cost, liability or expense incurred by the Trustee in connection with such Person’s use or misuse of any such power of attorney). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.10. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trustee, be deemed to be the agent of the Trustee.

SECTION 4.06. Due-on-Sale Clauses; Assumption Agreements.

To the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance with this Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with this Agreement and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with this Agreement.

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SECTION 4.07. Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.

(a) The Master Servicer shall transmit to the Trustee or the applicable Custodian such documents and instruments coming into the possession of the Master Servicer from time to time as are required by the terms hereof to be delivered to the Trustee or the applicable Custodian. Any funds received by the Master Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be remitted to the Securities Administrator for deposit in the Distribution Account. The Master Servicer shall, and, subject to Section 3.21 of this Agreement, shall cause the Servicers to, provide access to information and documentation regarding the related Mortgage Loans to the Trustee and the Certificate Insurer, its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b) All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be remitted to the Securities Administrator for deposit in the Distribution Account.

SECTION 4.08. Standard Hazard Insurance and Flood Insurance Policies.

For each Mortgage Loan, the Master Servicer shall enforce the obligation of the Servicers under this Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of this Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in Section 3.11 of this Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

SECTION 4.09. Presentment of Claims and Collection of Proceeds.

The Master Servicer shall enforce each Servicer’s obligations under this Agreement to prepare and present on behalf of the Trustee, the Certificate Insurer and the Certificateholders all claims under any insurance policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to the Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable insurance policy need not be so deposited or remitted.

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SECTION 4.10. Reserved.

SECTION 4.11. Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee or the applicable Custodian, shall retain possession and custody of the originals (to the extent available) of any primary mortgage insurance policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer and the Servicers have otherwise fulfilled their respective obligations under this Agreement the Trustee or the applicable Custodian shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement and the related Custodial Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee or the applicable Custodian, upon the execution or receipt thereof the originals of any primary mortgage insurance policies, any certificates of renewal, and such other documents or instruments that constitute Mortgage Loan Documents that come into the possession of the Master Servicer from time to time.

SECTION 4.12. Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause the Servicers to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans serviced by such Servicer as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with this Agreement.

SECTION 4.13. Compensation for the Master Servicer.

As compensation for the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to the Master Servicing Fee and the income from investment of or earnings on the funds from time to time in the Distribution Account, as provided in Section 3.10. The compensation payable to the Master Servicer in respect of any Distribution Date shall be reduced in accordance with Section 4.19. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

SECTION 4.14. REO Property.

(a) In the event the Trust Fund acquires ownership of any REO Property in respect of any Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall cause the Servicers to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement. Further, the Master Servicer shall cause the Servicers to sell any REO Property prior to three years after the end of the calendar year of its acquisition by REMIC I unless (i) the Trustee shall have been supplied by the related Servicer with an Opinion of Counsel to the effect that the holding by the Trust Fund of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC hereunder as defined in section 860F of the Code or cause any REMIC hereunder to fail to qualify as a REMIC at any time that any Certificates are outstanding, in which case the Trust Fund may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel) or (ii) the related Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable extension period. The Master Servicer shall cause the Servicers to protect and conserve, such REO Property in the manner and to the extent required by this Agreement in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

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(b) The Master Servicer shall cause the Servicers to deposit all funds collected and received in connection with the operation of any REO Property into the related REO Account.

SECTION 4.15. Master Servicer Annual Statement of Compliance.

(a) The Master Servicer and the Securities Administrator shall deliver (or otherwise make available) (and the Master Servicer and Securities Administrator shall cause any Additional Servicer or Servicing Function Participant engaged by it to deliver) to the Depositor, the Securities Administrator and the Certificate Insurer on or before March 15 of each year, commencing in March 2008, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such party’s activities during the preceding calendar year or portion thereof and of such party’s performance under this Agreement, or such other applicable agreement in the case of an Additional Servicer or Servicing Function Participant, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, or such other applicable agreement in the case of an Additional Servicer or Servicing Function Participant, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b) The Master Servicer shall include all annual statements of compliance received by it with its own annual statement of compliance to be submitted to the Securities Administrator pursuant to this Section 4.15.

(c) In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by the parties is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Servicing Function Participant, as the case may be, such party shall provide an Officer’s Certificate pursuant to this Section 4.15(c) or to such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

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(d) Failure of the Master Servicer to comply timely with this Section 4.15 shall be deemed a Master Servicer Event of Default, automatically, without notice and without any cure period, and the Trustee (in addition to whatever rights the Trustee may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance) may, with the prior written consent of the Certificate Insurer or shall, at the direction of the Certificate Insurer, terminate all the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

(e) Copies of such Master Servicer annual statements of compliance shall be provided to any Certificateholder and the Certificate Insurer upon request, by the Master Servicer or by the Securities Administrator at the Master Servicer’s expense if the Master Servicer failed to provide such copies (unless (i) the Master Servicer shall have failed to provide the Securities Administrator with such statement or (ii) the Securities Administrator shall be unaware of the Master Servicer’s failure to provide such statement).

SECTION 4.16. Master Servicer Assessments of Compliance.

(a) By March 15 of each year, commencing in March 2008, the Master Servicer and the Securities Administrator, each at its own expense, shall furnish, or otherwise make available, and each such party shall cause any Servicing Function Participant engaged by it to furnish, each at its own expense, to the Securities Administrator and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such party of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such party used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such party’s assessment of compliance with the Relevant Servicing Criteria as of and for the fiscal year covered by the Form 10-K required to be filed pursuant to Section 5.06(d), including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such party’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.

(b) No later than the end of each fiscal year for the Trust for which a 10-K is required to be filed, the Master Servicer shall forward to the Securities Administrator and to the Depositor the name of each Servicing Function Participant engaged by it and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant (provided, however, that the Master Servicer need not provide such information to the Securities Administrator so long as the Master Servicer and the Securities Administrator are the same Person). When the Master Servicer and the Securities Administrator (or any Servicing Function Participant engaged by them) submit their assessments to the Securities Administrator, such parties will also at such time include the assessment (and attestation pursuant to Section 4.17) of each Servicing Function Participant engaged by it.

(c) Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall review each such report and, if applicable, consult with the Master Servicer, the Securities Administrator and any Servicing Function Participant engaged by such parties as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by each such party, and (ii) the Securities Administrator shall confirm that the assessments, taken as a whole, address all of the Servicing Criteria and taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit E and notify the Depositor of any exceptions.

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(d) The Master Servicer shall include all annual reports on assessment of compliance received by it from the Servicers with its own assessment of compliance to be submitted to the Securities Administrator pursuant to this Section 4.16.

(e) In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by the parties is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any applicable agreement in the case of a Servicing Function Participant, as the case may be, such party shall provide a report on assessment of compliance pursuant to this Section 4.16(e) or to such other applicable agreement, notwithstanding any such termination, assignment or resignation.

(f) Failure of the Master Servicer to comply timely with this Section 4.16 shall be deemed a Master Servicer Event of Default, automatically, without notice and without any cure period, and the Trustee (in addition to whatever rights the Trustee may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance) may, with the prior written consent of the Certificate Insurer or shall, at the direction of the Certificate Insurer, terminate all the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

SECTION 4.17. Master Servicer Attestation Reports.

(a) By March 15 of each year, commencing in March 2008, the Master Servicer and the Securities Administrator, each at its own expense, shall cause, and each such party shall cause any Servicing Function Participant engaged by it to cause, each at its own expense, a registered public accounting firm (which may also render other services to the Master Servicer, the Securities Administrator, or such other Servicing Function Participants, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish an attestation report to the Securities Administrator and the Depositor, to the effect that (i) it has obtained a representation regarding certain matters from the management of such party, which includes an assertion that such party has complied with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such party’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

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(b) Promptly after receipt of such assessment of compliance and attestation report from the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by such parties, the Securities Administrator shall confirm that each assessment submitted pursuant to Section 4.16 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions.

(c) The Master Servicer shall include each such attestation furnished to it from the Servicers with its own attestation to be submitted to the Securities Administrator pursuant to this Section 4.17.

(d) In the event the Master Servicer, the Securities Administrator or any Servicing Function Participant engaged by the parties is terminated assigns its rights and duties under, or resigns pursuant to the terms of this Agreement, or any applicable custodial agreement or servicing or sub-servicing agreement in the case of a Servicing Function Participant, as the case may be, such party shall cause a registered public accounting firm to provide an attestation pursuant to this Section 4.17, or such other applicable agreement, notwithstanding any such termination, assignment or resignation.

(e) Failure of the Master Servicer to comply timely with this Section 4.17 shall be deemed a Master Servicer Event of Default, automatically, without notice and without any cure period, and the Trustee (in addition to whatever rights the Trustee may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance) may, with the prior written consent of the Certificate Insurer or shall, at the direction of the Certificate Insurer, terminate all the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

SECTION 4.18. Annual Certification.

Each Form 10-K required to be filed for the Trust pursuant to Section 5.06 shall include the Sarbanes-Oxley Certification required to be included therewith pursuant to the Sarbanes-Oxley Act. Each of the Master Servicer and the Securities Administrator shall provide, and shall cause any Servicing Function Participant engaged by it to provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15 of each year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit C-1, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted by e-mail at cts.sec.notifications@wellsfargo.com or by facsimile at 410-715-2380. In the event any such party or any Servicing Function Participant engaged by any such party is terminated, assigns its rights or duties under, or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement, as the case may be, such party shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 4.18 with respect to the period of time it was subject to this Agreement or any applicable sub-servicing agreement, as the case may be. Notwithstanding the foregoing, (i) the Master Servicer and the Securities Administrator shall not be required to deliver a Back-Up Certification to each other if both are the same Person and the Master Servicer is the Certifying Person and (ii) the Master Servicer shall not be obligated to sign the Sarbanes-Oxley Certification in the event that it does not receive any Back-Up Certification required to be furnished to it pursuant to this Section.

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SECTION 4.19. Obligation of the Master Servicer in Respect of Prepayment Interest Shortfalls.

In the event of any Prepayment Interest Shortfalls, the Master Servicer shall deposit into the Distribution Account not later than the related Distribution Date an amount equal to the lesser of (i) the aggregate amounts required to be paid by the Servicers with respect to Prepayment Interest Shortfalls attributable to Principal Prepayments in full on the Mortgage Loans for the related Distribution Date, and not so paid by the Servicers and (ii) the aggregate amount of the compensation payable to the Master Servicer for such Distribution Date in accordance with Section 4.13, without reimbursement therefor.

SECTION 4.20. Prepayment Penalty Verification.

On or prior to each Servicer Remittance Date, each Servicer shall provide in an electronic format acceptable to the Master Servicer the data necessary for the Master Servicer to perform its verification duties set forth in this Section 4.20. The Master Servicer or a third party reasonably acceptable to the Master Servicer and the Depositor (the “Verification Agent”) will perform such verification duties and will use its best efforts to issue its findings in a report (the “Verification Report”) delivered to the Master Servicer and the Depositor within ten (10) Business Days following the related Distribution Date; provided, however, that if the Verification Agent is unable to issue the Verification Report within ten (10) Business Days following the Distribution Date, the Verification Agent may issue and deliver to the Master Servicer and the Depositor the Verification Report upon the completion of its verification duties. The Master Servicer shall forward the Verification Report to the related Servicer and shall notify the related Servicer if the Master Servicer has determined that such Servicer did not deliver the appropriate Prepayment Charge to the Securities Administrator in accordance with this Agreement. Such written notification from the Master Servicer shall include the loan number, prepayment penalty code and prepayment penalty amount as calculated by the Master Servicer or the Verification Agent, as applicable, of each Mortgage Loan for which there is a discrepancy. If the related Servicer agrees with the verified amounts, such Servicer shall adjust the immediately succeeding Servicer Report and the amount remitted to the Securities Administrator with respect to prepayments accordingly. If the related Servicer disagrees with the determination of the Master Servicer, such Servicer shall, within five (5) Business Days of its receipt of the Verification Report, notify the Master Servicer of such disagreement and provide the Master Servicer with detailed information to support its position. The related Servicer and the Master Servicer shall cooperate to resolve any discrepancy on or prior to the immediately succeeding Servicer Remittance Date, and the related Servicer will indicate the effect of such resolution on the Servicer Report and shall adjust the amount remitted with respect to prepayments on such Servicer Remittance Date accordingly.

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During such time as the related Servicer and the Master Servicer are resolving discrepancies with respect to the Prepayment Charges, no payments in respect of any disputed Prepayment Charges will be remitted to the Securities Administrator for deposit in the Distribution Account and the Master Servicer shall not be obligated to deposit such payments, unless otherwise required pursuant to Section 8.01 hereof. In connection with such duties, the Master Servicer shall be able to rely solely on the information provided to it by the Servicers in accordance with this Section. The Master Servicer shall not be responsible for verifying the accuracy of any of the information provided to it by the Servicers.

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ARTICLE V

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 5.01. Distributions.

(a) On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests and distributed to the holders of the Class R Certificates (in respect of the Class R-I Interest), as the case may be:

  (i) to Holders of REMIC I Regular Interest I-CE, REMIC I Regular Interest I-AM, REMIC I Regular Interest I-CE-20 and REMIC I Regular Interest I-CE-2G and REMIC I Regular Interest I-1-A through I-46-B, pro rata, in an amount equal to (A) Uncertificated Interest for such REMIC I Regular Interests for such Distribution Date, plus (B) any amounts payable in respect thereof remaining unpaid from previous Distribution Dates;

  (ii) to the extent of amounts remaining after the distributions made pursuant to clause (i) immediately above, to the Holders of REMIC I Regular Interest I-AM, an amount of principal equal to the amount of principal payments from the Mortgage Loans distributed on the Class A Certificates shall be distributed to such Holders until the Uncertificated Balance of REMIC I Regular Interest I-AM is reduced to zero;

  (iii) to the extent of amounts remaining after distributions made pursuant to clauses (i) and (ii) immediately above, payments of principal in an amount equal to the amount of principal payments from the Mortgage Loans distributed on the Class A Certificates and not distributed pursuant to clause (ii) immediately above shall be allocated to REMIC I Regular Interests I-1-A through I-46-B starting with the lowest numerical denomination until the Uncertificated Balance of each such REMIC I Regular Interest is reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such payments of principal shall be allocated pro rata between such REMIC I Regular Interests; and

  (iv) to the extent of amounts remaining after the distributions made pursuant to clauses (i), (ii) and (iii) immediately above, to the Holders of REMIC I Regular Interest I-CE, an amount of principal shall be distributed to such Holders until the Uncertificated Balance of REMIC I Regular Interest I-CE is reduced to zero.

(b) to the Holders of REMIC I Regular Interest I-46-B, all amounts representing Prepayment Charges in respect of the Mortgage Loans received during the related Prepayment Period.

(c) (1) On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R Certificates (in respect of the Class R-II Interest), as the case may be:

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(i) first to the Holders of REMIC II Regular Interest IO and REMIC II Regular Interest CE-2, in an amount equal to (A) Uncertificated Interest for each such REMIC II Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates and second, to the Holders of REMIC II Regular Interest AA, REMIC II Regular Interest A, REMIC II Regular Interest ZZ and REMIC II Regular Interest P, pro rata, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Interest in respect of REMIC II Regular Interest ZZ shall be reduced when the REMIC II Overcollateralization Amount is less than the REMIC II Required Overcollateralization Amount, by the lesser of (x) the amount of such difference and (y) the Maximum ZZ Uncertificated Interest Deferral Amount and such amount will be payable to the Holders of REMIC II Regular Interest A in the same proportion as the Overcollateralization Increase Amount is allocated to the Corresponding Certificates and the Uncertificated Balance of REMIC II Regular Interest ZZ shall be increased by such amount;

(ii) to the Holders of REMIC II Regular Interests, in an amount equal to the remainder of available funds for such Distribution Date after the distributions made pursuant to clause (i) immediately above, allocated as follows:

(A) 98.00% of such remainder to the Holders of REMIC II Regular Interest AA, until the Uncertificated Balance of such REMIC II Regular Interest is reduced to zero;

(B) 2.00% of such remainder, first, to the Holders of REMIC II Regular Interest A, 1% of and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Balance of such REMIC II Regular Interest are reduced to zero and second to the Holders of REMIC II Regular Interest ZZ, until the Uncertificated Balance of such REMIC II Regular Interest is reduced to zero;

(C) to the Holders of REMIC II Regular Interest P, (1) 100% of the Prepayment Charges deemed distributed on REMIC I Regular Interest I-46-B and (2) on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause; then

(D) any remaining amount to the Holders of the Class R Certificate, in respect of the Class R-II Interest;

provided, however, that 98.00% and 2.00% of any principal payments that are attributable to an Overcollateralization Reduction Amount shall be allocated to Holders of REMIC II Regular Interest AA and REMIC II Regular Interest ZZ, respectively.

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(iii) Notwithstanding the distributions described in Section 5.01(c)(1), distributions of funds shall be made to Certificateholders only in accordance with the remaining provisions of this Section 5.01.

(2) On each Distribution Date, the Securities Administrator shall withdraw from the Distribution Account to the extent on deposit therein an amount equal to the Interest Remittance Amount and make the following disbursements and transfers in the order of priority described below, in each case to the extent of the Interest Remittance Amount remaining for such Distribution Date:

(i) first, to the Certificate Insurer, the Premium for such Distribution Date and any Premium remaining unpaid from prior Distribution Dates, together with interest thereon at the Late Payment Rate;

(ii) second, commencing on the Distribution Date in February 2008, to the Supplemental Interest Trust for payment to the Swap Provider, an amount equal to (i) any Net Swap Payment owed to the Swap Provider and (ii) any Swap Termination Payment owed to the Swap Provider not due to a Swap Provider Trigger Event (to the extent such amount has not been paid by the Securities Administrator from any upfront payment received pursuant to any related replacement interest rate swap agreement that may be entered into by the Trustee on behalf of the Supplemental Interest Trust);

(iii) third, to the Holders of the Class A Certificates, the Senior Interest Distribution Amount;

(iv) fourth, to the Certificate Insurer, any reimbursement amounts owed to the Certificate Insurer under the Insurance Agreement and the Insurance Policy, including any interest thereon at the Late Payment Rate;

(v) fifth, any Interest Remittance Amount remaining after application pursuant to clauses first through fourth above, shall be applied as part of Net Monthly Excess Cashflow for such Distribution Date, as described under Section 5.01(c)(4) below.

(3) On each Distribution Date, the Securities Administrator shall withdraw from the Distribution Account to the extent on deposit therein an amount equal to the Principal Distribution Amount and distribute the following amounts to the parties entitled thereto, in the following order of priority:

(i) first, commencing on the Distribution Date in February 2008, to the Supplemental Interest Trust for payment to the Swap Provider, an amount equal to (i) any Net Swap Payment owed to the Swap Provider and (ii) any Swap Termination Payment owed to the Swap Provider not due to a Swap Provider Trigger Event to the extent not paid from the Interest Remittance Amount on such Distribution Date;

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(ii) second, to the Holders of the Class A Certificates, until the Certificate Principal Balance of the Class A Certificates has been reduced to zero; and

(iii) third, to the Certificate Insurer, (i) the amount owing to the Certificate Insurer under the Insurance Agreement for the Premium and (ii) any reimbursement amounts owed to the Certificate Insurer under the Insurance Agreement or the Insurance Policy, together, in each case, with interest thereon at the Late Payment Rate and, in each case, to the extent not paid from the Interest Remittance Amount on such Distribution Date.

(4) On each Distribution Date, the Net Monthly Excess Cashflow (or, in the case of clause (iii) below, the Net Monthly Excess Cashflow exclusive of any Overcollateralization Reduction Amount) shall be distributed as follows:

(i) first, to the Certificate Insurer, any amounts paid under the Insurance Policy to the extent not previously reimbursed, together with interest thereon at the Late Payment Rate, if applicable, plus any amounts owing to the Certificate Insurer pursuant to the Insurance Agreement, to the extent not previously reimbursed, together with interest thereon at the Late Payment Rate, as applicable;

(ii) second, to the Holders of the Class A Certificates, in an amount equal to the Senior Interest Distribution Amount remaining undistributed;

(iii) third, to the Holders of the Class A Certificates in an amount equal to the Overcollateralization Increase Amount, owed to such Holders, to be paid as part of the Principal Distribution Amount;

(iv) fourth, to the Holders of the Class A Certificates, in an amount equal to the Allocated Realized Loss Amount;

(v) fifth, to the Holders of the Class A Certificates, in an amount equal to any Net WAC Rate Carryover Amounts;

(vi) sixth, to the Holders of the Class A Certificates, in an amount equal to any Prepayment Interest Shortfalls on the Mortgage Loans to the extent not covered by payments pursuant to Section 3.23 or 4.19 of this Agreement and any shortfalls resulting from the application of the Relief Act or similar state or local law or the Bankruptcy Code with respect to the Mortgage Loans to the extent not previously reimbursed pursuant to Section 1.02;

(vii) seventh, to the Reserve Fund, the amount by which the Net WAC Rate Carryover Amounts, if any, with respect to the Class A Certificates exceeds the sum of any amounts received by the Securities Administrator with respect to the Cap Contract since the prior Distribution Date and any amount in the Reserve Fund that was not distributed on prior Distribution Dates;

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(viii) eighth, commencing on the Distribution Date in February 2008, to the Supplemental Interest Trust for payment to the Swap Provider, an amount equal to any Swap Termination Payment owed to the Swap Provider due to a Swap Provider Trigger Event pursuant to the Swap Agreement (to the extent such amount has not been paid by the Securities Administrator from any upfront payment received pursuant to any related replacement interest rate swap agreement that may be entered into by the Trustee on behalf of the Supplemental Interest Trust);

(ix) ninth, to the Holders of the Class P Certificates, if such Distribution Date is the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule or any Distribution Date thereafter, until the Certificate Principal Balance thereof has been reduced to zero;

(x) tenth, to the Holders of the Class CE-1 Certificates the Interest Distribution Amount and any Overcollateralization Reduction Amount for such Distribution Date; and

(xi) eleventh, to the holders of the Residual Certificates, any remaining amounts.

The Class CE-1 Certificates are intended to receive all principal and interest received by the Trust on the Mortgage Loans that is not otherwise distributable to any other Class of Regular Certificates or REMIC Regular Interests. If the Securities Administrator determines that the Residual Certificates are entitled to any distributions on any Distribution Date other than the final Distribution Date, the Securities Administrator, prior to any such distribution to any Residual Certificate, shall notify the Depositor of such impending distribution. Upon such notification, the Depositor will prepare and request that the other parties hereto enter into an amendment to the Pooling and Servicing Agreement pursuant to Section 12.01, to revise such mistake in the distribution provisions.

On each Distribution Date, after making the distributions of the Available Distribution Amount as set forth above, the Securities Administrator will withdraw from the Reserve Fund all income from the investment of funds in the Reserve Fund and distribute such amount to the Holders of the Class CE-1 Certificates. With respect to any amounts deposited in the Reserve Fund from the Net Monthly Excess Cashflow under Section 5.01(c)(4)(vii) above and not distributed pursuant to the preceding paragraph, first, to the Holders of the Class A Certificates, the related Net WAC Rate Carryover Amount remaining unpaid for such Distribution Date and second, to the Class CE-1 Certificates.

(d) As described in Section 5.01(c)(2), (3) and (4) above, Net Swap Payments and Swap Termination Payments (other than Swap Termination Payments resulting from a Swap Provider Trigger Event) payable by the Supplemental Interest Trust to the Swap Provider pursuant to the Swap Agreement (to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust Trustee) shall be deducted from the Interest Remittance Amount, and to the extent of any such remaining amounts due, from the Principal Remittance Amount, prior to any distributions to the Certificateholders.

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On or before each Distribution Date commencing on the Distribution Date occurring in February 2008, such amounts will be distributed to the Supplemental Interest Trust and paid by the Securities Administrator to the Swap Provider as follows:

first, to make any Net Swap Payment owed to the Swap Provider pursuant to the Swap Agreement for such Distribution Date;

second, to make any Swap Termination Payment (not due to a Swap Provider Trigger Event) owed to the Swap Provider pursuant to the Swap Agreement for such Distribution Date (to the extent not paid by the Securities Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust Trustee); and

third, from the Net Monthly Cashflow deposited into the Supplemental Interest Trust pursuant to 5.01(c)(4)(viii), to the Swap Provider, an amount equal to any Swap Termination Payment owed to the Swap Provider due to a Swap Provider Trigger Event pursuant to the Swap Agreement.

(e) On each Distribution Date commencing on the Distribution Date occurring in February 2008 and ending immediately following the Distribution Date in July 2012, to the extent required, following the distribution of the Net Monthly Excess Cashflow and withdrawals from the Reserve Fund, any Net Swap Payments payable to the Securities Administrator on behalf of the Supplemental Interest Trust by the Swap Provider will be distributed on the related Distribution Date in the following order of priority:

first, to the Class A Certificates, the related Senior Interest Distribution Amount remaining undistributed after the distributions of the Interest Remittance Amount and the Net Monthly Excess Cashflow;

second, to the Certificate Insurer, any unreimbursed interest payments made under the Insurance Policy, together with any interest thereon at the Late Payment Rate, if applicable; provided, however, that if the Certificate Insurer has failed to make a required payment under the Insurance Policy, reimbursement to the Certificate Insurer pursuant to this clause will be made after Allocated Realized Loss amounts are reimbursed to the Class A Certificates pursuant to clause fourth below;

third, to the Holders of the Class A Certificates, in an amount necessary to maintain the Required Overcollateralization Amount after taking into account distributions made pursuant to Section 5.01(c)(4)(iii) above;

fourth, to the Class A Certificates, any unreimbursed Allocated Realized Loss Amount, to the extent remaining undistributed after distribution of the Net Monthly Excess Cashflow;

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fifth, to the Certificate Insurer, any unreimbursed principal payments made under the Insurance Policy, together with any interest thereon at the Late Payment Rate, if applicable;

sixth, to the Class A Certificates, the Net WAC Rate Carryover Amount, to the extent remaining undistributed after distributions of Net Monthly Excess Cashflow on deposit in the Reserve Fund; and

seventh, to the Class CE-1 Certificates, any remaining amounts.

(f) On each Distribution Date, for so long as Ocwen is the Servicer of the Ocwen Mortgage Loans, the Securities Administrator shall distribute from amounts on deposit in the Distribution Account to the Holders of the Class CE-2 Certificates, with respect to each such Mortgage Loan, one-twelfth of the product of (i) the excess of the Servicing Fee Rate over the Ocwen Servicing Fee Rate, if any, multiplied by (ii) the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the preceding calendar month (the “Ocwen Excess Servicing Fee”).

(g) On each Distribution Date, for so long as GMAC is the Servicer of the GMAC Mortgage Loans, the Securities Administrator shall distribute from amounts on deposit in the Distribution Account to the Holders of the Class CE-2 Certificates, with respect to each such Mortgage Loan, one-twelfth of the product of (i) the excess of the Servicing Fee Rate over the GMAC Servicing Fee Rate, if any, multiplied by (ii) the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the preceding calendar month (the “GMAC Excess Servicing Fee, together with the Ocwen Excess Servicing Fee, the “Excess Servicing Fee”).

(h) On each Distribution Date, the Securities Administrator shall withdraw any amounts then on deposit in the Distribution Account that represent Prepayment Charges and shall distribute such amounts to the Class P Certificateholders as described above.

(i) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Payments in respect of each Class of Certificates on each Distribution Date will be made to the Holders of the respective Class of record on the related Record Date (except as otherwise provided in Section 5.01(i) or Section 10.01 respecting the final distribution on such Class), based on the aggregate Percentage Interest represented by their respective Certificates, and shall be made by wire transfer of immediately available funds to the account of any such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Securities Administrator in writing at least five (5) Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Certificates having an initial aggregate Certificate Principal Balance that is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the initial Certificate Principal Balance of such Class of Certificates, or otherwise by check mailed by first class mail to the address of such Holder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the Corporate Trust Office of the Securities Administrator or such other location specified in the notice to Certificateholders of such final distribution.

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Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Depositor, the Servicer, the Securities Administrator or the Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(j) The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Agreement. None of the Holders of any Class of Certificates, the Trustee, the Servicers, the Securities Administrator or the Master Servicer shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

(k) Except as otherwise provided in Section 10.01, whenever the Securities Administrator expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Securities Administrator shall, no later than three (3) days before the related Distribution Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

(i) the Securities Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Securities Administrator therein specified, and

(ii) no interest shall accrue on such Certificates from and after the end of the related Interest Accrual Period.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Securities Administrator and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 5.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Securities Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall, directly or through an agent, mail a final notice to the remaining non-tendering Certificateholders concerning surrender of their Certificates but shall continue to hold any remaining funds for the benefit of non-tendering Certificateholders. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in such trust fund. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall pay to the Depositor all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Securities Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) on the final Distribution Date for final payment thereof in accordance with this Section 5.01(i). Any such amounts held in trust by the Securities Administrator shall be held uninvested in an Eligible Account.

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(l) Notwithstanding anything to the contrary herein, (i) in no event shall the Certificate Principal Balance of a Class A Certificate be reduced more than once in respect of any particular amount both (a) allocated to such Certificate in respect of Realized Losses pursuant to Section 5.04 and (b) distributed to the Holder of such Certificate in reduction of the Certificate Principal Balance thereof pursuant to this Section 5.01 from Net Monthly Excess Cashflow and (ii) in no event shall the Uncertificated Balance of a REMIC Regular Interest be reduced more than once in respect of any particular amount both (a) allocated to such REMIC Regular Interest in respect of Realized Losses pursuant to Section 5.04 and (b) distributed on such REMIC Regular Interest in reduction of the Uncertificated Balance thereof pursuant to this Section 5.01.

SECTION 5.02. Statements to Certificateholders.

On each Distribution Date, the Securities Administrator (based on the information set forth in the Servicer Reports for such Distribution Date and information provided by the Swap Provider under the Swap Agreement with respect to payments made pursuant to the Swap Agreement) shall make available to each Holder of the Certificates, the Servicer, the Certificate Insurer and the Credit Risk Manager, the Swap Provider, a statement as to the distributions made on such Distribution Date setting forth:

(i) the applicable Interest Accrual Periods and general Distribution Dates;

(ii) the total cash flows received and the general sources thereof;

(iii) the aggregate Servicing Fee received by the Servicers and Master Servicing Fee received by the Master Servicer during the related Due Period;

(iv) the amount, if any, of other fees or expenses accrued and paid, with an identification of the payee and the general purpose of such fees;

(v) the amount of the related distribution to Holders of the Certificates (by class) allocable to principal, separately identifying (A) the aggregate amount of any Principal Prepayments included therein, (B) the aggregate of all scheduled payments of principal included therein and (C) any Overcollateralization Increase Amount included therein;

(vi) the amount of such distribution to Holders of the Certificates (by class) allocable to interest and the portion thereof, if any, provided by the Swap Agreement in the aggregate;

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(vii) the Interest Carry Forward Amounts and any Net WAC Rate Carryover Amounts for the Class A Certificates (if any);

(viii) the aggregate amount of Advances included in the distributions on the Distribution Date;

(ix) the number and aggregate principal balance of any Mortgage Loans (not including a Liquidated Mortgage Loan as of the end of the Prepayment Period) that were delinquent (exclusive of Mortgage Loans in foreclosure) using the OTS Method (1) one scheduled payment is delinquent, (2) two scheduled payments are delinquent, (3) three scheduled payments are delinquent and (4) foreclosure proceedings have been commenced, and loss information for the period;

(x) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans as of the related Due Date;

(xi) with respect to any Mortgage Loan that was liquidated during the preceding calendar month, the loan number and Scheduled Principal Balance of, and Realized Loss on, such Mortgage Loan as of the end of the related Prepayment Period;

(xii) the total number and principal balance of any real estate owned, or REO Properties, as of the end of the related Prepayment Period;

(xiii) whether the Stepdown Date has occurred and whether Trigger Event is in effect;

(xiv) the cumulative Realized Losses through the end of the preceding month;

(xv) the aggregate amount of Extraordinary Trust Fund Expenses withdrawn from the Distribution Account for such Distribution Date;

(xvi) the Certificate Principal Balance of the related Certificates before and after giving effect to the distribution of principal and allocation of Allocated Realized Loss Amounts on such Distribution Date;

(xvii) the number and Scheduled Principal Balance of all the Mortgage Loans for the following Distribution Date;

(xviii) the three-month rolling average of the percent equivalent of a fraction, the numerator of which is the aggregate Scheduled Principal Balance of the Mortgage Loans that are 60 days or more delinquent or are in bankruptcy or foreclosure or are REO Properties, and the denominator of which is the Scheduled Principal Balances of all of the Mortgage Loans;

(xix) the Certificate Factor for each such Class of Certificates applicable to such Distribution Date;

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(xx) the Interest Distribution Amount in respect of the Class A Certificates and the Class CE-1 Certificates for such Distribution Date and the Interest Carry Forward Amount, if any, with respect to the Class A Certificates on such Distribution Date, and separately identifying any reduction thereof due to allocations of Prepayment Interest Shortfalls and interest shortfalls including the Relief Act Interest Shortfalls and Net WAC Rate Carryover Amounts;

(xxi) the aggregate amount of any Prepayment Interest Shortfall for such Distribution Date, to the extent not covered by payments by the Servicer pursuant to Section 3.23 of this Agreement, the Master Servicer pursuant to Section 4.19 of this Agreement;

(xxii) the aggregate amount of Relief Act Interest Shortfalls for such Distribution Date;

(xxiii) the amount of, if any, of Net Monthly Excess Cashflow or excess spread and the application of such Net Monthly Excess Cashflow;

(xxiv) the Required Overcollateralization Amount and the Credit Enhancement Percentage for such Distribution Date;

(xxv) the Overcollateralization Increase Amount, if any, for such Distribution Date;

(xxvi) the Overcollateralization Reduction Amount, if any, for such Distribution Date;

(xxvii) the Pass-Through Rate for the Class A Certificates for such Distribution Date;

(xxviii)  the amount of any deposit to the Reserve Fund contemplated by Section 3.25(b);

(xxix) the balance of the Reserve Fund prior to the deposit or withdrawal of any amounts on such Distribution Date;

(xxx) the amount of any deposit to the Reserve Fund pursuant to Section 5.01(c)(4)(vii);

(xxxi) the Aggregate Loss Severity Percentage;

(xxxii) the amount of the Prepayment Charges remitted by the Servicers;

(xxxiii) the amount of any Net Swap Payment payable to the Trust, any related Net Swap Payment payable to the Swap Provider, any Swap Termination Payment payable to the Trust and any related Swap Termination Payment payable to the Swap Provider;

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(xxxiv) the Credit Risk Management Fee received by the Credit Risk Manager;

(xxxv) the amount of any cap payments payable to the Trust by the Cap Counterparty; and

(xxxvi) the amount of any Deficiency Amount for such Distribution Date and the amount of any payments to the Class A Certificates provided under the Insurance Policy.

The Securities Administrator will make such statement (and, at its option, any additional files containing the same information in an alternative format) available each month to the Certificateholders, the Certificate Insurer and the Rating Agencies via the Securities Administrator’s internet website. The Securities Administrator’s internet website shall initially be located at http:\\www.ctslink.com and assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at 1-866-846-4526. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Securities Administrator shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Securities Administrator shall provide timely and adequate notification to all above parties regarding any such changes.

In the case of information furnished pursuant to subclauses (i) and (ii) above, the amounts shall be expressed as a dollar amount per Single Certificate of the relevant Class.

Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall furnish upon request to each Person who at any time during the calendar year was a Holder of a Regular Certificate a statement containing the information set forth in subclauses (i) through (iii) above, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time are in force.

Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall furnish upon request to each Person who at any time during the calendar year was a Holder of a Residual Certificate a statement setting forth the amount, if any, actually distributed with respect to the Residual Certificates, as appropriate, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder.

The Securities Administrator shall, upon request, furnish to each Certificateholder during the term of this Agreement, such periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonable with respect to the Certificateholder, as applicable, or otherwise with respect to the purposes of this Agreement, all such reports or information to be provided at the expense of the Certificateholder, in accordance with such reasonable and explicit instructions and directions as the Certificateholder may provide.

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On each Distribution Date the Securities Administrator shall provide Bloomberg Financial Markets, L.P. (“Bloomberg”) CUSIP level factors for each Class of Certificates as of such Distribution Date, using a format and media mutually acceptable to the Securities Administrator and Bloomberg.

SECTION 5.03. Servicer Reports; P&I Advances.

(a) On or before 12:00 noon New York time on the 18th calendar day of the month, and if the 18th calendar day is not a Business Day, the immediately following Business Day, each Servicer shall deliver, (i) with respect to Ocwen, to the Master Servicer, the Securities Administrator and the Certificate Insurer, by telecopy or electronic mail (or by such other means as Ocwen, the Master Servicer and the Securities Administrator may agree from time to time) a remittance report and (ii) with respect to GMAC, (x) to the Master Servicer and the Securities Administrator, by telecopy or electronic mail (or by such other means as GMAC, the Master Servicer and the Securities Administrator may agree from time to time), a remittance report and (y) to the Certificate Insurer, an Excel spreadsheet (in a format acceptable to the Certificate Insurer). Such remittance report or Excel spreadsheet shall contain such information with respect to the related Mortgage Loans and the related Distribution Date as is reasonably available to the related Servicer as the Master Servicer or the Securities Administrator may reasonably require so as to enable the Master Servicer to master service the Mortgage Loans and oversee the servicing by the related Servicer and the Securities Administrator to fulfill its obligations hereunder with respect to securities and tax reporting.

(b) The amount of P&I Advances to be made by a Servicer on any Distribution Date shall equal, subject to Section 5.03(d), the aggregate amount of Monthly Payments (net of the related Servicing Fees), due during the related Due Period in respect of the Mortgage Loans serviced by such Servicer, which Monthly Payments were delinquent as of the close of business on the related Determination; provided, however, that (i) the Servicer shall not be required to make P&I Advances with respect to Relief Act Interest Shortfalls, shortfalls due to bankruptcy proceedings or with respect to Prepayment Interest Shortfalls in excess of its obligations under Section 3.23 and (ii) the Servicer shall not be permitted to make P&I Advances with respect to any Mortgage Loans that are 90 days or more delinquent based on the OTS Method. For purposes of the preceding sentence, the Monthly Payment on each Balloon Mortgage Loan with a delinquent Balloon Payment is equal to the assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such Balloon Mortgage Loan.

By 12:00 noon New York time on the related Servicer Remittance Date, each Servicer shall remit in immediately available funds to the Securities Administrator for deposit in the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Mortgage Loans for the related Distribution Date either (i) from its own funds or (ii) from the related Collection Account, to the extent of any Amounts Held For Future Distribution on deposit therein (in which case it will cause to be made an appropriate entry in the records of the related Collection Account that Amounts Held For Future Distribution have been, as permitted by this Section 5.03, used by the Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Servicer with respect to the Mortgage Loans. In addition, each Servicer shall have the right to reimburse itself for any outstanding P&I Advance made from its own funds from Amounts Held for Future Distribution. Any Amounts Held For Future Distribution used by the Servicers to make P&I Advances or to reimburse itself for outstanding P&I Advances shall be appropriately reflected in the related Servicer’s records and replaced by the Servicer by deposit in the related Collection Account no later than the close of business on the related Servicer Remittance Date immediately following the Due Period or Prepayment Period for which such amounts relate. The Securities Administrator will notify the related Servicer and the Master Servicer by the close of business on the Business Day prior to the Distribution Date in the event that the amount remitted by such Servicer to the Securities Administrator on such date is less than the P&I Advances required to be made by the related Servicer for the related Distribution Date.

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In addition, the Servicers will be obligated to advance or cause to be advanced to the Master Servicer, from time to time, from (i) from its own funds or (ii) from the related Collection Account, to the extent of any Amounts Held For Future Distribution on deposit therein (in which case it will cause to be made an appropriate entry in the records of the Collection Account that Amounts Held For Future Distribution have been, as permitted by this Section 5.03, used by the related Servicer in discharge of any such Servicing Advance) or (iii) in the form of any combination of (i) and (ii), Servicing Advances. Any Amounts Held For Future Distribution used by a Servicer to make Servicing Advances shall be appropriately reflected in such Servicer’s records and replaced by such Servicer by deposit in the related Collection Account no later than the close of business on the Servicer Remittance Date immediately following the Due Period or Prepayment Period for which such amounts relate.

(c) The obligation of the Servicers to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below, and, with respect to any related Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section.

(d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by the Servicers if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively and no P&I Advance will be permitted hereunder by the Servicers in respect of Mortgage Loans that are 90 or more days delinquent based on the OTS Method. The determination by a Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively, shall be evidenced by a certification of a Servicing Officer delivered to the Master Servicer.

(e) In the event that a Servicer (or any successor thereto) fails to make a required P&I Advance, the Master Servicer (in its capacity as successor to the related Servicer) will be required to make such P&I Advance on the Distribution Date on which the related Servicer was required to make such P&I Advance, subject to its determination of recoverability.

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SECTION 5.04. Allocation of Realized Losses.

(a) Prior to the Determination Date, each Servicer shall determine as to each Mortgage Loan serviced by such Servicer and any related REO Property and include in the monthly remittance report provided to the Master Servicer and the Securities Administrator and the Certificate Insurer (substantially in the form of Schedule 4 hereto) such information as is reasonably available to the related Servicer as the Master Servicer or the Securities Administrator may reasonably require so as to enable the Master Servicer to master service the related Mortgage Loans and oversee the servicing by the related Servicer and the Securities Administrator to fulfill its obligations hereunder with respect to securities and tax reporting, which shall include, but not be limited to: (i) the total amount of Realized Losses, if any, incurred in connection with any Final Recovery Determinations made during the related Prepayment Period; and (ii) the respective portions of such Realized Losses allocable to interest and allocable to principal. Prior to each Determination Date, each Servicer shall also determine as to each related Mortgage Loan: (i) the total amount of Realized Losses, if any, incurred in connection with any Deficient Valuations made during the related Prepayment Period; and (ii) the total amount of Realized Losses, if any, incurred in connection with Debt Service Reductions in respect of Monthly Payments due during the related Due Period.

(b) All Realized Losses on the Mortgage Loans allocated to any REMIC I Regular Interest pursuant to Section 5.04(c) on the Mortgage Loans shall be allocated by the Securities Administrator on each Distribution Date as follows: first, to Net Monthly Excess Cashflow and to Net Swap Payments received from the Swap Provider under the Swap Agreement for that purpose; second, to the Class CE-1 Certificates; and third, to the Class A Certificates, until the Certificate Principal Balance of the Class A Certificates has been reduced to zero. All Realized Losses to be allocated to the Certificate Principal Balance of the Class A Certificates on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of the Class A Certificates shall be to the Certificate Principal Balance of such Class A Certificates immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class A Certificates, on such Distribution Date.

(c) Any allocation of the principal portion of Realized Losses to a Class A Certificates on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated; any allocation of Realized Losses to a Class CE-1 Certificate shall be made by reducing the amount otherwise payable in respect thereof pursuant to Section 5.01(c)(4)(x). No allocations of any Realized Losses shall be made to the Certificate Principal Balance of the Class P Certificates.

In addition, in the event that any Servicer receives any Subsequent Recoveries with respect to a Mortgage Loan serviced by it, such Servicer shall deposit such funds into the Collection Account pursuant to Section 3.08. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class A Certificates, but not by more than the amount of Realized Losses previously allocated to the Class A Certificates pursuant to this Section 5.04 and not previously reimbursed to the Class A Certificates with Net Monthly Excess Cashflow pursuant to Section 5.01(c)(4).

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All Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date first, to REMIC I Regular Interest I-AM in an amount equal to the amount of Realized Losses from the Mortgage Loans that have been allocated to the Class A Certificates until the Uncertificated Balance of such REMIC I Regular Interest has been reduced to zero and second, to REMIC I Regular Interest I-1-A through REMIC I Regular Interest I-46-B, in an amount equal to the amount of Realized Losses from the Mortgage Loans that have been allocated to the Class A Certificates and not allocated to REMIC I Regular Interest I-AM, starting with the lowest numerical denomination until such REMIC I Regular Interest has been reduced to zero, provided that, for REMIC I Regular Interests with the same numerical denomination, such Realized Losses shall be allocated pro rata between such REMIC I Regular Interests and third, to REMIC I Regular Interest I-CE in an amount equal to the amount of remaining unallocated Realized Losses from the Mortgage Loans until such REMIC I Regular Interest has been reduced to zero.

All Realized Losses on the Mortgage Loans shall be allocated by the Securities Administrator, on each Distribution Date to the following REMIC II Regular Interests in the specified percentages, as follows: first, to Uncertificated Interest payable to the REMIC II Regular Interest AA and REMIC II Regular Interest ZZ up to an aggregate amount equal to the REMIC II Interest Loss Allocation Amount, 98.00% and 2.00%, respectively; second, to the Uncertificated Balances of the REMIC II Regular Interest AA and REMIC II Regular Interest ZZ up to an aggregate amount equal to the REMIC II Principal Loss Allocation Amount, 98.00% and 2.00%, respectively; third, to the Uncertificated Balances of REMIC II Regular Interest AA, REMIC II Regular Interest A and REMIC II Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Balance of REMIC II Regular Interest A has been reduced to zero.

SECTION 5.05. Compliance with Withholding Requirements.

Notwithstanding any other provision of this Agreement, the Securities Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Securities Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Securities Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Securities Administrator shall indicate the amount withheld to such Certificateholders.

SECTION 5.06. Reports Filed with Securities and Exchange Commission.

(a) (i) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Securities Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Securities Administrator shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be reported by the parties set forth on Exhibit G to the Depositor, the Securities Administrator and the Certificate Insurer and directed and approved by the Depositor pursuant to the following paragraph, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

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(ii) As set forth on Exhibit G hereto, within 5 calendar days after the related Distribution Date, (A) certain parties to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 transaction shall be required to provide to the Securities Administrator and the Depositor, to the extent known by a Responsible Officer thereof, in EDGAR-compatible form, or in such other form as otherwise agreed upon by the Securities Administrator and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification in the form of Exhibit H hereto (an “Additional Disclosure Notification”) and (B) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

(iii) After preparing the Form 10-D, the Securities Administrator shall upon request, forward electronically a copy of the Form 10-D to the Depositor (provided that such Form 10-D includes any Additional Form 10-D Disclosure). Within two (2) Business Days after receipt of such copy but no later than the 12th calendar day after the Distribution Date, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval by the due date specified herein, or if the Depositor does not request a copy of a Form 10-D, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-D. A duly authorized representative of the Master Servicer shall sign the Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator will follow the procedures set forth in Section 5.06(c)(ii). Promptly (but no later than 1 Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Securities Administrator. Each party to this Agreement acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 5.06(a) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties as set forth in this Agreement. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

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(b) (i) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Securities Administrator shall prepare and file on behalf of the Trust a Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K other than the initial Form 8-K (“Form 8-K Disclosure Information”) shall be reported by the parties set forth on Exhibit G to the Depositor and the Securities Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

(ii) As set forth on Exhibit G hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business New York City time on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 transaction shall be required to provide to the Securities Administrator and Depositor, to the extent known by a Responsible Officer thereof, in EDGAR-compatible form, or in such other form as otherwise agreed upon by the Securities Administrator and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, together with an Additional Disclosure Notification and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

(iii) After preparing the Form 8-K, the Securities Administrator shall upon request, forward electronically a copy of the Form 8-K to the Depositor. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval by the third Business Day, or if the Depositor does not request a copy of a Form 8-K, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. A duly authorized representative of the Master Servicer shall sign each Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 5.06(c)(ii). Promptly (but no later than 1 Business Day) after filing with the Commission, the Securities Administrator will, make available on its internet website a final executed copy of each Form 8-K that has been prepared and filed by the Securities Administrator. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their duties under this Section 5.06(b) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Agreement. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, execute or arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

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(c) (i) On or prior to January 30th of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 suspension notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(ii) In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Securities Administrator will promptly electronically notify the Depositor. In the case of Form 10-D and 10-K, the parties to this Agreement will cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended and such amendment includes any Additional Form 10-D Disclosure (other than for the purposes of restating any Monthly Report), any Additional Form 10-K Disclosure or any Form 8-K Disclosure Information or any amendment to such disclosure, the Securities Administrator will electronically notify the Depositor only if the amendment pertains to an additional reporting item being revised and/or amended on such form, but not if an amendment is being filed as a result of a Remittance Report revision, and the Depositor will cooperate with the Securities Administrator in preparing any necessary 8-KA, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by a duly authorized representative, or senior officer in charge of master servicing, as applicable, of the Master Servicer. The parties to this Agreement acknowledge that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 5.06(c) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon each such party performing its duties under this Agreement. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, execute or arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(d) (i) On or prior to the 90th day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, the

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related servicing agreement and custodial agreements, (i) an annual compliance statement for the Servicer, each Additional Servicer, the Master Servicer and the Securities Administrator and any Servicing Function Participant engaged by such parties (each, a “Reporting Servicer”) as described under Section 3.17 and Section 4.15 and in such other agreements, (ii)(A) the annual reports on assessment of compliance with servicing criteria for each Reporting Servicer, as described under Section 3.18 and Section 4.16 and in such other agreements, and (B) if each Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 3.18 and Section 4.16 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if each Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 3.18 and Section 4.16 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 3.18 and Section 4.17, or in such other agreement and (B) if any registered public accounting firm attestation report described under Section 3.18 and Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a Sarbanes-Oxley Certification as described in Section 3.20 and Section 4.18 (provided, however, that the Securities Administrator, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be reported by the parties set forth on Exhibit G to the Depositor and the Securities Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

(ii) As set forth on Exhibit G hereto, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, (i) parties to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 transaction shall be required to provide to the Securities Administrator and Depositor, to the extent known, by a Responsible Officer thereof, in EDGAR-compatible form, or in such other form as otherwise agreed upon by the Securities Administrator and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, together with an Additional Disclosure Notification and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

(iii) After preparing the Form 10-K, the Securities Administrator shall upon request, forward electronically a copy of the Form 10-K to the Depositor. Within three (3) Business Days after receipt of such copy, but in no event later than March 25th of each year that the Trust is subject to Exchange Act reporting requirements, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval by March 25th, or if the Depositor does not request a copy of a Form 10-K, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-K. A senior officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 5.06(c)(ii). Promptly (but no later than 1 Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Securities Administrator. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under this Section 5.06(d) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) strictly observing all applicable deadlines in the performance of their duties under this Section 5.06(d), Section 3.17, Section 3.18, Section 3.20, Section 4.16, Section 4.17 and Section 4.18. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

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(e) Each of Form 10-D and Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Securities Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D and no later than March 15th with respect to the filing of a report on Form 10-K, if the answer to the question should be “no” as a result of filings that relate to other securitization transactions of the Depositor for which the Securities Administrator does not have the obligation to prepare and file Exchange Act reports.

(f) The Securities Administrator shall indemnify and hold harmless the Depositor, the Trustee, the Certificate Insurer and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Master Servicer’s obligations under this Section 5.06 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith.

(g) Notwithstanding the provisions of Section 12.01, this Section 5.06 may be amended with the consent of the Certificate Insurer but without the consent of the Certificateholders.

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SECTION 5.07. Supplemental Interest Trust.

(a) On the Closing Date, the Securities Administrator shall establish and maintain in the name of the Trustee a separate account for the benefit of the holders of the Class A Certificates and the Certificate Insurer (the “Supplemental Interest Trust”). The Supplemental Interest Trust shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee or of the Securities Administrator held pursuant to this Agreement.

(b) On the Business Day prior to each Distribution Date, the Securities Administrator shall deposit into the Supplemental Interest Trust amounts distributable to the Swap Provider by the Supplemental Interest Trust pursuant to Section 5.01(c)(2), (3) and (4) of this Agreement and shall distribute such amounts on the Business Day prior to such Distribution Date in accordance with the foregoing sections.

(c) On the Business Day prior to each Distribution Date, the Securities Administrator shall deposit into the Supplemental Interest Trust amounts received by it from the Swap Provider and shall distribute from the Supplemental Interest Trust on the Distribution Date an amount equal to the amount of any Net Swap Payment received from the Swap Provider under the Swap Agreement in the order of priority set forth in Section 5.01.

(d) The Supplemental Interest Trust constitutes an “outside reserve fund” within the meaning of Treasury Regulation § 1.860G-2(h) and is not an asset of any REMIC. The Holders of the Class CE-1 Certificates shall be the beneficial owner of the Supplemental Interest Trust, subject to the power of the Securities Administrator to transfer amounts under this Agreement. The Securities Administrator shall keep records that accurately reflect the funds on deposit in the Supplemental Interest Trust. The Securities Administrator shall, at the written direction of the majority of the Class CE-1 Certificateholders, invest amounts on deposit in the Supplemental Interest Trust in Permitted Investments. In the absence of written direction to the Securities Administrator from the majority of the Class CE-1 Certificateholders, all funds in the Supplemental Interest Trust shall remain uninvested. On each Distribution Date, the Securities Administrator shall distribute, not in respect of any REMIC, any interest earned on the Supplemental Interest Trust to the Holders of the Class CE-1 Certificates.

(e) For federal income tax purposes, amounts paid to the Supplemental Interest Trust on each Distribution Date pursuant to Section 5.01(c)(2), (3) and (4) shall first be deemed paid to the Supplemental Interest Trust in respect of the Class IO Interest to the extent of the amount distributable on such Class IO Interest on such Distribution Date, and any remaining amount shall be deemed paid to the Supplemental Interest Trust in respect of a Class IO Distribution Amount. It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be disregarded as an entity separate from the Holder of the Class CE-1 Certificates unless and until the date when either (a) there is more than one Class CE-1 Certificateholder or (b) any Class of Certificates in addition to the Class CE-1 Certificates is recharacterized as an equity interest in the Supplemental Interest Trust for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Supplemental Interest Trust be treated as a partnership. The Master Servicer shall not be required to prepare and file partnership tax returns in respect of such partnership unless it receives additional reasonable compensation (not to exceed $10,000 per year) for the preparation of such filings, written notification recognizing the creation of a partnership agreement or comparable documentation evidencing the partnership.

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(f) The Securities Administrator shall treat the Holders of the Class A Certificates as having entered into a notional principal contract with respect to the Holders of the Class CE-1 Certificates. Pursuant to such notional principal contract, all Holders of the Class A Certificates shall be treated as having agreed to pay, on each Distribution Date, to the Holder of the Class CE-1 Certificates an aggregate amount equal to the excess, if any, of (i) the amount payable on such Distribution Date on the REMIC III Regular Interest ownership of which is represented by such Class of Certificates over (ii) the amount payable on such Class of Certificates on such Distribution Date (such excess, a “Class IO Distribution Amount”). In addition, pursuant to such notional principal contract, the Holder of the Class CE-1 Certificates shall be treated as having agreed to pay Net WAC Rate Carryover Amounts to the Holders of the Class A Certificates in accordance with the terms of this Agreement. Any payments to such Certificates from amounts deemed received in respect of this notional principal contract shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1). However, any payment from the Class A Certificates of a Class IO Distribution Amount shall be treated for tax purposes as having been received by the Holders of such Certificates in respect of the REMIC III Regular Interest ownership of which is represented by such Certificates, and as having been paid by such Holders to the Supplemental Interest Trust pursuant to the notional principal contract. Thus, each Certificate (other than the Class P Certificates and Class R Certificates) shall be treated as representing not only ownership of a Regular Interest in REMIC III, but also ownership of an interest in, and obligations with respect to, a notional principal contract. Notwithstanding the foregoing, it is understood and agreed that the Insurance Policy shall not cover the Class IO Distribution Amount.

(g) For federal tax return and information reporting, the right of the Class A Certificateholders to receive payments from the Supplemental Interest Trust and the Reserve Fund in respect of any Net WAC Rate Carryover Amount shall be assigned a value of $554,700.

(h) Upon a Swap Early Termination other than in connection with the optional termination of the trust, the Securities Administrator on behalf of the Supplemental Interest Trust, at the direction of the Depositor, will use reasonable efforts to appoint a successor swap provider to enter into a new interest rate swap agreement on terms substantially similar to the Swap Agreement, with a successor swap provider meeting all applicable eligibility requirements. If the Securities Administrator receives a Swap Termination Payment from the Swap Provider in connection with such Swap Early Termination, the Securities Administrator will apply such Swap Termination Payment to any upfront payment required to appoint the successor swap provider. If the Securities Administrator is required to pay a Swap Termination Payment to the Swap Provider in connection with such Swap Early Termination, the Securities Administrator will apply any upfront payment received from the successor swap provider to pay such Swap Termination Payment.

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If the Securities Administrator is unable to appoint a successor swap provider within 30 days of the Swap Early Termination, then the Securities Administrator will deposit any Swap Termination Payment received from the original Swap Provider into a separate, non-interest bearing reserve account (which shall be an Eligible Account) and will, on each subsequent Distribution Date, withdraw from the amount then remaining on deposit in such reserve account an amount equal to the Net Swap Payment, if any, that would have been paid to the Securities Administrator by the original Swap Provider calculated in accordance with the terms of the original Swap Agreement, and distribute such amount in accordance with the terms of this Agreement.

(i) In the event that the Swap Provider fails to perform any of its obligations under the Swap Agreement (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that an Event of Default, Termination Event, or Additional Termination Event (each as defined in the Swap Agreement) occurs with respect to the Swap Agreement, the Securities Administrator on behalf of the Supplemental Interest Trust Trustee shall immediately, but no later than the next Business Day following actual notice of such failure or breach, notify the Depositor and send any notices and make any demands, on behalf of the Supplemental Interest Trust, required to enforce the rights of the Supplemental Interest Trust under the Swap Agreement.

(j) In the event that the Swap Provider’s obligations are guaranteed by a third party under a guaranty relating to the Swap Agreement (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Swap Provider fails to make any payment by the close of business on the day it is required to make payment under the terms of the Swap Agreement, the Securities Administrator on behalf of the Supplemental Interest Trust Trustee shall, as soon as practicable, but no later than two (2) business days after the Swap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Securities Administrator shall in no event be liable for any failure or delay in the performance by the Swap Provider or any Guarantor of its obligations hereunder or pursuant to the Swap Agreement and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

SECTION 5.08. Tax Treatment of Swap Payments and Swap Termination Payments.

(a) For federal income tax purposes, each holder of an Offered Certificate is deemed to own an undivided beneficial ownership interest in a REMIC Regular Interest and the right to receive payments from either the Reserve Fund or the Supplemental Interest Trust in respect of any Net WAC Rate Carryover Amounts or the obligation to make payments to the Supplemental Interest Trust. For federal income tax purposes, the Securities Administrator will account for payments to each Offered Certificate as follows: each Offered Certificate will be treated as receiving their entire payment from REMIC III (regardless of any Swap Termination Payment or obligation under the Swap Agreement) and subsequently paying their portion of any Swap Termination Payment in respect of each such Class’s obligation under the Swap Agreement. In the event that any such Class is resecuritized in a REMIC, the obligation under the Swap Agreement to pay any such Swap Termination Payment (or any shortfall in Net Swap Payment), will be made by one or more of the REMIC Regular Interests issued by the resecuritization REMIC subsequent to such REMIC Regular Interest receiving its full payment from any such Offered Certificate.

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(b) The REMIC Regular Interest corresponding to an Offered Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that any Swap Termination Payment will be treated as being payable solely from amounts otherwise payable to the Class CE-1 Certificates. As a result of the foregoing, the amount of distributions and taxable income on the REMIC Regular Interest corresponding to an Offered Certificate may exceed the actual amount of distributions on the Offered Certificate.

SECTION 5.09. Swap Collateral Account.

The Securities Administrator is hereby directed to perform the obligations of the custodian as defined under the Swap Credit Support Annex (the “Swap Custodian”).

On or before the Closing Date, the Swap Custodian shall establish a Swap Collateral Account. The Swap Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Class A Certificates and the Certificate Insurer. The Swap Collateral Account shall be an Eligible Account and shall be entitled “Swap Collateral Account, Wells Fargo Bank, National Association for the benefit of holders of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates.”

The Swap Custodian shall credit to the Swap Collateral Account all collateral (whether in the form of cash or securities) posted by the Swap Provider to secure the obligations of the Swap Provider in accordance with the terms of the Swap Agreement. Except for investment earnings, the Swap Provider shall not have any legal, equitable or beneficial interest in the Swap Collateral Account other than in accordance with the Swap Agreement and applicable law. The Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral Account in accordance with Swap Credit Support Annex.

Cash collateral posted by the Swap Provider in accordance with the Swap Credit Support Annex shall be invested at the direction of the Swap Provider in Permitted Investments in accordance with the requirements of the Swap Credit Support Annex. All amounts earned on amounts on deposit in the Swap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Swap Provider. If no investment direction is provided, funds shall remain uninvested.

Upon the occurrence of an Event of Default or Specified Condition (each as defined in the Swap Agreement) with respect to the Swap Provider or upon occurrence or designation of an Early Termination Date (as defined in the Swap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Swap Provider, and, in either such case, unless the Swap Provider has paid in full all of its Obligations (as defined in the Swap Credit Support Annex) that are then due, then any collateral posted by the Swap Provider in accordance with the Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Swap Agreement) in accordance with the Swap Credit Support Annex. To the extent the Swap Custodian is required to return any of the posted collateral to the Swap Provider under the terms of the Swap Credit Support Annex, the Swap Custodian shall return such collateral in accordance with the terms of the Swap Credit Support Annex.

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SECTION 5.10. Cap Collateral Account.

The Securities Administrator is hereby directed to perform the obligations of the custodian as defined under the Cap Credit Support Annex (the “Cap Custodian”).

On or before the Closing Date, the Cap Custodian shall establish a Cap Collateral Account (the “Cap Collateral Account”). The Cap Collateral Account shall be held in the name of the Cap Custodian in trust for the benefit of the Class A Certificates. The Cap Collateral Account shall be an Eligible Account and shall be entitled “Cap Collateral Account, Wells Fargo Bank, National Association for the benefit of holders of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Class A Certificates.”

The Cap Custodian shall credit to the Cap Collateral Account all collateral (whether in the form of cash or securities) posted by the Cap Counterparty to secure the obligations of the Cap Counterparty in accordance with the terms of the related Cap Contract. Except for investment earnings, the Cap Counterparty shall not have any legal, equitable or beneficial interest in the Cap Collateral Account other than in accordance with the related Cap Contract and applicable law. The Cap Custodian shall maintain and apply all collateral and earnings thereon on deposit in any Cap Collateral Account in accordance with the Cap Credit Support Annex.

Cash collateral posted by the Cap Counterparty in accordance with the related Cap Credit Support Annex shall be invested at the direction of the Cap Counterparty in Permitted Investments in accordance with the requirements of the Cap Credit Support Annex. All amounts earned on amounts on deposit in a Cap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Cap Counterparty. If no investment direction is provided, funds will be held uninvested.

Upon the occurrence of an Event of Default or a Specified Condition (each as defined in the related Cap Contract) with respect to the Cap Counterparty or upon occurrence or designation of an Early Termination Date (as defined in the related Cap Contract) as a result of any such Event of Default or Specified Condition with respect to the Cap Counterparty, and, in either such case, unless the Cap Counterparty has paid in full all of its Obligations (as defined in the related Cap Credit Support Annex) that are then due, then any collateral posted by the Cap Counterparty in accordance with the related Cap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the related Cap Contract) in accordance with the related Cap Credit Support Annex. To the extent the Cap Custodian is required to return any of the posted collateral to the Cap Counterparty under the terms of the Cap Credit Support Annex, the Cap Custodian shall return such collateral in accordance with the terms of the Cap Credit Support Annex.

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SECTION 5.11. The Insurance Policy.

(a) The Certificate Insurer has issued the Insurance Policy for the benefit of the holders of the Class A Certificates on the Closing Date, pursuant to the Insurance Agreement. The Certificate Insurer, in consideration of the payment of the Premium and on the terms and subject to the conditions of the Insurance Policy (which includes the endorsement thereto), has unconditionally and irrevocably agreed to pay to the Securities Administrator on behalf of the Trustee, for the benefit of the holders of the Class A Certificates, that portion of the Insured Amounts which shall become Due for Payment during the Term of the Insurance Policy but shall be unpaid by reason of Nonpayment.

(b) The Securities Administrator on behalf of the Beneficiary may make a claim under the Insurance Policy for the amount of any Deficiency Amount by executing and delivering, or causing to be executed and delivered, to the Certificate Insurer a Notice of Claim, with appropriate insertions. Such Notice of Claim, when so completed and delivered, shall constitute proof of a claim under the Insurance Policy when Received by the Certificate Insurer.

(c) In the event that any amount shall be received by the Securities Administrator on behalf of the Beneficiary or by the Beneficiary in respect of a Deficiency Amount forming the basis of a claim specified in a Notice of Claim submitted under the Insurance Policy, which amount had not been received when the Notice of Claim was prepared but which is received by the Securities Administrator on behalf of the Beneficiary or by the Beneficiary prior to the receipt of payment from the Certificate Insurer as contemplated by the Insurance Policy (any such amount, a “Recovery”), the Securities Administrator on behalf of the Beneficiary immediately shall so notify the Certificate Insurer (which notice shall include the amount of any such Recovery). The fact that a Recovery has been received by the Securities Administrator on behalf of the Beneficiary shall be deemed to be incorporated in the applicable Notice of Claim as of the date such Notice of Claim originally was prepared, without necessity of any action on the part of any Person, and the Certificate Insurer shall pay the amount of the claim specified in the Notice of Claim as herein provided, net of the Recovery.

(d) The Certificate Insurer will pay each Insured Amount that constitutes a Deficiency Amount to the Securities Administrator on behalf of the Beneficiary on the later of (i) the Distribution Date on which such Deficiency Amount becomes Due for Payment or (ii) the second Business Day following Receipt by the Certificate Insurer of a Notice of Claim as specified in the Insurance Policy.

(e) The Certificate Insurer will pay each Insured Amount that constitutes a Preference Amount on the later of (i) the date on which such Preference Amount is due to be paid pursuant to an applicable Order or (ii) the fourth Business Day following Receipt by the Certificate Insurer from the Securities Administrator on behalf of the Beneficiary of (a) a certified copy of such Order, (b) an opinion of counsel satisfactory to the Certificate Insurer that such Order is final and not subject to appeal, (c) an assignment, in form and substance satisfactory to the Certificate Insurer, duly executed and delivered by the Beneficiary, irrevocably assigning to the Certificate Insurer all rights and claims of the Beneficiary against the estate of the Trust or otherwise, which rights and claims relate to or arise under or with respect to the subject Preference Amount, and (d) a Notice of Claim appropriately completed and executed by the Securities Administrator on behalf of the Beneficiary. Such payment shall be disbursed to the court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Beneficiary or the Securities Administrator on behalf of the Beneficiary directly, unless the Beneficiary or the Securities Administrator on behalf of the Beneficiary has previously paid the Preference Amount over to such court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy, in which case the Certificate Insurer will pay the Beneficiary or the Securities Administrator on behalf of the Beneficiary subject to the delivery of (1) the items referred to in clauses (a), (b), (c) and (d) above to the Certificate Insurer, and (2) evidence satisfactory to the Certificate Insurer that payment has been made to such court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the related Order. The Certificate Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal on the Class A Certificates prior to the time the Certificate Insurer would have been required to make a payment in respect of principal pursuant to the Insurance Policy.

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(f) The Certificate Insurer’s obligations under the Insurance Policy in respect of Insured Amounts shall be discharged to the extent that funds are transferred to the Securities Administrator on behalf of the Beneficiary (or in the case of a Preference Amount, to the court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order as set forth in the Insurance Policy) as provided in the Notice of Claim, whether or not such funds are properly applied by the Beneficiary or such other party.

(g) For purposes of the Insurance Policy, a holder of the Class A Certificates does not and may not include any of the Depositor, the Master Servicer, the Servicers, the Sponsor, the Trust, the Trustee, the Securities Administrator, the Custodians or any Subservicer, or any of their respective Affiliates. No claim may be made under the Insurance Policy except by the Securities Administrator on behalf of the Beneficiary.

(h) Upon and to the extent of, and with respect to, any payment by the Certificate Insurer under the Insurance Policy, the Certificate Insurer shall be considered the holder of the portion of insured obligation with respect to which the Certificate Insurer made payments under the Insurance Policy, and any appurtenant coupon thereto and right to payment of principal thereof or interest thereon, as applicable, and shall be fully subrogated to the Beneficiary’s and each Holder’s right, title and interest thereunder, including the right to receive payments in respect of that portion of the Insured Obligations, subject to, in the case of a payment made by the Trust, to the priority of payments in this Agreement. Any payment made by or on behalf of the Trust to, and any amounts received under the transaction documents for the benefit of, the holders of the Class A Certificates in respect of any Insured Amount forming the basis of a claim under the Insurance Policy (which claim shall have been paid by the Certificate Insurer) shall be received and held in trust for the benefit of the Certificate Insurer and shall be paid over to the Certificate Insurer in accordance with this Agreement and the Insurance Agreement. The Beneficiary, the Securities Administrator and each Holder shall cooperate in all reasonable respects, at the expense of the Certificate Insurer, with any request by the Certificate Insurer for action to preserve or enforce the Certificate Insurer’s rights and remedies in respect of the Trust under the Insured Obligations, any related security arrangements or otherwise, including, without limitation, any request to (i) institute or participate in any suit, action or other proceeding, (ii) enforce any judgment obtained and collect from the Trust or the Beneficiary any amounts adjudged due or (iii) transfer to the Certificate Insurer, via absolute legal assignment, the Beneficiary’s, the Securities Administrator’s or such Holder’s rights in respect of any Insured Amount which may form the basis of a claim under the Insurance Policy.

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(i) The Insurance Policy does not cover payment of Net WAC Rate Carryover Amounts nor does it cover shortfalls resulting from application of the Relief Act, Prepayment Interest Shortfalls or any shortfall attributable to any taxes, withholding or other charges imposed by any governmental authority (including interest and penalties in respect of such liabilities) nor does the Insurance Policy guarantee to the holders of the Class A Certificates any particular rate of principal payment. In addition, the aggregate Deficiency Amount which may be paid under the Insurance Policy shall not exceed the Maximum Insured Amount.

(j) In the event the Certificate Insurer is required under law to deduct or withhold any tax or similar charge from or in respect of any amount payable under or in respect of the Insurance Policy, the Certificate Insurer will make all such deductions and withholdings and pay the full amount deducted or withheld to the relevant taxation authority in accordance with law, but the Certificate Insurer will not “gross-up” or otherwise pay additional amounts in respect of such taxes, and the Certificate Insurer’s payments to the Securities Administrator on behalf of the Beneficiary or the court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order relating to a Preference Amount, as the case may be, will be amounts that are net of such deductions or withholdings.

(k) The Insurance Policy and the obligations of the Certificate Insurer thereunder shall terminate upon the expiration of the Term of the Insurance Policy. The Insurance Policy is non-cancelable for any reason. The Premium on the Insurance Policy is not refundable for any reason. The Insurance Policy does not insure against loss of any prepayment premium or other acceleration payment which at any time may become due in respect of any Class A Certificate, other than at the sole option of the Certificate Insurer, nor against any risk other than Nonpayment, including the failure of the Trustee or the Securities Administrator to remit amounts received to the holders of the Class A Certificates and any shortfalls attributable to withholding or other taxes, including interest and penalties in respect of such liability.

(l) The Securities Administrator shall notify the Custodians upon the expiration of the Term of the Insurance Policy.

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ARTICLE VI

THE CERTIFICATES

SECTION 6.01. The Certificates.

(a) The Certificates in the aggregate will represent the entire beneficial ownership interest in the Mortgage Loans and all other assets included in REMIC I, REMIC II and REMIC III.

The Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-4. The Certificates of each Class will be issuable in registered form only, in denominations of authorized Percentage Interests as described in the definition thereof. Each Certificate will share ratably in all rights of the related Class.

Upon original issue, the Certificates shall be executed and authenticated by the Securities Administrator and delivered by the Trustee to and upon the written order of the Depositor. The Certificates shall be executed by manual or facsimile signature on behalf of the Trust by the Securities Administrator by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Securities Administrator shall bind the Trust, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided herein executed by the Securities Administrator by manual signature, and such certificate of authentication shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(b) The Class A Certificates shall initially be issued as one or more Certificates held by the Book-Entry Custodian or, if appointed to hold such Certificates as provided below, the Depository and registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Securities Administrator except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures. The Securities Administrator is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance herewith and in accordance with the agreement that it has with the Depository authorizing it to act as such. The Book-Entry Custodian may, and, if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by a written instrument delivered to the Depositor, the Servicer and, if the Trustee is not the Book-Entry Custodian, the Trustee, any other transfer agent (including the Depository or any successor Depository) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depository or any successor Depository may prescribe, provided that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depository. If the Securities Administrator resigns or is removed in accordance with the terms hereof, the successor Securities Administrator or, if it so elects, the Depository shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Depositor shall have the right to inspect, and to obtain copies of, any Certificates held as Book-Entry Certificates by the Book-Entry Custodian.

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(c) The Class CE-1 Certificates initially offered and sold in offshore transactions in reliance on Regulation S shall be issued in the form of a temporary global certificate in definitive, fully registered form (each, a “Regulation S Temporary Global Certificate”), which shall be deposited with the Securities Administrator or an agent of the Securities Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository for the account of designated agents holding on behalf of Euroclear or Clearstream. Beneficial interests in each Regulation S Temporary Global Certificate may be held only through Euroclear or Clearstream; provided, however, that such interests may be exchanged for interests in a Definitive Certificate in accordance with the requirements described in Section 6.02. After the expiration of the Release Date, a beneficial interest in a Regulation S Temporary Global Certificate may be exchanged for a beneficial interest in the related permanent global certificate of the same Class (each, a “Regulation S Permanent Global Certificate”), in accordance with the procedures set forth in Section 6.02. Each Regulation S Permanent Global Certificate shall be deposited with the Securities Administrator or an agent of the Securities Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

The Class CE-1, Class CE-2 and Class P Certificates offered and sold to QIBs in reliance on Rule 144A will be issued in the form of Definitive Certificates.

(d) The Trustee, the Servicer, the Securities Administrator, the Master Servicer, the Depositor and the Certificate Insurer may for all purposes (including the making of payments due on the Book-Entry Certificates and the Global Certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Book-Entry Certificates and the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates and the Global Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Securities Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

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If (i)(A) the Depositor advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (B) the Depositor is unable to locate a qualified successor, (ii) the Depositor at its option advises the Securities Administrator in writing that it elects to terminate the book-entry system through the Depository or (iii) after the occurrence of a Servicer Event of Default, Certificate Owners representing in the aggregate not less than 51% of the Ownership Interests of the Book-Entry Certificates advise the Securities Administrator through the Depository, in writing, that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Securities Administrator of the Book-Entry Certificates by the Book-Entry Custodian or the Depository, as applicable, the Securities Administrator shall cause the Definitive Certificates to be issued. Such Definitive Certificates will be issued in minimum denominations of $10,000 except that any beneficial ownership that was represented by a Book-Entry Certificate in an amount less than $10,000 immediately prior to the issuance of a Definitive Certificate shall be issued in a minimum denomination equal to the amount represented by such Book-Entry Certificate. None of the Depositor, the Servicer, the Master Servicer, the Securities Administrator or the Trustee shall be liable for any delay in the delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates, and the Securities Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

SECTION 6.02. Registration of Transfer and Exchange of Certificates.

(a) The Securities Administrator shall cause to be kept at one of the offices or agencies to be appointed by the Securities Administrator in accordance with the provisions of Section 9.11, a Certificate Register for the Certificates in which, subject to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(b) No transfer of any Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of a Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate is to be made without registration or qualification (other than in connection with the initial transfer of any such Certificate by the Depositor), the Securities Administrator shall require receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the Securities Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the form attached hereto as Exhibit B-1; (ii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the Securities Act, written certifications from the Certificateholder desiring to effect the transfer and

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from such Certificateholder’s prospective transferee, substantially in the form attached hereto as Exhibit B-2; and (iii) in all other cases, an Opinion of Counsel satisfactory to the Securities Administrator that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer, the Securities Administrator or the Servicer), together with copies of the written certification(s) of the Certificateholder desiring to effect the transfer and/or such Certificateholder’s prospective transferee upon which such Opinion of Counsel is based, if any. Neither of the Depositor nor the Securities Administrator is obligated to register or qualify any such Certificates under the Securities Act or any other securities laws or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect the transfer of any such Certificate shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Master Servicer, the Securities Administrator and the Servicers against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

A holder of a beneficial interest in a Regulation S Temporary Global Certificate must provide Euroclear or Clearstream, as the case may be, with a certificate in the form of Annex A to Exhibit B-2 hereto certifying that the beneficial owner of the interest in such Global Certificate is not a U.S. Person (as defined in Regulation S), and Euroclear or Clearstream, as the case may be, must provide to the Securities Administrator a certificate in the form of Exhibit B-2 hereto prior to (i) the payment of interest or principal with respect to such holder’s beneficial interest in the Regulation S Temporary Global Certificate and (ii) any exchange of such beneficial interest for a beneficial interest in a Regulation S Permanent Global Certificate.

(c) No transfer of a Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or a Residual Certificate or any interest therein shall be made to any Plan, any Person acting, directly or indirectly, on behalf of any Plan or any Person acquiring such Certificates with “Plan Assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C.F.R. § 2510.3-101 (“Plan Assets”) unless the Securities Administrator is provided with an Opinion of Counsel on which the Depositor, the Master Servicer, the Securities Administrator, the Trustee and the Servicer may rely, which establishes to the satisfaction of the Securities Administrator that the purchase of such Certificates is permissible under applicable law, will not constitute or result in any prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator, the Trust Fund or the Certificate Insurer to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator, the Trust Fund or the Certificate Insurer. An Opinion of Counsel will not be required in connection with the initial transfer of any such Certificate by the Depositor to an affiliate of the Depositor (in which case, the Depositor or any affiliate thereof shall have deemed to have represented that such affiliate is not a Plan or a Person investing Plan Assets) and the Securities Administrator shall be entitled to conclusively rely upon a representation (which, upon the request of the Securities Administrator, shall be a written representation) from the Depositor of the status of such transferee as an affiliate of the Depositor.

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For so long as the Supplemental Interest Trust is in existence, each beneficial owner of an Offered Certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the Offered Certificate, or interest therein, that either (i) it is not a Plan or (ii)(A) it is an accredited investor within the meaning of Prohibited Transaction Exemption 2002-41, as amended from time to time (the “Exemption”) and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts), 95-60 (for transactions by insurance company general accounts) or 96-23 (for transactions effected by “in-house asset managers”).

If any Certificate or any interest therein is acquired or held in violation of the conditions described in this Section 6.02(c), the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any certificate or interest therein was effected in violation of the conditions described in this Section 6.02(c) shall indemnify and hold harmless the Depositor, the Trustee, the Servicers, the Master Servicer, the Securities Administrator and the Trust Fund from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

(d) (i)Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Securities Administrator or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause (iii)(B) below and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(A) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee.

(B) In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Securities Administrator shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt of, an affidavit and agreement (a “Transfer Affidavit and Agreement,” in the form attached hereto as Exhibit B-3) from the proposed Transferee, in form and substance satisfactory to the Securities Administrator, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 6.02(d) and agrees to be bound by them.

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(C) Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if an authorized officer of the Securities Administrator who is assigned to this transaction has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

(D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest in a Residual Certificate and (Y) not to transfer its Ownership Interest unless it provides a Transferor Affidavit (in the form attached hereto as Exhibit B-2) to the Securities Administrator stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

(E) Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Securities Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf of, a “pass-through interest holder.”

(ii) The Securities Administrator will register the Transfer of any Residual Certificate only if it shall have received the Transfer Affidavit and Agreement and all of such other documents as shall have been reasonably required by the Securities Administrator as a condition to such registration. In addition, no Transfer of a Residual Certificate shall be made unless the Securities Administrator shall have received a representation letter from the Transferee of such Certificate to the effect that such Transferee is a Permitted Transferee.

(iii) (A) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 6.02(d), then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights as holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. The Securities Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 6.02(d) or for making any payments due on such Certificate to the holder thereof or for taking any other action with respect to such holder under the provisions of this Agreement.

(B) If any purported Transferee shall become a holder of a Residual Certificate in violation of the restrictions in this Section 6.02(d) and to the extent that the retroactive restoration of the rights of the holder of such Residual

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Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Securities Administrator shall have the right, without notice to the holder or any prior holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Securities Administrator on such terms as the Securities Administrator may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Securities Administrator. Such purchaser may be the Securities Administrator itself or any Affiliate of the Securities Administrator. The proceeds of such sale, net of the commissions (which may include commissions payable to the Securities Administrator or its Affiliates), expenses and taxes due, if any, will be remitted by the Securities Administrator to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Securities Administrator, and the Securities Administrator shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(iv) The Securities Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a Disqualified Organization. Reasonable compensation for providing such information may be charged or collected by the Securities Administrator.

(v) The provisions of this Section 6.02(d) set forth prior to this subsection (v) may be modified, added to or eliminated, provided that there shall have been delivered to the Securities Administrator at the expense of the party seeking to modify, add to or eliminate any such provision the following:

(A) written notification from each Rating Agency to the effect that the modification, addition to or elimination of such provisions will not cause such Rating Agency to downgrade its then-current ratings of any Class of Certificates;

(B) an Opinion of Counsel, in form and substance satisfactory to the Securities Administrator and the Certificate Insurer, to the effect that such modification of, addition to or elimination of such provisions will not cause any Trust REMIC to cease to qualify as a REMIC and will not cause any Trust REMIC, as the case may be, to be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person that is not a Permitted Transferee or a Person other than the prospective transferee to be subject to a REMIC-tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee; and

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(C) the written consent of the Certificate Insurer.

(e) Subject to the preceding subsections, upon surrender for registration of transfer of any Certificate at any office or agency of the Securities Administrator maintained for such purpose pursuant to Section 9.11, the Securities Administrator shall execute, authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest.

(f) At the option of the Holder thereof, any Certificate may be exchanged for other Certificates of the same Class with authorized denominations and a like aggregate Percentage Interest, upon surrender of such Certificate to be exchanged at any office or agency of the Securities Administrator maintained for such purpose pursuant to Section 9.11. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate and deliver, the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Securities Administrator) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Securities Administrator duly executed by, the Holder thereof or his attorney duly authorized in writing. In addition, with respect to each Class R Certificate, the holder thereof may exchange, in the manner described above, such Class R Certificate for three separate certificates, each representing such holder's respective Percentage Interest in the Class R-I Interest, the Class R-II Interest and the Class R-III Interest, respectively, in each case that was evidenced by the Class R Certificate being exchanged.

(g) No transfer of any Class CE-1 Certificate shall be made unless the proposed transferee of such Class CE-1 Certificate (1) provides to the Securities Administrator the appropriate tax certification forms that would eliminate any withholding or deduction for taxes from amounts payable by the Cap Counterparty and the Swap Provider to the Securities Administrator pursuant to the Cap Contract and the Swap Agreement (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto), together with any applicable attachments) and (2) agrees to update such forms (a) upon expiration of any such form, (b) as required under then applicable U.S. Treasury regulations and (c) promptly upon learning that any such form has become obsolete or incorrect, each as a condition to such transfer so long as they are in physical form. In addition, no transfer of any Class CE-1 Certificate shall be made if such transfer would cause the Reserve Fund or the Supplemental Interest Trust to be beneficially owned by two or more persons for federal income tax purposes, or continue to be so treated, unless (i) each proposed transferee of such Class CE-1 Certificate complies with the foregoing conditions, (ii) the proposed majority holder of the Class CE-1 Certificates (or each holder, if there is or would be no majority holder) (A) provides, or causes to be provided, on behalf of the Reserve Fund and the Supplemental Interest Trust, if applicable, the appropriate tax certification form that would be required from the Supplemental Interest Trust to eliminate any withholding or deduction for taxes from amounts payable by the Cap Counterparty and the Swap Provider to the Securities Administrator pursuant the Cap Contract and the Swap Agreement (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto), together with any applicable

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attachments) and (B) agrees to update such forms (x) upon expiration of any such form, (y) as required under then applicable U.S. Treasury regulations and (z) promptly upon learning that any such form has become obsolete or incorrect. If, under applicable U.S. Treasury regulations, such tax certification form may only be signed by a trustee acting on behalf of the Supplemental Interest Trust, then the Securities Administrator, the Trustee or the Supplemental Interest Trust Trustee, as appropriate, shall sign such certification form if so requested by a holder of the Class CE-1 Certificates. Upon receipt of any tax certification form pursuant to the preceding conditions from a proposed transferee of any Class CE-1 Certificate, the Securities Administrator shall forward each tax certification form attributable to the Cap Contract to the Cap Counterparty and each tax certification form attributable to the Swap Agreement to the Swap Provider so long as the Securities Administrator is permitted to provide such tax certification form. Each holder of a Class CE-1 Certificate and each transferee thereof shall be deemed to have consented to the Securities Administrator forwarding to Swap Provider any tax certification form it has provided and updated in accordance with these transfer restrictions. Any purported sales or transfers of any Class CE-1 Certificate to a transferee which does not comply with the requirements of this paragraph shall be deemed null and void under this Agreement. In the event that the Securities Administrator is unable to provide a tax certification pursuant to this paragraph, it shall immediately notify the Depositor, the Cap Counterparty and the Swap Provider.

(h) No service charge to the Certificateholders shall be made for any transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(i) All Certificates surrendered for transfer and exchange shall be canceled and destroyed by the Securities Administrator in accordance with its customary procedures.

SECTION 6.03. Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and of the ownership thereof, and (ii) there is delivered to the Securities Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of actual knowledge by the Securities Administrator that such Certificate has been acquired by a protected purchaser, the Securities Administrator, shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like denomination and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

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SECTION 6.04. Persons Deemed Owners.

The Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator, the Certificate Insurer and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 5.01 and for all other purposes whatsoever, and none of the Depositor, the Servicers, the Trustee, the Master Servicer, the Securities Administrator or any agent of any of them shall be affected by notice to the contrary.

SECTION 6.05. Certain Available Information.

On or prior to the date of the first sale of any Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate to an Independent third party, the Depositor shall provide to the Securities Administrator ten copies of any private placement memorandum or other disclosure document used by the Depositor, if any, in connection with the offer and sale of such Certificate. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Securities Administrator, the Depositor promptly shall inform the Securities Administrator of such event and shall deliver to the Securities Administrator ten copies of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Securities Administrator shall maintain at its office as set forth in Section 12.05 hereof and shall make available free of charge during normal business hours for review by any Holder of a Certificate or any Person identified to the Securities Administrator as a prospective transferee of a Certificate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Class CE-1 Certificate, Class CE-2 Certificate, Class P Certificate or Residual Certificate, the related private placement memorandum or other disclosure document relating to such Class of Certificates, in the form most recently provided to the Securities Administrator; and (ii) in all cases, (A) this Agreement and any amendments hereof entered into pursuant to Section 12.01, (B) all monthly statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 5.02 since the Closing Date, and all other notices, reports, statements and written communications delivered to the Certificateholders of the relevant Class pursuant to this Agreement since the Closing Date and (C) any copies of all Officers’ Certificates of the Servicers since the Closing Date delivered to the Master Servicer to evidence such Person’s determination that any P&I Advance or Servicing Advance was, or if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. Copies and mailing of any and all of the foregoing items will be available from the Securities Administrator upon request at the expense of the Person requesting the same.

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ARTICLE VII

THE DEPOSITOR, THE SERVICERS AND THE MASTER SERVICER

SECTION 7.01. Liability of the Depositor, the Servicers and the Master Servicer.

The Depositor, the Servicers and the Master Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement upon them in their respective capacities as Depositor, Servicers and Master Servicer and undertaken hereunder by the Depositor, the Servicers and the Master Servicer herein.

SECTION 7.02. Merger or Consolidation of the Depositor, the Servicer or the Master Servicer.

Subject to the following paragraph, the Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation. Subject to the following paragraph, each Servicer will keep in full effect its existence, rights and franchises as a limited liability company under the laws of the jurisdiction of its formation. Subject to the following paragraph, the Master Servicer will keep in full effect its existence, rights and franchises as a national banking association. The Depositor, the Servicers and the Master Servicer each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

The Depositor, the Servicers or the Master Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the related Servicer or the Master Servicer shall be a party, or any Person succeeding to the business of the Depositor, the related Servicer or the Master Servicer, shall be the successor of the Depositor, the related Servicer or the Master Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that any successor to the related Servicer or the Master Servicer shall meet the eligibility requirements set forth in clauses (i) and (iii) of the last paragraph of Section 8.02(a) or Section 7.06, as applicable.

SECTION 7.03. Limitation on Liability of the Depositor, the Servicers, the Master Servicer and Others.

None of the Depositor, the Servicers, the Securities Administrator, the Master Servicer, the Certificate Insurer or any of the directors, officers, employees or agents of the Depositor, the Servicers, the Master Servicer or the Certificate Insurer shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicers, the Securities Administrator, the Master Servicer or any such person against any breach of warranties,

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representations or covenants made herein or against any specific liability imposed on any such Person pursuant hereto or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, the Servicers, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor, the Servicers, the Securities Administrator or the Master Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicers, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor, the Servicers, the Securities Administrator or the Master Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, the Certificates or any Credit Risk Management Agreement or any loss, liability or expense incurred other than by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, up to the aggregate total amount as set forth below. None of the Depositor, the Servicers, the Securities Administrator or the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, in its opinion, does not involve it in any expense or liability; provided, however, that each of the Depositor, each Servicer, the Securities Administrator and the Master Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the Certificate Insurer hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder) shall be expenses, costs and liabilities of the Trust Fund, the Depositor, the related Servicer, the Securities Administrator and the Master Servicer shall be entitled to be reimbursed therefor from the related Collection Account or the Distribution Account as and to the extent provided in Article III and Article IV, up to the total amount as set forth below, any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the related Collection Account and the Distribution Account. The cumulative aggregate amount to be distributed to (i) the Master Servicer, the Securities Administrator and the Custodian pursuant to Section 3.09(b)(ii) shall not exceed $200,000 per annum and (ii) the Trustee, the Credit Risk Manager and the Servicers pursuant to Section 3.09(a)(vii) or 3.09(b)(ii), as applicable, shall not exceed $300,000 per annum; provided, however, that if the indemnification expenses in any given year exceed $200,000 with respect to (i) and/or the indemnification expenses in any given year exceed $300,000 with respect to (ii), such excess amount or amounts shall be carried forward to the following year and any subsequent year(s) thereafter until the indemnified party or parties are reimbursed in full.

Notwithstanding anything to the contrary contained herein, the Servicers shall not be liable for any actions or inactions prior to the Cut-off Date of any prior servicer of the related Mortgage Loans and the Master Servicer shall not be liable for any action or inaction of the Servicers, except to the extent expressly provided herein, or the Credit Risk Management Agreement.

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SECTION 7.04. Limitation on Resignation of the Servicers.

(a) Except as expressly provided herein, neither Servicer shall assign all or substantially all of its rights under this Agreement or the servicing hereunder nor delegate all or substantially all of its duties hereunder or sell or otherwise dispose of all or substantially all of its property or assets without, in each case, the prior written consent of the Master Servicer and the Certificate Insurer, which consent shall not be unreasonably withheld; provided, that in each case, there must be delivered to the Trustee and the Master Servicer a letter from each Rating Agency to the effect that such transfer of servicing or sale or disposition of assets will not result in a qualification, withdrawal or downgrade of the then-current rating of any of the Certificates (the “Rating Condition”) and that any attempted assignment or delegation without the prior written consent of the Certificate Insurer shall be null and void and in such case the related Servicer shall continue to perform its obligations under this Agreement. Notwithstanding the foregoing, each Servicer, without the consent of the Trustee or the Master Servicer, may retain third-party contractors to perform certain servicing and loan administration functions, including without limitation hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions, provided, however, that the retention of such contractors by the related Servicer shall not limit the obligation of the related Servicer to service the related Mortgage Loans pursuant to the terms and conditions of this Agreement. No Servicer shall resign from the obligations and duties hereby imposed on it except (i) upon determination that its duties hereunder are no longer permissible under applicable law or (ii) upon the related Servicer’s written proposal of a successor servicer reasonably acceptable to each of the Sponsor, the Depositor, the Master Servicer and the Certificate Insurer. No such resignation under clause (i) above shall become effective unless evidenced by an Opinion of Counsel to such effect obtained at the expense of the related Servicer and delivered to the Trustee, the Rating Agencies and the Certificate Insurer. No such resignation of a Servicer under clause (ii) shall be effective unless:

(i) the proposed successor servicer is (1) an affiliate of the Master Servicer that services mortgage loans similar to the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located or (2) the proposed successor servicer has a rating of at least “Above Average” by S&P and either a rating of at least “RPS2” by Fitch or a rating of at least “SQ2” by Moody’s;

(ii) the Rating Agencies have confirmed to the Trustee that the appointment of the proposed successor servicer as the servicer under this Agreement will not result in the reduction or withdrawal of the then current ratings of the Class A Certificates; and

(iii) the proposed successor servicer has a net worth of at least $25,000,000.

Notwithstanding anything to the contrary, no resignation of a Servicer shall become effective until the Master Servicer or a successor servicer shall have assumed the related Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

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(b) Except as expressly provided herein, no Servicer shall assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the related Servicer hereunder. The foregoing prohibition on assignment shall not prohibit a Servicer from designating a Sub-Servicer as payee of any indemnification amount payable to the related Servicer hereunder; provided, however, that as provided in Section 3.02, no Sub-Servicer shall be a third-party beneficiary hereunder and the parties hereto shall not be required to recognize any Sub-Servicer as an indemnitee under this Agreement.

SECTION 7.05. Limitation on Resignation of the Master Servicer.

The Master Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination pursuant to the preceding sentence permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect obtained at the expense of the Master Servicer and delivered to the Trustee, the Rating Agencies and the Certificate Insurer. No resignation of the Master Servicer shall become effective until the Trustee or a successor master servicer meeting the criteria specified in Section 7.06 shall have assumed the Master Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

SECTION 7.06. Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accept in writing such assignment and delegation and assume the obligations of the Master Servicer hereunder shall (a) have a net worth of not less than $25,000,000; (b) be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (c) execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer; (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Independent counsel, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement and (iv) the Certificate Insurer shall have consented (which consent will not be unreasonably withheld.) Any attempted assignment or delegation by the Master Servicer without the prior written consent of the Certificate Insurer shall be null and void and in such case the Master Servicer shall continue to perform its obligations under this Agreement. No such assignment or delegation shall affect any liability of the Master Servicer arising out of acts or omissions prior to the effective date thereof.

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SECTION 7.07. Rights of the Depositor in Respect of the Servicers and the Master Servicer.

Each of the Master Servicer and each Servicer shall afford (and any Sub-Servicing or Sub-Contracting Agreement shall provide that each Sub-Servicer or Subcontractor, as applicable shall afford) the Depositor, the Trustee, the Master Servicer and the Certificate Insurer, upon reasonable notice, during normal business hours, access to all records maintained by the Master Servicer or the related Servicer (and any such Sub-Servicer or Subcontractor, as applicable) in respect of the related Servicer’s rights and obligations hereunder and access to officers of the Master Servicer or the related Servicer (and those of any such Sub-Servicer or Subcontractor, as applicable) responsible for such obligations, and the Master Servicer shall have access to all such records maintained by the related Servicer and any Sub-Servicers or Subcontractors. Upon request, each of the Master Servicer and the Servicers shall furnish to the Depositor, the Trustee and the Certificate Insurer its (and any such Sub-Servicer’s or Subcontractor’s) most recent financial statements and such other information relating to the Master Servicer’s or the related Servicer’s capacity to perform its obligations under this Agreement as it possesses (and that any such Sub-Servicer or Subcontractor possesses). To the extent that the Master Servicer or a Servicer informs the Depositor, the Trustee and the Certificate Insurer that such information is not otherwise available to the public, none of the Depositor, the Trustee or the Certificate Insurer shall disseminate any information obtained pursuant to the preceding two sentences without the Master Servicer’s or the related Servicer’s written consent, except as required pursuant to this Agreement or to the extent that it is appropriate to do so (i) to its legal counsel, auditors, taxing authorities or other governmental agencies and the Certificateholders, (ii) pursuant to any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Depositor and the Trustee or the Trust Fund, and in any case, the Depositor or the Trustee, (iii) disclosure of any and all information that is or becomes publicly known, or information obtained by the Trustee from sources other than the Depositor, the related Servicer or the Master Servicer, (iv) disclosure as required pursuant to this Agreement or (v) disclosure of any and all information (A) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated by the Agreement approved in advance by the Depositor, the related Servicer or the Master Servicer or (B) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee having a need to know the same, provided that the Trustee advises such recipient of the confidential nature of the information being disclosed, shall use its best efforts to assure the confidentiality of any such disseminated non-public information. Nothing in this Section 7.07 shall limit the obligation of the Servicers to comply with any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of a Servicer to provide access as provided in this Section 7.07 as a result of such obligation shall not constitute a breach of this Section. Nothing in this Section 7.07 shall require the Servicers to collect, create, collate or otherwise generate any information that it does not generate in its usual course of business. The Servicers shall not be required to make copies of or ship documents to any party unless provisions have been made for the reimbursement of the costs thereof. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Servicers under this Agreement and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer or the related Servicer under this Agreement or exercise the rights of the Master Servicer or the related Servicer under this Agreement; provided that neither the Master Servicer nor the Servicer shall be relieved of any of its obligations under this Agreement by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Servicers and is not obligated to supervise the performance of the Master Servicer or the Servicers under this Agreement or otherwise.

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SECTION 7.08. Duties of the Credit Risk Manager.

For and on behalf of the Depositor, the Credit Risk Manager will provide reports and recommendations concerning certain delinquent and defaulted Mortgage Loans, and as to the collection of any Prepayment Charges with respect to the Mortgage Loans. Such reports and recommendations will be based upon information provided to the Credit Risk Manager pursuant to the Credit Risk Management Agreements, and the Credit Risk Manager shall look solely to the Servicers and/or Master Servicer for all information and data (including loss and delinquency information and data) relating to the servicing of the related Mortgage Loans. Upon any termination of the Credit Risk Manager or the appointment of a successor Credit Risk Manager, the Depositor shall give written notice thereof to the Servicers, the Master Servicer, the Securities Administrator, the Trustee, each Rating Agency and the Certificate Insurer. Notwithstanding the foregoing, the termination of the Credit Risk Manager pursuant to this Section shall not become effective until the appointment of a successor Credit Risk Manager.

SECTION 7.09. Limitation Upon Liability of the Credit Risk Manager.

Neither the Credit Risk Manager, nor any of its directors, officers, employees, or agents shall be under any liability to the Trustee, the Certificateholders, or the Depositor for any action taken or for refraining from the taking of any action made in good faith pursuant to this Agreement, in reliance upon information provided by the Servicers or the Master Servicer under the related Credit Risk Management Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Credit Risk Manager or any such person against liability that would otherwise be imposed by reason of willful malfeasance or bad faith in its performance of its duties. The Credit Risk Manager and any director, officer, employee, or agent of the Credit Risk Manager may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder, and may rely in good faith upon the accuracy of information furnished by the Servicers or the Master Servicer pursuant to the related Credit Risk Management Agreement in the performance of its duties thereunder and hereunder.

SECTION 7.10. Removal of the Credit Risk Manager.

The Credit Risk Manager may be removed as Credit Risk Manager by Certificateholders holding not less than 66 2/3% of the Voting Rights in the Trust Fund, with the consent of the Certificate Insurer, in the exercise of its or their sole discretion. The Certificateholders shall provide written notice of the Credit Risk Manager’s removal to the Trustee. Upon receipt of such notice, the Trustee shall provide written notice to the Credit Risk Manager of its removal, which shall be effective upon receipt of such notice by the Credit Risk Manager, with a copy to the Securities Administrator and the Master Servicer.

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SECTION 7.11. Transfer of Servicing by Sponsor to a Special Servicer.

With respect to any Mortgage Loan serviced by Ocwen which becomes sixty (60) or more days delinquent after the Closing Date, the Sponsor may, at its option, transfer the servicing responsibilities of such Servicer hereunder with respect to such Mortgage Loan. With respect to any Mortgage Loan serviced by GMAC which becomes sixty (60) or more days delinquent, the Sponsor shall transfer the servicing responsibilities of GMAC hereunder to a special servicer. No such servicing transfer shall become effective unless and until a successor to such Servicer shall have been appointed to service and administer the related Mortgage Loans pursuant to a special servicing agreement acceptable to the Depositor, the Master Servicer and the Trustee. No appointment shall be effective unless (i) such special servicer meets the Minimum Servicing Requirements, (ii) all amounts reimbursable to the related Servicer pursuant to the terms of this Agreement shall have been paid to the related Servicer by the special servicer including without limitation, all unreimbursed P&I Advances and Servicing Advances made by the related Servicer relating to such Mortgage Loan and all out-of-pocket expenses of the related Servicer incurred in connection with the transfer of servicing to such special servicer, all accrued and unpaid Servicing Fees relating to such Mortgage Loan and (iii) the Certificate Insurer consents to such appointment. The Sponsor shall provide a copy of the agreement executed by the special servicer to the Trustee and the Master Servicer. If the proposed special servicer does not meet the Minimum Servicing Requirements, the Sponsor shall be required to obtain written confirmation from the Rating Agencies that such appointment will not result in a downgrade, qualification or withdrawal of the then current rating of the Class A Certificates. The Sponsor shall notify the Credit Risk Manager of any transfer of servicing pursuant to this Section 7.11.

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ARTICLE VIII

DEFAULT

SECTION 8.01. Servicer Events of Default and Termination Events.

(a) “Servicer Event of Default,” wherever used herein, means any one of the following events:

(i) any failure by the related Servicer to remit to the Securities Administrator any payment (other than a P&I Advance required to be made from its own funds on any Servicer Remittance Date pursuant to Section 5.03 of this Agreement) required to be made by the Servicer under the terms of the Certificates and this Agreement which continues unremedied until 3:00 p.m. New York time on the Business Day immediately following the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the related Servicer by the Depositor, the Securities Administrator or the Trustee (in which case notice shall be provided by telecopy), or to the Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights or the Certificate Insurer; or

(ii) any failure on the part of the related Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, or the material breach by the Servicer of any representation and warranty contained in Section 2.05, which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure (other than with respect to Section 3.17, Section 3.18 and Section 3.20 hereof, for which there is no cure period), requiring the same to be remedied, shall have been given to the related Servicer by the Depositor or the Trustee or to the Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights or the Certificate Insurer; provided, however, that in the case of a failure that cannot be cured within thirty (30) days, the cure period may be extended for an additional thirty (30) days if the related Servicer can demonstrate to the reasonable satisfaction of the Trustee and the Certificate Insurer that such Servicer is diligently pursuing remedial action; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the related Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of ninety (90) days; or

(iv) the related Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

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(v) the related Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) failure by the related Servicer to duly perform, within the required time period (with no cure period), its obligations under Sections 3.17, 3.18 or 3.20; or

(vii) any failure of the related Servicer to make any P&I Advance on any Servicer Remittance Date required to be made from its own funds pursuant to Section 5.03 which continues unremedied until 3:00 p.m. New York time on the Business Day immediately following the related Servicer Remittance Date; or

(viii) with respect to Ocwen, if Ocwen’s rating as a subprime or subordinate lien servicer is withdrawn or downgraded to a rating below “SQ3” by Moody’s or “Average” by S&P; or

(ix) with respect to GMAC, if GMAC’s rating as a subprime or subordinate lien servicer is withdrawn or downgraded to a rating below “Average” by S&P.

If a Servicer Event of Default described in clauses (i) through (vi), (viii) or (ix) of this Section shall occur, then, and in each and every such case, so long as such Servicer Event of Default shall not have been remedied, the Depositor or the Master Servicer may (with the consent of the Certificate Insurer), and, at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights (with the written consent of the Certificate Insurer, which shall not be unreasonably withheld) or at the written direction of the Certificate Insurer (unless a related Certificate Insurer Default has occurred or is continuing), shall, by notice in writing to the defaulting Servicer (and to the Depositor if given by the Master Servicer or to the Master Servicer if given by the Depositor) with a copy to the Trustee and each Rating Agency, terminate all of the rights and obligations of the defaulting Servicer in its capacity as a Servicer under this Agreement, to the extent permitted by law, and in and to the related Mortgage Loans and the proceeds thereof. If a Servicer Event of Default described in clause (vii) hereof shall occur, the Master Servicer shall, by notice in writing to the defaulting Servicer, the Depositor, the Certificate Insurer and the Trustee, terminate all of the rights and obligations of the defaulting Servicer in its capacity as a Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof. Subject to Section 8.02, on or after the receipt by the defaulting Servicer of such written notice, all authority and power of the defaulting Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer pursuant to and under this Section, and, without limitation, the Master Servicer is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and at the expense of the defaulting Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The defaulting Servicer

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agrees promptly (and in any event no later than ten (10) Business Days subsequent to such notice) to provide the Master Servicer with all documents and records requested by it to enable it to assume the defaulting Servicer’s functions under this Agreement, and to cooperate with the Master Servicer in effecting the termination of the defaulting Servicer’s responsibilities and rights under this Agreement, including, without limitation, the transfer within one (1) Business Day to the Master Servicer for administration by it of all cash amounts which at the time shall be or should have been credited by the defaulting Servicer to the related Collection Account held by or on behalf of the defaulting Servicer or thereafter be received with respect to the related Mortgage Loans or any related REO Property (provided, however, that the defaulting Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of P&I Advances, Servicing Advances, accrued and unpaid Servicing Fees or otherwise, and shall continue to be entitled to the benefits of Section 7.03, notwithstanding any such termination, with respect to events occurring prior to such termination). Reimbursement of unreimbursed P&I Advances, Servicing Advances and accrued and unpaid Servicing Fees shall be made on a first in, first out (“FIFO”) basis no later than the related Servicer Remittance Date. For purposes of this Section 8.01(a), the Master Servicer shall not be deemed to have knowledge of a Servicer Event of Default unless a Responsible Officer of the Master Servicer assigned to and working in the Master Servicer’s Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such a Servicer Event of Default is received by the Master Servicer at its Corporate Trust Office and such notice references the Certificates, the Trust or this Agreement. The Master Servicer shall promptly notify the Trustee and the Rating Agencies of the occurrence of a Servicer Event of Default of which it has knowledge as provided above.

The Master Servicer shall be entitled to be reimbursed by the defaulting Servicer (or from amounts on deposit in the Distribution Account if the defaulting Servicer is unable to fulfill its obligations hereunder) for all reasonable out-of-pocket or third party costs associated with the transfer of servicing from the defaulting Servicer, including without limitation, any reasonable out-of-pocket or third party costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Master Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the Master Servicer to service the related Mortgage Loans properly and effectively, upon presentation of reasonable documentation of such costs and expenses. Such reimbursement shall not be subject to the limitations set forth in Section 7.03.

(b) “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i) on any Distribution Date, the Rolling Three Month Deliquency Average of the Delinquency Percentage exceeds 13%; or

(ii) if there is a draw on the Insurance Policy; or

(iii) if, on any Distribution Date, that the aggregate amount of Realized Losses (including any principal write downs as part of a loan modification) incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

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Distribution Date	Percentages
August 2009 to July 2010	8.5%
August 2010 to July 2011	11.5%
August 2011 to July 2012	14.5%
August 2012 to July 2013	16.5%
August 2013 and thereafter	18.5%

If a Servicer Termination Event described in clauses (i) through (iii) of this Section 8.01(b) shall occur, then the Master Servicer may (with the consent of the Certificate Insurer), and, at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights (with the written consent of the Certificate Insurer, which shall not be unreasonably withheld) or at the written direction of the Certificate Insurer (unless a related Certificate Insurer Default has occurred or is continuing), shall, by notice in writing to the terminated Servicer and the Depositor, with a copy to the Trustee and each Rating Agency, terminate all of the rights and obligations of the terminated Servicer in its capacity as a Servicer under this Agreement, to the extent permitted by law, and in and to the related Mortgage Loans and the proceeds thereof. Subject to Section 8.02, on or after the receipt by the terminated Servicer of such written notice, all authority and power of the terminated Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer pursuant to and under this Section, and, without limitation, the Master Servicer is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and, with respect to 8.01(b)(i) and (iii), at the expense of, the terminated Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The terminated Servicer agrees promptly (and in any event no later than ten (10) Business Days subsequent to such notice) to provide the Master Servicer with all documents and records requested by it to enable it to assume the terminated Servicer’s functions under this Agreement, and to cooperate with the Master Servicer in effecting the termination of the terminated Servicer’s responsibilities and rights under this Agreement, including, without limitation, the transfer within one (1) Business Day to the Master Servicer for administration by it of all cash amounts which at the time shall be or should have been credited by the terminated Servicer to the related Collection Account held by or on behalf of the terminated Servicer or thereafter be received with respect to the related Mortgage Loans or any related REO Property (provided, however, that the terminated Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of P&I Advances, Servicing Advances, accrued and unpaid Servicing Fees or otherwise, and shall continue to be entitled to the benefits of Section 7.03, notwithstanding any such termination, with respect to events occurring prior to such termination). Reimbursement of unreimbursed P&I Advances, Servicing Advances and accrued and unpaid Servicing Fees shall be made on a first in, first out (“FIFO”) basis no later than the related Servicer Remittance Date. For purposes of this Section 8.01(a), the Master Servicer shall not be deemed to have knowledge of a Servicer Termination Event unless a Responsible Officer of the Master Servicer assigned to and working in the Master Servicer’s Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such a Servicer Termination Event is received by the Master Servicer at its Corporate Trust Office and such notice references the Certificates, the Trust or this Agreement. The Master Servicer shall promptly notify the Trustee and the Rating Agencies of the occurrence of a Servicer Termination Event of which it has knowledge as provided above.

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The Master Servicer shall be entitled to be reimbursed (i) for a transfer pursuant to Section 8.01(b)(i) or (iii), by the terminated Servicer (or from amounts on deposit in the Distribution Account if the terminated Servicer is unable to fulfill its obligations hereunder) or (ii) for a transfer pursuant to Section 8.01(ii), from amounts on deposit in the Distribution Account for all reasonable out-of-pocket or third party costs associated with the transfer of servicing from the terminated Servicer, including without limitation, any reasonable out-of-pocket or third party costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Master Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the Master Servicer to service the related Mortgage Loans properly and effectively, upon presentation of reasonable documentation of such costs and expenses. The terminated Servicer shall be entitled to be reimbursed for a transfer pursuant to 8.01(b)(ii) from amounts on deposit in the Distribution Account for all reasonable out-of-pocket or third party costs associated with the transfer of servicing from the terminated Servicer, including without limitation, any reasonable out-of-pocket or third party costs or expenses associated with the complete transfer of all servicing data, upon presentation of reasonable documentation of such costs and expenses. Such reimbursement shall not be subject to the limitations set forth in Section 7.03.

(c) “Master Servicer Event of Default,” wherever used herein, means any one of the following events:

(i) any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement, or the breach by the Master Servicer of any representation and warranty contained in Section 2.04, which continues unremedied for a period of 30 days after the date on which written notice of such failure, or after such other period as set forth in this Agreement, requiring the same to be remedied, shall have been given to the Master Servicer by the Depositor or the Trustee or to the Master Servicer, the Depositor and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights or the Certificate Insurer; or

(ii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 90 days; or

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(iii) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(iv) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(v) failure by the Master Servicer to duly perform, within the required time period, its obligations under Sections 4.15, 4.16, 4.17 or 4.18.

If a Master Servicer Event of Default shall occur, then, and in each and every such case, so long as such Master Servicer Event of Default shall not have been remedied, the Depositor, the Trustee or the Certificate Insurer (unless a related Certificate Insurer Default has occurred and is continuing) may (with the consent of the Certificate Insurer), and, at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights (with the consent of the Certificate Insurer), shall, by notice in writing to the Master Servicer (and to the Depositor if given by the Trustee or to the Trustee if given by the Depositor) with a copy to each Rating Agency, terminate all of the rights and obligations of the Master Servicer in its capacity as Master Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise including, without limitation, the compensation payable to the Master Servicer under this Agreement, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver, on behalf of and at the expense of the Master Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees promptly (and in any event no later than ten Business Days subsequent to such notice) to provide the Trustee with all documents and records requested by it to enable it to assume the Master Servicer’s functions under this Agreement, and to cooperate with the Trustee in effecting the termination of the Master Servicer’s responsibilities and rights under this Agreement (provided, however, that the Master Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination and shall continue to be entitled to the benefits of Section 7.03, notwithstanding any such termination, with respect to events occurring prior to such termination). For purposes of this Section 8.01(c), the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default unless a Responsible Officer of the Trustee assigned to and working in the Trustee’s Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such a Master Servicer Event of Default is received by the Trustee and such notice references the Certificates, the Trust or this Agreement. The Trustee shall promptly notify the Rating Agencies of the occurrence of a Master Servicer Event of Default of which it has knowledge as provided above.

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On and after the time the Master Servicer receives a notice of termination, the Trustee shall be the successor in all respects to the Master Servicer (and, if applicable, the Securities Administrator) in its capacity as Master Servicer (and, if applicable, the Securities Administrator) under this Agreement and the transactions set forth or provided for herein, and all the responsibilities, duties and liabilities relating thereto and arising thereafter shall be assumed by the Trustee (except for any representations or warranties of the Master Servicer under this Agreement, the responsibilities, duties and liabilities contained in Section 2.03 and the obligation to deposit amounts in respect of losses pursuant to Section 3.10) by the terms and provisions hereof including, without limitation, but subject to the Master Servicer’s and Trustee’s determination of recoverability, the Master Servicer’s obligations to make P&I Advances no later than each Distribution Date pursuant to Section 5.03; provided, however, that if the Trustee is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Trustee shall not be obligated to make P&I Advances pursuant to Section 5.03; and provided further, that any failure to perform such duties or responsibilities caused by the Master Servicer’s failure to provide information required by Section 8.01 shall not be considered a default by the Trustee as successor to the Master Servicer hereunder and neither the Trustee nor any other successor master servicer shall be liable for any acts or omissions of the terminated master servicer. As compensation therefor, the Trustee shall be entitled to the Master Servicing Fee and all funds relating to the Mortgage Loans, investment earnings on the Distribution Account and all other remuneration to which the Master Servicer would have been entitled if it had continued to act hereunder.

To the extent that the costs and expenses of the Trustee related to the termination of the Master Servicer, appointment of a successor master servicer or the transfer and assumption of the master servicing by the Trustee (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Master Servicer as a result of a Master Servicer Event of Default and (ii) all costs and expenses associated with the complete transfer of the master servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor master servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor master servicer to master service the Mortgage Loans in accordance with this Agreement) are not fully and timely reimbursed by the terminated Master Servicer, the Trustee shall be entitled to reimbursement of such costs and expenses from the Distribution Account. Such reimbursement shall not be subject to the limitations set forth in Section 7.03 hereunder.

Notwithstanding the foregoing, the Trustee may if it shall be unwilling to continue to act, or shall, if it is unable to so act, petition a court of competent jurisdiction to appoint, or appoint on its own behalf, any established housing and home finance institution servicer, master servicer, servicing or mortgage servicing institution having a net worth of not less than $25,000,000 and approved by the Certificate Insurer, which approval shall not be unreasonably delayed or withheld, and meeting such other standards for a successor master servicer as are set forth in this Agreement, as the successor to such Master Servicer in the assumption of all of the responsibilities, duties or liabilities of a master servicer.

Neither the Trustee nor any other successor master servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Master Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

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SECTION 8.02. Master Servicer to Act; Appointment of Successor.

(a) Subject to the following paragraph, on and after the time a Servicer receives a notice of termination, the Master Servicer shall be the successor in all respects to the related Servicer in its capacity as a Servicer under this Agreement and the transactions set forth or provided for herein, and all the responsibilities, duties and liabilities relating thereto and arising thereafter shall be assumed by the Master Servicer (except for any representations or warranties of the related Servicer under this Agreement, the responsibilities, duties and liabilities contained in Section 2.03 and the obligation to deposit amounts in respect of losses pursuant to Section 3.10(b)) by the terms and provisions hereof including, without limitation, the related Servicer’s obligations to make P&I Advances pursuant to Section 5.03 of this Agreement; provided, however, that if the Master Servicer is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Master Servicer shall not be obligated to make P&I Advances pursuant to Section 5.03 of this Agreement; and provided further, that any failure to perform such duties or responsibilities caused by the related Servicer’s failure to provide information required by Section 8.01 shall not be considered a default by the Master Servicer as successor to such Servicer hereunder; provided, however, that (1) it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 120 days) before the actual servicing functions can be fully transferred to the Master Servicer or any successor servicer appointed in accordance with the following provisions and (2) any failure to perform such duties or responsibilities caused by the related Servicer’s failure to provide information required by Section 8.01 of this Agreement shall not be considered a default by the Master Servicer as successor to such Servicer. As compensation therefor, the Master Servicer shall be entitled to the Servicing Fee and all funds relating to the Mortgage Loans to which the terminated Servicer would have been entitled if it had continued to act hereunder. Notwithstanding the above and subject to the immediately following paragraph, the Master Servicer may, if it shall be unwilling to so act, or shall, if it is unable to so act promptly appoint or petition a court of competent jurisdiction to appoint, a Person that satisfies the eligibility criteria set forth below as the successor to the terminated Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the terminated Servicer under this Agreement.

Notwithstanding anything herein to the contrary, in no event shall the Trustee or the Master Servicer be liable for any Servicing Fee or Master Servicing Fee, as applicable, or for any differential in the amount of the Servicing Fee or Master Servicing Fee, as applicable, or paid hereunder and the amount necessary to induce any successor servicer or successor master servicer to act as successor servicer or successor master servicer under this Agreement and the transactions set forth or provided for herein.

Any successor servicer appointed under this Agreement must (i) be an established mortgage loan servicing institution that is a Fannie Mae and Freddie Mac approved seller/servicer, (ii) be approved by each Rating Agency by a written confirmation from each Rating Agency that the appointment of such successor servicer would not result in the reduction or withdrawal of the then current ratings of any outstanding Class of Certificates, (iii) have a net worth of not less than $25,000,000, (iv) assume all the responsibilities, duties or liabilities of the Servicer (other than liabilities of the Servicer hereunder incurred prior to termination of the Servicer under Section 8.01 herein) under this Agreement as if originally named as a party to this Agreement and (v) be approved by the Certificate Insurer by a written consent.

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(b) (1) All servicing transfer costs (including, without limitation, servicing transfer costs of the type described in Section 8.02(a) and incurred by the Trustee, the Master Servicer and any successor servicer under paragraph (b)(2) below) in connection with the termination of the Servicer shall be paid by the terminated Servicer upon presentation of reasonable documentation of such costs, and if such predecessor or initial Servicer, as applicable, defaults in its obligation to pay such costs, the successor servicer, the Master Servicer and the Trustee shall be entitled to reimbursement therefor from the assets of the Trust Fund.

(2) No appointment of a successor to a Servicer under this Agreement shall be effective until the assumption by the successor of all of the related Servicer’s responsibilities, duties and liabilities hereunder. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the related Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted hereunder. The Depositor, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Pending appointment of a successor to a Servicer under this Agreement, the Master Servicer shall act in such capacity as hereinabove provided.

SECTION 8.03. Notification to Certificateholders.

(a) Upon any termination of any Servicer or the Master Servicer pursuant to Section 8.01(a) or (b) or any appointment of a successor to the related Servicer or the Master Servicer pursuant to Section 8.02, the Trustee shall give prompt written notice thereof to the Certificateholders at their respective addresses appearing in the Certificate Register and to the Certificate Insurer.

(b) Not later than the later of sixty (60) days after the occurrence of any event, which constitutes or which, with notice or lapse of time or both, would constitute a Servicer Event of Default or a Master Servicer Event of Default or five (5) days after a Responsible Officer of the Trustee becomes aware of the occurrence of such an event, the Trustee shall transmit by mail to all Holders of Certificates, the Certificate Insurer, the Swap Provider and the Cap Counterparty notice of each such occurrence, unless such default or Servicer Event of Default or Master Servicer Event of Default shall have been cured or waived.

SECTION 8.04. Waiver of Servicer Events of Default.

The Holders representing at least 66% of the Voting Rights evidenced by all Classes of Certificates affected by any default, Servicer Event of Default or Master Servicer Event of Default hereunder may (with the consent of the Certificate Insurer unless a Certificate Insurer Default shall occur and is continuing, in which case no consent shall be required) waive such default, Servicer Event of Default or Master Servicer Event of Default; provided, however, that a Servicer Event of Default under clause (i) or (vii) of Section 8.01(a) may be waived only by all of the Holders of the Regular Certificates (with the consent of the Certificate

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Insurer unless a Certificate Insurer Default shall occur and is continuing, in which case no consent shall be required). Upon any such waiver of a default, Servicer Event of Default or Master Servicer Event of Default, such default, Servicer Event of Default or Master Servicer Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default, Servicer Event of Default or Master Servicer Event of Default or impair any right consequent thereon except to the extent expressly so waived.

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ARTICLE IX

CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR

SECTION 9.01. Duties of Trustee and Securities Administrator.

The Trustee, prior to the occurrence of a Master Servicer Event of Default and after the curing or waiver of all Master Servicer Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. During the continuance of a Master Servicer Event of Default, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee enumerated in this Agreement shall not be construed as a duty.

Each of the Trustee and the Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to it, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Securities Administrator, as the case may be, shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to its satisfaction, the Securities Administrator will provide notice to the Trustee thereof and the Trustee will provide notice to the Certificateholders and the Certificate Insurer.

The Trustee shall promptly remit to the related Servicer any complaint, claim, demand, notice or other document (collectively, the “Notices”) delivered to the Trustee as a consequence of the assignment of any Mortgage Loan hereunder and relating to the servicing of the Mortgage Loans; provided than any such notice (i) is delivered to the Trustee at its Corporate Trust Office, (ii) contains information sufficient to permit the Trustee to make a determination that the real property to which such document relates is a Mortgaged Property. The Trustee shall have no duty hereunder with respect to any Notice it may receive or which may be alleged to have been delivered to or served upon it unless such Notice is delivered to it or served upon it at its Corporate Trust Office and such Notice contains the information required pursuant to clause (ii) of the preceding sentence.

The standard of care owed by the Securities Administrator to the Certificateholders under this Agreement shall be the same standard of care owed by the Securities Administrator to the Swap Counterparty with respect to the Swap Counterparty’s rights under this Agreement and the Swap Agreement and the Securities Administrator shall be entitled to the same benefits and limitations described in this Article IX under the Swap Agreement.

The standard of care owed by the Securities Administrator to the Certificateholders under this Agreement shall be the same standard of care owed by the Securities Administrator to the Cap Counterparty with respect to the holding and return of any collateral posted by such Cap Counterparty as described in Section 5.10 of this Agreement and the Securities Administrator shall be entitled to the same benefits and limitations described in this Article IX under the Cap Contract.

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No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i) Prior to the occurrence of a Master Servicer Event of Default and after the curing or waiver of all such Master Servicer Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Securities Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, respectively, the Trustee or the Securities Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator, respectively, that conform to the requirements of this Agreement;

(ii) Neither the Trustee nor the Securities Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or an officer or officers of the Securities Administrator, respectively, unless it shall be proved that the Trustee or the Securities Administrator, respectively, was negligent in ascertaining the pertinent facts; and

(iii) Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Certificate Insurer or the Holders of Certificates entitled to at least 25% of the Voting Rights (with the consent of the Certificate Insurer) relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator or exercising any trust or power conferred upon the Trustee or the Securities Administrator under this Agreement.

SECTION 9.02. Certain Matters Affecting Trustee and Securities Administrator.

(a) Except as otherwise provided in Section 9.01:

(i) Before taking any action hereunder, the Trustee and the Securities Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

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(ii) The Trustee and the Securities Administrator may consult with counsel of its selection and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel; provided, however, that a copy of any such Opinion of Counsel shall be provided to the Certificate Insurer;

(iii) Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders or the Certificate Insurer, pursuant to the provisions of this Agreement, unless such Certificateholders or the Certificate Insurer, as applicable, shall have offered to the Trustee or the Securities Administrator, as the case may be, reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Master Servicer Event of Default (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv) Neither the Trustee nor the Securities Administrator shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement except in the case of negligence or willful misconduct;

(v) Prior to the occurrence of a Master Servicer Event of Default hereunder and after the curing or waiver of all Master Servicer Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, neither the Trustee nor the Securities Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Certificate Insurer or the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Securities Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Securities Administrator, as applicable, not reasonably assured to the Trustee or the Securities Administrator by the Certificate Insurer or such Certificateholder, the Trustee or the Securities Administrator, as applicable, may require reasonable indemnity satisfactory to it against such expense, or liability from the Certificate Insurer or such Certificateholders, as applicable, as a condition to taking any such action;

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(vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(vii) The Trustee shall not be liable for any loss resulting from (a) the investment of funds held in the Collection Accounts, (b) the investment of funds held in the Distribution Account, (c) the investment of funds held in the Reserve Fund or (d) the redemption or sale of any such investment as therein authorized;

(viii) The Trustee shall not be deemed to have notice of any default, Master Servicer Event of Default or Servicer Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Certificates and this Agreement;

(ix) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each agent, custodian and other Person employed to act hereunder; and

(x) Should the Trustee or the Securities Administrator deem the nature of any action required on its part to be unclear, the Trustee or the Securities Administrator may require prior to such action that it be provided by the Depositor with reasonable further instructions, which instructions shall be acceptable to the Certificate Insurer.

(xi) No provision of this Agreement shall require the Trustee (regardless of the capacity in which it is acting) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against risk or liability is not reasonably assured to it.

(xii) The Trustee shall not have any duty to conduct any affirmative investigation (including, but not limited to, reviewing any report delivered to the Trustee in connection with the review of the Mortgage Files) as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Sponsor pursuant to this Agreement or the Mortgage Loan Purchase Agreement, as applicable, or the eligibility of any Mortgage Loan for purposes of this Agreement.

(b) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

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Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Securities Administrator shall apply to the Securities Administrator’s performance of its duties and satisfaction of its obligations under the Swap Agreement.

(c) The Trustee, not in its individual capacity but solely in its separate capacity as Supplemental Interest Trust Trustee, is hereby directed to exercise the rights, perform the obligations, and make any representations to be exercised, performed, or made by the Supplemental Interest Trust Trustee, as described herein. The Supplemental Interest Trust Trustee is hereby directed to execute and deliver the Swap Agreement on behalf of Party B (as defined therein) and to exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Supplemental Interest Trust Trustee on behalf of Party B (as defined therein) and not in its individual capacity.

The Sponsor, the Servicers, the Depositor and the Certificateholders (by acceptance of their Certificates) acknowledge and agree that:

(i) the Supplemental Interest Trust Trustee shall execute and deliver the Swap Agreement on behalf of Party B (as defined therein),

(ii) the Supplemental Interest Trust Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Supplemental Interest Trust Trustee on behalf of Party B (as defined therein) and not in its individual capacity, and

(iii) the Securities Administrator shall also be entitled to exercise the rights and obligated to perform the obligations of Party B under the Swap Agreement.

Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Supplemental Interest Trust Trustee shall apply to the Supplemental Interest Trust Trustee’s execution of the Swap Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Securities Administrator shall apply to the Securities Administrator’s execution of the Swap Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

(d) The Trustee is hereby directed to exercise the rights, perform the obligations, and make any representations to be exercised, performed, or made, as described herein. The Trustee is hereby directed to execute and deliver the Cap Contract on behalf of Party B (as defined therein) and to exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Trustee on behalf of Party B (as defined therein) and not in its individual capacity.

The Sponsor, the Servicers, the Depositor and the Certificateholders by acceptance of their Certificates acknowledge and agree that:

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(i) the Trustee shall execute and deliver the Cap Contract on behalf of Party B (as defined therein),

(ii) the Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Trustee on behalf of Party B (as defined therein) and not in its individual capacity, and

(iii) the Securities Administrator shall also be entitled to exercise the rights and obligated to perform the obligations of Party B under the Cap Contract.

Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall apply to the Trustee’s execution of the Cap Contract, and the performance of its duties and satisfaction of its obligations thereunder.

Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Securities Administrator shall apply to the Securities Administrator’s performance of its duties and satisfaction of its obligations under the Cap Contract.

(e) The Trustee is hereby directed to execute and deliver the Cap Contract for Party B (as defined therein) and to perform the obligations of Party B thereunder on the Closing Date and thereafter on behalf of the Holders of the Certificates. The Sponsor, the Depositor and the Certificateholders by acceptance of their Certificates acknowledge and agree that the Trustee shall execute and deliver the Cap Contract for Party B (as defined therein) and to perform the obligations of Party B thereunder and shall do so solely in its capacity as Trustee and not in its individual capacity. The Trustee is hereby directed and does hereby direct the Securities Administrator and the Securities Administrator is hereby empowered under this Agreement to act on behalf of the Trustee. Any funds payable by the Securities Administrator under the Cap Contract at closing shall be paid by the Depositor. Notwithstanding anything to the contrary contained herein, neither the Trustee nor the Securities Administrator shall be required to make any payments to the Cap Counterparty under the Cap Contract unless otherwise set forth in the Cap Contract.

(f) None of the Securities Administrator, the Master Servicer, the Servicers, the Sponsor, the Depositor, the Custodians or the Trustee shall be responsible for the acts or omissions of the others or the Swap Provider or the Cap Counterparty, it being understood that this Agreement shall not be construed to render those partners joint venturers or agents of one another.

(g) The Trustee is hereby directed to execute the Insurance Agreement and the Premium Letter on behalf of the Trust, and the Trustee shall have no responsibility for the contents of the Insurance Agreement or the Premium Letter, including, without limitation, the representations and warranties contained therein.

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SECTION 9.03. Trustee and Securities Administrator not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature of the Securities Administrator, the authentication of the Securities Administrator on the Certificates, the acknowledgments of the Trustee contained in Article II and the representations and warranties of the Trustee in Section 9.12) shall be taken as the statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representations or warranties as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 9.12), the Swap Agreement or of the Certificates (other than the signature of the Securities Administrator and authentication of the Securities Administrator on the Certificates) or of any Mortgage Loan or related document. The Trustee and the Securities Administrator shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor or the Master Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Servicer, other than with respect to the Securities Administrator any funds held by it or on behalf of the Trustee in accordance with Sections 3.24, 3.25 and 5.07 of this Agreement.

SECTION 9.04. Trustee and Securities Administrator May Own Certificates.

Each of the Trustee and the Securities Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates and may transact business with other interested parties and their Affiliates with the same rights it would have if it were not Trustee or the Securities Administrator.

SECTION 9.05. Fees and Expenses of Trustee, Custodians and Securities Administrator.

The fees of the Trustee and the Securities Administrator hereunder, of Wells Fargo as the Custodian under the Wells Fargo Custodial Agreement and of DBNTC as the Custodian under the DBNTC Custodial Agreement shall be paid in accordance with a side letter agreement with the Master Servicer and at the sole expense of the Master Servicer. In addition, the Trustee, the Securities Administrator, the Custodians and any director, officer, employee or agent of the Trustee, the Securities Administrator and the Custodians shall be indemnified by the Trust and held harmless against any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by the Trustee, the Custodians or the Securities Administrator in connection with any claim or legal action or any pending or threatened claim or legal action arising out of or in connection with the acceptance or administration of its respective obligations and duties under this Agreement, including the Swap Agreement and any and all other agreements related hereto, other than any loss, liability or expense, as applicable (i) solely with respect to the Trustee, for which the Trustee is indemnified by the Master Servicer or a Servicer, (ii) that constitutes a specific liability of the Trustee or the Securities Administrator pursuant to Section 11.01(g) or (iii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder by the Trustee or the Securities Administrator, as applicable, or by reason of reckless disregard of obligations and duties hereunder, subject to the limitations in Section 7.03 hereof. In no event shall the Trustee, the Custodians, the Master Servicer or the Securities Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if it has been advised of the likelihood of such loss or damage and regardless of the form of action. The Master Servicer agrees to indemnify the Trustee, from, and hold the Trustee harmless against, any loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by the Trustee by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of the Master Servicer’s reckless disregard of its obligations and duties under this Agreement. In addition, the Sponsor agrees to indemnify the Trustee for, and to hold the Trustee harmless against, any loss, liability or expense arising out of, or in connection with, the provisions set forth in the last paragraph of Section 2.01, including, without limitation, all costs, liabilities and expenses (including reasonable legal fees and expenses) of investigating and defending itself against any claim, action or proceeding, pending or threatened, relating to the provisions of such paragraph. The indemnities in this Section 9.05 shall survive the termination or discharge of this Agreement and the resignation or removal of the Master Servicer, the Trustee, the Securities Administrator or the Custodians. Any payment under this Section 9.05 made by the Master Servicer to the Trustee in respect of the Trustee’s fees or the Master Servicer’s indemnification obligation to the Trustee shall be from the Master Servicer’s own funds, without reimbursement from REMIC I therefor.

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SECTION 9.06. Eligibility Requirements for Trustee and Securities Administrator.

The Trustee and the Securities Administrator shall at all times be a corporation or an association (other than the Depositor, the Sponsor, the Master Servicer or any Affiliate of the foregoing) organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 (or a member of a bank holding company whose capital and surplus is at least $50,000,000) and subject to supervision or examination by federal or state authority. If such corporation or association publishes reports of conditions at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published. In case at any time the Trustee or the Securities Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Securities Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 9.07.

Additionally, the Securities Administrator (i) may not be an originator, Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator is in an institutional trust department, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency, or the equivalent rating by S&P (or such rating acceptable to Fitch pursuant to a rating confirmation). If no successor securities administrator shall have been appointed and shall have accepted appointment within 60 days after Wells Fargo Bank, National Association, as Securities Administrator, ceases to be the securities administrator pursuant to this Section 9.06, then the Trustee shall petition any court of competent jurisdiction, at the expense of the Trust, for the appointment of a successor securities administrator which satisfies the eligibility criteria set forth herein. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

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SECTION 9.07. Resignation and Removal of Trustee and Securities Administrator.

The Trustee and the Securities Administrator may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Depositor, Master Servicer, Securities Administrator (or the Trustee, if the Securities Administrator resigns), Certificate Insurer, Swap Provider, Cap Counterparty and Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or successor securities administrator (with the prior written consent of the Certificate Insurer, which consent shall not be unreasonably delayed or withheld) by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Securities Administrator, as applicable, and to the successor trustee or successor securities administrator, as applicable. A copy of such instrument shall be delivered to the Certificateholders, the Trustee, the Securities Administrator, the Master Servicer and the Certificate Insurer by the Depositor. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee or Securities Administrator, as the case may be, may, at the expense of the Trust Fund, petition any court of competent jurisdiction for the appointment of a successor trustee, successor securities administrator, Trustee or Securities Administrator, as applicable.

If at any time the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 9.06 and shall fail to resign after written request therefor by the Depositor, or if at any time the Trustee or the Securities Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor (with the consent of the Certificate Insurer unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required) or the Certificate Insurer may remove the Trustee or the Securities Administrator, as applicable and the Depositor shall appoint a successor trustee or successor securities administrator (with the prior written consent of the Certificate Insurer, not to be unreasonably delayed or withheld), as applicable, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or the Securities Administrator so removed and to the successor trustee or successor securities administrator. A copy of such instrument shall be delivered to the Certificateholders, the Trustee, the Securities Administrator and the Master Servicer by the Depositor.

The Holders of Certificates entitled to at least 51% of the Voting Rights (with the consent of the Certificate Insurer unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required), upon the failure of the Trustee to perform its obligations hereunder, may at any time remove the Trustee or the Securities Administrator and appoint a successor trustee or successor securities administrator (with the prior written consent of the Certificate Insurer, not to be unreasonably delayed or withheld) by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee or the Securities Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders, the Certificate Insurer, the Trustee (in the case of the removal of the Securities Administrator), the Securities Administrator (in the case of the removal of the Trustee) and the Master Servicer by the Depositor.

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Any resignation or removal of the Trustee or the Securities Administrator and appointment of a successor trustee or successor securities administrator pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee or successor securities administrator, as applicable, as provided in Section 9.08.

Any Person appointed as successor trustee pursuant to Section 9.07 shall also be required to serve as successor supplemental interest trust trustee under the Swap Agreement and as Trustee on behalf of Party B under the Cap Contract.

Notwithstanding anything to the contrary contained herein, the Master Servicer and the Securities Administrator shall at all times be the same Person.

SECTION 9.08. Successor Trustee or Securities Administrator.

Any successor trustee or successor securities administrator appointed as provided in Section 9.07 shall execute, acknowledge and deliver to the Depositor and its predecessor trustee or predecessor securities administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or predecessor securities administrator shall become effective and such successor trustee or successor securities administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or securities administrator herein. The predecessor trustee or predecessor securities administrator shall deliver to the successor trustee or successor securities administrator all Mortgage Loan Documents and related documents and statements to the extent held by it hereunder, as well as all monies, held by it hereunder, and the Depositor and the predecessor trustee or predecessor securities administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee or successor securities administrator all such rights, powers, duties and obligations.

No successor trustee or successor securities administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee or successor securities administrator shall be eligible under the provisions of Section 9.06 and the appointment of such successor trustee or successor securities administrator shall not result in a downgrading of any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency.

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Upon acceptance of appointment by a successor trustee or successor securities administrator as provided in this Section, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, the Swap Provider and the Cap Counterparty. If the Depositor fails to mail such notice within ten (10) days after acceptance of appointment by the successor trustee or successor securities administrator, the successor trustee or successor securities administrator shall cause such notice to be mailed at the expense of the Depositor.

SECTION 9.09. Merger or Consolidation of Trustee or Securities Administrator.

Any corporation or association into which the Trustee or the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee or the Securities Administrator shall be a party, or any corporation or association succeeding to the business of the Trustee or the Securities Administrator shall be the successor of the Trustee or the Securities Administrator hereunder, provided such corporation or association shall be eligible under the provisions of Section 9.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 9.10. Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the REMIC I or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of REMIC I, and to vest in such Person or Persons, in such capacity, and for the benefit of the Holders of the Certificates, such title to REMIC I, or any part thereof, and, subject to the other provisions of this Section 9.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. Any such co-trustee or separate trustee shall be subject to the written approval of the Certificate Insurer. If the Certificate Insurer shall not have joined in such appointment or indicated that it does not approve within 15 days after the receipt by it of a request to do so, the Trustee alone shall have the power to make such and appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 9.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 9.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee (whether as Trustee hereunder or as successor to a defaulting Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to REMIC I or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

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Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trust conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee, or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee or co-trustee.

SECTION 9.11. Appointment of Office or Agency.

The Certificates may be surrendered for registration of transfer or exchange at the Securities Administrator’s office located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, and presented for final distribution at the Corporate Trust Office of the Securities Administrator where notices and demands to or upon the Securities Administrator in respect of the Certificates and this Agreement may be served.

SECTION 9.12. Representations and Warranties.

The Trustee hereby represents and warrants to the Master Servicer, the Securities Administrator, the Servicer, the Depositor and the Certificate Insurer, as applicable, as of the Closing Date, that:

(i) It is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(ii) The execution and delivery of this Agreement by it, and the performance and compliance with the terms of this Agreement by it, will not violate its articles of association or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(iii) It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

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(iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v) It is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in its good faith and reasonable judgment, is likely to affect materially and adversely either the ability of it to perform its obligations under this Agreement or its financial condition.

(vi) No litigation is pending or, to the best of its knowledge, threatened against it, which would prohibit it from entering into this Agreement or, in its good faith reasonable judgment, is likely to materially and adversely affect either the ability of it to perform its obligations under this Agreement or its financial condition.

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ARTICLE X

TERMINATION

SECTION 10.01. Termination Upon Repurchase or Liquidation of All Mortgage Loans.

(a) Subject to Section 10.02, the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Securities Administrator, the Servicers and the Trustee (other than the obligations of the Master Servicer to the Trustee pursuant to Section 9.05 and of the Servicers to make remittances to the Securities Administrator and the Securities Administrator to make payments in respect of the REMIC I Regular Interests, REMIC I Regular Interests or the Classes of Certificates as hereinafter set forth) shall terminate upon payment to the Certificateholders and the Certificate Insurer and the deposit of all amounts held by or on behalf of the Trustee and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Terminator (as defined below) of all Mortgage Loans and each REO Property remaining in REMIC I and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in REMIC I; provided, however, that in no event shall the trust created hereby continue beyond the earlier of (i) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof and (ii) the Final Maturity Date. The purchase by the Terminator of all Mortgage Loans and each REO Property remaining in REMIC I shall be at a price (the “Termination Price”) equal to the sum of (i) the greater of (A) the aggregate Purchase Price of all the Mortgage Loans included in REMIC I, plus the appraised value of each REO Property, if any, included in REMIC I, such appraisal to be conducted by an appraiser mutually agreed upon by the Terminator and the Trustee in their reasonable discretion and (B) the aggregate fair market value of all of the assets of REMIC I (as determined by the Terminator (defined below) and the Trustee, as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to Certificateholders pursuant to the third paragraph of this Section 10.01), (ii) any amounts due and owing to the Swap Provider under the Swap Agreement and any previous swap provider as of the termination date (including a Swap Termination Payment owed to the Swap Provider in connection with such optional termination), (iii) any amounts due and owing to the Certificate Insurer under the Insurance Policy, the Insurance Agreement and this Agreement plus (iv) any amounts due the Servicers and the Master Servicer in respect of unpaid Servicing Fees, Master Servicing Fees and outstanding P&I Advances and Servicing Advances.

(b) The Master Servicer or, if the Master Servicer fails to exercise such optional termination right, the Certificate Insurer (either the Master Servicer or the Certificate Insurer, the “Terminator”) shall have the right to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Terminator may elect to purchase all of the Mortgage Loans on a servicing retained basis and each REO Property remaining in REMIC I pursuant to clause (i) above only if the aggregate Scheduled Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is reduced to less than or equal to 10% of the aggregate Scheduled Principal Balance of the Mortgage Loans as of the Cut-off Date. In addition, if the Master Servicer exercises the optional termination right, the Master Servicer shall be required to obtain the prior written consent of the Certificate Insurer if (a) any amounts are owed to the Certificate Insurer or (ii) the optional termination would result in a draw on the Insurance Policy. By acceptance of the Residual Certificates, the Holder of the Residual Certificates agrees, in connection with any termination hereunder, to assign and transfer any portion of the Termination Price in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class CE-1 Certificates. Notwithstanding the foregoing, the optional termination right may only be exercised by the Certificate Insurer if (1) the Certificate Insurer receives written notification from the Master Servicer that the Master Servicer will not exercise such optional termination right or (2) the Certificate Insurer does not receive such written notification from the Master Servicer, and the Master Servicer fails to exercise its optional termination right by the third Distribution Date following the date such right became exercisable; provided, however, in no event shall the Certificate Insurer exercise its optional termination right under (1) or (2) above unless it first provides written notice to the Authorized Officers of the Sponsor that it intends to exercise such optional termination right. In the event the optional termination right is exercised by the Terminator, the Servicers shall remain the servicer of record of the related Mortgage Loan unless the related Servicer was terminated as Servicer prior to the exercise of such optional termination right.

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(c) In connection with any optional termination, four Business Days prior to the final Distribution Date specified in the notice required pursuant to Section 10.01(f), the Securities Administrator shall, no later than 4:00 pm New York City time on such day, request in writing (in accordance with the applicable provision of the Swap Agreement and by phone from the Swap Provider the amount of the Estimated Swap Termination Payment (as defined in the Swap Agreement). The Swap Provider shall, no later than 2:00 pm on the following Business Day, notify in writing (which may be done in electronic format) the Securities Administrator of the amount of the Estimated Swap Termination Payment; the Securities Administrator shall promptly on the same day notify the Terminator of the amount of the Estimated Swap Termination Payment.

(d) Two Business Days prior to the final Distribution Date specified in the notice required pursuant to Section 10.01(f), (i) the Terminator shall, no later than 1:00 pm New York City time on such day, deposit funds in the Distribution Account in an amount equal to the sum of the Termination Price (other than the Swap Termination Payment) and the Estimated Swap Termination Payment, and (ii) if the Securities Administrator shall have determined that the aggregate Scheduled Principal Balance of all of the Mortgage Loans as of the related Determination Date is not more than 10% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date and that all other requirements of the optional termination have been met, including without limitation, the deposit required pursuant to the immediately preceding clause (i) as well as the requirements specified in Section 10.03, then the Securities Administrator shall, on the same Business Day, provide written notice to the Depositor, the Master Servicer, the Servicers, the Supplemental Interest Trust Trustee, the Trustee, the Swap Provider and the Certificate Insurer confirming (in accordance with the applicable provisions of the Swap Agreement) (a) its receipt of the Termination Price (other than the Swap Termination Payment) and the Estimated Swap Termination Payment and (b) that all other requirements of the optional termination have been met. Upon the Securities Administrator’s providing the notice described in the preceding sentence, the optional termination shall become irrevocable, the notice to Certificateholders of such optional termination provided pursuant to the Section 10.01(f) shall become unrescindable, the Swap Provider shall determine the Swap Termination Payment in accordance with the Swap Agreement, and the Swap Provider shall provide to the Securities Administrator written notice of the amount of the Swap Termination Payment not later than one Business Day prior to the final Distribution Date specified in the notice required pursuant to Section 10.01(f).

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(e) In connection with any optional termination, only an amount equal to the Termination Price less any Swap Termination Payment shall be made available for distribution to the Regular Certificates. Any Estimated Swap Termination Payment deposited into the Distribution Account by the Terminator shall be withdrawn by the Securities Administrator from the Distribution Account on the related final Distribution Date and distributed as follows: (i) to the Supplemental Interest Trust for payment to the Swap Provider in accordance with Section 5.07, an amount equal to the Swap Termination Payment calculated pursuant to the Swap Agreement, provided that in no event shall the amount distributed to the Swap Provider in respect of the Swap Termination Payment exceed the Estimated Swap Termination Payment, and (ii) to the Terminator an amount equal to the excess, if any, of the Estimated Swap Termination Payment over the Swap Termination Payment. The Swap Termination Payment shall not be part of any REMIC and shall not be paid into any account which is part of any REMIC.

(f) Notice of the liquidation of the Certificates shall be given promptly by the Securities Administrator by letter to the Certificate Insurer and the Certificateholders mailed (a) in the event such notice is given in connection with the purchase of the Mortgage Loans and each REO Property by the Terminator, not earlier than the 15th day and not later than the 25th day of the month preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and the final payment in respect of the REMIC I Regular Interests or the Certificates will be made upon presentation and surrender of the related Certificates at the office of the Securities Administrator therein designated, (ii) the amount of any such final payment, (iii) that no interest shall accrue in respect of the REMIC I Regular Interests or the Certificates from and after the Interest Accrual Period relating to the final Distribution Date therefor and (iv) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Securities Administrator. In the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in REMIC I by the Terminator, the Terminator shall deliver to the Securities Administrator for deposit in the Distribution Account not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates an amount in immediately available funds equal to the above-described Termination Price. The Securities Administrator shall remit to the Servicers the Master Servicer, the Trustee, the Certificate Insurer and the applicable Custodian from such funds deposited in the Distribution Account (i) any amounts which the Servicers would be permitted to withdraw and retain from the Collection Accounts pursuant to Section 3.09 as if such funds had been deposited therein (including all unpaid Servicing Fees, Master Servicing Fees and all outstanding P&I Advances and Servicing Advances) and (ii) any other amounts otherwise payable by the Securities Administrator to the Master Servicer, the Trustee, the applicable Custodian, the Swap Provider, the Certificate Insurer and the Servicers from amounts on deposit in the Distribution Account pursuant to the terms of this Agreement prior to making any final distributions pursuant to Section 10.01(d) below. Upon certification to the Trustee by the Securities Administrator of the making of such final deposit, the Trustee shall promptly release or cause to be released to the Terminator the Mortgage Files for the remaining Mortgage Loans, and Trustee shall execute all assignments, endorsements and other instruments delivered to it and necessary to effectuate such transfer.

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(g) Upon presentation of the Certificates by the Certificateholders on the final Distribution Date, the Securities Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates the amount otherwise distributable on such Distribution Date in accordance with Section 5.01 in respect of the Certificates so presented and surrendered. Any funds not distributed to any Holder or Holders of Certificates being retired on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 10.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Securities Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall, directly or through an agent, mail a final notice to the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the trust funds. If within one (1) year after the final notice any such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall pay to the Depositor all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Securities Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) on the final Distribution Date for final payment thereof in accordance with this Section 10.01. Any such amounts held in trust by the Securities Administrator shall be held uninvested in an Eligible Account.

SECTION 10.02. Additional Termination Requirements.

(a) In the event that the Terminator purchases all the Mortgage Loans and each REO Property or the final payment on or other liquidation of the last Mortgage Loan or REO Property remaining in REMIC I pursuant to Section 10.01, the Trust Fund shall be terminated in accordance with the following additional requirements:

(i) The Securities Administrator shall specify the first day in the 90-day liquidation period in a statement attached to each Trust REMIC’s final Tax Return pursuant to Treasury regulation Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel obtained by and at the expense of the Terminator;

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(ii) During such 90-day liquidation period and, at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Terminator for cash; and

(iii) At the time of the making of the final payment on the Certificates, the Securities Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand in the Trust Fund (other than cash retained to meet claims), and the Trust Fund shall terminate at that time.

(b) At the expense of the Terminator (or, if the Trust Fund is being terminated as a result of the occurrence of the event described in clause (ii) of the first paragraph of Section 10.01, at the expense of the Trust Fund), the Terminator shall prepare or cause to be prepared the documentation required in connection with the adoption of a plan of liquidation of each Trust REMIC pursuant to this Section 10.02.

(c) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Securities Administrator to specify the 90-day liquidation period for each Trust REMIC, which authorization shall be binding upon all successor Certificateholders.

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ARTICLE XI

REMIC PROVISIONS

SECTION 11.01. REMIC Administration.

(a) The Securities Administrator shall elect to treat each Trust REMIC as a REMIC under the Code and, if necessary, under applicable state law. Each such election will be made by the Securities Administrator on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. For the purposes of the REMIC election in respect of REMIC I, the REMIC I Regular Interests shall be designated as the “regular interests” in REMIC I and the Class R-I Interest shall be designated as the “residual interest” in REMIC I. For the purposes of the REMIC election in respect of REMIC II, the REMIC II Regular Interests shall be designated as the “regular interests” in REMIC II and the Class R-II Interest shall be designated as the “residual interest” in REMIC II. The Class A Certificates and the Class CE-1 Certificates (exclusive of any right to receive payments from or obligation to make payments to the Reserve Fund in respect of the Net WAC Rate Carryover Amounts or the Supplement Interest Trust), the Class CE-2 Certificates, the Class P Certificates and the Class IO Interest shall be designated as the “regular interests” in REMIC III and the Class R-III Interest shall be designated as the “residual interest” in REMIC III. The Trustee shall not permit the creation of any “interests” in each Trust REMIC (within the meaning of Section 860G of the Code) other than the REMIC I Regular Interests, REMIC II Regular Interests, Class IO Interest and the interests represented by the Certificates.

(b) The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c) The Securities Administrator shall be reimbursed for any and all expenses relating to any tax audit of the Trust Fund (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to each Trust REMIC that involve the Internal Revenue Service or state tax authorities), including the expense of obtaining any tax related Opinion of Counsel except as specified herein. The Securities Administrator, as agent for each Trust REMIC’s tax matters person shall (i) act on behalf of the Trust Fund in relation to any tax matter or controversy involving any Trust REMIC and (ii) represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The holder of the largest Percentage Interest of each Class of Residual Certificates shall be designated, in the manner provided under Treasury regulations section 1.860F-4(d) and Treasury regulations section 301.6231(a)(7)-1, as the tax matters person of the related REMIC created hereunder. By their acceptance thereof, the holder of the largest Percentage Interest of the Residual Certificates hereby agrees to irrevocably appoint the Securities Administrator or an Affiliate as its agent to perform all of the duties of the tax matters person for the Trust Fund.

(d) The Securities Administrator shall prepare and file and the Trustee shall sign all of the Tax Returns in respect of each REMIC created hereunder. The expenses of preparing and filing such returns shall be borne by the Securities Administrator without any right of reimbursement therefor.

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(e) The Securities Administrator shall perform on behalf of each Trust REMIC all reporting and other tax compliance duties that are the responsibility of such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, as required by the Code, the REMIC Provisions or other such compliance guidance, the Securities Administrator shall provide (i) to any Transferor of a Residual Certificate such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is not a Permitted Transferee upon receipt of additional reasonable compensation, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required) and (iii) to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of each Trust REMIC. The Depositor shall provide or cause to be provided to the Securities Administrator, within ten (10) days after the Closing Date, all information or data that the Securities Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flow of the Certificates.

(f) To the extent in the control of the Trustee or the Securities Administrator, each such Person (i) shall take such action and shall cause each REMIC created hereunder to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions, (ii) shall not take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (A) endanger the status of each Trust REMIC as a REMIC or (B) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless such action or inaction is permitted under this Agreement or the Trustee and the Securities Administrator have received an Opinion of Counsel, addressed to the them (at the expense of the party seeking to take such action but in no event at the expense of the Trustee or the Securities Administrator) to the effect that the contemplated action will not, with respect to any Trust REMIC, endanger such status or result in the imposition of such a tax, nor (iii) shall the Securities Administrator take or fail to take any action (whether or not authorized hereunder) as to which the Trustee has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action; provided that the Securities Administrator may conclusively rely on such Opinion of Counsel and shall incur no liability for its action or failure to act in accordance with such Opinion of Counsel. In addition, prior to taking any action with respect to any Trust REMIC or the respective assets of each, or causing any Trust REMIC to take any action, which is not contemplated under the terms of this Agreement, the Securities Administrator will consult with the Trustee or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any Trust REMIC, and the Securities Administrator shall not take any such action or cause any Trust REMIC to take any such action as to which the Trustee has advised it in writing that an Adverse REMIC Event could occur. The Trustee may consult with counsel (and conclusively rely upon the advice of such counsel) to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event shall such cost be an expense of the Trustee.

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(g) In the event that any tax is imposed on “prohibited transactions” of any REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of such REMIC as defined in Section 860G(c) of the Code, on any contributions to any such REMIC after the Startup Day therefor pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Trustee pursuant to Section 11.03, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Article XI, (ii) to the Securities Administrator pursuant to Section 11.03, if such tax arises out of or results from a breach by the Securities Administrator of any of its obligations under this Article XI, (iii) to the Master Servicer pursuant to Section 11.03, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article IV or under this Article XI, (iv) to the related Servicer pursuant to Section 11.03, if such tax arises out of or results from a breach by such Servicer of any of its obligations under Article III or under this Article XI, or (v) in all other cases, against amounts on deposit in the Distribution Account and shall be paid by withdrawal therefrom.

(h) The Securities Administrator shall, for federal income tax purposes, maintain books and records with respect to each Trust REMIC on a calendar year and on an accrual basis.

(i) Following the Startup Day, neither the Securities Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC other than in connection with any Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets in the Trust Fund will not cause the related REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject such REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(j) Neither the Trustee nor the Securities Administrator shall knowingly enter into any arrangement by which any Trust REMIC will receive a fee or other compensation for services nor permit either REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k) The Securities Administrator shall apply for an employer identification number with the Internal Revenue Service via a Form SS-4 or other comparable method for each REMIC. In connection with the foregoing, the Securities Administrator shall provide the name and address of the person who can be contacted to obtain information required to be reported to the holders of Regular Interests in each REMIC as required by IRS Form 8811.

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SECTION 11.02. Prohibited Transactions and Activities.

None of the Depositor, the Servicers, the Securities Administrator, the Master Servicer or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of REMIC I, (iii) the termination of REMIC I pursuant to Article X of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article II of this Agreement), nor acquire any assets for any Trust REMIC (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in the related Collection Account or the Distribution Account for gain, nor accept any contributions to any Trust REMIC after the Closing Date (other than a Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03), unless it has received an Opinion of Counsel, addressed to the Trustee, the Securities Administrator and the Certificate Insurer (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution but in no event at the expense of the Trustee) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) cause any Trust REMIC to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions.

SECTION 11.03. Indemnification.

(a) The Trustee agrees to be liable for any taxes and costs incurred by the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator, the Certificate Insurer, the Swap Provider, the Cap Counterparty or the Servicers including, without limitation, any reasonable attorneys fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator, the Certificate Insurer or the Servicers as a result of the Trustee’s failure to perform its covenants set forth in this Article XI in accordance with the standard of care of the Trustee set forth in this Agreement.

(b) Each Servicer agrees to indemnify the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator, the Certificate Insurer and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Securities Administrator, the Certificate Insurer or the Trustee, as a result of the related Servicer’s failure to perform its covenants set forth in Article III in accordance with the standard of care of the related Servicer set forth in this Agreement.

(c) The Master Servicer agrees to indemnify the Trust Fund, the Depositor, the Servicers, the Certificate Insurer and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Servicers, the Certificate Insurer or the Trustee, as a result of the Master Servicer’s failure to perform its covenants set forth in Article IV in accordance with the standard of care of the Master Servicer set forth in this Agreement.

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(d) The Securities Administrator agrees to be liable for any taxes and costs incurred by the Trust Fund, the Depositor, the Servicers, the Certificate Insurer or the Trustee including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Servicers, the Certificate Insurer or the Trustee as a result of the Securities Administrator’s failure to perform its covenants set forth in this Article XI in accordance with the standard of care of the Securities Administrator set forth in this Agreement.

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ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.01. Amendment.

This Agreement may be amended from time to time by the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee with the prior written consent of the Certificate Insurer, but without the consent of any of the Certificateholders, to (i) cure any ambiguity or defect, (ii) correct, modify or supplement any provisions herein (including to give effect to the expectations of Certificateholders), (iii) ensure compliance with Regulation AB or (iv) make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement and that such action shall not, as evidenced by an Opinion of Counsel delivered to the Trustee and the Certificate Insurer, adversely affect in any material respect the interests of any Certificateholder; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders or the Certificate Insurer and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates. No amendment shall be deemed to adversely affect in any material respect the interests of any Certificateholder who shall have consented thereto, and no Opinion of Counsel shall be required to address the effect of any such amendment on any such consenting Certificateholder.

This Agreement may also be amended from time to time by the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee with the prior written consent of the Certificate Insurer and the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner, other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights allocated to such Class, or (iii) modify the consents required by the immediately preceding clauses (i) and (ii) without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or the Servicers or any Affiliate thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates. Without limiting the generality of the foregoing, any amendment to this Agreement required in connection with the compliance with or the clarification of any reporting obligations described in Section 5.06 hereof shall not require the consent of any Certificateholder and without the need for any Opinion of Counsel or Rating Agency confirmation.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it and the Certificate Insurer shall have first received an Opinion of Counsel to the effect that all conditions precedent to the execution of such amendment have been satisfied, such amendment is permitted hereunder and will not result in the imposition of any tax on any Trust REMIC pursuant to the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding and that such amendment is authorized or permitted by this Agreement.

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Promptly after the execution of any such amendment the Trustee shall furnish a copy of such amendment to each Certificateholder and the Certificate Insurer.

It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

The cost of any Opinion of Counsel to be delivered pursuant to this Section 12.01 shall be borne by the Person seeking the related amendment, but in no event shall such Opinion of Counsel be an expense of the Trustee.

The Trustee may, but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

Notwithstanding any of the other provisions of this Section 12.01, none of the parties to this Agreement shall enter into any amendment to this Agreement that could reasonably be expected to have a material adverse effect on the interests of the Swap Provider hereunder (excluding, for the avoidance of doubt, any amendment to the this Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) without the prior written consent of the Swap Provider, which consent shall not be unreasonably withheld, conditioned or delayed, or any amendment to this Agreement that could reasonably be expected to have a material adverse effect on the direct or indirect rights of the Cap Counterparty relating to the return of collateral in accordance with the Cap Credit Support Annex without the prior written consent of the Cap Counterparty, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 12.02. Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor at the expense of the Certificateholders, but only if accompanied by an Opinion of Counsel (which opinion shall not be at the expense of the Trustee) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

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SECTION 12.03. Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of any of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless (i) such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, (ii) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, (iii) the Certificate Insurer shall have given its written consent and (iv) the Trustee, for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

SECTION 12.04. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations Law which shall govern.

SECTION 12.05. Notices.

All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when received if sent by facsimile, receipt confirmed, if

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personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service or delivered in any other manner specified herein, to (a) in the case of the Depositor, ACE Securities Corp., AMACAR GROUP, 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211, Attention: Juliana Johnson (telecopy number: (704) 365-1362) with a copy to Deutsche Bank Securities, Inc. 60 Wall Street, New York, New York, Attention: Legal Department (telecopy number: (212) 797-4561), or such other address or telecopy number as may hereafter be furnished to the Servicers, the Master Servicer, the Securities Administrator, the Certificate Insurer and the Trustee in writing by the Depositor, (b) in the case of Ocwen, Ocwen Loan Servicing, LLC, 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409, Attention: Secretary (telecopy number: (561) 682-8177, or such other address or telecopy number as may hereafter be furnished to the Trustee, the Master Servicer, the Securities Administrator, the Certificate Insurer and the Depositor in writing by Ocwen, (c) GMAC Mortgage, LLC, 100 Witmer Road, Horsham, Pennsylvania 19044, Attention: ACE 2007-SL2, or such other address or telecopy number as may hereafter be furnished to the Trustee, the Master Servicer, the Securities Administrator, the Certificate Insurer and the Depositor in writing by GMAC, (d) in the case of the Master Servicer and the Securities Administrator, P.O. Box 98, Columbia, Maryland 21046 and for overnight delivery to 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: ACE Securities Corp., 2007-SL2 (telecopy number: (410) 715-2380), or such other address or telecopy number as may hereafter be furnished to the Trustee, the Depositor, the Certificate Insurer and the Servicer in writing by the Master Servicer or the Securities Administrator, (e) in the case of the Certificate Insurer, Assured Guaranty Corp., 1325 Avenue of the Americas, New York, New York 10019, Attn: Risk Management Department, with a copy to the General Counsel (telecopy number: (212) 581-3268), or such other address or telecopy number as may hereafter be furnished to the Trustee, the Depositor, the Master Servicer, the Securities Administrator and the Servicer, (f) in the case of the Cap Counterparty or the Swap Provider, Bear Stearns Financial Products Inc., 383 Madison Avenue, 36th Floor, New York, New York 10179, Attention: DPC Manager, or such other address as may hereafter be furnished to the Trustee, the Depositor, the Master Servicer, the Securities Administrator, the Servicer and the Certificate Insurer and (g) in the case of the Trustee, at the Corporate Trust Office or such other address or telecopy number as the Trustee may hereafter be furnish to the Servicers, the Master Servicer, the Securities Administrator, the Certificate Insurer and the Depositor in writing by the Trustee. Any notice required or permitted to be given to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder also shall be mailed to the appropriate party in the manner set forth above.

SECTION 12.06. Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

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SECTION 12.07. Notice to Rating Agencies.

The Trustee shall use its best efforts promptly to provide notice to the Rating Agencies and the Certificate Insurer with respect to each of the following of which a Responsible Officer has actual knowledge:

1. Any material change or amendment to this Agreement;

2. The occurrence of any Servicer Event of Default or Master Servicer Event of Default that has not been cured or waived;

3. The resignation or termination of a Servicer, the Master Servicer or the Trustee;

4. The repurchase or substitution of Mortgage Loans pursuant to or as contemplated by Section 2.03;

5. The final payment to the Holders of any Class of Certificates; and

6. Any change in the location of the Distribution Account.

In addition, the Securities Administrator shall promptly make available to each Rating Agency and the Certificate Insurer copies of each report to Certificateholders described in Section 5.02.

The Servicer shall make available to each Rating Agency copies of the following:

1. Each annual statement of compliance described in Section 3.17 of this Agreement; and

2. Each assessment of compliance and attestation report described in Section 3.18.

Any such notice pursuant to this Section 12.07 shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service to Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041; and to Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007 or such other addresses as the Rating Agencies may designate in writing to the parties hereto.

SECTION 12.08. Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

SECTION 12.09. Grant of Security Interest.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders and the Certificate Insurer, be, and be construed as, a sale of the Mortgage Loans by the Depositor and not a pledge of the Mortgage Loans to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Depositor, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders and the Certificate Insurer, to secure a debt or other obligation of the Depositor and (b)(1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York; (2) the conveyance provided for in Section 2.01 shall be deemed to be a grant by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders and the Certificate Insurer, of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Accounts and the Distribution Account, whether in the form of cash, instruments, securities or other property; (3) the obligations secured by such security agreement shall be deemed to be all of the Depositor’s obligations under this Agreement, including the obligation to provide to the Certificateholders and the Certificate Insurer the benefits of this Agreement relating to the Mortgage Loans and the Trust Fund; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Accordingly, the Depositor hereby grants to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders and the Certificate Insurer, a security interest in the Mortgage Loans and all other property described in clause (2) of the preceding sentence, for the purpose of securing to the Trustee the performance by the Depositor of the obligations described in clause (3) of the preceding sentence. Notwithstanding the foregoing, the parties hereto intend the conveyance pursuant to Section 2.01 to be a true, absolute and unconditional sale of the Mortgage Loans and assets constituting the Trust Fund by the Depositor to the Trustee, on behalf of the Trust and for the benefit of the Certificateholders and the Certificate Insurer.

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SECTION 12.10. Survival of Indemnification.

Any and all indemnities to be provided by any party to this Agreement shall survive the termination and resignation of any party hereto and the termination of this Agreement.

SECTION 12.11. Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.17, 3.18, 3.20, 4.15, 4.16, 4.17, 4.18 and 5.06 of this Agreement is to facilitate compliance by the Sponsor, the Master Servicer, the Securities Administrator and the Depositor with the provisions of Regulation AB promulgated by the Commission under the Exchange Act (17 C.F.R. §§ 229.1100 - 229.1123), as such may be amended from time to time and subject to clarification and interpretive advice as may be issued by the staff of the Commission from time to time. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB and (c) the parties shall comply with requests made by the Master Servicer, Securities Administrator, Sponsor or the Depositor for delivery of additional or different information as the Master Servicer, Securities Administrator, Sponsor or the Depositor may determine in good faith is necessary to comply with the provisions of Regulation AB.

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SECTION 12.12. Indemnification.

Each of the Depositor, Master Servicer, Securities Administrator, Servicers and any Servicing Function Participant engaged by such party, respectively, shall indemnify and hold harmless the Master Servicer, the Securities Administrator, the Depositor and the Certificate Insurer, respectively, and each of its directors, officers, employees, agents, and affiliates from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon (a) any breach by such party of any if its obligations under hereunder, including particularly its obligations to provide any assessment of compliance, attestation report, annual statement of compliance or any information, data or materials required to be included in any 1934 Act report, (b) any material misstatement or omission in any information, data or materials provided by such party (or, in the case of the Securities Administrator or Master Servicer, any material misstatement or material omission in (i) any assessment of compliance, attestation report or annual statement of compliance delivered by it, or by any Servicing Function Participant engaged by it, pursuant to this Agreement, or (ii) any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure concerning the Master Servicer or the Securities Administrator), or (c) the negligence, bad faith or willful misconduct of such indemnifying party in connection with its performance hereunder. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, the Securities Administrator, the Depositor or the Certificate Insurer, as the case may be, then each such party agrees that it shall contribute to the amount paid or payable by the Master Servicer, the Securities Administrator or the Depositor, as applicable, as a result of any claims, losses, damages or liabilities incurred by such party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the indemnifying party on the other. This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

SECTION 12.13. Swap Provider, Certificate Insurer and Cap Counterparty as Third Party Beneficiaries.

The Swap Provider and the Certificate Insurer each shall be an express third-party beneficiary of this Agreement to the extent of its express rights to receive any payments under this Agreement or any other express rights of the Swap Provider or the Certificate Insurer explicitly stated in this Agreement, and shall have the right to enforce such rights under this Agreement as if it were a party hereto.

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The Cap Counterparty shall be an express third-party beneficiary of this Agreement to the extent of its direct and indirect rights relating to the return of collateral in accordance with the Cap Credit Support Annex, and shall have the right to enforce such rights as if it were a party hereto.

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IN WITNESS WHEREOF, the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

ACE SECURITIES CORP.,
as Depositor

By: /s/ Evelyn Echevarria
Name: Evelyn Echevarria
Title: Vice President

By: /s/ Doris Hearn
Name: Doris Hearn
Title: Vice President

OCWEN LOAN SERVICING, LLC
as a Servicer

By: /s/ Richard Delgado
Name: Richard Delgado
Title: Authorized Representative

GMAC MORTGAGE, LLC
as a Servicer

By: /s/ Wesley B. Howland
Name: Wesley B. Howland
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION
not in its individual capacity but solely as Trustee

By: /s/ Fernando Acebedo
Name: Fernando Acebedo
Title: Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION
as Master Servicer and Securities Administrator

By: /s/ Stacey Taylor
Name: Stacey Taylor
Title: Vice President

Acknowledged and Agreed for purposes of Section 9.05:

DB STRUCTURED PRODUCTS, INC

By: /s/ Rika Yano
Name: Rika Yano
Title: Vice President

By: /s/ Ernest Calabrese
Name: Ernest Calabrese
Title: Director

Acknowledged and Agreed for purposes of
Sections 7.08, 7.09 and 7.10:

CLAYTON FIXED INCOME SERVICES INC.

By: /s/ Kevin J. Kanouff
Name: Kevin J. Kanouff
Title: President and General Counsel

STATE OF North Carolina	)
) ss.:
COUNTY OF Mecklenburg	)

On the 14th day of August 2007, before me, a notary public in and for said State, personally appeared Evelyn Echevarria known to me to be a Officer of ACE Securities Corp., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Patricia C. Harris Notary Public

[Notarial Seal]	My commission expires October 14, 2011

STATE OF North Carolina	)
) ss.:
COUNTY OF Meckenburg	)

On the 14th day of August 2007, before me, a notary public in and for said State, personally appeared Doris J. Hearn known to me to be an officer of ACE Securities Corp., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Patricia C. Harris Notary Public

[Notarial Seal]	My commission expires October 14, 2011

STATE OF Florida	)
) ss.:
COUNTY OF Palm Beach	)

On the 9th day of August 2007, before me, a notary public in and for said State, personally appeared Richard Delgada known to me to be an authorized representative of Ocwen Loan Servicing, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ K.S. Ferruggia Notary Public

[Notarial Seal]	My commission expires 03 June 2009

STATE OF Iowa	)
) ss.:
COUNTY OF Black Hawk	)

On the 13th day of August 2007, before me, a notary public in and for said State, personally appeared Wesley B. Howland known to me to be a Vice President of GMAC Mortgage, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Susan Brindle Notary Public

[Notarial Seal]	My commission expires August 26, 2008

STATE OF Maryland	)
) ss.:
COUNTY OF Howard	)

On the 13th day of August 2007, before me, a notary public in and for said State, personally appeared Stacey M. Taylor known to me to be a Vice President of Wells Fargo Bank, National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Darron C. Woodus Notary Public

[Notarial Seal]	My commission expires December 6, 2008

STATE OF	)
) ss.:
COUNTY OF	)

On the 13th day of August 2007, before me, a notary public in and for said State, personally appeared Fernando Acebedo known to me to be a Vice President of HSBC Bank USA, National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Audrey H. Zabriskie Notary Public

[Notarial Seal]	My commission expires 1/16/2011

EXHIBIT A-1

FORM OF CLASS A CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PRIOR TO THE TERMINATION OF THE SUPPLEMENTAL INTEREST TRUST, ANY PERSON ACQUIRING THIS CERTIFICATE SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS IN SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT REFERRED TO HEREIN. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

Series 2007-SL2, Class A	Aggregate Certificate Principal Balance of the Class A Certificates as of the Issue Date: $_____________

Pass-Through Rate: Variable	Denomination: $____________

Date of Pooling and Servicing Agreement and Cut-off Date: July 1, 2007	Master Servicer: Wells Fargo Bank, N.A.

First Distribution Date: August 27, 2007	Trustee: HSBC Bank USA, National Association

No.__	Issue Date: August 20, 2007

CUSIP:________________

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed rate, second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE SPONSOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all of the Class A Certificates in REMIC III created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp., as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer (“GMAC”; together with Ocwen, the “Servicers”, each a “Servicer”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

A-1-2

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Business Day immediately preceding such Distribution Date (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class A Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class A Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

The Pass-Through Rate applicable to the calculation of interest payable with respect to this Certificate on any Distribution Date shall be a rate per annum equal to the lesser of (i) One-Month LIBOR plus [_____]%, in the case of each Distribution Date through and including the first Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust Fund as of the last day of the related Due Period has been reduced to less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, or One-Month LIBOR plus [_____]%, in the case of any Distribution Date thereafter and (ii) the applicable Net WAC Pass-Through Rate for such Distribution Date.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans and payments received pursuant to the Swap Agreement and the Cap Contract all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

A-1-3

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required) and of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates, but with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required).

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

Prior to the termination of the Supplemental Interest Trust, any transferee of this Certificate shall be deemed to have made the representations in Section 6.02(c) of the Agreement.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, each Servicer and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or such Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, any Servicer nor any such agent shall be affected by notice to the contrary.

A-1-4

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

A-1-5

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: August ___, 2007

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class A Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act

TEN ENT	-	as tenants by the entireties
(State)
JT TEN	-	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address: __________________________________________________________
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2A

FORM OF CLASS CE-1 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES TO THE EXTENT DESCRIBED IN THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND (1) OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S UNDER THE ACT (“REGULATION S”), OR (2) WITHIN THE UNITED STATES TO (A) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF AND IN COMPLIANCE WITH RULE 144A UNDER THE ACT (“RULE 144A”) OR (B) TO INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF “REGULATION D” UNDER THE ACT.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES A CERTIFICATION PURSUANT TO SECTION 6.02(c) OF THE AGREEMENT AND COMPLIES WITH SECTION 6.02(g) OF THE AGREEMENT REFERRED TO HEREIN.

Series 2007-SL2, Class CE-1	Aggregate Certificate Principal Balance of the Class CE-1 Certificates as of the Issue Date: $_____________

Pass-Through Rate: Variable	Denomination: $_________________

Cut-off Date and date of Pooling and Servicing Agreement: July 1, 2007	Master Servicer: Wells Fargo Bank, N.A.

First Distribution Date: August 27, 2007	Trustee: HSBC Bank USA, National Association

No. __	Issue Date: August 20, 2007

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed rate, second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE SPONSOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that ________________ is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class CE-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all of the Class CE-1 Certificates in REMIC III created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp., as depositor (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer (“GMAC”; together with Ocwen, the “Servicers,” each a “Servicer”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

A-2A-2

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount (as defined in the Agreement) hereof at a per annum rate equal to the applicable Pass-Through Rate as set forth in the Agreement. Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class CE-1 Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class CE-1 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required) and of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates, but with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required).

A-2A-3

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, (ii) if such transfer is purportedly being made in reliance upon Regulation S under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-2, (iii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-3 and (iv) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

A-2A-4

No transfer of this Certificate shall be made except in accordance with Section 6.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, each Servicer and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or such Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, any Servicer nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assume any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

A-2A-5

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: August ___, 2007

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class CE-1 Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act

TEN ENT	-	as tenants by the entireties
(State)
JT TEN	-	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address: ________________________________________________________
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2B

FORM OF CLASS CE-2 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND (1) OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S UNDER THE ACT (“REGULATION S”), OR (2) WITHIN THE UNITED STATES TO (A) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF AND IN COMPLIANCE WITH RULE 144A UNDER THE ACT (“RULE 144A”) OR (B) TO INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF “REGULATION D” UNDER THE ACT.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES A CERTIFICATION PURSUANT TO SECTION 6.02(c) OF THE AGREEMENT.

Series 2007-SL2, Class CE-2	Aggregate Percentage Interest of the Class CE-2 Certificates as of the Issue Date: 100%

Cut-off Date and date of Pooling and Servicing Agreement: July 1, 2007	Master Servicer: Wells Fargo Bank, N.A.

First Distribution Date: August 27, 2007	Trustee: HSBC Bank USA, National Association

No. __	Issue Date: August 20, 2007

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed rate, second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE SPONSOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that ________________ is the registered owner of a Percentage Interest set forth above in that certain beneficial ownership interest evidenced by all of the Class CE-2 Certificates in REMIC III created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp., as depositor (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer (“GMAC”; together with Ocwen, the “Servicers,” each a “Servicer”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount (as defined in the Agreement) hereof at a per annum rate equal to the applicable Pass-Through Rate as set forth in the Agreement. Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE-2 Certificates on such Distribution Date pursuant to the Agreement.

A-2B-2

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class CE-2 Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required) and of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates, but with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required).

A-2B-3

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, (ii) if such transfer is purportedly being made in reliance upon Regulation S under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-2, (iii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-3 and (iv) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02(c) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

A-2B-4

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, each Servicer and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or such Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, any Servicer nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assume any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

A-2B-5

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: August ___, 2007
WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class CE-2 Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act

TEN ENT	-	as tenants by the entireties
(State)
JT TEN	-	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address: ______________________________________________________
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

FORM OF CLASS P CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND (1) OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S UNDER THE ACT (“REGULATION S”), OR (2) WITHIN THE UNITED STATES TO (A) “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF AND IN COMPLIANCE WITH RULE 144A UNDER THE ACT (“RULE 144A”) OR (B) TO INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF “REGULATION D” UNDER THE ACT.

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES A CERTIFICATION PURSUANT TO SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

Series 2007-SL2, Class P	Aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date: $100.00

Cut-off Date and date of Pooling and Servicing Agreement: July 1, 2007	Denomination: $100.00

First Distribution Date: August 27, 2007	Master Servicer: Wells Fargo Bank, N.A.

No. __	Trustee: HSBC Bank USA, National Association

Issue Date: August 20, 2007

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed rate, second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE SPONSOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that____________________ is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all of the Class P Certificates in REMIC III created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp., as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer (“GMAC”; together with Ocwen, the “Servicers,” each a “Servicer”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

A-3-2

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following such 25th day (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class P Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class P Certificates the aggregate initial Certificate Principal Balance of which is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the aggregate initial Certificate Principal Balance of the Class P Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates specified on the face hereof equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required) and of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates, but with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required).

A-3-3

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, (ii) if such transfer is purportedly being made in reliance upon Regulation S under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-2, (iii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-3 and (iv) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02(c) of the Agreement.

A-3-4

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, each Servicer and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or such Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, any Servicer nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assume any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

A-3-5

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: August ___, 2007
WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class P Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act

TEN ENT	-	as tenants by the entireties
(State)
JT TEN	-	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address: _________________________________________________________
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-4

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THE SOLE “RESIDUAL INTEREST” IN EACH “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.02 OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.02 OF THE AGREEMENT REFERRED TO HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE SECURITIES ADMINISTRATOR THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 6.02(d) OF THE AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

NO PERSON MAY ACQUIRE THIS CERTIFICATE DIRECTLY OR INDIRECTLY BY, ON BEHALF OF, OR WITH PLAN ASSETS OF AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, UNLESS IT HAS PROVIDED THE OPINION OF COUNSEL REFERENCED IN SECTION 6.02(c) OF THE AGREEMENT REFERRED TO HEREIN.

A-4-2

Series 2007-SL2, Class R	Aggregate Percentage Interest of the Class R Certificates as of the Issue Date: 100.00%

Date of Pooling and Servicing Agreement and Cut-off Date: July 1, 2007	Master Servicer: Wells Fargo Bank, N.A.

First Distribution Date: August 27, 2007	Trustee: HSBC Bank USA, National Association

No __	Issue Date: August 20, 2007

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2
ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed rate, second lien mortgage loans (the “Mortgage Loans”) formed and sold by

ACE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ACE SECURITIES CORP., THE SPONSOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE SERVICERS, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that _______________ is the registered owner of a Percentage Interest set forth above in that certain beneficial ownership interest evidenced by all of the Class R Certificates in REMIC III created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among ACE Securities Corp., as depositor (hereinafter called the “Depositor”, which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer (“GMAC”; together with Ocwen, the “Servicers,” each a “Servicer”) and HSBC Bank USA, National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the last Business Day of the calendar month immediately preceding the month in which the related Distribution Date occurs (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R Certificates on such Distribution Date pursuant to the Agreement.

A-4-3

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Securities Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and is the registered owner of Class R Certificates, or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest in the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Servicers and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Trustee, the Securities Administrator and the Servicers with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required) and of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates, but with the consent of the Certificate Insurer (unless a Certificate Insurer Default has occurred and is continuing, in which case, no consent shall be required).

A-4-4

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Securities Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Securities Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit B-1, or (ii) if such transfer is purportedly being made in reliance upon Rule 501(a) under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer and from such Holder’s prospective transferee, substantially in the form attached to the Agreement as Exhibit B-3, (iii) a transfer affidavit and agreement substantially in the form of Exhibit B-4 to the Agreement and (iv) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer or the Securities Administrator in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor, the Trustee or the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Master Servicer and the Securities Administrator against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made except in accordance with Section 6.02 of the Agreement.

A-4-5

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Securities Administrator (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R Certificates have been designated as representing the beneficial ownership of the residual interests in each of REMIC I, REMIC II and REMIC III, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 6.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause any portion of the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon any REMIC.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, each Servicer and any agent of the Depositor, the Master Servicer, the Trustee, the Securities Administrator or such Servicer may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee, the Securities Administrator, the Certificate Insurer, any Servicer nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Securities Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Scheduled Principal Balance of the Mortgage Loans (and properties acquired in respect thereof) at the time of purchase being less than or equal to 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

A-4-6

The recitals contained herein shall be taken as statements of the Depositor and neither the Trustee nor the Securities Administrator assume any responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

A-4-7

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: August ___, 2007
WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, N.A. as Securities Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act

TEN ENT	-	as tenants by the entireties
(State)
JT TEN	-	as joint tenants with right if survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee)

a Percentage Interest equal to _____% evidenced by the within Asset Backed Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Securities Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address: ________________________________________________________
.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B-1

FORM OF TRANSFEROR REPRESENTATION LETTER

[Date]

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2007-SL2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates [Class CE-1 Certificates] [Class CE-2 Certificates] [Class P Certificates] [Class R Certificates]

Ladies and Gentlemen:

In connection with the transfer by ______________________ (the “Transferor”) to ___________________ (the “Transferee”) of the captioned asset backed pass-through certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Transferor nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, (e) has taken any other action, that (in the case of each of subclauses (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933, as amended (the “1933 Act”), or would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities law or would require registration or qualification pursuant thereto. The Transferor will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Transferor will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of that certain Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp. as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a Servicer, GMAC Mortgage, LLC as a Servicer, and HSBC Bank USA, National Association as Trustee (the “Pooling and Servicing Agreement”), pursuant to which Pooling and Servicing Agreement the Certificates were issued.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

Very truly yours,

[Transferor]

By:
Name:
Title:

B-1-2

FORM OF TRANSFEREE REPRESENTATION LETTER

[Date]

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2007-SL2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates [Class CE-1 Certificates][Class CE-2 Certificates][Class P Certificates][Class R Certificates]

Ladies and Gentlemen:

In connection with the purchase from ______________________________ (the “Transferor”) on the date hereof of the captioned asset backed pass-through certificates (the “Certificates”), (the “Transferee”) hereby certifies as follows:

1. The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933 (the “1933 Act”) and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Certificates for its own account or for the account of a qualified institutional buyer, and understands that such Certificate may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the 1933 Act.

2. The Transferee has been furnished with all information regarding (a) the Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement referred to below, and (d) any credit enhancement mechanism associated with the Certificates, that it has requested.

3. The Transferee: (a) is not an employee benefit plan or other plan subject to the prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan within the meaning of the Department of Labor (“DOL”) regulation at 29 C.F.R. § 2510.3-101 or (b) has provided the Securities Administrator with an Opinion of Counsel on which the Trustee, the Depositor, the Master Servicer, the Securities Administrator and the Servicers may rely, acceptable to and in form and substance satisfactory to the Securities Administrator to the effect that the purchase of Certificates is permissible under applicable law, will not constitute or result in any non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Trust Fund, the Trustee, the Depositor, the Master Servicer, the Securities Administrator or the Servicers to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in the Pooling and Servicing Agreement.

B-1-3

In addition, the Transferee hereby certifies, represents and warrants to, and covenants with, the Depositor, the Trustee, the Securities Administrator, the Master Servicer and the Servicers that the Transferee will not transfer such Certificates to any Plan or person unless such Plan or person meets the requirements set forth in paragraph 3 above.

All capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp. as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a Servicer, GMAC Mortgage, LLC as a Servicer and HSBC Bank USA, National Association as Trustee, pursuant to which the Certificates were issued.

[TRANSFEREE]

By:
Name:
Title:

B-1-4

ANNEX 1 TO EXHIBIT B-1

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and Wells Fargo Bank, N.A., as Securities Administrator, with respect to the asset backed pass-through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the entity purchasing the Certificates (the “Transferee”).

2. In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because (i) the Transferee owned and/or invested on a discretionary basis $________________1  in securities (except for the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___
Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___
Bank. The Transferee (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

___
Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

[1]
Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.

B-1-5

___	Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

___
Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

___
State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

___	Investment Advisor The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

3. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee’s direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934.

5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

___	___	Will the Transferee be purchasing the Certificates
Yes	No	only for the Transferee’s own account?

B-1-6

6. If the answer to the foregoing question is “no”, the Transferee agrees that, in connection with any purchase of securities sold to the Transferee for the account of a third party (including any separate account) in reliance on Rule 144A, the Transferee will only purchase for the account of a third party that at the time is a “qualified institutional buyer” within the meaning of Rule 144A. In addition, the Transferee agrees that the Transferee will not purchase securities for a third party unless the Transferee has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of “qualified institutional buyer” set forth in Rule 144A.

7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee’s purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Dated:

Print Name of Transferee

By:
Name:
Title:

B-1-7

ANNEX 2 TO EXHIBIT B-1

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and Wells Fargo Bank, N.A., as Securities Administrator, with respect to the asset backed pass-through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the entity purchasing the Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is such an officer of the investment adviser (the “Adviser”).

2. In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone, or the Transferee’s Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee’s Family of Investment Companies, the cost of such securities was used.

___
The Transferee owned $________________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

___
The Transferee is part of a Family of Investment Companies which owned in the aggregate $_______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee’s Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

B-1-8

5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A. In addition, the Transferee will only purchase for the Transferee’s own account.

6. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee’s purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Dated:

Print Name of Transferee or Advisor

By:
Name:
Title:

IF AN ADVISER:

Print Name of Transferee

B-1-9

FORM OF TRANSFEREE REPRESENTATION LETTER

The undersigned hereby certifies on behalf of the purchaser named below (the “Purchaser”) as follows:

1. I am an executive officer of the Purchaser.

2. The Purchaser is a “qualified institutional buyer”, as defined in Rule 144A, (“Rule 144A”) under the Securities Act of 1933, as amended.

3. As of the date specified below (which is not earlier than the last day of the Purchaser’s most recent fiscal year), the amount of “securities”, computed for purposes of Rule 144A, owned and invested on a discretionary basis by the Purchaser was in excess of $100,000,000.

Name of Purchaser

By: (Signature)

Name of Signatory

Title

Date of this certificate

Date of information provided in paragraph 3

B-1-10

EXHIBIT B-2

FORM OF REGULATION S TRANSFER CERTIFICATE

[Date]

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2007-SL2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates, Class CE-1 Certificates, Class CE-2 Certificates and/or Class P Certificates

Ladies and Gentlemen:

Reference is hereby made to the Pooling and Servicing Agreement (the “Agreement”), dated as of July 1, 2007, among ACE Securities Corp. (the “Depositor”), Wells Fargo Bank, N.A., as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC, as a servicer (“Ocwen”), GMAC Mortgage, LLC, as a servicer (“GMAC”, together with Ocwen, the “Servicers”, each a “Servicer”) and HSBC Bank USA, National Association, as trustee (the “Trustee”). Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Agreement.

This letter relates to U.S. $[__________] Certificate Principal Balance of Class [CE-1][CE-2][P] Certificates (the “Certificates”) which are held in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Certificates to a person who wishes to take delivery thereof in the form of an equivalent beneficial interest [name of transferee] (the “Transferee”).

In connection with such request, the Transferor hereby certifies that such transfer has been effected in accordance with the transfer restrictions set forth in the Agreement relating to the Certificates and that the following additional requirements (if applicable) were satisfied:

(a) the offer of the Certificates was not made to a person in the United States;

(b) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;

(c) no directed selling efforts were made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(d) the transfer or exchange is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(e) the Transferee is not a U.S. Person, as defined in Regulation S under the Securities Act;

(f) the transfer was made in accordance with the applicable provisions of Rule 903(b)(2) or (3) or Rule 904(b)(1), as the case may be; and

(g) the Transferee understands that the Certificates have not been and will not be registered under the Securities Act, that any offers, sales or deliveries of the Certificates purchased by the Transferee in the United States or to U.S. persons prior to the date that is 40 days after the later of (i) the commencement of the offering of the Certificates and (ii) the Closing Date, may constitute a violation of United States law, and that (x) distributions of principal and interest and (y) the exchange of beneficial interests in a Temporary Regulation S Global Certificate for beneficial interests in the related Permanent Regulation S Global Certificate, in each case, will be made in respect of such Certificates only following the delivery by the Holder of a certification of non-U.S. beneficial ownership, at the times and in the manner set forth in the Agreement.

B-2-2

You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

B-2-3

EXHIBIT B-3

FORM OF TRANSFEROR REPRESENTATION LETTER

____________, 20__

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2007-SL2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates, [Class CE-1 Certificates][Class CE-2 Certificates][Class P Certificates][Class R Certificates]

Ladies and Gentlemen:

In connection with the transfer by ________________ (the “Transferor”) to __________________________ (the “Transferee”) of the captioned asset backed pass-through certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Transferor nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (d) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act’), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Transferor has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp. as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a Servicer, GMAC Mortgage, LLC as a Servicer and HSBC Bank USA, National Association as Trustee, pursuant to which the Certificates were issued.

Very truly yours,

(Transferor)

By:
Name:
Title:

FORM OF TRANSFEREE LETTER

____________, 20__

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust ACE 2007-SL2

Re:	ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates, [Class CE-1 Certificates][Class CE-2 Certificates][Class P Certificates][Class R Certificates]

Ladies and Gentlemen:

In connection with the transfer by ______________________ (the “Transferor”) to __________________________ (the “Transferee”) of the captioned asset backed pass-through certificates (the “Certificates”), the Transferee hereby certifies as follows:

1. The Transferee understands that (a) the Certificates have not been and will not be registered or qualified under the Securities Act of 1933, as amended (the “Act”) or any state securities law, (b) ACE Securities Corp. (the “Depositor”) is not required to so register or qualify the Certificates, (c) the Certificates may be resold only if registered and qualified pursuant to the provisions of the Act or any state securities law, or if an exemption from such registration and qualification is available, (d) the Pooling and Servicing Agreement contains restrictions regarding the transfer of the Certificates and (e) the Certificates will bear a legend to the foregoing effect.

2. The Transferee is acquiring the Certificates for its own account for investment only and not with a view to or for sale in connection with any distribution thereof in any manner that would violate the Act or any applicable state securities laws.

3. The Transferee is (a) a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters, and, in particular, in such matters related to securities similar to the Certificates, such that it is capable of evaluating the merits and risks of investment in the Certificates, (b) able to bear the economic risks of such an investment and (c) an “accredited investor” within the meaning of Rule 501(a) promulgated pursuant to the Act.

4. The Transferee has been furnished with, and has had an opportunity to review (a) a copy of the Pooling and Servicing Agreement, dated as of July 1, 2007, among the Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a Servicer, GMAC Mortgage, LLC as a Servicer and HSBC Bank USA, National Association as Trustee and (b) such other information concerning the Certificates, the Mortgage Loans and the Depositor as has been requested by the Transferee from the Depositor or the Transferor and is relevant to the Transferee’s decision to purchase the Certificates. The Transferee has had any questions arising from such review answered by the Depositor or the Transferor to the satisfaction of the Transferee.

B-3-2

5. The Transferee has not and will not nor has it authorized or will it authorize any person to (a) offer, pledge, sell, dispose of or otherwise transfer any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicit any offer to buy or to accept a pledge, disposition of other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approach or negotiate with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) make any general solicitation by means of general advertising or in any other manner or (e) take any other action, that (as to any of (a) through (d) above) would constitute a distribution of any Certificate under the Act, that would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities law, or that would require registration or qualification pursuant thereto. The Transferee will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

6. The Transferee: (a) is not an employee benefit plan or other plan subject to the prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan within the meaning of the Department of Labor (“DOL”) regulation at 29 C.F.R. § 2510.3-101 or (b) has provided the Securities Administrator with an Opinion of Counsel on which the Depositor, the Master Servicer, the Securities Administrator, the Trustee and the Servicers may rely, acceptable to and in form and substance satisfactory to the Securities Administrator to the effect that the purchase of Certificates is permissible under applicable law, will not constitute or result in any non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Trust Fund, the Trustee, the Master Servicer, the Securities Administrator, the Depositor or the Servicers to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in the Pooling and Servicing Agreement.

In addition, the Transferee hereby certifies, represents and warrants to, and covenants with, the Depositor, the Trustee, the Securities Administrator, the Master Servicer and the Servicers that the Transferee will not transfer such Certificates to any Plan or person unless such Plan or person meets the requirements set forth in paragraph 6 above.

Very truly yours,

By:
Name:
Title:

B-3-3

EXHIBIT B-4

TRANSFER AFFIDAVIT AND AGREEMENT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

___________________________ being duly sworn, deposes, represents and warrants as follows:

1.
I am a _____________________ of _______________________________ (the “Owner”) a corporation duly organized and existing under the laws of _________________________, the record owner of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates, Class R Certificates (the “Class R Certificates”), on behalf of whom I make this affidavit and agreement. Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp. as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC as a Servicer, GMAC Mortgage, LLC as a Servicer and HSBC Bank USA, National Association as Trustee, pursuant to which the Class R Certificates were issued.

2.
The Owner (i) is and will be a “Permitted Transferee” as of ____________________ ____ and (ii) is acquiring the Class R Certificates for its own account or for the account of another Owner from which it has received an affidavit in substantially the same form as this affidavit. A “Permitted Transferee” is any person other than a “disqualified organization” or a possession of the United States. For this purpose, a “disqualified organization” means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality all of the activities of which are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of whose board of directors is not selected by any such governmental entity) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any real electric or telephone cooperative, or any organization (other than certain farmers’ cooperatives) that is generally exempt from federal income tax unless such organization is subject to the tax on unrelated business taxable income.

3.
The Owner is aware (i) of the tax that would be imposed on transfers of the Class R Certificates to disqualified organizations under the Internal Revenue Code of 1986 that applies to all transfers of the Class R Certificates after April 31, 1988; (ii) that such tax would be on the transferor or, if such transfer is through an agent (which person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such person does not have actual knowledge that the affidavit is false; and (iv) that each of the Class R Certificates may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated under the Code and that the transferor of a “noneconomic residual interest” will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to impede the assessment or collection of tax.

4.
The Owner is aware of the tax imposed on a “pass-through entity” holding the Class R Certificates if, at any time during the taxable year of the pass-through entity, a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

5.
The Owner is aware that the Securities Administrator will not register the transfer of any Class R Certificate unless the transferee, or the transferee’s agent, delivers to the Securities Administrator, among other things, an affidavit in substantially the same form as this affidavit. The Owner expressly agrees that it will not consummate any such transfer if it knows or believes that any of the representations contained in such affidavit and agreement are false.

6.
The Owner consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificates will only be owned, directly or indirectly, by an Owner that is a Permitted Transferee.

7.	The Owner’s taxpayer identification number is ________________.

8.
The Owner has reviewed the restrictions set forth on the face of the Class R Certificates and the provisions of Section 6.02(d) of the Pooling and Servicing Agreement under which the Class R Certificates were issued (in particular, clauses (iii)(A) and (iii)(B) of Section 6.02(d) which authorize the Securities Administrator to deliver payments to a person other than the Owner and negotiate a mandatory sale by the Securities Administrator in the event that the Owner holds such Certificate in violation of Section 6.02(d)); and that the Owner expressly agrees to be bound by and to comply with such restrictions and provisions.

9.	The Owner is not acquiring and will not transfer the Class R Certificates in order to impede the assessment or collection of any tax.

10.
The Owner anticipates that it will, so long as it holds the Class R Certificates, have sufficient assets to pay any taxes owed by the holder of such Class R Certificates, and hereby represents to and for the benefit of the person from whom it acquired the Class R Certificates that the Owner intends to pay taxes associated with holding such Class R Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Class R Certificates.

B-4-2

11.	The Owner has no present knowledge that it may become insolvent or subject to a bankruptcy proceeding for so long as it holds the Class R Certificates.

12.	The Owner has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding.

13.
The Owner is not acquiring the Class R Certificates with the intent to transfer the Class R Certificates to any person or entity that will not have sufficient assets to pay any taxes owed by the holder of such Class R Certificates, or that may become insolvent or subject to a bankruptcy proceeding, for so long as the Class R Certificates remain outstanding.

14.
The Owner will, in connection with any transfer that it makes of the Class R Certificates, obtain from its transferee the representations required by Section 6.02(d) of the Pooling and Servicing Agreement under which the Class R Certificate were issued and will not consummate any such transfer if it knows, or knows facts that should lead it to believe, that any such representations are false.

15.
The Owner will, in connection with any transfer that it makes of the Class R Certificates, deliver to the Securities Administrator an affidavit, which represents and warrants that it is not transferring the Class R Certificates to impede the assessment or collection of any tax and that it has no actual knowledge that the proposed transferee: (i) has insufficient assets to pay any taxes owed by such transferee as holder of the Class R Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Class R Certificates remains outstanding; and (iii) is not a “Permitted Transferee”.

16.
The Owner is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States may be included in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

17.
The Owner of the Class R Certificate, hereby agrees that in the event that the Trust Fund created by the Pooling and Servicing Agreement is terminated pursuant to Section 10.01 thereof, the undersigned shall assign and transfer to the Holders of the Class CE-1 Certificates any amounts in excess of par received in connection with such termination. Accordingly, in the event of such termination, the Securities Administrator is hereby authorized to withhold any such amounts in excess of par and to pay such amounts directly to the Holders of the Class CE-1 Certificates. This agreement shall bind and be enforceable against any successor, transferee or assignee of the undersigned in the Class R Certificate. In connection with any transfer of the Class R Certificate, the Owner shall obtain an agreement substantially similar to this clause from any subsequent owner.

B-4-3

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of _________________, ____.

[OWNER]

By:
Name:
Title: [Vice] President

ATTEST:

By:
Name:
Title: [Assistant] Secretary

Personally appeared before me the above-named __________________, known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ______________ day of __________, ____.

Notary Public

County of _____________________________
State of _______________________________

My Commission expires:

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

_________________________, being duly sworn, deposes, represents and warrants as follows:

1. I am a ____________________ of _________________________ (the “Owner”), a corporation duly organized and existing under the laws of _____________, on behalf of whom I make this affidavit.

2. The Owner is not transferring the Class R Certificates (the “Residual Certificates”) to impede the assessment or collection of any tax.

3. The Owner has no actual knowledge that the Person that is the proposed transferee (the “Purchaser”) of the Residual Certificates: (i) has insufficient assets to pay any taxes owed by such proposed transferee as holder of the Residual Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Residual Certificates remain outstanding and (iii) is not a Permitted Transferee.

4. The Owner understands that the Purchaser has delivered to the Securities Administrator a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit B-4. The Owner does not know or believe that any representation contained therein is false.

5. At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the Purchaser as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the Purchaser has historically paid its debts as they became due and has found no significant evidence to indicate that the Purchaser will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of a Residual Certificate may not be respected for United States income tax purposes (and the Owner may continue to be liable for United States income taxes associated therewith) unless the Owner has conducted such an investigation.

6. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

B-4-6

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of ________________, ____.

[OWNER]

By:
Name:
Title: [Vice] President

ATTEST:

By:
Name:
Title: [Assistant] Secretary

Personally appeared before me the above-named _________________, known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ______ day of _____________, ____.

Notary Public

County of _____________________________
State of _______________________________

My Commission expires:

EXHIBIT C-1

BACK-UP CERTIFICATION

Re:          __________ (the “Trust”)

Asset Backed Pass-Through Certificates, Series 2007-SL2

I, [identify the certifying individual], certify to ACE Securities Corp. (the “Depositor”), HSBC Bank USA, National Association (the “Trustee”), Assured Guaranty Corp. (the “Certificate Insurer”) and Wells Fargo Bank, National Association (the “Master Servicer”), and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1)
I have reviewed the servicer compliance statement of the Servicers provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of each Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by each Servicer during 200[ ] that were delivered by such Servicer to the Master Servicer pursuant to the Agreement (collectively, the “Servicer Servicing Information”);

(2)
Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

(3)	Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicers under the Agreement has been provided to the Master Servicer;

(4)
I am responsible for reviewing the activities performed by each Servicer as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, both Servicers have fulfilled their obligations under the Agreement in all material respects; and

(5)
The Compliance Statement required to be delivered by the Servicers pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Servicers and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the Master Servicer. Any material instances of noncompliance described in such reports have been disclosed to the Master Servicer. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Capitalized terms used and not otherwise defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement (the “Agreement”), dated as of July 1, 2007, among ACE Securities Corp., Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC, Wells Fargo Bank, National Association and HSBC Bank USA, National Association.

Date:

[Signature]

[Title]

C-1-2

EXHIBIT C-2

FORM OF ANNUAL CERTIFICATION

Re:
The Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp., Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC, Wells Fargo Bank, National Association and HSBC Bank USA, National Association

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the Annual Independent Public Accountants’ Servicing Report (as defined in the Agreement), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement and the Annual Independent Public Accountants’ Servicing Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Annual Independent Public Accountants’ Servicing Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By: _______________________________
Name:
Title:

C-2-2

EXHIBIT D

FORM OF POWER OF ATTORNEY

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO

[Ocwen Loan Servicing, LLC 1661 Worthington Road, Centrepark West, Suite 100 West Palm Beach, Florida 33409	[GMAC Mortgage, LLC 100 Witmer Road Horsham, Pennsylvania 19044
Attn: _________________________]	Attn: _________________________]

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that HSBC Bank USA, National Association, having its principal place of business at ____________________, as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement among ACE Securities Corp. (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, Ocwen Loan Servicing, LLC, as a Servicer (“Ocwen”), GMAC Mortgage, LLC as a Servicer (“GMAC”) and the Trustee, dated as of July 1, 2007 (the “Pooling and Servicing Agreement”), hereby constitutes and appoints the [GMAC][Ocwen](the “Servicer”) by and through the Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans serviced by the Servicer pursuant to the Pooling and Servicing Agreement for the purpose of performing all acts and executing all documents in the name of the Trustee as may be customarily and reasonably necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the “Mortgages” and the “Deeds of Trust”, respectively) and promissory notes secured thereby (the “Mortgage Notes”) for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) and for which the Servicer is acting as servicer, all subject to the terms of the Pooling and Servicing Agreement.

This appointment shall apply to the following enumerated transactions only:

1.
The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recordings is for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued and said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured.

2.
The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

3.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

4.	The completion of loan assumption agreements.

5.
The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

6.	The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7.
The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

8.
With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of a deed in lieu of foreclosure; and

f.
the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8.a. through 8.e., above.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

D-2

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, HSBC Bank USA, National Association as Trustee pursuant to that Pooling and Servicing Agreement among the Depositor, Wells Fargo Bank, National Association, Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and the Trustee, dated as of July 1, 2007 (ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates), has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by ____________ its duly elected and authorized Vice President this _________ day of _________, 200__.

as Trustee for ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates
By:

STATE OF _____________

COUNTY OF ___________

On _______________, 200__, before me, the undersigned, a Notary Public in and for said state, personally appeared ____________, Vice President of ____________________ as Trustee for ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Certificates, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

WITNESS my hand and official seal.
(SEAL)

Notary Public
My Commission Expires _________________

D-3

EXHIBIT E

SERVICING CRITERIA

Schedule 1122 (Pooling and Servicing Agreement)

Assessments of Compliance and Attestation Reports Servicing Criteria2

Reg. AB Item 1122(d) Servicing Criteria	Depositor	Seller	Servicers	Trustee	Custodian	Paying Agent	Master Servicer	Securities Administrator
(1) General Servicing Considerations
(i) monitoring performance or other triggers and events of default			X				X	X
(ii) monitoring performance of vendors of activities outsourced			X				X
(iii) maintenance of back-up servicer for pool assets
(iv) fidelity bond and E&O policies in effect			X				X
(2) Cash Collection and Administration
(i) timing of deposits to custodial account			X			X	X	X
(ii) wire transfers to investors by authorized personnel			X			X		X
(iii) advances or guarantees made, reviewed and approved as required			X				X
(iv) accounts maintained as required			X			X	X	X
(v) accounts at federally insured depository institutions			X			X	X	X

*
The descriptions of the Item 1122(d) servicing criteria use key words and phrases and are not verbatim recitations of the servicing criteria. Refer to Regulation AB, Item 1122 for a full description of servicing criteria.

Reg. AB Item 1122(d) Servicing Criteria	Depositor	Seller	Servicers	Trustee	Custodian	Paying Agent	Master Servicer	Securities Administrator
(vi) unissued checks safeguarded			X			X		X
(vii) monthly reconciliations of accounts			X			X	X	X
(3) Investor Remittances and Reporting
(i) investor reports			X				X	X
(ii) remittances			X			X		X
(iii) proper posting of distributions			X			X		X
(iv) reconciliation of remittances and payment statements			X			X	X	X
(4) Pool Asset Administration
(i) maintenance of pool collateral			X		X
(ii) safeguarding of pool assets/documents			X		X
(iii) additions, removals and substitutions of pool assets		X	X
(iv) posting and allocation of pool asset payments to pool assets			X
(v) reconciliation of servicer records			X
(vi) modifications or other changes to terms of pool assets			X
(vii) loss mitigation and recovery actions			X
(viii)records regarding collection efforts			X

Reg. AB Item 1122(d) Servicing Criteria	Depositor	Seller	Servicers	Trustee	Custodian	Paying Agent	Master Servicer	Securities Administrator
(ix) adjustments to variable interest rates on pool assets			X
(x) matters relating to funds held in trust for obligors			X
(xi) payments made on behalf of obligors (such as for taxes or insurance)			X
(xii) late payment penalties with respect to payments made on behalf of obligors			X
(xiii)records with respect to payments made on behalf of obligors			X
(xiv)recognition and recording of delinquencies, charge-offs and uncollectible accounts			X				X
(xv) maintenance of external credit enhancement or other support								X

EXHIBIT F

MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (this “Agreement”), dated August 20, 2007, between DB Structured Products, Inc., a Delaware corporation (the “Seller”) and ACE Securities Corp., a Delaware corporation (the “Purchaser”).

Preliminary Statement

The Seller intends to sell the Mortgage Loans (as hereinafter identified), the Swap Agreement (as hereinafter defined) and the Cap Agreement (as hereinafter defined) to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund. The Trust Fund will be evidenced by a single series of mortgage pass-through certificates designated as ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates (the “Certificates”). The Certificates will consist of five classes of certificates. The Certificates will be issued pursuant to a Pooling and Servicing Agreement for ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates, dated as of July 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser as depositor, Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer (“GMAC”, together with Ocwen, the “Servicers” and each individually a “Servicer”) and HSBC Bank USA, National Association as trustee (the “Trustee”). The Purchaser will sell the Class A Certificates (the “Offered Certificates”) to Deutsche Bank Securities Inc. (“DBSI”), pursuant to the Second Amended and Restated Underwriting Agreement, dated as of June 24, 1999, as amended and restated to and including January 25, 2006, between the Purchaser and DBSI, and the Terms Agreement, dated August 17, 2007 (together, the “Underwriting Agreement”), between the Purchaser and DBSI. Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The parties hereto agree as follows:

SECTION 1. Agreement to Purchase. The Seller hereby sells, and the Purchaser hereby purchases, on August 20, 2007 (the “Closing Date”), (a) certain conventional, one- to four-family, fixed-rate, second lien, residential mortgage loans (the “Mortgage Loans”), having an aggregate principal balance as of the close of business on July 1, 2007 (the “Cut-off Date”) of approximately $196,525,112 (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received, including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans and (b) all of the Seller’s right, title and interest in and to (i) the Cap Agreement between Bear Stearns Financial Inc. (“Bear Stearns”) and the Trustee, as trustee for ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates, dated as of August 20, 2007 (the “Cap Agreement”), relating to the Offered Certificates and (ii) the Swap Agreement between Bear Stearns and the Trustee, as trustee of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset Backed Pass-Through Certificates dated as of August 20, 2007 (the “Swap Agreement”) relating to the Offered Certificates.

SECTION 2. Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the mortgage loans owned by the Seller are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a final schedule (the “Closing Schedule”) that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges. The Closing Schedule will conform to the requirements set forth in this Agreement and to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement.

SECTION 3. Consideration.

(a) In consideration for the Mortgage Loans, the Swap Agreement and the Cap Agreement to be purchased hereunder, the Purchaser shall, as described in Section 8, pay to or upon the order of the Seller in immediately available funds an amount (the “Purchase Price”) equal to the net cash proceeds of the sale of the Offered Certificates, the Class CE-1 Certificates, the Class CE-2 Certificates, the Class P Certificates and the Class R Certificates.*

(b) The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

(c) Pursuant to the Pooling and Servicing Agreement, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, the Swap Agreement and the Cap Agreement together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders and the Certificate Insurer.

SECTION 4. Transfer of the Mortgage Loans.

(a) Possession of Mortgage Files. The Seller does hereby sell to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the related Prepayment Charges but excluding the Servicing Rights, the Swap Agreement and the Cap Agreement. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser.  Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

*	Please contact the Mortgage Loan Seller for this information.

(b) Delivery of Mortgage Loan Documents. The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser each of the following documents for each Mortgage Loan:

(i) the original Mortgage Note, including any riders thereto, endorsed in blank, with all prior and intervening endorsements showing a complete chain of endorsement from the originator to the Person so endorsing to the Trustee;

(ii) the original Mortgage or a certified copy thereof, including any riders thereto, with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon, and in the case of each MOM Loan, the original Mortgage, noting the presence of the MIN of the Loan and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS®, with evidence of recording indicated thereon;

(iii) unless such Mortgage Loan is registered on the MERS System, the original Assignment of Mortgage executed in blank;

(iv) unless such Mortgage Loan is a MOM Loan, the original recorded Assignment or Assignments of the Mortgage, or a certified copy or copies thereof, showing a complete chain of assignment from the originator to the last Person assigning the Mortgage;

(v) the original or copies of each assumption, modification, written assurance or substitution agreement, if any;

(vi) the original lender’s title insurance policy, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a second lien on the Mortgaged Property represented therein as a fee interest vested in the Mortgagor;

(vii) the original of any guarantee executed in connection with the Mortgage Note, if any; and

(viii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

Notwithstanding anything to the contrary contained in this Section 4, with respect to a maximum of approximately 1.00% of the Mortgage Loans, by aggregate principal balance of the Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in Section 4(b)(i) above cannot be located, the obligations of the Seller to deliver such documents shall be deemed to be satisfied upon delivery to the Purchaser or any assignee, transferee or designee of the Purchaser of a photocopy of such Mortgage Note, if available, with a lost note affidavit substantially in the form of Exhibit 1 attached hereto. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Purchaser or any assignee, transferee or designee of the Purchaser is subsequently located, such original Mortgage Note shall be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser within three (3) Business Days; and if any document referred to in Section 4(b)(ii) or 4(b)(iv) above has been submitted for recording but either (x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Seller hereunder shall be deemed to have been satisfied upon delivery to the Purchaser or any assignee, transferee or designee of the Purchaser promptly upon receipt thereof by or on behalf of the Seller of either the original or a copy of such document certified by the applicable public recording office to be a true and complete copy of the original.

In the event that the original lender’s title insurance policy has not yet been issued, the Seller shall deliver to the Purchaser or any assignee, transferee or designee of the Purchaser a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company. The Seller shall deliver such original title insurance policy to the Purchaser or any assignee, transferee or designee of the Purchaser promptly upon receipt by the Seller, if any.

Each original document relating to a Mortgage Loan which is not delivered to the Purchaser or its assignee, transferee or designee, if held by the Seller, shall be so held for the benefit of the Purchaser, its assignee, transferee or designee.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders and the Certificate Insurer by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it will not, and will not permit the Servicers or the Master Servicer to alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement or the Pooling and Servicing Agreement.

(c) Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Closing Schedule.

(d) Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller, and the assignee shall succeed to the rights and obligations hereunder of the Purchaser.  Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller under this Agreement will be promptly reimbursed by the Seller.

(e) Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination the Mortgage File pertaining to each Mortgage Loan, or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination.  Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within sixty (60) days after the Closing Date.  If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, such Mortgage Loans shall be deleted from the Closing Schedule.  The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination.  The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5. Representations, Warranties and Covenants of the Seller.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Seller is a Delaware corporation with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Agreement has been duly authorized, executed and delivered by the Seller. The Seller had the full corporate power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement;

(ii) The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or by general principles of equity;

(iii) The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the organizational documents of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound, or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance (other than any created hereby in favor of the Purchaser and its assignees) which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

(iv) No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of New York, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby and by the Pooling and Servicing Agreement; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates;

(v) The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(vi) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(vii) Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller was the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Purchase Price, in the event that the Seller retains or has retained record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof from and after the date hereof;

(viii) There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement;

(ix) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any relevant jurisdiction, except any as may have been complied with;

(x) The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans (except that an entity that previously financed the Seller’s ownership of the Mortgage Loans may be entitled to a fee to release its security interest in the Mortgage Loans, which fee shall have been paid and which security interest shall have been released on or prior to the Closing Date);

(xi) There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller; and

(xii) The information set forth in the applicable part of the Closing Schedule relating to the existence of a Prepayment Charge is complete, true and correct in all material respects at the date or dates respecting which such information is furnished and each Prepayment Charge is permissible and enforceable in accordance with its terms upon the mortgagor’s full and voluntary principal prepayment under applicable law, except to the extent that: (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights; (2) the collectability thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment; or (3) subsequent changes in applicable law may limit or prohibit enforceability thereof under applicable law.

SECTION 6. Representations and Warranties of the Seller Relating to the Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that as to each Mortgage Loan as of the Closing Date:

(i) Information provided to the Rating Agencies, including the loan level detail, is true and correct according to the Rating Agency requirements;

(ii) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(iii) Except as set forth on the Closing Schedule, all payments required to be made prior to the Cut-off Date with respect to each Mortgage Loan have been made;

(iv) [Reserved];

(v) There are no delinquent taxes, assessment liens or insurance premiums affecting the related Mortgaged Property;

(vi) The terms of the Mortgage Note and the Mortgage have not been materially impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement (approved by the title insurer to the extent required by the policy) and which assumption agreement has been delivered to the Trustee;

(vii) The Mortgaged Property is insured against loss by fire and hazards of extended coverage (excluding earthquake insurance) in an amount which is at least equal to the lesser of (i) the amount necessary to compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the outstanding principal balance of the Mortgage Loan. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and the Seller has not engaged in any act or omission which would impair the coverage of any such insurance policies. Except as may be limited by applicable law, the Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(viii) Each Mortgage Loan and the related Prepayment Charge, if any, complied in all material respects with any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, anti-predatory lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, fair lending or disclosure laws applicable to the origination and servicing of the Mortgage Loans and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

(ix) The Mortgage has not been satisfied, cancelled, subordinated (other than the subordination to the related first lien mortgage loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

(x) The Mortgage was recorded or was submitted for recording in accordance with all applicable laws and is a valid, existing and enforceable second lien on the Mortgaged Property including all improvements on the Mortgaged Property;

(xi) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, insured under the related title policy, and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by a bankruptcy, insolvency or reorganization;

(xii) The Seller is the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage and has the full right to convey, transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien (other than the subordination to the related first lien mortgage loan), pledge, charge, claim or security interest and immediately upon the sale, assignment and endorsement of the Mortgage Loans from the Seller to the Purchaser, the Purchaser shall have good and indefeasible title to and be the sole legal owner of the Mortgage Loans subject only to any encumbrance, equity, lien, pledge, charge, claim or security interest arising out of the Purchaser’s actions;

(xiii) Unless the Mortgaged Property is located in the State of Iowa and an attorney’s certificate and/or a certificate of title guaranty has been obtained, each Mortgage Loan is covered by a valid and binding American Land Title Association lender’s title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located. No claims have been filed under such lender’s title insurance policy, and the Seller has not done, by act or omission, anything that would impair the coverage of the lender’s title insurance policy;

(xiv) There is no material default, breach, violation event or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and the Seller has not, nor has its predecessors, waived any material default, breach, violation or event of acceleration;

(xv) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material provided to the related Mortgaged Property prior to the origination of the Mortgage Loan which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, except as may be disclosed in the related title policy;

(xvi) Except with respect to approximately 77.17% of the Mortgage Loans by aggregate principal balance as of the Cut-off Date, which are balloon loans and approximately 1.38% of the Mortgage Loans by aggregate principal balance as of the Cut-off Date, which are interest-only loans, each Mortgage Note is payable on the first day of each month (unless otherwise specified on the Closing Schedule) in equal monthly installments of principal and interest, with interest calculated on a 30/360 basis and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date over an original term from commencement of amortization to not more than 30 years and no Mortgage Loan permits negative amortization;

(xvii) The servicing practices used in connection with the servicing of the Mortgage Loans have been in all respects reasonable and customary in the mortgage servicing industry of like mortgage loan servicers, servicing similar subprime mortgage loans originated in the same jurisdiction as the Mortgaged Property;

(xviii) At the time of origination of the Mortgage Loan there was no proceeding pending for the total or partial condemnation of the Mortgaged Property and, as of the date such Mortgage Loan was purchased by the Purchaser, to the best of the Purchaser’s knowledge there is no proceeding pending for the total or partial condemnation of the Mortgaged Property;

(xix) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure;

(xx) The Mortgage Note is not and has not been secured by any collateral except the lien of the related Mortgage referred to in subsection (x) above;

(xxi) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Seller to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(xxii) The Mortgage Loan is not subject to any valid right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any such right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, subject to bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditor’s rights generally;

(xxiii) The Mortgage Loans were underwritten in accordance with the related originator’s underwriting guidelines in effect at the time the Mortgage Loans were originated (the “Applicable Underwriting Guidelines”), except with respect to certain of those Mortgage Loans which had compensating factors permitting a deviation from the Applicable Underwriting Guidelines;

(xxiv) The Mortgaged Property is free of material damage and waste, excepting therefrom any Mortgage Loan subject to an escrow withhold as shown on the Closing Schedule;

(xxv) All of the improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the Mortgaged Property’s boundary lines and no improvements on adjoining properties encroach upon the Mortgaged Property, excepting therefrom: (i) any encroachment insured against in the lender’s title insurance policy identified in subsection (xiii), (ii) any encroachment generally acceptable to subprime mortgage loan originators doing business in the same jurisdiction as the Mortgaged Property, and (iii) any encroachment which does not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(xxvi) All parties to the Mortgage Note had the legal capacity to execute the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly executed by such parties;

(xxvii) To the best of the Seller’s knowledge, at the time of origination of the Mortgage Loan, no appraised improvement located on or being part of the Mortgaged Property was in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required in connection with the origination of any Mortgage Loan with respect to the occupancy of the Mortgaged Property, have been made or obtained from the appropriate authorities;

(xxviii) No Mortgagor has notified the Seller of any relief requested or allowed under the Servicemembers Civil Relief Act;

(xxix) All parties which have held an interest in the Mortgage Loan are (or during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the state wherein the Mortgaged Property is located, (2) organized under the laws of such state, (3) qualified to do business in such state, (4) a federal savings and loan association or national bank, (5) not doing business in such state, or (6) exempt from the applicable licensing requirements of such state;

(xxx) The Mortgage File contains an appraisal of the related Mortgaged Property which was made prior to the approval of the Mortgage Loan by a qualified appraiser, duly appointed by the related originator and was made in accordance with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the Uniform Standards of Professional Appraisal Practice;

(xxxi) Except as may otherwise be limited by applicable law, the Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder;

(xxxii) The Mortgage Loan does not contain any provision which would constitute a “buydown” provision and pursuant to which Monthly Payments are paid or partially paid with funds deposited in a separate account established by the related originator, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor. The Mortgage Loan is not a “graduated payment mortgage loan” and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(xxxiii) To the best of the Seller’s knowledge there is no action or proceeding directly involving the Mortgaged Property presently pending in which compliance with any environmental law, rule or regulation is at issue and the Seller has received no notice of any condition at the Mortgaged Property which is reasonably likely to give rise to an action or proceeding in which compliance with any environmental law, rule or regulation is at issue;

(xxxiv) Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of Treasury Regulation section 1.860G-2(a);

(xxxv) Each Mortgage Loan (a) is directly secured by a second lien on, and consists of a single parcel of, real property with an attached, detached or semi-detached one-to-four family residence erected thereon, a townhouse, row house or an individual condominium unit in a condominium project, or an individual unit in a planned unit development (“PUD”). Any unit in a PUD or condominium project conforms to the requirements of the Applicable Underwriting Guidelines regarding such dwellings. No residence or dwelling is a mobile home or a manufactured dwelling unless it is a manufactured dwelling, which is permanently affixed to a foundation and treated as “real estate” under applicable law. No Mortgaged Property is used for commercial purposes. Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(xxxvi) [Reserved];

(xxxvii) [Reserved];

(xxxviii)  [Reserved];

(xxxix) [Reserved];

(xl) [Reserved];

(xli) [Reserved];

(xlii) With respect to any Mortgage Loan, either (i) no consent for the Mortgage Loan is required by the holder of any related senior lien or (ii) such consent has been obtained and is contained in the Mortgage File;

(xliii) No Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9);

(xliv) As of the date hereof, the Seller has not received a notice of default of a senior lien on the related Mortgaged Property which has not been cured;

(xlv) There is no Mortgage Loan that (a) is secured by property located in the State of Kentucky; (b) was originated on or after June 24, 2003, and (c) which is a “High Cost Home Loan” as defined under Kentucky State Statute KRS 360.100, effective as of June 24, 2003;

(xlvi) There is no Mortgage Loan that (a) is secured by property located in the State of Arkansas, (b) has a note date on or after July 16, 2003, and (c) which is a “High Cost Home Loan” as defined under the Arkansas Home Loan Protection Act, effective as of July 16, 2003;

(xlvii) [Reserved];

(xlviii) [Reserved];

(xlix) [Reserved];

(l) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

(li) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(lii) No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

(liii) No Mortgage Loan originated in the City of Los Angeles is subject to the City of Los Angeles California Ordinance 175008 as a home loan;

(liv) No Mortgage Loan is a “High Cost Home Loan” as defined under the Maine House Bill 383 L.D. 494, effective as of September 13, 2003;

(lv) No Mortgage Loan is a “High Cost” loan as defined under the New York Banking Law Section 6L, effective as of April 1, 2003;

(lvi) No Mortgage Loan is a “home loan” in the state of Nevada;

(lvii) No Mortgage Loan is a “Section 10 mortgage loan” as defined in Oklahoma House Bill 1574;

(lviii) [Reserved];

(lix) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary which is now Version 6.0, Appendix E (attached hereto as Exhibit 2)) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

(lx) [Reserved];

(lxi) [Reserved];

(lxii) [Reserved];

(lxiii) No selection procedures were used by the Seller that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller’s portfolio;

(lxiv) The information set forth in the Closing Schedule is true and correct in all material respects as of the Cut-off Date; and

(lxv) No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.

SECTION 7. Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a) The representations and warranties contained in Section 6 shall not be impaired by any review and examination of loan files or other documents evidencing or relating to the Mortgage Loans or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of the Certificateholders and the Certificate Insurer. With respect to the representations and warranties contained herein as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty was inaccurate as of the date such representation and warranty was made or deemed to be made, and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, then notwithstanding the lack of knowledge by the Seller with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, the Seller shall take such action described in the following paragraph in respect of such Mortgage Loan.

Upon discovery by the Seller, the Certificate Insurer, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by the Seller, as listed on a Custodian’s preliminary exception report, as described in the Custodial Agreements, as part of any Mortgage File, or of a breach of any of the representations and warranties contained in Section 6 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Certificate Insurer, the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Seller. Within sixty (60) days of its discovery or its receipt of notice of any such missing documentation that was not transferred by the Seller as described above, or of materially defective documentation, or any such breach of a representation and warranty, the Seller promptly shall deliver such missing document or cure such defect or breach in all material respects or, in the event the Seller cannot deliver such missing document or cannot cure such defect or breach, the Seller shall, within ninety (90) days of its discovery or receipt of notice of any such missing or materially defective documentation or of any such breach of a representation and warranty, either (i) repurchase the affected Mortgage Loan at the Purchase Price (as such term is defined in the Pooling and Servicing Agreement) or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Qualified Substitute Mortgage Loans. The Seller shall amend the Closing Schedule to reflect the withdrawal of such Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement. The Seller shall deliver to the Purchaser and the Certificate Insurer such amended Closing Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment. Any repurchase pursuant to this Section 7(a) shall be accomplished by transfer to an account designated by the Purchaser of the amount of the Purchase Price in accordance with Section 2.03 of the Pooling and Servicing Agreement. Any repurchase required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

(b) If the representation made by the Seller in Section 5(xii) is breached, the Seller shall not have the right or obligation to cure, substitute or repurchase the affected Mortgage Loan but shall remit to the related Servicer for deposit in the Collection Account, prior to the next succeeding Servicer Remittance Date, the amount of the Prepayment Charge indicated on the applicable part of the Closing Schedule to be due from the Mortgagor in the circumstances less any amount collected and remitted to the related Servicer for deposit into the Collection Account.

(c) It is understood and agreed that the obligations of the Seller set forth in this Section 7 to cure or repurchase a defective Mortgage Loan (and to make payments pursuant to Section 7(b)) constitute the sole remedies of the Purchaser against the Seller respecting a missing document or a breach of the representations and warranties contained in Section 5(xii) or Section 6.

SECTION 8. Closing; Payment for the Mortgage Loans. The closing of the purchase and sale of the Mortgage Loans, the Swap Agreement and the Cap Agreement shall be held at the New York City office of Thacher Proffitt & Wood llp at 10:00 a.m. New York City time on the Closing Date.

The closing shall be subject to each of the following conditions:

(a) All of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b) The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all closing documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c) The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d) All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement.

SECTION 9. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a) An Officers’ Certificate of the Seller, dated the Closing Date, upon which the Purchaser, the Certificate Insurer and DBSI may rely with respect to certain facts regarding the sale of the Mortgage Loans by the Seller to the Purchaser;

(b) An Opinion of Counsel of the Seller, dated the Closing Date and addressed to the Purchaser, the Certificate Insurer and DBSI;

(c) Such opinions of counsel as the Rating Agencies, the Certificate Insurer or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement; and

(d) Such further information, certificates, opinions and documents as the Purchaser, the Certificate Insurer or DBSI may reasonably request.

SECTION 10. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, fees for title policy endorsements and continuations, the fees and expenses of the Seller’s accountants and attorneys, the costs and expenses incurred in connection with producing the Servicers’ loan loss, foreclosure and delinquency experience, and the costs and expenses incurred in connection with obtaining the documents referred to in Sections 9(a), 9(b) and 9(c), the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus and prospectus supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates and the fees charged by any rating agency to rate the Certificates.  All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 11. Servicing.  The Mortgage Loans will be master serviced by the Master Servicer and serviced by the Servicers, on behalf of the Trust under the Pooling and Servicing Agreement, and the Seller has represented to the Purchaser that such Mortgage Loans are not subject to any other servicing agreements with third parties.  It is understood and agreed between the Seller and the Purchaser that the Mortgage Loans are to be delivered free and clear of any servicing agreements.  Neither the Purchaser nor any affiliate of the Purchaser is servicing the Mortgage Loans under any such servicing agreement and, accordingly, neither the Purchaser nor any affiliate of the Purchaser is entitled to receive any fee for releasing the Mortgage Loans from any such servicing agreement.  The Seller shall arrange for the orderly transfer of such servicing to the Servicers.  For so long as the Master Servicer master services the Mortgage Loans and the Servicers service the Mortgage Loans, the Master Servicer shall be entitled to the Master Servicing Fee and the Servicers shall be entitled to a Servicing Fee and such other payments as provided for under the terms of the Pooling and Servicing Agreement.

SECTION 12. Mandatory Delivery; Grant of Security Interest.  The sale and delivery on the Closing Date of the Mortgage Loans described on the Closing Schedule in accordance with the terms and conditions of this Agreement is mandatory.  It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller’s failure to deliver the Mortgage Loans on or before the Closing Date.  The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller’s interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to the Purchaser’s (i) right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement and (ii) obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 8 hereof.  Any Mortgage Loans rejected by the Purchaser shall concurrently therewith be released from the security interest created hereby.  All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 8 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Purchase Price, or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Purchase Price, the Purchaser shall immediately effect the redelivery of the Mortgage Loans, if delivery to the Purchaser has occurred, and the security interest created by this Section 12 shall be deemed to have been released.

SECTION 13. Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, (i) if to the Purchaser, addressed to the Purchaser at 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211, fax: (704) 365-1362, Attention: Doris Hearn, or such other address as may hereafter be furnished to the Seller and the Certificate Insurer in writing by the Purchaser; (ii) if to the Certificate Insurer, addressed to the Certificate Insurer at 1325 Avenue of the Americas, New York, New York 10019, Attention: Risk Management Department, with a copy to the General Counsel and (iii) if to the Seller, addressed to the Seller at 60 Wall Street, New York, New York 10005, fax: (212) 250-2740, Attention:  Michael Commaroto, or to such other address as the Seller may designate in writing to the Purchaser.

SECTION 14. Severability of Provisions.  Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15. Agreement of Parties.  The Seller and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 16. Survival.  The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 17. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (EXCLUDING THE CHOICE OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 18. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought and only with the prior written consent of the Certificate Insurer.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans, the Swap Agreement and the Cap Agreement by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans, the Swap Agreement and the Cap Agreement by the Seller to the Purchaser and not as a pledge of the Mortgage Loans, the Swap Agreement and the Cap Agreement by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans, the Swap Agreement and/or the Cap Agreement is held to be property of the Seller, then (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans, the Swap Agreement and/or the Cap Agreement, as applicable, by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans, the Swap Agreement and the Cap Agreement and all amounts payable to the holders of the Mortgage Loans, the Swap Agreement and the Cap Agreement in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, the Swap Agreement and the Cap Agreement such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

SECTION 19. Third Party Beneficiaries.  The parties hereto acknowledge and agree that DBSI and each of its respective successors and assigns shall have all the rights of a third-party beneficiary in respect of Section 12 of this Agreement and shall be entitled to rely upon and directly enforce the provisions of Section 12 of this Agreement. The parties further acknowledge that the Certificate Insurer shall be an express third-party beneficiary hereof and shall be entitled to enforce the provisions of this Agreement as if it were a party hereto.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

DB STRUCTURED PRODUCTS, INC.

By: /s/ Rika Yano
Name: Rika Yano
Title: Vice President

By: /s/ Ernest Calabrese
Name: Ernest Calabrese
Title: Director

ACE SECURITIES CORP.

By: /s/ Evelyn Echevarria
Name: Evelyn Echevarria
Title: Vice President

By: /s/ Doris J. Hearn
Name: Doris J. Hearn
Title: Vice President

EXHIBIT 1

Loan #:
Borrower:

LOST NOTE AFFIDAVIT

I, as _____________________ of ____________________, a _______________ am authorized to make this Affidavit on behalf of __________________ (the “Seller”). In connection with the administration of the Mortgage Loans held by ______________________, a _______________ [corporation] as Seller on behalf of ____________________ (the “Purchaser”), _______________________ (the “Deponent”), being duly sworn, deposes and says that:

1. The Seller’s address is:    ____________________________
                                                      ____________________________
                                                      ____________________________

2. The Seller previously delivered to the Purchaser a signed Initial Certification with respect to such Mortgage and/or Assignment of Mortgage;

3. Such Mortgage Note and/or Assignment of Mortgage was assigned or sold to the Purchaser by __________________, a   pursuant to the terms and provisions of a Mortgage Loan Purchase Agreement dated as of _____________;

4. Such Mortgage Note and/or Assignment of Mortgage is not outstanding pursuant to a request for release of Documents;

5. Aforesaid Mortgage Note and/or Assignment of Mortgage (the “Original”) has been lost;

6. Deponent has made or caused to be made a diligent search for the Original and has been unable to find or recover same;

7. The Seller was the Seller of the Original at the time of the loss; and

8. Deponent agrees that, if said Original should ever come into Seller’s possession, custody or power, Seller will immediately and without consideration surrender the Original to the Purchaser.

9. Attached hereto is a true and correct copy of (i) the Note, endorsed in blank by the Mortgagee and (ii) the Mortgage or Deed of Trust (strike one) which secures the Note, which Mortgage or Deed of Trust is recorded in the county where the property is located.

10. Deponent hereby agrees that the Seller (a) shall indemnify and hold harmless the Purchaser, its successors and assigns, against any loss, liability or damage, including reasonable attorney’s fees, resulting from the unavailability of any Notes, including but not limited to any loss, liability or damage arising from (i) any false statement contained in this Affidavit, (ii) any claim of any party that purchased a mortgage loan evidenced by the Lost Note or any interest in such mortgage loan, (iii) any claim of any borrower with respect to the existence of terms of a mortgage loan evidenced by the Lost Note on the related property to the fact that the mortgage loan is not evidenced by an original note and (iv) the issuance of a new instrument in lieu thereof (items (i) through (iv) above hereinafter referred to as the “Losses”) and (b) if required by any Rating Agency in connection with placing such Lost Note into a Pass-Through Transfer, shall obtain a surety from an insurer acceptable to the applicable Rating Agency to cover any Losses with respect to such Lost Note.

11. This Affidavit is intended to be relied upon by the Purchaser, its successors and assigns. Seller represents and warrants that is has the authority to perform its obligations under this Affidavit of Lost Note.

Executed this _ day of _______, 200_.

By:
Name: Title:

On this __ day of ______, 200_, before me appeared ______________________ to me personally known, who being duly sworn did say that he is the _______________________ of ____________________, a ______________________ and that said Affidavit of Lost Note was signed and sealed on behalf of such corporation and said acknowledged this instrument to be the free act and deed of said entity.

Signature:

[Seal]

EXHIBIT 2

Appendix E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 53.5-101 et seq. Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective January 1, 2005; amended by 2005 HB 1179, effective July 1, 2005.	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 et seq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 et seq. Effective January 1, 2007.	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

Revised 03/01/07

EXHIBIT G

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 5.06(a)(ii).

Under Item 1 of Form 10-D: a) items marked “monthly statement” are required to be included in the periodic Distribution Date statement under Section 5.02, provided by the Securities Administrator based on information received from the Master Servicer; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the monthly statement, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (monthly statement)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (monthly statement)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (monthly statement)

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (monthly statement)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (monthly statement)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (monthly statement)

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (monthly statement)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (monthly statement)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (monthly statement)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (monthly statement)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (monthly statement)

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor

(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (monthly statement)			Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (monthly statement)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (monthly statement)

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (monthly statement)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X				X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (monthly statement)
(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool, any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor

Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
								X	X
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).							X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
		Trustee					X
		Issuing entity						X
		Master Servicer, affiliated Servicers, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X		X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X		X
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*						X	X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold			X
		Requesting required financial information or effecting incorporation by reference			X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
Item 1115(b) - Derivative Counterparty Financial Information*
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Requesting required financial information or effecting incorporation by reference			X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements						X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X (if Master Servicer is not a party)		X (if Master Servicer is not a party)	X (if Master Servicer is not a party)	X (if Master Servicer is not a party)
	1.02	Termination of a Material Definitive Agreement	X	X	X (if Master Servicer is not a party)		X (if Master Servicer is not a party)	X (if Master Servicer is not a party)	X (if Master Servicer is not a party)
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicers, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X	X	X	X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statement
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement		X	X		X	X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”					X	X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]						X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 3.18]						X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X		X	X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		Reg AB disclosure about any new servicer (from entity appointing new servicer) or trustee (from Depositor) is also required.	X				X	X
	6.03	Change in Credit Enhancement or Other External Support
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
					X		X	X
		Reg AB disclosure about any new enhancement provider is also required.						X
	6.04	Failure to Make a Required Distribution			X		X
	6.05	Securities Act Updating Disclosure

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.						X
	7.01	Regulation FD Disclosure	X	X	X		X	X	X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.						X
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event.
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K as indicated above.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information						X	X
Item 1114(b)(2) - Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold			X
		Requesting required financial information or effecting incorporation by reference			X
Item 1115(b) - Derivative Counterparty Financial Information
		Determining current maximum probable exposure						X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		Determining current significance percentage			X
		Requesting required financial information or effecting incorporation by reference			X
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
		Trustee					X
		Issuing entity						X
		Master Servicer, affiliated Servicers, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X	X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		Custodian				X
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)							X
		Depositor						X
		Trustee					X (with respect to 1119(a) affiliations only)
		Master Servicer, affiliated Servicers, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator						X	X
		Custodian				X (with respect to affiliations only)
		Credit Enhancer/Support Provider						X	X

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee	Depositor	Sponsor
		Significant Obligor						X	X
		Item 1122 - Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X

EXHIBIT H

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [XXX-XXX-XXXX] AND VIA EMAIL TO [_______________] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW

Wells Fargo Bank, N.A. as [Securities Administrator]
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: cts.sec.notifications@wellsfargo.com
Attn: Corporate Trust Services - ACE 2007-SL2 - SEC REPORT PROCESSING

ACE Securities Corp.
6525 Morrison Boulevard, Suite 318, Charlotte
North Carolina 28211
Attention: Juliana Johnson
Fax: (704) 365-1362
Attn: ACE 2007-SL2

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [__] of the Pooling and Servicing Agreement, dated as of July 1, 2007 (the “Pooling and Servicing Agreement”), among ACE Securities Corp., as depositor, Ocwen Loan Servicing, LLC, as a servicer, GMAC Mortgage, LLC, as a servicer, Wells Fargo, National Association, as master servicer and as securities administrator, and HSBC Bank USA, National Association, as trustee, the undersigned, as [_____________________] hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [______________], phone number [__________]; email address [_______________].

[NAME OF PARTY]
As [role]

By:
Name:
Title:

EXHIBIT I

SWAP AGREEMENT

BEAR STEARNS FINANCIAL PRODUCTS INC.
383 MADISON AVENUE
NEW YORK, NEW YORK 10179
212-272-4009

DATE:	August 20, 2007

TO:
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee  on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates

ATTENTION:	CTLA - Structured Finance for ACE 2007-SL2
TELEPHONE:	212-525-1362
FACSIMILE:	212-525-1300

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:	FXACE07SL2

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear Stearns Financial Products Inc. (“Party A”) and HSBC Bank USA, National Association, not individually, but solely as Supplemental Interest Trust Trustee (the “Supplemental Interest Trust Trustee”) on behalf of the supplement interest trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates (the “Supplemental Interest Trust”) (“Party B”) created under the Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp., as the Depositor, Ocwen Loan Servicing, LLC, as the Servicer, GMAC Mortgage, LLC, as the Servicer, Wells Fargo Bank, National Association, as the Master Servicer and the Securities Administrator, and HSBC Bank USA, National Association, as the Trustee (the “Pooling and Servicing Agreement”). This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 4 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.
The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 4 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Item 2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Swap

Notional Amount:
With respect to any Calculation Period, the lesser of (i) the Scheduled Amount set forth for such period on Schedule I attached hereto and (ii) the aggregate Certificate Principal Balance of the Class A Certificates (initially USD 127,741,000) immediately prior to the Distribution Date occurring in the calendar month in which the related Calculation Period begins.

Trade Date:	August 15, 2007

Effective Date:	August 20, 2007

Termination Date:
July 25, 2012, subject to adjustment in accordance with the Business Day Convention; provided, however, that for the purpose of determining the final Fixed Rate Payer Period End Date, Termination Date shall be subject to No Adjustment.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Period End Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, with No Adjustment.
Fixed Rate Payer
Payment Dates:	Early Payment shall be applicable. One Business Day prior to each Fixed Rate Payer Period End Date

Fixed Rate:	5.23%

Fixed Rate Day
Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:	Early Payment shall be applicable. One Business Day prior to each Floating Rate Payer Period End Date

Floating Rate Option:	USD-LIBOR-BBA

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Item 3.
For each Calculation Period, Party B will make available on its website https://www.ctslink.com indicating the outstanding principal balance of the Class A Certificates as of the first day of the month in which such Calculation Period begins]

Item 4.	Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.	Termination Provisions.

For the purposes of this Agreement:-

(a)	“Specified Entity” will not apply to Party A or Party B for any purpose.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)
The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(i) or in Paragraph 7 any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)	The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)
The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b); provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(iv)	The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)	The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(vi)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14.

“Threshold Amount” means USD 100,000,000.

(vii)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)	Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)	The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)	The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

(iii)
The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)
Market Quotation and the Second Method will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

(A)	Section 6(e) is hereby amended by inserting on the first line thereof the words “or is effectively designated” after “If an Early Termination Date occurs”;

(B)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, and a party making the determination, an amount determined on the basis of one or more Firm Offers from Reference Market-makers that are Eligible Replacements. Each Firm Offer will be (1) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (2) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date are to be included. The party making the determination (or its agent) will request each Reference Market-maker that is an Eligible Replacement to provide its Firm Offer to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the designation or occurrence of the relevant Early Termination Date. The day and time as of which those Firm Offers are to be provided (the “bid time”) will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If at least one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, the Market Quotation will be the Firm Offer (among such Firm Offers as specified in clause (C) below) actually accepted by Party B no later than the Business Day immediately preceding the Early Termination Date. If no Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Transactions cannot be determined.

(C)
If more than one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, Party B shall accept the Firm Offer (among such Firm Offers) which would require either (x) the lowest payment by Party B to the Reference Market-maker, to the extent Party B would be required to make a payment to the Reference Market-maker or (y) the highest payment from the Reference Market-maker to Party B, to the extent the Reference Market-maker would be required to make a payment to Party B. If only one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, Party B shall accept such Firm Offer.

(D)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(E)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

(F)
In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a proposed transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(g)	“Termination Currency” means USD.

(h)	Additional Termination Events. Additional Termination Events will apply as provided in Part 5(c).

Part 2.  Tax Matters.

(a)	Tax Representations.

(i)	Payer Representations. For the purpose of Section 3(e) of this Agreement:

(A)	Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, it may rely on:

(i)	the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)
the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)
the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)	Party B makes the following representation(s):

None.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(ii)	Payee Representations. For the purpose of Section 3(f) of this Agreement:

(A)	Party A makes the following representation(s):

Party A is a corporation organized under the laws of the State of Delaware and its U.S. taxpayer identification number is 13-3866307.

(B)	Party B makes the following representation(s):

None.

(b)	Tax Provisions.

(i)	Gross Up. Section 2(d)(i)(4) shall not apply to Party B as X, such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)
Indemnifiable Tax. Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes (including any Tax imposed in relation to a Credit Support Document or in relation to any payment thereunder) unless such Taxes (i) are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

Part 3.  Agreement to Deliver Documents.

(a)	For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Party A
An original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by Party A that eliminates U.S. federal withholding and backup withholding Tax on payments to Party A under this Agreement.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) promptly upon the reasonable demand by Party B, (iv) prior to the expiration or obsolescence of any previously delivered form, and (v) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

Party B
(i) Upon execution of this Agreement, an original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by the initial beneficial owner of payments to Party B that eliminates U.S. federal withholding and backup withholding Tax on payments to Party B under this Agreement, and (ii) thereafter, the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)) with respect to any payments received or to be received by the beneficial owner of payments to Party B under this Agreement from time to time.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) in the case of a tax certification form other than a Form W-9, before December 31 of each third succeeding calendar year, (iv) promptly upon the reasonable demand by Party A, (v) prior to the expiration or obsolescence of any previously delivered form, and (vi) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(b)	For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, each Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, each Confirmation and any Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A and Party B
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, each Confirmation, and any relevant Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Party A
Annual Report of Party A containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which Party A is organized
		Upon request by Party B	Yes

Party A
Quarterly Financial Statements of Party A containing unaudited, consolidated financial statements of Party A’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which Party A is organized
		Upon request by Party B	Yes

Party A	An opinion of counsel of such party regarding the enforceability of this Agreement in a form reasonably satisfactory to the other party.	Upon the execution and delivery of this Agreement	No

Party B	An executed copy of the Pooling and Servicing Agreement	Promptly upon filing of such agreement with the U.S. Securities and Exchange Commission	No

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Part 4. Miscellaneous.

(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:	383 Madison Avenue, New York, New York 10179
Attention:	DPC Manager
Facsimile:	(212) 272-5823

with a copy to:

Address:	One Metrotech Center North, Brooklyn, New York 11201
Attention:	Derivative Operations 7th Floor
Facsimile:	(212) 272-1634

(For all purposes)

For purposes of Section 5 and 6 only, a copy to only Assured Guaranty Corp. (for so long as it is the Certificate Insurer) at its address as set forth herein:

Address:	Assured Guaranty Corp.
1325 Avenue of the Americas
New York, New York 10019
Attention:	Risk Management Department, (ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Policy No.
D-2007-161)
Facsimile:	(212) 581-3268
Phone:	(212) 974-0100

Address for notices or communications to Party B:

Address:	HSBC Bank USA, National Association
CTLA - Structured Finance for ACE 2007-SL2
452 Fifth Avenue
New York, NY 10018
Attention:	Susie Moy
Facsimile:	(212) 525-1300

With a copy to:

Address:	Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:	Client Manager ACE 2007-SL2
Facsimile:	(410) 715-2380
Phone:	(410) 884-2000

(For all purposes)

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

For purposes of Section 5 and 6 only, a copy to only Assured Guaranty Corp. (for so long as it is the Certificate Insurer) at its address as set forth herein:

Address:	Assured Guaranty Corp.
1325 Avenue of the Americas
New York, New York 10019
Attention:	Risk Management Department, (ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Policy No.
D-2007-161)
Facsimile:	(212) 581-3268
Phone:	(212) 974-0100

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement; neither Party A nor Party B has any Offices other than as set forth in the Notices Section.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A.

(f) Credit Support Document.

Party A:	The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:	The Credit Support Annex.

(g)	Credit Support Provider.

Party A:	The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:	None.

(h)
Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)	Affiliate. Party A and Party B shall be deemed to have no Affiliates for purposes of this Agreement.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Part 5.	Other Provisions.

(a)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)	Amendments to ISDA Master Agreement.

(i)	Single Agreement. Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex” after the words “Master Agreement”.

(ii)	[Reserved.]

(iii)	[Reserved.]

(iv)	Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)	Relationship Between Parties.

(1)
Nonreliance. (i) It is not relying on any statement or representation of the other party (whether written or oral) regarding any Transaction hereunder, other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction, (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party, (iii) it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, and (iv) it has not received from the other party any assurance or guaranty as to the expected results of this Transaction.

(2)
Evaluation and Understanding. (i) It has the capacity to evaluate (internally or through independent professional advice) each Transaction and has made its own decision to enter into the Transaction and (ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)
Eligible Contract Participant. It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)
Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended (i) by deleting in the first paragraph the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and in the third paragraph the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed”, (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof, and (iii) adding at the end of the third paragraph “; provided that the other party’s consent shall not be required if such transfer is a Permitted Transfer.”

(vi)
Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)
Local Business Day. The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)	Additional Termination Events. The following Additional Termination Events will apply:

(i)
Failure to Post Collateral. If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)
Second Rating Trigger Replacement. The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)
A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)	An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(iii)
Amendment of the Pooling and Servicing Agreement. If, without the prior written consent of Party A where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld), an amendment is made to the Pooling and Servicing Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A under this Agreement, an Additional Termination Event shall have occurred with respect to Party B, Party B shall be the sole Affected Party with respect to such Additional Termination Event and all Transactions hereunder shall be Affected Transactions.

(iv)	Failure to Comply with Regulation AB Requirements. If, upon the occurrence of a Swap Disclosure Event (as defined in Part 5(e) below) Party A has not complied with any of the provisions set forth in Part 5(e)(iii) or Part 5(e)(iv) below within the time period specified therein, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(v)	[Reserved.]

(vi)
Optional Termination of Securitization. An Additional Termination Event shall occur upon the notice to Certificateholders of an Optional Termination becoming unrescindable in accordance with Article X of the Pooling and Servicing Agreement (such notice, the “Optional Termination Notice”). With respect to such Additional Termination Event: (A) Party B shall be the sole Affected Party; (B) notwithstanding anything to the contrary in Section 6(b)(iv) or Section 6(c)(i), the final Distribution Date specified in the Optional Termination Notice is hereby designated as the Early Termination Date for this Additional Termination Event in respect of all Affected Transactions; (C) Section 2(a)(iii)(2) shall not be applicable to any Affected Transaction in connection with the Early Termination Date resulting from this Additional Termination Event; notwithstanding anything to the contrary in Section 6(c)(ii), payments and deliveries under Section 2(a)(i) or Section 2(e) in respect of the Terminated Transactions resulting from this Additional Termination Event will be required to be made through and including the Early Termination Date designated as a result of this Additional Termination Event; provided, for the avoidance of doubt, that any such payments or deliveries that are made on or prior to such Early Termination Date will not be treated as Unpaid Amounts in determining the amount payable in respect of such Early Termination Date; (D) notwithstanding anything to the contrary in Section 6(d)(i), (I) if, no later than 4:00 pm New York City time on the day that is four Business Days prior to the final Distribution Date specified in the Optional Termination Notice, the Securities Administrator requests the amount of the Estimated Swap Termination Payment, Party A shall provide to the Securities Administrator in writing (which may be done in electronic format) the amount of the Estimated Swap Termination Payment no later than 2:00 pm New York City time on the following Business Day and (II) if the Securities Administrator provides written notice (which may be done in electronic format) to Party A no later than two Business Days prior to the final Distribution Date specified in the Optional Termination Notice that all requirements of the Optional Termination have been met, then Party A shall, no later than one Business Day prior to the final Distribution Date specified in the Optional Termination Notice, make the calculations contemplated by Section 6(e) (as amended herein) and provide to the Trustee in writing (which may be done in electronic format) the amount payable by either Party B or Party A in respect of the related Early Termination Date in connection with this Additional Termination Event; provided, however, that the amount payable by Party B, if any, in respect of the related Early Termination Date shall be the lesser of (x) the amount calculated to be due by Party B pursuant to Section 6(e) and (y) the Estimated Swap Termination Payment; and (E) notwithstanding anything to the contrary in this Agreement, any amount due from Party B to Party A in respect of this Additional Termination Event will be payable on the final Distribution Date specified in the Optional Termination Notice and any amount due from Party A to Party B in respect of this Additional Termination Event will be payable one Business Day prior to the final Distribution Date specified in the Optional Termination Notice and (F) for purposes of determining the payment under Section 6(e)in respect of an Early Termination Date designated as a result of this Additional Termination Event, for all Calculation Periods beginning on or after the Early Termination Date, the definition of Notional Amount in the related Confirmation shall be deleted in its entirety and replaced with the following: “With respect to each Calculation Period, the Scheduled Amount for such Calculation Period as set forth in the Schedule of Scheduled Amounts attached hereto multiplied by the quotient of (A) the Notional Amount for the Calculation Period immediately prior to the Early Termination Date divided by (B) the Scheduled Amount for the Calculation Period immediately prior to the Early Termination Date as set forth in the Schedule of Scheduled Amounts attached hereto.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

The Securities Administrator shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of the Securities Administrator’s rights specified herein.

(vii)
Failure to Pay Class A Certificates. If the Securities Administrator on behalf of the Trust is unable to pay, or fails or admits in writing its inability to pay (1) on any Distribution Date, any Accrued Certificate Interest with respect to the Class A Certificates or (2) by the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date, the ultimate payment of principal with respect to the Class A Certificates, in either case to the extent required pursuant to the terms of the Pooling and Servicing Agreement to be paid to the Class A Certificates, then an Additional Termination Event shall have occurred with respect to Party B, Party B shall be the sole Affected Party and all Transactions hereunder shall be Affected Transactions.

(d)
Required Ratings Downgrade Event. If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)	Compliance with Regulation AB.

(i)
Party A agrees and acknowledges that ACE Securities Corp. (the “Depositor”) on behalf of the Issuing Entity is required under Regulation AB under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Regulation AB”), to disclose certain financial information regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between Party A or its group of affiliated entities, if applicable, and Party B, as calculated from time to time in accordance with Item 1115 of Regulation AB. In addition, for so long as the Depositor is required to file a Form 10-K in respect of the related transaction (which the parties hereto may assume shall be for the period covering the calendar year following the Closing Date, unless otherwise notified in writing by the Depositor), Party A, at its own expense, shall no later than the 25th calendar day of each month, notify the Depositor in writing of any known material affiliations or relationships that develop following the Closing Date between Party A and any of the (x) the Sponsor, the Depositor or the Issuing Entity, if this Agreement is transferred by Party A to another entity and (y) any originator, servicer, trustee or bond administrator or other transaction party, each as identified by the Depositor to Party A in writing, and provide to the Depositor a description of such affiliations or relations.

(ii)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Local Business Day after the date hereof for so long as the Issuing Entity is required to file periodic reports under the Exchange Act, the Depositor requests from Party A the certain financial information described in Item 1115 of Regulation AB, including, but not limited to Party A’s financial data as described in Item 1115(b)(1) of Regulation AB and financial statements as described in Item 1115(b)(2) of Regulation AB (the “Swap Financial Disclosure”).

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(iii)
Upon the occurrence of a Swap Disclosure Event, Party A, within ten (10) calendar days and at its own expense, shall (1)(a) either (i) provide to the Depositor the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® format, Microsoft Excel® format or any other format suitable for conversion to the EDGAR format, but not in .pdf format) or (ii) if permitted by Regulation AB, provide written consent to the Depositor to incorporate by reference such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the Exchange Act Reports of the Issuing Entity, and (b) if the Swap Financial Disclosure has been audited, cause its outside accounting firm to provide its consent to filing or incorporation by reference in the Exchange Act Reports of the Issuing Entity of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure; (2) secure another entity to replace Party A by way of a Permitted Transfer, either as party to this Agreement or by entering into a replacement derivative agreement, on terms substantially in the form of this Agreement, subject to prior notification to the Swap Rating Agencies, which entity (or a guarantor therefor) satisfies the Rating Agency Condition with respect to S&P and which entity is able to comply with the requirements of Item 1115 of Regulation AB; (3) only if sufficient to satisfy the requirements of Item 1115 of Regulation AB that are applicable to the Derivative Provider, as evidenced by an opinion of counsel at the expense of Party A and that is reasonably acceptable to the Depositor or as determined by the Depositor in its sole discretion if this Agreement is transferred by Party A to another entity, subject to the Rating Agency Condition with respect to S&P, obtain a guaranty of Party A’s obligations under this Agreement from an affiliate of Party A that is able to comply with the financial information disclosure requirements of Item 1115 of Regulation AB and this Agreement, such that disclosure provided in respect of the affiliate will satisfy any disclosure requirements applicable to the Swap Provider, and cause such affiliate to provide Swap Financial Disclosure; or (4) only if sufficient to satisfy the requirements of Item 1115 of Regulation AB that are applicable to the Derivative Provider, as evidenced by an opinion of counsel at the expense of Party A and that is reasonably acceptable to the Depositor or as determined by the Depositor in its sole discretion if this Agreement is transferred by Party A to another entity, post collateral in an amount sufficient to reduce the “significance percentage” for purposes of Item 1115 of Regulation AB with respect to any Derivative Agreement relating to such Securitization, calculated separately or in the aggregate with other Derivative Agreements for such Securitization (a) to 10% if the Depositor has notified the Derivative Provider that the “significance percentage” is 10% or more (but less than 20%) or (b) to 20% if the Depositor has notified the Derivative Provider that the “significance percentage” is 20% or more. If permitted by Regulation AB, any required Swap Financial Disclosure may be provided by incorporation by reference from reports filed pursuant to the Exchange Act.

(iv)
If Party A provides Swap Financial Disclosure to the Depositor pursuant to Part 5(e)(iii)(1) or causes its affiliate to provide Swap Financial Disclosure to the Depositor pursuant to Part 5(e)(iii)(3), then for so long as (x) the Depositor is required to file Exchange Act reports in respect of the Issuing Entity and (y) on the Distribution Date immediately preceding the date of any release of updated Swap Financial Disclosure by Party A, the Depositor has provided notice to Party A that the “significance percentage” determined under Item 1115 of Regulation AB is equal to or greater than 10% with respect to such Distribution Date, Party A, at its own expense, shall provide or cause to be provided to the Depositor any updated Swap Financial Disclosure with respect to Party A or any entity that consolidates Party A within five (5) Local Business Days of the release of any such updated Swap Financial Disclosure.

(v)
Party A agrees that, in the event that Party A provides Swap Financial Disclosure to the Depositor in accordance with Part 5(e)(iii)(1), or Party A causes its affiliate to provide Swap Financial Disclosure to the Depositor in accordance with Part 5(e)(iii)(3), or Party A provides or causes to be provided updated Swap Financial Disclosure in accordance with Part 5(e)(iv), Party A will indemnify and hold harmless the Depositor, its respective directors or officers and any person controlling the Depositor, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(vi)	The Depositor shall be an express third party beneficiary of this Agreement as if it were a party hereto to the extent of the Depositor’s rights explicitly specified in this Part 5(e).

(f)	Transfers.

(i)	Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) the Rating Agency Condition has been satisfied with respect to S&P, except that:

(a)
Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii) (as amended herein) or Part 5(e), (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)	Party B may transfer its rights and obligations hereunder (1) in connection with a transfer pursuant to Section 9.09 of the Pooling and Servicing Agreement, and

(c)	a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)
If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, take any reasonable steps required to be taken by Party B to effect such transfer.

(g)
Limited Recourse; Non-Recourse. Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Supplemental Interest Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Pooling and Servicing Agreement and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Supplemental Interest Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of Supplemental Interest Trust and the proceeds thereof, any claims against or obligations of Party B under this Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Supplemental Interest Trust shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the Supplemental Interest Trust from the Trust created pursuant to the Pooling and Servicing Agreement. This provision will survive the termination of this Agreement.

(h)
Timing of Payments by Party B upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii), to the extent that all or a portion (in either case, the “Unfunded Amount”) of any amount that is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A will be paid by Party B from amounts other than any upfront payment paid to Party B by an Eligible Replacement that has entered into a Replacement Transaction with Party B, then such Unfunded Amount shall be due on the next subsequent Distribution Date following the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii), and on any subsequent Distribution Dates until paid in full (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date); provided, however, that if the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii) is a Distribution Date, such payment will be payable on such Distribution Date.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(i)
Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)
No Set-off. Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”

(k)
Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless Assured Guaranty Corp. (for so long as it is the Certificate Insurer) and each of the Rating Agencies has been provided prior written notice of the same and the Rating Agency Condition is satisfied with respect to S&P and DBRS, and Assured Guaranty Corp. (for so long as it is the Certificate Insurer) has provided prior written consent to such amendment (such consent to not be unreasonably withheld).

(l)
Notice of Certain Events or Circumstances. Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)
Proceedings. No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Supplemental Interest Trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes. This provision will survive the termination of this Agreement.

(n)
Supplemental Interest Trust Trustee Liability Limitations. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by HSBC Bank USA, National Association (“HSBC”) not in its individual capacity, but solely as Supplemental Interest Trust Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) Supplemental Interest Trust Trustee has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Supplemental Interest Trust is made and intended not as personal representations of Supplemental Interest Trust Trustee but is made and intended for the purpose of binding only the Supplemental Interest Trust; and (d) under no circumstances shall HSBC in its individual capacity be personally liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(o)
Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)
Agent for Party B. Party A acknowledges that the Depositor has appointed the Supplemental Interest Trust Trustee and Securities Administrator as agent under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that Supplemental Interest Trust Trustee and Securities Administrator shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)	[Reserved.]

(r)
Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(s)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)
Form of ISDA Master Agreement. Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency - Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)	[Reserved.]

(v)
Capacity. Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into the Agreement and the Transaction as principal and not as agent of any person. Supplemental Interest Trust Trustee represents to Party A on the date on which Supplemental Interest Trust Trustee Party B enters into this Agreement that Supplemental Interest Trust Trustee is executing the Agreement not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust.

(w)
Insurer as Third Party Beneficiary. The parties hereto acknowledge and agree that Assured Guaranty Corp. shall be an express third-party beneficiary of this Agreement and shall be entitled to rely on (and enforce) the representations, warranties, covenants and obligations as set forth herein.

(x)	[Reserved.]

(y)	[Reserved.]

(z)	Additional Definitions.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold, the Moody’s First Trigger Ratings Threshold and the DBRS Approved Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“DBRS” means Dominion Bond Rating Service, or any successor thereto.

“DBRS Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from DBRS of “AA(low)” and a short-term unsecured and unsubordinated debt rating from DBRS of “R-1 (middle)".

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future payment obligations and obligations to post collateral of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future payment obligations and obligations to post collateral of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable) and (B) (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold, in either case if S&P is a Rating Agency, (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, in either case if Moody’s is a Rating Agency and (III) (x) which has credit ratings from DBRS at least equal to the applicable DBRS Approved Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from DBRS at least equal to the DBRS Approved Ratings Threshold, in either case if DBRS is a Rating Agency.

“Estimated Swap Termination Payment” means, with respect to an Early Termination Date, an amount determined by Party A in good faith and in a commercially reasonable manner as the maximum payment that could be owed by Party B to Party A in respect of such Early Termination Date pursuant to Section 6(e), taking into account then current market conditions.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer” means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A, in the circumstances specified in this Agreement (including agreements incorporated by reference herein) as a Permitted Transfer, to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4 (in each case as certified by such entity);(c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer, or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder and each Rating Agency specified in connection with such proposed act or omission, that each such Rating Agency provides prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

“Rating Agencies” mean, with respect to any date of determination, each of S&P, Moody’s and DBRS, to the extent that each such rating agency is then providing a rating for any of the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold. For purposes of determining whether a Required Ratings Downgrade Event has occurred, each Relevant Entity shall provide its credit ratings to Party B in writing, upon request of Party B.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

[Remainder of this page intentionally left blank.]

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Item 5.	Account Details and Settlement Information:

Payments to Party A:

Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to Bear Stearns Financial Products Inc.
Sub-account Number: 102-04654-1-3Attention: Derivatives Department

Payments to Party B:

Wells Fargo Bank, N.A.
ABA # 121000248
Account Name: Corporate Trust Clearing
Account # 3970771416
FFC: ACE 2007-SL2 Swap Collateral Account # 53167502

NEITHER THE BEAR STEARNS COMPANIES INC. NOR ANY SUBSIDIARY OR AFFILIATE OF THE BEAR STEARNS COMPANIES INC. OTHER THAN PARTY A IS AN OBLIGOR OR A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Party B hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Party A a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Derivatives Documentation by telephone at 212-272-2711. For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR STEARNS FINANCIAL PRODUCTS INC.

By:	/s/ Annie Manevitz
	Name:	Annie Manevitz
	Title:	Authorized Signatory

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

HSBC BANK USA, NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS THE SUPPLEMENTAL INTEREST TRUST TRUSTEE ON BEHALF OF THE SUPPLEMENTAL INTEREST TRUST WITH RESPECT TO THE ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2 ASSET BACKED PASS-THROUGH CERTIFICATES

By:	/s/ Fernando Acebedo
	Name:	Fernando Acebedo
	Title:	Vice Preisdent

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

SCHEDULE I
(where for the purposes of (i) determining Floating Amounts, all such dates subject to adjustment in accordance with the Following Business Day Convention and (ii) determining Fixed Amounts, all such dates subject to No Adjustment.)

From and including	To but excluding	Notional Amount (USD)
Effective Date	8/25/2007	0.00
8/25/2007	9/25/2007	0.00
9/25/2007	10/25/2007	0.00
10/25/2007	11/25/2007	0.00
11/25/2007	12/25/2007	0.00
12/25/2007	1/25/2008	0.00
1/25/2008	2/25/2008	111,384,708.00
2/25/2008	3/25/2008	107,507,856.00
3/25/2008	4/25/2008	103,711,123.00
4/25/2008	5/25/2008	99,997,097.00
5/25/2008	6/25/2008	96,363,983.00
6/25/2008	7/25/2008	92,810,026.00
7/25/2008	8/25/2008	89,333,511.00
8/25/2008	9/25/2008	85,932,757.00
9/25/2008	10/25/2008	82,606,121.00
10/25/2008	11/25/2008	79,351,997.00
11/25/2008	12/25/2008	76,168,810.00
12/25/2008	1/25/2009	73,055,022.00
1/25/2009	2/25/2009	70,009,128.00
2/25/2009	3/25/2009	67,029,654.00
3/25/2009	4/25/2009	64,115,160.00
4/25/2009	5/25/2009	61,264,235.00
5/25/2009	6/25/2009	58,475,500.00
6/25/2009	7/25/2009	55,747,605.00
7/25/2009	8/25/2009	53,079,230.00
8/25/2009	9/25/2009	50,469,084.00
9/25/2009	10/25/2009	47,915,902.00
10/25/2009	11/25/2009	45,418,448.00
11/25/2009	12/25/2009	42,975,511.00
12/25/2009	1/25/2010	40,585,909.00
1/25/2010	2/25/2010	38,248,484.00
2/25/2010	3/25/2010	35,962,102.00
3/25/2010	4/25/2010	33,725,655.00
4/25/2010	5/25/2010	31,538,059.00
5/25/2010	6/25/2010	29,398,253.00
6/25/2010	7/25/2010	27,305,199.00
7/25/2010	8/25/2010	25,257,881.00
8/25/2010	9/25/2010	25,257,881.00
9/25/2010	10/25/2010	25,257,881.00
10/25/2010	11/25/2010	25,257,881.00
11/25/2010	12/25/2010	25,257,881.00
12/25/2010	1/25/2011	25,257,881.00

Reference Number: FXACE07SL2
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

1/25/2011	2/25/2011	25,257,881.00
2/25/2011	3/25/2011	25,257,881.00
3/25/2011	4/25/2011	25,257,881.00
4/25/2011	5/25/2011	24,906,596.00
5/25/2011	6/25/2011	24,355,152.00
6/25/2011	7/25/2011	23,815,775.00
7/25/2011	8/25/2011	23,288,205.00
8/25/2011	9/25/2011	22,772,183.00
9/25/2011	10/25/2011	22,267,443.00
10/25/2011	11/25/2011	21,773,566.00
11/25/2011	12/25/2011	21,290,490.00
12/25/2011	1/25/2012	20,817,999.00
1/25/2012	2/25/2012	20,355,862.00
2/25/2012	3/25/2012	19,903,853.00
3/25/2012	4/25/2012	19,461,751.00
4/25/2012	5/25/2012	19,029,341.00
5/25/2012	6/25/2012	18,606,414.00
6/25/2012	Termination Date	18,192,762.00

Annex A

Paragraph 13 of the Credit Support Annex

ANNEX A

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of August 20, 2007 between
Bear Stearns Financial Products Inc. (hereinafter referred to as “Party A” or “Pledgor”)
and
HSBC Bank USA, National Association, not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates (hereinafter referred to as “Party B” or “Secured Party”)

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated August 20, 2007, between Party A and Party B, Reference Number FXACE07SL2.

Paragraph 13. Elections and Variables.

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)
the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)
the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greater of

(1)	the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

(2)
the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.”, and

(III)
if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)	the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the lesser of

(1)	the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

(2)
the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.”, and

(II)	in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)
“Credit Support Amount” shall not apply. For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody’s Credit Support Amount for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)	Eligible Collateral.

The items set forth on the schedule of Eligible Collateral attached as Schedule A hereto will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD).

(iii)	Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)	Threshold.

(A)	“Independent Amount” means zero with respect to Party A and Party B.

(B)
“Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

  “Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)
“Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)	Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means Party A.

(ii)	“Valuation Date” means each Local Business Day on which any of the S&P Threshold or the Moody’s Threshold is zero.

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).”

(iv)	“Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): With respect to Party A and Party B: None.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value. Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, on any date, of Eligible Collateral other than Cash will be calculated as follows:

For Eligible Collateral other than Cash in the form of securities listed in Schedule A: the sum of (A) the product of (1)(x) the bid-side quotation at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the arithmetic mean of the bid-side quotations for such securities quoted at the Valuation Time by any three principal market makers for such securities selected by the Valuation Agent, provided that if only two bid-side quotations are obtained, then the arithmetic mean of such two bid-side quotations will be used, and if only one bid-side quotation is obtained, such quotation shall be used, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)
Eligibility to Hold Posted Collateral; Custodians. Party B (or its Custodian) will be entitled to hold Posted Collateral pursuant to Paragraph 6(b), provided that the following conditions applicable to it are satisfied:

(1)	it is not a Defaulting Party.

(2)
Posted Collateral consisting of Cash or certificated securities that cannot be paid or delivered by book-entry may be held only in any state of the United States which has adopted the Uniform Commercial Code, and

(3)
in the case of any Custodian for Party B, such Custodian (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold. If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: Securities Administrator

(ii)
Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B or its Custodian; provided, however, that if Party A delivers Posted Collateral in book-entry form, then Paragraph 6(c)(ii) will apply to Party B and its Custodian, and Party B and its Custodian shall have the rights specified in Paragraph 6(c)(ii).

(h)	Distributions and Interest Amount.

(i)
Interest Rate. The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian. Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by Party A. Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)	Amendment of Paragraph 6(d)(i) - Distributions. Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions. Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). ”

(iii)	Amendment of Paragraph 6(d)(ii) - Interest Amount. Clause (d)(ii) of Paragraph 6 shall be amended and restated to read in its entirety as follows:

“(ii) Interest Amount. In lieu of any interest, dividends or other amounts paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor on the 20th day of each calendar month (or if such day is not a Local Business Day, the next Local Business Day) the Interest Amount. Any Interest Amount or portion thereof actually received by Party B, but not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2. For purposes of calculating the Interest Amount the amount of interest calculated for each day of the interest period shall be compounded monthly.” Secured Party shall not be obligated to transfer any Interest Amount unless and until it has received such amount.

(i)	Additional Representation(s). There are no additional representations by either party.

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)
Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian: at the address designated in writing from time to time.

(l)	Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:

Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to Bear Stearns Financial Products Inc.
Sub-account Number: 102-04654-1-3
Attention: Derivatives Department

Party B’s Custodian account details for holding collateral:

Wells Fargo Bank, N.A.
ABA # 121000248
Account Name: Corporate Trust Clearing
Account # 3970771416
FFC: ACE 2007-SL2 Swap Collateral Account # 53167503

(m)	Other Provisions.

(i)	Collateral Account. Party B shall open and maintain a segregated account, and hold, record and identify all Posted Collateral in such segregated account.

(ii)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)
Calculation of Value. Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, Moody’s Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s Value, as may be”. Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, Moody’s Value”. Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, Moody’s Value”.

(iv)
Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)	Events of Default. Clause (iii) of Paragraph 7 shall not apply to Party B.

(vi)
Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)	Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

(ix)	Additional Definitions. As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent. The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that  (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A-E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words "without assuming that the terms of such Replacement Transactions are materially less beneficial for Party B than the terms of this Agreement" shall be added.

“Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)
if the Moody’s Threshold for such Valuation Date is zero and if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)	if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction, the lesser of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (y) the product of (i) the Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger DV01 Multiplier” means 15.

“Moody’s First Trigger Notional Amount Multiplier” means 2%.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Schedule A.

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)
if such Transaction is not a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is specified in such Transaction, one and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

(B)
if such Transaction is a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (x) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (y) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (z) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 50.

“Moody’s Second Trigger Notional Amount Multiplier” means 8%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 65.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 10%.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s First Trigger Valuation Percentage”, or

(B)
if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s Second Trigger Valuation Percentage.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage for such Eligible Collateral set forth in Schedule A.

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Replacement Transaction” for the purposes of this Annex, means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that would have the effect of preserving for the Secured Party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, without assuming that the terms of such transaction or group of transactions are materially less beneficial for Party B than the terms of the Terminated Transaction or group of Terminated Transactions.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the greater of (x) zero and (y) the Secured Party’s Exposure on such Valuation Date;

(B)
if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the greater of (x) zero and (y) 125% of the Secured Party’s Exposure on such Valuation Date; or

(C)	if the S&P Threshold for such Valuation Date is infinity, zero.

 “S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Approved Ratings Valuation Percentage;” or

(B)
if an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Required Ratings Valuation Percentage”.

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in Schedule A and (B) in the case of Cash, the amount thereof multiplied by the applicable S&P Valuation Percentage.

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value or Moody’s Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Schedule A.

“Value” shall mean, in respect of any date, the related S&P Value and the related Moody’s Value.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

BEAR STEARNS FINANCIAL PRODUCTS INC.
HSBC BANK USA, NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS THE SUPPLEMENTAL INTEREST TRUST TRUSTEE ON BEHALF OF THE SUPPLEMENTAL INTEREST TRUST WITH RESPECT TO THE ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2 ASSET BACKED PASS-THROUGH CERTIFICATES

By: /s/ Annie Manevitz______________ Name: Annie Manevitz Title: Authorized Signatory	By: /s/ Fernando Acebedo________________ Name: Fernando Acebedo Title: Vice President

SCHEDULE A

Eligible Collateral

The ISDA Collateral Asset Definition (ICAD) Codes used in this Schedule A are taken from the Collateral Asset Definitions (First Edition - June 2003) as published and copyrighted in 2003 by the International Swaps and Derivatives Association, Inc.

ISDA Collateral Asset Definition (ICAD) Code	Remaining Maturity in Years	S&P Valuation Approved Ratings Percentage	S&P Required Ratings Valuation Percentage	Moody’s First Trigger Valuation Percentage	Moody’s Second Trigger Valuation Percentage
(A) US-CASH	N/A	100%	80%	100%	100%
(B) US-TBILL US-TNOTE US-TBOND
	1 or less	98.9%	79.1%	100%	100%
	More than 1 but not more than 2	98%	78.4%	100%	99%
	More than 2 but not more than 3	98%	78.4%	100%	98%
	More than 3 but not more than 5	98%	78.4%	100%	97%
	More than 5 but not more than 7	93.7%	75%	100%	96%
	More than 7 but not more than 10	92.6%	74.1%	100%	94%
	More than 10 but not more than 20	91.1%	72.9%	100%	90%
	More than 20	88.6%	70.9%	100%	88%
(C) US-GNMA US-FNMA US-FHLMC
	1 or less	98.5%	78.8%	100%	99%
	More than 1 but not more than 2	98%	78.4%	100%	99%
	More than 2 but not more than 3	98%	78.4%	100%	98%
	More than 3 but not more than 5	98%	78.4%	100%	96%
	More than 5 but not more than 7	92.6%	74.1%	100%	93%
	More than 7 but not more than 10	92.6%	74.1%	100%	93%
	More than 10 but not more than 20	87.7%	70.2%	100%	89%
	More than 20	84.4%	67.5%	100%	87%

EXHIBIT J

CAP CONTRACT

BEAR STEARNS FINANCIAL PRODUCTS INC.
383 MADISON AVENUE
NEW YORK, NEW YORK 10179
212-272-4009

DATE:	August 20, 2007

TO:
HSBC Bank USA, National Association not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates

ATTENTION:	CTLA - Structured Finance for ACE 2007-SL2
TELEPHONE:	212-525-1362
FACSIMILE:	212-525-1300

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:	FXACE7SL2C

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear Stearns Financial Products Inc. (“Party A”) and HSBC Bank USA, National Association, not individually, but solely as the trustee (the “Trustee”) on behalf of the trust with respect to the  ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates (the “Trust”) (“Party B”) created under the Pooling and Servicing Agreement, dated as of July 1, 2007, among ACE Securities Corp., as the Depositor, Ocwen Loan Servicing, LLC, as the Servicer, GMAC Mortgage, LLC, as the Servicer, Wells Fargo Bank, National Association, as the Master Servicer and the Securities Administrator, and HSBC Bank USA, National Association, as the Trustee (the “Pooling and Servicing Agreement”). This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 4 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.
The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 4 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Item 2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Cap

Notional Amount:
With respect to any Calculation Period, the lesser of (i) the Scheduled Amount set forth for such period on Schedule I attached hereto and (ii) the aggregate outstanding principal balance of the Mortgage Loans at the beginning of the Due Period on which the related Calculation Period begins (determined for this purpose without regard to any adjustment of the Floating Rate Payer Payment Date or Distribution Date relating to business days).

Trade Date:	August 15, 2007

Effective Date:	August 20, 2007

Termination Date:	January 25, 2008, subject to adjustment in accordance with the Business Day Convention

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Payment Date:	August 20, 2007

Fixed Amount:	USD 7,000

Floating Amounts:

Floating Rate Payer:	Party A

Cap Rate:	7.50%

Floating Rate Payer
Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:	Early Payment shall be applicable. One Business Day prior to each Floating Rate Payer Period End Date.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Item 3.	For each Calculation Period, Party B will make available on its website https://www.ctslink.com indicating the outstanding principal balance of the Mortgage Loans.

Item 4.	Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.	Termination Provisions.

For the purposes of this Agreement:-

(a)	“Specified Entity” will not apply to Party A or Party B for any purpose.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)
The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(i) or in Paragraph 7 any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)	The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)
The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b); provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iv)	The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)	The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(vi)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B. For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14.

“Threshold Amount” means USD 100,000,000.

(vii)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will apply to Party B.

(d)   Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)	The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)	The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B.

(iii)
The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)
Market Quotation and the Second Method will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(A)	Section 6(e) is hereby amended by inserting on the first line thereof the words “or is effectively designated” after “If an Early Termination Date occurs”;

(B)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, and a party making the determination, an amount determined on the basis of one or more Firm Offers from Reference Market-makers that are Eligible Replacements. Each Firm Offer will be (1) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (2) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date are to be included. The party making the determination (or its agent) will request each Reference Market-maker that is an Eligible Replacement to provide its Firm Offer to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the designation or occurrence of the relevant Early Termination Date. The day and time as of which those Firm Offers are to be provided (the “bid time”) will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If at least one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, the Market Quotation will be the Firm Offer (among such Firm Offers as specified in clause (C) below) actually accepted by Party B no later than the Business Day immediately preceding the Early Termination Date. If no Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Transactions cannot be determined.

(C)
If more than one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, Party B shall accept the Firm Offer (among such Firm Offers) which would require either (x) the lowest payment by Party B to the Reference Market-maker, to the extent Party B would be required to make a payment to the Reference Market-maker or (y) the highest payment from the Reference Market-maker to Party B, to the extent the Reference Market-maker would be required to make a payment to Party B. If only one Firm Offer from an Approved Replacement (which, if accepted, would determine the Market Quotation) is provided at the bid time, Party B shall accept such Firm Offer.

(D)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so.

(E)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(F)
In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a proposed transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(g)    “Termination Currency” means USD.

(h)	Additional Termination Events. Additional Termination Events will apply as provided in Part 5(c).

Part 2.  Tax Matters.

(a)   Tax Representations.

(i)	Payer Representations. For the purpose of Section 3(e) of this Agreement:

(A)   Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, it may rely on:

(i)	the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)
the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)
the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)   Party B makes the following representation(s):

None.

(ii)    Payee Representations. For the purpose of Section 3(f) of this Agreement:

(A)   Party A makes the following representation(s):

Party A is a corporation organized under the laws of the State of Delaware and its U.S. taxpayer identification number is 13-3866307.

(B)   Party B makes the following representation(s):

None.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(b)	Tax Provisions.

(i)	Gross Up. Section 2(d)(i)(4) shall not apply to Party B as X, such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)
Indemnifiable Tax. Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes (including any Tax imposed in relation to a Credit Support Document or in relation to any payment thereunder) unless such Taxes (i) are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

Part 3.  Agreement to Deliver Documents.

(a)   For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Party A
An original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by Party A that eliminates U.S. federal withholding and backup withholding Tax on payments to Party A under this Agreement.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) promptly upon the reasonable demand by Party B, (iv) prior to the expiration or obsolescence of any previously delivered form, and (v) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

Party B
(i) Upon execution of this Agreement, an original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by the initial beneficial owner of payments to Party B that eliminates U.S. federal withholding and backup withholding Tax on payments to Party B under this Agreement, and (ii) thereafter, the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)) with respect to any payments received or to be received by the beneficial owner of payments to Party B under this Agreement from time to time.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) in the case of a tax certification form other than a Form W-9, before December 31 of each third succeeding calendar year, (iv) promptly upon the reasonable demand by Party A, (v) prior to the expiration or obsolescence of any previously delivered form, and (vi) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(b)   For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, each Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, each Confirmation and any Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A and Party B
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, each Confirmation, and any relevant Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A
Annual Report of Party A containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which Party A is organized

		Upon request by Party B	Yes
Party A
Quarterly Financial Statements of Party A containing unaudited, consolidated financial statements of Party A’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which Party A is organized

		Upon request by Party B	Yes
Party A	An opinion of counsel of such party regarding the enforceability of this Agreement in a form reasonably satisfactory to the other party.	Upon the execution and delivery of this Agreement	No
Party B	An executed copy of the Pooling and Servicing Agreement	Promptly upon filing of such agreement with the U.S. Securities and Exchange Commission	No

Part 4. Miscellaneous.

(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:	383 Madison Avenue, New York, New York 10179
Attention:	DPC Manager
Facsimile:	(212) 272-5823

with a copy to:

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Address:	One Metrotech Center North, Brooklyn, New York 11201
Attention:	Derivative Operations 7th Floor
Facsimile:	(212) 272-1634

(For all purposes)

For purposes of Section 5 and 6 only, a copy to only Assured Guaranty Corp. (for so long as it is the Certificate Insurer) at its address as set forth herein:

Address:	Assured Guaranty Corp.
1325 Avenue of the Americas
New York, New York 10019
Attention:	Risk Management Department, (ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Policy No. D-2007-161)
Facsimile:	(212) 581-3268
Phone:	(212) 974-0100

Address for notices or communications to Party B:

Address:	HSBC Bank USA, National Association
CTLA - Structured Finance for ACE 2007-SL2
452 Fifth Avenue
New York, NY 10018
Attention:	Susie Moy
Facsimile:	(212) 525-1300

With a copy to:

Address:	Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:	Client Manager ACE 2007-SL2
Facsimile:	(410) 715-2380
Phone:	(410) 884-2000

(For all purposes)

For purposes of Section 5 and 6 only, a copy to only Assured Guaranty Corp. (for so long as it is the Certificate Insurer) at its address as set forth herein:

Address:	Assured Guaranty Corp.
1325 Avenue of the Americas
New York, New York 10019
Attention:	Risk Management Department, (ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Policy No. D-2007-161)
Facsimile:	(212) 581-3268
Phone:	(212) 974-0100

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(b)   Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement; neither Party A nor Party B has any Offices other than as set forth in the Notices Section.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A.

(f)    Credit Support Document.

Party A:	The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:	The Credit Support Annex.

(g)	Credit Support Provider.

Party A:	The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:	None.

(h)
Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)	Affiliate. Party A and Party B shall be deemed to have no Affiliates for purposes of this Agreement.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Part 5.	Other Provisions.

(a)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)   Amendments to ISDA Master Agreement.

(i)	Single Agreement. Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex” after the words “Master Agreement”.

(ii)	[Reserved.]

(iii)	[Reserved.]

(iv)	Representations. Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)	Relationship Between Parties.

(1)
Nonreliance. (i) It is not relying on any statement or representation of the other party (whether written or oral) regarding any Transaction hereunder, other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction, (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party, (iii) it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, and (iv) it has not received from the other party any assurance or guaranty as to the expected results of this Transaction.

(2)
Evaluation and Understanding. (i) It has the capacity to evaluate (internally or through independent professional advice) each Transaction and has made its own decision to enter into the Transaction and (ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)
Eligible Contract Participant. It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)
Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended (i) by deleting in the first paragraph the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and in the third paragraph the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed”, (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof, and (iii) adding at the end of the third paragraph “; provided that the other party’s consent shall not be required if such transfer is a Permitted Transfer.”

(vi)
Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)
Local Business Day. The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)	Additional Termination Events. The following Additional Termination Events will apply:

(i)
Failure to Post Collateral. If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)
Second Rating Trigger Replacement. The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)
A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)	An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

(iii)
Amendment of the Pooling and Servicing Agreement. If, without the prior written consent of Party A, where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld, conditioned or delayed), an amendment or modification is made to the Pooling and Servicing Agreement which amendment or modification could reasonably be expected to have a material adverse effect on the rights and interests of Party A under the Credit Support Annex, an Additional Termination Event shall have occurred with respect to Party B, Party B shall be the sole Affected Party and all Transactions hereunder shall be Affected Transactions.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(iv)	Failure to Comply with Regulation AB Requirements. If, upon the occurrence of a Swap Disclosure Event (as defined in Part 5(e) below) Party A has not complied with any of the provisions set forth in Part 5(e)(iii) or Part 5(e)(iv) below within the time period specified therein, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(v)	[Reserved.]

(d)
Required Ratings Downgrade Event. If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)	Compliance with Regulation AB.

(i)
Party A agrees and acknowledges that ACE Securities Corp. (the “Depositor”) on behalf of the Issuing Entity is required under Regulation AB under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Regulation AB”), to disclose certain financial information regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between Party A or its group of affiliated entities, if applicable, and Party B, as calculated from time to time in accordance with Item 1115 of Regulation AB. In addition, for so long as the Depositor is required to file a Form 10-K in respect of the related transaction (which the parties hereto may assume shall be for the period covering the calendar year following the Closing Date, unless otherwise notified in writing by the Depositor), Party A, at its own expense, shall no later than the 25th calendar day of each month, notify the Depositor in writing of any known material affiliations or relationships that develop following the Closing Date between Party A and any of the (x) the Sponsor, the Depositor or the Issuing Entity, if this Agreement is transferred by Party A to another entity and (y) any originator, servicer, trustee or bond administrator or other transaction party, each as identified by the Depositor to Party A in writing, and provide to the Depositor a description of such affiliations or relations.

(ii)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Local Business Day after the date hereof for so long as the Issuing Entity is required to file periodic reports under the Exchange Act, the Depositor requests from Party A the certain financial information described in Item 1115 of Regulation AB, including, but not limited to Party A’s financial data as described in Item 1115(b)(1) of Regulation AB and financial statements as described in Item 1115(b)(2) of Regulation AB (the “Swap Financial Disclosure”).

(iii)
Upon the occurrence of a Swap Disclosure Event, Party A, within ten (10) calendar days and at its own expense, shall (1)(a) either (i) provide to the Depositor the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® format, Microsoft Excel® format or any other format suitable for conversion to the EDGAR format, but not in .pdf format) or (ii) if permitted by Regulation AB, provide written consent to the Depositor to incorporate by reference such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the Exchange Act Reports of the Issuing Entity, and (b) if the Swap Financial Disclosure has been audited, cause its outside accounting firm to provide its consent to filing or incorporation by reference in the Exchange Act Reports of the Issuing Entity of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure; (2) secure another entity to replace Party A by way of a Permitted Transfer, either as party to this Agreement or by entering into a replacement derivative agreement, on terms substantially in the form of this Agreement, subject to prior notification to the Swap Rating Agencies, which entity (or a guarantor therefor) satisfies the Rating Agency Condition with respect to S&P and which entity is able to comply with the requirements of Item 1115 of Regulation AB; (3) only if sufficient to satisfy the requirements of Item 1115 of Regulation AB that are applicable to the Derivative Provider, as evidenced by an opinion of counsel at the expense of Party A and that is reasonably acceptable to the Depositor or as determined by the Depositor in its sole discretion if this Agreement is transferred by Party A to another entity, subject to the Rating Agency Condition with respect to S&P, obtain a guaranty of Party A’s obligations under this Agreement from an affiliate of Party A that is able to comply with the financial information disclosure requirements of Item 1115 of Regulation AB and this Agreement, such that disclosure provided in respect of the affiliate will satisfy any disclosure requirements applicable to the Swap Provider, and cause such affiliate to provide Swap Financial Disclosure; or (4) only if sufficient to satisfy the requirements of Item 1115 of Regulation AB that are applicable to the Derivative Provider, as evidenced by an opinion of counsel at the expense of Party A and that is reasonably acceptable to the Depositor or as determined by the Depositor in its sole discretion if this Agreement is transferred by Party A to another entity, post collateral in an amount sufficient to reduce the “significance percentage” for purposes of Item 1115 of Regulation AB with respect to any Derivative Agreement relating to such Securitization, calculated separately or in the aggregate with other Derivative Agreements for such Securitization (a) to 10% if the Depositor has notified the Derivative Provider that the “significance percentage” is 10% or more (but less than 20%) or (b) to 20% if the Depositor has notified the Derivative Provider that the “significance percentage” is 20% or more. If permitted by Regulation AB, any required Swap Financial Disclosure may be provided by incorporation by reference from reports filed pursuant to the Exchange Act.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(iv)
If Party A provides Swap Financial Disclosure to the Depositor pursuant to Part 5(e)(iii)(1) or causes its affiliate to provide Swap Financial Disclosure to the Depositor pursuant to Part 5(e)(iii)(3), then for so long as (x) the Depositor is required to file Exchange Act reports in respect of the Issuing Entity and (y) on the Distribution Date immediately preceding the date of any release of updated Swap Financial Disclosure by Party A, the Depositor has provided notice to Party A that the “significance percentage” determined under Item 1115 of Regulation AB is equal to or greater than 10% with respect to such Distribution Date, Party A, at its own expense, shall provide or cause to be provided to the Depositor any updated Swap Financial Disclosure with respect to Party A or any entity that consolidates Party A within five (5) Local Business Days of the release of any such updated Swap Financial Disclosure.

(v)
Party A agrees that, in the event that Party A provides Swap Financial Disclosure to the Depositor in accordance with Part 5(e)(iii)(1), or Party A causes its affiliate to provide Swap Financial Disclosure to the Depositor in accordance with Part 5(e)(iii)(3), or Party A provides or causes to be provided updated Swap Financial Disclosure in accordance with Part 5(e)(iv), Party A will indemnify and hold harmless the Depositor, its respective directors or officers and any person controlling the Depositor, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(vi)	The Depositor shall be an express third party beneficiary of this Agreement as if it were a party hereto to the extent of the Depositor’s rights explicitly specified in this Part 5(e).

(f)	Transfers.

(i)    Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) the Rating Agency Condition has been satisfied with respect to S&P, except that:

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(a)
Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii) (as amended herein) or Part 5(e), (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)	Party B may transfer its rights and obligations hereunder (1) in connection with a transfer pursuant to Section 9.09 of the Pooling and Servicing Agreement, and

(c)	a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)
If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, take any reasonable steps required to be taken by Party B to effect such transfer.

(g)
Limited Recourse; Non-Recourse. Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Trust Fund and the proceeds thereof, and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Trust Fund and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of Trust Fund and the proceeds thereof, any claims against or obligations of Party B under this Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. This provision will survive the termination of this Agreement.

(h)	[Reserved.]

(i)
Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)
No Set-off. Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”

(k)
Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless Assured Guaranty Corp. (for so long as it is the Certificate Insurer) and each of the Rating Agencies has been provided prior written notice of the same and the Rating Agency Condition is satisfied with respect to S&P and DBRS, and Assured Guaranty Corp. (for so long as it is the Certificate Insurer) has provided prior written consent to such amendment (such consent to not be unreasonably withheld)..

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(l)
Notice of Certain Events or Circumstances. Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)   Proceedings. No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Supplemental Interest Trust, or the trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes. This provision will survive the termination of this Agreement.

(n)
Trustee Liability Limitations. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed by HSBC Bank USA, National Association (“HSBC”) not in its individual capacity, but solely as Trustee under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) Trustee has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, undertakings and agreements herein made on behalf of the Trustee is made and intended not as personal representations of Trustee but is made and intended for the purpose of binding only the Trust; and (d) under no circumstances shall HSBC in its individual capacity be personally liable for any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(o)
Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)
Agent for Party B. Party A acknowledges that the Depositor has appointed the Trustee and Securities Administrator as agent under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Trustee and Securities Administrator shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)	[Reserved.]

(r)
Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

(s)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)
Form of ISDA Master Agreement. Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency - Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)	[Reserved.]

(v)
Capacity. Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into the Agreement and the Transaction as principal and not as agent of any person. Trustee represents to Party A on the date on which Trustee Party B enters into this Agreement that Trustee is executing the Agreement not in its individual capacity, but solely as Trustee on behalf of the Trust.

(w)
Insurer as Third Party Beneficiary. The parties hereto acknowledge and agree that Assured Guaranty Corp. shall be an express third-party beneficiary of this Agreement and shall be entitled to rely on (and enforce) the representations, warranties, covenants and obligations as set forth herein.

(x)
Limitation on Events of Default. Notwithstanding the provisions of Sections 5 and 6, with respect to any Transaction, if at any time and so long as Party B has satisfied in full all its payment obligations under Section 2(a)(i) in respect of each Transaction with the reference number FXACE7SL2C (each, a “Cap Transaction”) and has at the time no future payment obligations, whether absolute or contingent, under such Section in respect of such Cap Transaction, then unless Party A is required pursuant to appropriate proceedings to return to Party B or otherwise returns to Party B upon demand of Party B any portion of any such payment in respect of such Cap Transaction, (a) the occurrence of an event described in Section 5(a) with respect to Party B shall not constitute an Event of Default or Potential Event of Default with respect to Party B as Defaulting Party in respect of such Cap Transaction and (b) Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 in respect of such Cap Transaction only as a result of the occurrence of a Termination Event set forth in either Section 5(b)(i) or 5(b)(ii) with respect to Party A as the Affected Party, or Section 5(b)(iii) with respect to Party A as the Burdened Party. For purposes of the Transaction identified by the reference number FXACE7SL2C Party A acknowledges and agrees that Party B’s only payment obligation under Section 2(a)(i) in respect of each Cap Transaction is to pay the related Fixed Amount on the related Fixed Amount Payer Payment Date.

(y)	[Reserved.]

(z)    Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s First Trigger Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“DBRS” means Dominion Bond Rating Service, or any successor thereto.

“DBRS Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from DBRS of “AA(low)” and a short-term unsecured and unsubordinated debt rating from DBRS of “R-1 (middle)".

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future payment obligations and obligations to post collateral of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future payment obligations and obligations to post collateral of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable) and (B) (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold, in either case if S&P is a Rating Agency, (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, in either case if Moody’s is a Rating Agency and (III) (x) which has credit ratings from DBRS at least equal to the applicable DBRS Approved Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from DBRS at least equal to the DBRS Approved Ratings Threshold, in either case if DBRS is a Rating Agency.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer” means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

“Permitted Transfer” means a transfer by novation by Party A, in the circumstances specified in this Agreement (including agreements incorporated by reference herein) as a Permitted Transfer, to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4 (in each case as certified by such entity);(c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer, or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder and each Rating Agency specified in connection with such proposed act or omission, that each such Rating Agency provides prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Rating Agencies” mean, with respect to any date of determination, each of S&P, Moody’s and DBRS to the extent that each such rating agency is then providing a rating for any of the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold. For purposes of determining whether a Required Ratings Downgrade Event has occurred, each Relevant Entity shall provide its credit ratings to Party B in writing, upon request of Party B.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

[Remainder of this page intentionally left blank.]

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

Item 5. Account Details and Settlement Information:

Payments to Party A:

Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to Bear Stearns Financial Products Inc.
Sub-account Number: 102-04654-1-3
Attention: Derivatives Department

Payments to Party B:

Wells Fargo Bank, N.A.
ABA # 121000248
Account Name: Corporate Trust Clearing
Account # 3970771416
FFC: ACE 2007-SL2 Cap Collateral Account # 53167501

NEITHER THE BEAR STEARNS COMPANIES INC. NOR ANY SUBSIDIARY OR AFFILIATE OF THE BEAR STEARNS COMPANIES INC. OTHER THAN PARTY A IS AN OBLIGOR OR A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Party B hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Party A a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Derivatives Documentation by telephone at 212-272-2711. For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR STEARNS FINANCIAL PRODUCTS INC.

By: /s/ Annie Manevitz_________
Name: Annie Manevitz
Title: Authorized Signatory

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

HSBC BANK USA, NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS THE TRUSTEE ON BEHALF OF THE TRUST WITH RESPECT TO THE ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2 ASSET BACKED PASS-THROUGH CERTIFICATES

By: /s/ Fernando Acebedo______
Name: Fernando Acebedo
Title: Vice President

Reference Number: FXACE7SL2C
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates
August 20, 2007

SCHEDULE I
(where for the purposes of (i) determining Floating Amounts, all such dates subject to adjustment in accordance with the Following Business Day Convention.)

From and including	To but excluding	Notional Amount (USD)
Effective Date	8/25/2007	196,525,112.00
8/25/2007	9/25/2007	193,829,797.00
9/25/2007	10/25/2007	190,845,377.00
10/25/2007	11/25/2007	187,584,026.00
11/25/2007	12/25/2007	184,055,490.00
12/25/2007	Termination Date	180,274,308.00

Annex A

Paragraph 13 of the Credit Support Annex

ANNEX A

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of August 20, 2007 between
Bear Stearns Financial Products Inc. (hereinafter referred to as “Party A” or “Pledgor”)
and
HSBC Bank USA, National Association, not individually, but solely as the Trustee on behalf of the Trust with respect to the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 Asset Backed Pass-Through Certificates (hereinafter referred to as “Party B” or “Secured Party”)

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated August 20, 2007, between Party A and Party B, Reference Number FXACE7SL2C.

Paragraph 13. Elections and Variables.

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)
the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)
the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greater of

(1)	the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

REFERENCE NUMBER: FXACE7SL2C

(2)
the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.”, and

(III)
if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)	the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the lesser of

(1)	the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

(2)
the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.”, and

(II)	in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)
“Credit Support Amount” shall not apply. For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Moody’s Credit Support Amount for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)	Eligible Collateral.

The items set forth on the schedule of Eligible Collateral attached as Schedule A hereto will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD).

(iii)	Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

REFERENCE NUMBER: FXACE7SL2C

(iv)	Threshold.

(A)	“Independent Amount” means zero with respect to Party A and Party B.

(B)
“Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

  “Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)
“Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)	Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means Party A.

(ii)	“Valuation Date” means each Local Business Day on which any of the S&P Threshold or the Moody’s Threshold is zero.

(iii)
“Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).”

(iv)	“Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)
Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): With respect to Party A and Party B: None.

(e)	Substitution.

REFERENCE NUMBER: FXACE7SL2C

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)
Value. Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, on any date, of Eligible Collateral other than Cash will be calculated as follows:

For Eligible Collateral other than Cash in the form of securities listed in Schedule A: the sum of (A) the product of (1)(x) the bid-side quotation at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the arithmetic mean of the bid-side quotations for such securities quoted at the Valuation Time by any three principal market makers for such securities selected by the Valuation Agent, provided that if only two bid-side quotations are obtained, then the arithmetic mean of such two bid-side quotations will be used, and if only one bid-side quotation is obtained, such quotation shall be used, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)
Eligibility to Hold Posted Collateral; Custodians. Party B (or its Custodian) will be entitled to hold Posted Collateral pursuant to Paragraph 6(b), provided that the following conditions applicable to it are satisfied:

(1)	it is not a Defaulting Party.

(2)
Posted Collateral consisting of Cash or certificated securities that cannot be paid or delivered by book-entry may be held only in any state of the United States which has adopted the Uniform Commercial Code, and

REFERENCE NUMBER: FXACE7SL2C

(3)
in the case of any Custodian for Party B, such Custodian (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold. If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: Securities Administrator

(ii)
Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B or its Custodian; provided, however, that if Party A delivers Posted Collateral in book-entry form, then Paragraph 6(c)(ii) will apply to Party B and its Custodian, and Party B and its Custodian shall have the rights specified in Paragraph 6(c)(ii).

(h)	Distributions and Interest Amount.

(i)
Interest Rate. The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian. Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by Party A. Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)	Amendment of Paragraph 6(d)(i) - Distributions. Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions. Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). ”

(iii)	Amendment of Paragraph 6(d)(ii) - Interest Amount. Clause (d)(ii) of Paragraph 6 shall be amended and restated to read in its entirety as follows:

“(ii) Interest Amount. In lieu of any interest, dividends or other amounts paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor on the 20th day of each calendar month (or if such day is not a Local Business Day, the next Local Business Day) the Interest Amount. Any Interest Amount or portion thereof actually received by Party B, but not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2. For purposes of calculating the Interest Amount the amount of interest calculated for each day of the interest period shall be compounded monthly.” Secured Party shall not be obligated to transfer any Interest Amount unless and until it has received such amount.

(i)	Additional Representation(s). There are no additional representations by either party.

REFERENCE NUMBER: FXACE7SL2C

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)
Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian: at the address designated in writing from time to time.

(l)	Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:

Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to Bear Stearns Financial Products Inc.
Sub-account Number: 102-04654-1-3
Attention: Derivatives Department

Party B’s Custodian account details for holding collateral:

Wells Fargo Bank, N.A.
ABA # 121000248
Account Name: Corporate Trust Clearing
Account # 3970771416
FFC: ACE 2007-SL2 Cap Collateral Account # 53167504

(m)	Other Provisions.

(i)	Collateral Account. Party B shall open and maintain a segregated account, and hold, record and identify all Posted Collateral in such segregated account.

(ii)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)
Calculation of Value. Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, Moody’s Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”. Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s Value, as may be”. Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, Moody’s Value”. Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, Moody’s Value”.

REFERENCE NUMBER: FXACE7SL2C

(iv)
Form of Annex. Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)	Events of Default. Clause (iii) of Paragraph 7 shall not apply to Party B.

(vi)
Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)	Withholding. Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

(ix)    Additional Definitions. As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent. The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that  (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A-E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words "without assuming that the terms of such Replacement Transactions are materially less beneficial for Party B than the terms of this Agreement" shall be added.

“Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

REFERENCE NUMBER: FXACE7SL2C

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)
if the Moody’s Threshold for such Valuation Date is zero and if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)	if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction, the lesser of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (y) the product of (i) the Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger DV01 Multiplier” means 15.

“Moody’s First Trigger Notional Amount Multiplier” means 2%.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Schedule A.

REFERENCE NUMBER: FXACE7SL2C

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)
if such Transaction is not a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is specified in such Transaction, one and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

(B)
if such Transaction is a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (x) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (y) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (z) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 50.

“Moody’s Second Trigger Notional Amount Multiplier” means 8%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 65.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 10%.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s First Trigger Valuation Percentage”, or

(B)
if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s Second Trigger Valuation Percentage.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage for such Eligible Collateral set forth in Schedule A.

REFERENCE NUMBER: FXACE7SL2C

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Replacement Transaction” for the purposes of this Annex, means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that would have the effect of preserving for the Secured Party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, without assuming that the terms of such transaction or group of transactions are materially less beneficial for Party B than the terms of the Terminated Transaction or group of Terminated Transactions.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the greater of (x) zero and (y) the Secured Party’s Exposure on such Valuation Date;

(B)
if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the greater of (x) zero and (y) 125% of the Secured Party’s Exposure on such Valuation Date; or

(C)	if the S&P Threshold for such Valuation Date is infinity, zero.

 “S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)
if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Approved Ratings Valuation Percentage;” or

(B)
if an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Required Ratings Valuation Percentage”.

REFERENCE NUMBER: FXACE7SL2C

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in Schedule A and (B) in the case of Cash, the amount thereof multiplied by the applicable S&P Valuation Percentage.

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value or Moody’s Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Schedule A.

“Value” shall mean, in respect of any date, the related S&P Value and the related Moody’s Value.

[Remainder of this page intentionally left blank]

REFERENCE NUMBER: FXACE7SL2C

IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

BEAR STEARNS FINANCIAL PRODUCTS INC.
HSBC BANK USA, NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS THE TRUSTEE ON BEHALF OF THE TRUST WITH RESPECT TO THE ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2007-SL2 ASSET BACKED PASS-THROUGH CERTIFICATES

By:/s/ Annie Manevitz Name: Annie Manevitz Title: Authorized Signatory	By: /s/ Fernando Acebedo Name: Fernando Acebedo Title: Vice President

REFERENCE NUMBER: FXACE7SL2C

SCHEDULE A

Eligible Collateral

The ISDA Collateral Asset Definition (ICAD) Codes used in this Schedule A are taken from the Collateral Asset Definitions (First Edition - June 2003) as published and copyrighted in 2003 by the International Swaps and Derivatives Association, Inc.

ISDA Collateral Asset Definition (ICAD) Code	Remaining Maturity in Years	S&P Valuation Approved Ratings Percentage	S&P Required Ratings Valuation Percentage	Moody’s First Trigger Valuation Percentage	Moody’s Second Trigger Valuation Percentage
(A) US-CASH	N/A	100%	80%	100%	100%
(B) US-TBILL US-TNOTE US-TBOND
	1 or less	98.9%	79.1%	100%	100%
	More than 1 but not more than 2	98%	78.4%	100%	99%
	More than 2 but not more than 3	98%	78.4%	100%	98%
	More than 3 but not more than 5	98%	78.4%	100%	97%
	More than 5 but not more than 7	93.7%	75%	100%	96%
	More than 7 but not more than 10	92.6%	74.1%	100%	94%
	More than 10 but not more than 20	91.1%	72.9%	100%	90%
	More than 20	88.6%	70.9%	100%	88%
(C) US-GNMA US-FNMA US-FHLMC
	1 or less	98.5%	78.8%	100%	99%
	More than 1 but not more than 2	98%	78.4%	100%	99%
	More than 2 but not more than 3	98%	78.4%	100%	98%
	More than 3 but not more than 5	98%	78.4%	100%	96%
	More than 5 but not more than 7	92.6%	74.1%	100%	93%
	More than 7 but not more than 10	92.6%	74.1%	100%	93%
	More than 10 but not more than 20	87.7%	70.2%	100%	89%
	More than 20	84.4%	67.5%	100%	87%

REFERENCE NUMBER: FXACE7SL2C

EXHIBIT K
INSURANCE POLICY

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

Financial Guaranty Insurance Policy

Insured Obligations: $127,741,000 in aggregate principal amount of ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset-Backed Pass-Through Certificates, Class A Certificates	Policy No.: D-2007-161
Effective Date: August 20, 2007

Assured Guaranty Corp., a Maryland-domiciled insurance company (“Assured Guaranty”), in consideration of the payment of the premium and on the terms and subject to the conditions of this Policy (which includes each endorsement hereto), hereby unconditionally and irrevocably agrees to pay to the Trustee, for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment during the Term of the Policy but shall be unpaid by reason of Nonpayment. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the endorsement attached hereto.

Assured Guaranty will make payment of any amount required to be paid under this Policy following receipt of notice as described in the endorsement attached hereto. Such payments of principal and interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to Assured Guaranty, transferring to Assured Guaranty all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligations, to the extent of such payments of principal and interest. Payment by Assured Guaranty to the Trustee for the benefit of the Holders shall discharge the obligations of Assured Guaranty under this Policy to the extent of such payment.

In the event that the Trustee for the Insured Obligations has notice that any payment of principal of or interest in an Insured Obligation which has become Due for Payment and which has been made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and has been recovered from such Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Assured Guaranty to the extent of such recovery if sufficient funds are not otherwise available (in accordance with the endorsement attached hereto).

This Policy is non-cancelable for any reason. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment premium or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Assured Guaranty, nor against any risk other than Nonpayment, including the failure of the Trustee to remit amounts received to the Holders of Insured Obligations and any shortfalls attributable to withholding or other taxes, including interest and penalties in respect of such liability.

To the fullest extent permitted by applicable law, Assured Guaranty hereby waives, in each case for the benefit of the Holders only, all rights and defenses of any kind (including, without limitation, the defense of fraud in the inducement or in fact or any other circumstance that would have the effect of discharging a surety, guarantor or any other Person in law or in equity) that may be available to Assured Guaranty to deny or avoid payment of its obligations under this Policy in accordance with the express provisions hereof. Nothing in this paragraph will be construed (i) to waive, limit or otherwise impair, and Assured Guaranty expressly reserves, Assured Guaranty’s rights and remedies, including, without limitation: its right to assert any claim or to pursue recoveries (based on contractual rights, securities law violations, fraud or other causes of action) against any Person or entity, in each case, whether directly or acquired as a subrogee, assignee or otherwise, subsequent to making any payment to the Beneficiary in accordance with the express provisions hereof, and/or (ii) to require payment by Assured Guaranty of any amounts that have been previously paid or that are not otherwise due in accordance with the express provisions of this Policy. Assured Guaranty does not waive its rights to seek payment of all amounts to which it is entitled pursuant to the Operative Documents.

This Policy (which includes each endorsement hereto) sets forth in full the undertaking of Assured Guaranty with respect to the subject matter hereof, and may not be modified, altered or affected by any other agreement or instrument, including, without limitation, any modification thereto or amendment thereof.

This Policy shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

IN WITNESS WHEREOF, Assured Guaranty has caused this Policy to be affixed with its corporate seal, to be signed by its duly authorized officer and to become effective and binding upon Assured Guaranty by virtue of such signature.

ASSURED GUARANTY CORP.
[SEAL]
By: /s/ Stephen Donnarumma
Name: Stephen Donnarumma
Title: Managing Director and Chief Credit Officer

Signature attested to by:

/s/ Margaret Lam
Counsel

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

Endorsement No. 1 to Financial Guaranty Insurance Policy

Attached to and forming a part of Financial Guaranty Insurance Policy No.: D-2007-161 Issued To: HSBC Bank USA, National Association, as Trustee	Effective Date: August 20, 2007

This endorsement forms a part of the Policy referenced above. To the extent the provisions of this endorsement conflict with the provisions of the above-referenced Policy, the provisions of this endorsement shall govern.

SECTION 1. Definitions

(i) All references to the “Trustee” in the first four paragraphs of the Policy shall mean, and refer to, the "Securities Administrator on behalf of the Trustee."

(ii) For purposes of the Policy, the following terms shall have the following meanings:

“Beneficiary” means the Trustee, on behalf of, and for the benefit of, the Holders of the Insured Obligations.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) any other day on which the New York Stock Exchange or the Federal Reserve is closed or on which banking institutions in the City of New York, State of Maryland or the city in which the Corporate Trust Office of the Trustee or the Securities Administrator is located are authorized or required by law, executive order or governmental decree to be closed, or (iii) a day on which the Insurer is closed.

“Custodians” means Wells Fargo Bank, National Association and Deutsche Bank National Trust Company, and their successors and permitted assigns.

“Deficiency Amount” means, with respect to the Insured Obligations, an amount equal to the sum of:

(1) with respect to any Distribution Date, any shortfall in the Available Distribution Amount, any Net Swap Payment payable to the Securities Administrator on behalf of the Supplemental Interest Trust and any other amounts available for the payment of accrued and unpaid interest on the Insured Obligations on such Distribution Date (subject to the limitations set forth in this Policy);

(2)  (a)   on the Final Distribution Date, the amount needed to pay the outstanding principal balance of the Insured Obligations (after giving effect to the payment of all amounts available to be paid on the Insured Obligations on that Distribution Date from all sources other than this Policy); and

(b) for any Distribution Date other than the Final Distribution Date, any Allocated Realized Loss Amounts allocable to the Insured Obligations;

provided, however, that “Deficiency Amount” shall not include any amounts available to be paid to the Holders of the Insured Obligations which are not paid to the Holders of the Insured Obligations solely as a result of failure by the Trustee or the Securities Administrator to pay such amount when due and payable, including, without limitation, any such additional amounts as may be attributable to penalties or default interest rates, amounts in respect of indemnification, or any other additional amounts payable by reason of such a default. In addition, “Deficiency Amount” does not include Net WAC Rate Carryover Amounts, nor does it include shortfalls resulting from application of the Servicemembers Civil Relief Act, Prepayment Interest Shortfalls or any shortfall attributable to any taxes, withholding or other charges imposed by any governmental authority (including interest and penalties in respect of such liabilities).

“Depositor” means ACE Securities Corp., and its successors and permitted assigns.

“Due for Payment” means (i) with respect to current interest and principal shortfalls pursuant to clauses (1) and (2)(b) of the definition of “Deficiency Amount”, the Distribution Date on which such amounts are due and payable pursuant to the terms of the Pooling and Servicing Agreement (without giving effect to any acceleration thereof), (ii) with respect to the unpaid principal balance of the Insured Obligations as of the Final Distribution Date, the Final Distribution Date, and (iii) with respect to a Preference Amount, the Business Day on which the documentation set forth in the fourth paragraph of Section 2 has been Received by the Insurer.

“Final Distribution Date” means the Distribution Date occurring in May 2037.

“Fiscal Agent” shall have the meaning assigned thereto in Section 4.

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

“Holder” means the registered owner of any Insured Obligation, but shall not include the Sponsor, the Master Servicer, any sub-servicers, the Depositor, the Issuing Entity, the Custodians, the Servicers, the Trustee, the Securities Administrator or any of their Affiliates.

“Insolvency Proceeding” means, with respect to any Person, the commencement after the date hereof of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against such Person, or the commencement after the date hereof of any proceedings by or against such Person for the winding up or the liquidation of its affairs, or the consent after the date hereof to the appointment of a trustee, conservator, administrator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings relating to such Person under Federal or state law or the applicable law of any other jurisdiction.

“Insurance Agreement” means the Insurance and Indemnity Agreement, dated as of August 20, 2007, among the Insurer, the Depositor, the Sponsor, the Securities Administrator, the Master Servicer, and the Trustee, as such agreement may be amended, modified or supplemented from time to time pursuant to the terms thereof.

“Insured Amount” means, (i) with respect to any Distribution Date and the Insured Obligations, the Deficiency Amount for such Distribution Date and (ii) with respect to any other date, any Preference Amounts.

“Insured Obligations” means the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset-Backed Pass-Through Certificates, Class A Certificates in the aggregate principal balance of $127,741,000 issued under the Pooling and Servicing Agreement.

“Insurer” means Assured Guaranty Corp., a Maryland-domiciled insurance company, and any successor thereto, as issuer of the Policy.

“Issuing Entity” means ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2.

“Master Servicer” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Maximum Insured Amount” shall mean with respect to the Insured Obligations, $127,741,000 in respect of principal, plus interest thereon calculated at the applicable Pass-Through Rate therefor.

“Mortgage Loan Purchase Agreement” means the Mortgage Loan Purchase Agreement, dated as of August 20, 2007, between DB Structured Products, Inc., as the seller and ACE Securities Corp., as the buyer, without regard to any amendment or supplement thereto unless such amendment or supplement has been approved in writing by the Insurer.

“Nonpayment” means, with respect to any Distribution Date, an Insured Amount is Due for Payment but the funds, if any, remitted to the Securities Administrator on behalf of the Beneficiary pursuant to the Pooling and Servicing Agreement are insufficient for payment in full of such Insured Amount.

“Notice of Claim” means a notice of Nonpayment and demand for payment of an Insured Amount in the form of Exhibit A hereto.

“Operative Documents” means the Insurance Agreement, the Insured Obligations, the Mortgage Loan Purchase Agreement, and the Pooling and Servicing Agreement.

“Order” means a final nonappealable order of a court or other body exercising jurisdiction in an Insolvency Proceeding by or against the Issuing Entity, to the effect that the Beneficiary or a Holder of the Insured Obligations is required to return or repay all or any portion of a Preference Amount.

“Person” means any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

“Policy” means Financial Guaranty Insurance Policy No. D-2007-161, together with each and every endorsement thereto.

“Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of July 1, 2007, among the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee, without regard to any amendment or supplement thereto unless such amendment or supplement has been approved in writing by the Insurer.

“Preference Amount” means any payment of principal or interest previously distributed by or on behalf of the Issuing Entity to the Beneficiary or a Holder of the Insured Obligations, which would have been covered under the Policy as a Deficiency Amount if there had been a shortfall in funds available to make such payment on the required Distribution Date for such payment, which has been deemed a preferential transfer and has been recovered from the Beneficiary or such Holder pursuant to the United States Bankruptcy Code in accordance with an Order.

“Receipt” and “Received” means actual delivery to the Insurer prior to 12:00 noon, New York City time, on a Business Day; provided, however, that delivery either on a day that is not a Business Day, or after 12:00 noon, New York City time, on a Business Day, shall be deemed to be “Received” on the next succeeding Business Day. For purposes of this definition, “actual delivery” to the Insurer means (i) the delivery of the original Notice of Claim, notice or other applicable documentation to the Insurer at its address set forth in Section 7, or (ii) facsimile transmission of the original Notice of Claim, notice or other applicable documentation to the Insurer at its facsimile number set forth in Section 7. If presentation is made by facsimile transmission, the Securities Administrator on behalf of the Beneficiary, (i) promptly shall confirm transmission by telephone to the Insurer at its telephone number set forth in Section 7, and (ii) as soon as is reasonably practicable, shall deliver the original Notice of Claim, notice or other applicable documentation to the Insurer at its address set forth in Section 7. If any Notice of Claim, notice or other documentation actually delivered (or attempted to be delivered) under the Policy by the Securities Administrator on behalf of the Beneficiary, is not in proper form or is not properly completed, executed or delivered, or otherwise is insufficient for the purpose of making a claim hereunder, “Receipt” by the Insurer shall be deemed not to have occurred, and the Insurer promptly shall so advise the Securities Administrator on behalf of the Beneficiary. In such case, the Securities Administrator on behalf of the Beneficiary may submit an amended Notice of Claim, notice or other documentation, as the case may be, to the Insurer.

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

“Securities Administrator” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Servicers” means Ocwen Loan Servicing, LLC and GMAC Mortgage, LLC, and their successors and permitted assigns.

“Sponsor” means DB Structured Products, Inc., and its successors and permitted assigns.

“Term of the Policy” means the period from and including the Effective Date to and including the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Insured Obligations have been paid in full and (ii) the Final Distribution Date; provided, however, that in the event that any amount with respect to any Deficiency Amount paid to the Securities Administrator on behalf of the Beneficiary pursuant to the Pooling and Servicing Agreement during the Term of the Policy becomes a Preference Amount, the Insurer’s obligations with respect thereto shall remain in effect or shall be reinstated, as applicable, until payment in full by the Insurer pursuant to the terms hereof.

“Trustee” means HSBC Bank USA, National Association, not in its individual capacity but solely as Trustee under the Pooling and Servicing Agreement and any successor thereto under the Pooling and Servicing Agreement.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Pooling and Servicing Agreement as of the date of execution of the Policy, without giving effect to any subsequent amendment to or modification of the Pooling and Servicing Agreement unless such amendment or modification has been approved in writing by the Insurer.

SECTION 2. Claims

The Securities Administrator on behalf of the Beneficiary may make a claim under this Policy for the amount of any Deficiency Amount by executing and delivering, or causing to be executed and delivered, to the Insurer a Notice of Claim, with appropriate insertions. Such Notice of Claim, when so completed and delivered, shall constitute proof of a claim hereunder when Received by the Insurer.

In the event that any amount shall be received by the Securities Administrator on behalf of the Beneficiary or by the Beneficiary in respect of a Deficiency Amount forming the basis of a claim specified in a Notice of Claim submitted hereunder, which amount had not been received when the Notice of Claim was prepared but which is received by the Securities Administrator on behalf of the Beneficiary or by the Beneficiary prior to the receipt of payment from the Insurer as contemplated by this Policy (any such amount, a “Recovery”), the Securities Administrator on behalf of the Beneficiary immediately shall so notify the Insurer (which notice shall include the amount of any such Recovery). The fact that a Recovery has been received by the Securities Administrator on behalf of the Beneficiary or by the Beneficiary shall be deemed to be incorporated in the applicable Notice of Claim as of the date such Notice of Claim originally was prepared, without necessity of any action on the part of any Person, and the Insurer shall pay the amount of the claim specified in the Notice of Claim as herein provided, net of the Recovery.

The Insurer will pay each Insured Amount that constitutes a Deficiency Amount to the Securities Administrator on behalf of the Beneficiary on the later of (i) the Distribution Date on which such Deficiency Amount becomes Due for Payment or (ii) the second Business Day following Receipt by the Insurer on a Business Day of a Notice of Claim as specified in the second preceding paragraph.

The Insurer will pay each Insured Amount that constitutes a Preference Amount on the later of (i) the date on which such Preference Amount is due to be paid pursuant to an applicable Order, or (ii) the fourth Business Day following Receipt by the Insurer from the Securities Administrator on behalf of the Beneficiary, of (a) a certified copy of such Order, (b) an opinion of counsel satisfactory to the Insurer that such Order is final and not subject to appeal, (c) an assignment, in form and substance satisfactory to the Insurer, duly executed and delivered by the Beneficiary, irrevocably assigning to the Insurer all rights and claims of the Beneficiary against the estate of the Issuing Entity or otherwise, which rights and claims relate to or arise under or with respect to the subject Preference Amount, and (d) a Notice of Claim appropriately completed and executed by the Securities Administrator on behalf of the Beneficiary. Such payment shall be disbursed to the receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Beneficiary or the Securities Administrator on behalf of the Beneficiary directly, unless the Securities Administrator on behalf of the Beneficiary has previously paid the Preference Amount over to such court, receiver, conservator, administrator, debtor-in-possession, or trustee in bankruptcy, in which case the Insurer will pay the Securities Administrator on behalf of the Beneficiary subject to the delivery of (1) the items referred to in clauses (a), (b), (c) and (d) above to the Insurer, and (2) evidence satisfactory to the Insurer that payment has been made to such court or receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the related Order.

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

Notwithstanding the foregoing paragraph, in no event shall the Insurer be obligated to make any payment in respect of a Preference Amount prior to the date the Insured Amount related to such Preference Amount is Due for Payment. In the event that the payment of any amount in respect of any Insured Amount is accelerated or must otherwise be paid by the Issuing Entity in advance of the scheduled Distribution Date therefor, nothing in this Policy shall be deemed to require the Insurer to make any payment hereunder in respect of any such Insured Amount prior to the date such Insured Amount otherwise would have been Due for Payment without giving effect to such acceleration, unless the Insurer in its sole discretion elects to make any prior payment, in whole or in part, with respect to any such Insured Amount.

No claim may be made hereunder except by the Securities Administrator on behalf of the Beneficiary.

SECTION 3. Payments

Payments due hereunder in respect of Insured Amounts shall be disbursed to the Securities Administrator on behalf of the Beneficiary (or in the case of a Preference Amount, to the court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order as set forth in Section 2 above or, if the Securities Administrator on behalf of the Beneficiary has previously paid the Preference Amount over to such parties, to the Securities Administrator on behalf of the Beneficiary) by wire transfer of immediately available funds to an account of the Securities Administrator on behalf of the Beneficiary specified in the applicable Notice of Claim.

The Insurer’s obligations hereunder in respect of Insured Amounts shall be discharged to the extent that funds are transferred to the Securities Administrator on behalf of the Beneficiary (or in the case of a Preference Amount, to the court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order as set forth in Section 2 above or, if the Securities Administrator on behalf of the Beneficiary has previously paid the Preference Amount over to such parties, to the Securities Administrator on behalf of the Beneficiary) as provided in the Notice of Claim, whether or not such funds are properly applied by the Securities Administrator on behalf of the Beneficiary or such other party.

In the event the Insurer is required under law to deduct or withhold any tax or similar charge from or in respect of any amount payable under or in respect of this Policy, the Insurer will make all such deductions and withholdings and pay the full amount deducted or withheld to the relevant taxation authority in accordance with law, but the Insurer will not “gross-up” or otherwise pay additional amounts in respect of such taxes, and the Insurer’s payments to the Securities Administrator on behalf of the Beneficiary or the court, receiver, conservator, administrator, debtor-in-possession or trustee in bankruptcy named in the Order relating to a Preference Amount, as the case may be, will be amounts that are net of such deductions or withholdings.

Notwithstanding anything to the contrary contained herein, the aggregate Deficiency Amount described above which may be paid under this Policy shall not exceed the Maximum Insured Amount. This Policy will not cover any extent to which the Holders of the Insured Obligations are deemed to have to pay amounts, if any, pursuant to Section 5.07(f) of the Pooling and Servicing Agreement.

SECTION 4. Fiscal Agent

At any time during the Term of the Policy, the Insurer may appoint a fiscal agent (the “Fiscal Agent”) for purposes of this Policy by written notice to the Beneficiary and the Securities Administrator, specifying the name and notice address of such Fiscal Agent. From and after the date of receipt of such notice by the Beneficiary and the Securities Administrator, copies of all notices and documents required to be delivered to the Insurer pursuant to this Policy shall be simultaneously delivered to the Fiscal Agent and to the Insurer. All payments required to be made by the Insurer under this Policy may be made directly by the Insurer or by the Fiscal Agent on behalf of the Insurer. The Fiscal Agent is the agent of the Insurer only, and the Fiscal Agent shall in no event be liable to the Beneficiary or the Securities Administrator for any acts of the Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

SECTION 5. Subrogation

Upon and to the extent of any payment by the Insurer under this Policy, the Insurer shall become the holder of the Insured Obligations, any appurtenant coupon thereto and right to payment of principal thereof and interest thereon, and shall be fully subrogated to the Beneficiary’s and each Holder’s right, title and interest thereunder, including the right to receive payments in respect of the Insured Obligations. Any payment made by or on behalf of the Issuing Entity to, and any amounts received under the Operative Documents for the benefit of, the Holders in respect of any Insured Amount forming the basis of a claim hereunder (which claim shall have been paid by the Insurer) shall be received and held in trust for the benefit of the Insurer and shall be paid over to the Insurer in accordance with the Pooling and Servicing Agreement and the Insurance Agreement. The Beneficiary, the Securities Administrator and each Holder shall cooperate in all reasonable respects, and at the expense of the Insurer, with any request by the Insurer for action to preserve or enforce the Insurer’s rights and remedies in respect of the Issuing Entity under the Insured Obligations, any related security arrangements or otherwise, including, without limitation, any request to (i) institute or participate in any suit, action or other proceeding, (ii) enforce any judgment obtained and collect from the Issuing Entity, the Securities Adminisrator or the Beneficiary any amounts adjudged due or (iii) transfer to the Insurer, via absolute legal assignment, the Beneficiary’s, the Securities Administrator’s or such Holder’s rights in respect of any Insured Amount which may form the basis of a claim hereunder.

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

SECTION 6. Assignment and Amendment

This Policy may not be assigned by the Beneficiary without the prior written consent of the Insurer. Except with the prior written consent of the Beneficiary and the Insurer, the terms of this Policy may not be modified or altered by any other agreement.

SECTION 7. Notices

All notices, presentations, transmissions, deliveries and communications made by the Beneficiary or the Securities Administrator on behalf of the Beneficiary to the Insurer with respect to this Policy shall specifically refer to the number of this Policy, shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered or telecopied to the recipient as follows:

if to the Insurer:

Assured Guaranty Corp.
1325 Avenue of the Americas
New York, New York 10019
Attention: Risk Management Department
Re: ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2, Asset-Backed Pass-Through Certificates, Class A Certificates, Policy No. D-2007-161
Telephone: (212) 974-0100
Telecopier: (212) 581-3268

With a copy to the General Counsel at the above address and telecopier number.

In each case in which a demand, notice or other communication to Assured Guaranty refers to an Event of Default, a claim on the Policy or any event with respect to which failure on the part of Assured Guaranty to respond shall be deemed to constitute consent or acceptance, then such demand, notice or other communication shall be marked to indicate “URGENT MATERIAL ENCLOSED”.

if to the Beneficiary:

HSBC Bank USA, National Association
Attn: CTLA-Structured Finance for ACE 2007-SL2
10 E. 40th Street-14th Floor
New York, NY 10016
Phone: 212-525-1362

if to the Securities Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust (ACE 2007-SL2)
Facsimile: 410-715-2380

The Insurer, the Beneficiary or the Securities Administrator may designate an additional or different address, or telephone or telecopier number, by prior written notice. Each notice, presentation, delivery and communication to the Insurer shall be effective only upon Receipt by the Insurer.

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

SECTION 8. Premiums

The Securities Administrator on behalf of the Beneficiary shall pay or cause to be paid to the Insurer in accordance with the Pooling and Servicing Agreement the premium payable to the Insurer in respect of this Policy as set forth in the premium letter, dated the date hereof, relating to this Policy.

SECTION 9.  Termination

This Policy and the obligations of the Insurer hereunder shall terminate upon the expiration of the Term of the Policy.

SECTION 10.  No Waiver

No waiver of any rights or powers of the Insurer, the Beneficiary or the Securities Administrator, or any consent by any of them, shall be valid unless in writing and signed by an authorized officer or agent of the Insurer, Beneficiary or Securities Administrator, as applicable. The waiver of any right by the Insurer, the Beneficiary or the Securities Administrator, or the failure promptly to exercise any such right, shall not be construed as a waiver of any other right to exercise the same at any time thereafter.

SECTION 11.  Governing Law

This Policy shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws provisions thereof, other than Section 5-1401 of the New York General Obligations Law).

SECTION 12.  Submission to Jurisdiction

The Insurer hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court which hears appeals from any such court, in any action, suit or proceeding brought against it in connection with its obligations under this Policy, or for recognition or enforcement of any judgment with respect thereto, and the Insurer hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such United States federal court. The Insurer agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable law. To the extent permitted by applicable law, the Insurer hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such action, suit or proceeding, any claim (i) that it is not personally subject to the jurisdiction of such courts, (ii) that the action, suit or proceeding is brought in an inconvenient forum, (iii) that the venue of the action, suit or proceeding is improper or (iv) that the subject matter thereof may not be litigated in or by such courts.

Assured Guaranty Corp. 1325 Avenue of the Americas New York, NY 10019 t. 212.974.0100 www.assuredguaranty.com

IN WITNESS WHEREOF, Assured Guaranty has caused this Endorsement to the Policy to be signed by its duly authorized officer and to become effective and binding upon Assured Guaranty by virtue of such signature.

ASSURED GUARANTY CORP.

By: /s/ Stephen Donnarumma
Name: Stephen Donnarumma _______
Title: Managing Director and Chief Credit Officer

Signature attested to by:

/s/ Margaret Lam
Counsel

EXHIBIT A

NOTICE OF NONPAYMENT AND DEMAND FOR PAYMENT OF INSURED AMOUNTS

[Insert Date]

Assured Guaranty Corp.
1325 Avenue of the Americas
New York, New York 10019
Attention: General Counsel

Reference is made to Financial Guaranty Insurance Policy No. D-2007-161 (the “Policy”) issued by Assured Guaranty Corp. (the “Insurer”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Policy and the Pooling and Servicing Agreement, dated as of July 1, 2007, by and among the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee (the “Pooling and Servicing Agreement”), as the case may be, unless the context otherwise requires.

The undersigned, a duly authorized officer of the Securities Administrator, hereby certifies to the Insurer that:

(i) The Securities Administrator is the Securities Administrator under the Pooling and Servicing Agreement, and is acting on behalf of the Beneficiary for the benefit of the Holders under the Pooling and Servicing Agreement.

(ii) The relevant Distribution Date is [insert applicable Distribution Date].

(iii) The amount due under clause (1) of the definition of Deficiency Amount for such Distribution Date is $__________.

(iv) The amount due under clause (2)(a) of the definition of Deficiency Amount for such Distribution Date is $__________.

(v) The amount due under clause (2)(b) of the definition of Deficiency Amount for such Distribution Date is $__________.

(vi) The sum of the amounts listed in paragraphs (iii), (iv), and (v) above is $__________ (the “Deficiency Amount”).

(vii) The Preference Amount is $_______________ (the “Preference Amount”).

(viii) The total Insured Amount due is $__________, which amount equals the sum of the Deficiency Amount and the Preference Amount.

(ix) The Securities Administrator is making a claim under the Policy on behalf of the Beneficiary for the benefit of the Holders for the Insured Amount.

(x) The Securities Administrator agrees that, following payment by the Insurer made with respect to the Insured Amount, which is the subject of this Notice of Claim, it (a) will cause such amounts to be applied directly to the payment of the applicable Insured Amount; (b) will not apply such funds for any other purpose; and (c) will cause an accurate record of such payment to be maintained with respect to the appropriate Insured Amount(s), the corresponding claim on the Policy, and the proceeds of such claim.

(xi) The Beneficiary, on behalf of the Holders, hereby assigns to the Insurer all rights of the Beneficiary and the Holders with respect to the Insured Obligations to the extent of any payments under the Policy, including, without limitation, any amounts due to the Holders in respect of securities law violations arising from the offer and/or sale of the Insured Obligations; provided, that payments to the Insurer in respect of the foregoing assignment shall in all cases be subject to and subordinate to the rights of the Holders to receive all payments in respect of the Insured Obligations. The foregoing assignment is in addition to, and not in limitation of, rights of subrogation otherwise available to the Insurer in respect of such payments. The Beneficiary shall take such action and deliver such instruments as may be reasonably requested or required by the Insurer to effectuate the purpose or provisions of this clause (xi).

(xii) The Beneficiary, on its behalf and on behalf of the Holders, hereby appoints the Insurer as agent and attorney-in-fact for the Beneficiary and each such Holder in any legal proceeding with respect to the Insured Obligations. The Beneficiary hereby agrees that, so long as the Insurer shall not be in default in its payment obligations under the Policy, the Insurer may at any time during the continuation of any Insolvency Proceeding (as defined in the Policy) with respect to the Issuing Entity direct all matters relating to such Insolvency Proceeding, including, without limitation, (a) all matters relating to any Preference Amount, (b) the direction of any appeal of any order relating to any Preference Amount at the expense of the Insurer but subject to reimbursement as provided in the Operative Documents and (c) the posting of any surety, supersedeas or performance bond pending any appeal. In addition, the Beneficiary hereby agrees that the Insurer shall be fully subrogated to, and the Beneficiary on its behalf and on behalf of each Holder, hereby delegates and assigns, to the fullest extent permitted by law, the rights of the Beneficiary and each Holder in the conduct of any Insolvency Proceeding, including, without limitation, all rights of any party to an adversary proceeding or action with respect to any court order issued in connection with any such Insolvency Proceeding.

(xiii) Payment should be made by wire transfer to the following account:

[Name of Bank]
ABA No.: [________]
Account No: [________]
Account Name:  [________]
FFC:  [________]

Upon payment of the applicable Deficiency Amount(s), the Insurer shall be subrogated to the rights of the Beneficiary with respect to such payment, to the extent set forth in Section 5 of the endorsement thereto.

This Notice of Claim may be revoked at any time by written notice of such revocation by the Securities Administrator on behalf of the Beneficiary to the Insurer.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice of Claim as of the __ day of _________ of 20__.

[Securities Administrator]
as Securities Administrator under the Pooling and Servicing Agreement

By: ______________________________
Name:
Title:

[Trustee]
as Beneficiary

By: ______________________________
Name:
Title:

SCHEDULE 1

MORTGAGE LOAN SCHEDULE

[PROVIDED UPON REQUEST]

SCHEDULE 2

PREPAYMENT CHARGE SCHEDULE

[PROVIDED UPON REQUEST]

SCHEDULE 3

[RESERVED]

SCHEDULE 4

STANDARD FILE LAYOUT- DELINQUENCY REPORTING

Exhibit : Standard File Layout - Delinquency Reporting

  *The column/header names in bold are the minimum fields Wells Fargo must receive from every Servicer
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY

EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY

VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)
MOTION_FOR_RELIEF_DATE	The date the Motion for Relief was filed	10	MM/DD/YYYY
FRCLSR_BID_AMT	The foreclosure sale bid amount	11	No commas(,) or dollar signs ($)
FRCLSR_SALE_TYPE	The foreclosure sales results: REO, Third Party, Conveyance to HUD/VA
REO_PROCEEDS	The net proceeds from the sale of the REO property.		No commas(,) or dollar signs ($)
BPO_DATE	The date the BPO was done.
CURRENT_FICO	The current FICO score
HAZARD_CLAIM_FILED_DATE	The date the Hazard Claim was filed with the Hazard Insurance Company.	10	MM/DD/YYYY
HAZARD_CLAIM_AMT	The amount of the Hazard Insurance Claim filed.	11	No commas(,) or dollar signs ($)
HAZARD_CLAIM_PAID_DATE	The date the Hazard Insurance Company disbursed the claim payment.	10	MM/DD/YYYY
HAZARD_CLAIM_PAID_AMT	The amount the Hazard Insurance Company paid on the claim.	11	No commas(,) or dollar signs ($)
ACTION_CODE	Indicates loan status		Number
NOD_DATE			MM/DD/YYYY
NOI_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_PLAN_START_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_ PLAN_END_DATE
ACTUAL_REO_START_DATE			MM/DD/YYYY
REO_SALES_PRICE			Number
REALIZED_LOSS/GAIN	As defined in the Servicing Agreement		Number

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC- Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month.

1.

2.	The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.    The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.    The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.     Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.  The total of lines 1 through 12.

3. Credits:

14-21. Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.    The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________	Date: _______________

Phone: ______________________	Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type:     REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	________________	(12)
	Cash for Keys__________________________	________________	(12)
	HOA/Condo Fees_______________________	________________	(12)
	______________________________________	________________	(12)

	Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance HUD Part A	________________	(18a)
	HUD Part B	________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
	_________________________________________	________________	(21)

	Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

SCHEDULE 5

Standard Loan Level File Layout - Master Servicing

Exhibit 1: Layout
Column Name	Description	Decimal	Format Comment	Max Size
Each file requires the following fields:
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 20 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
Plus the following applicable fields:
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11
BREACH_FLAG	Flag to indicate if the repurchase of a loan is due to a breach of Representations and Warranties		Y=Breach N=NO Breach Let blank if N/A	1

SCHEDULE 6

DATA REQUIREMENTS OF SERVICING ADVANCES INCURRED PRIOR TO CUT-OFF DATE

[LOAN NUMBER]	[PRE-CUT-OFF DATE ADVANCE AMOUNT]

[PROVIDED UPON REQUEST]